UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EVO PAYMENTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Letter to EVO’s Stockholders

from EVO’s Chief Executive Officer and Director

and EVO’s Chairman of the Board of Directors

Dear Fellow Stockholders,

You are cordially invited to attend a Special Meeting (which, including any adjournments or postponements thereof, we refer to as the “Special Meeting”) of the stockholders of EVO Payments, Inc. (which we refer to as “EVO”) to be held on October 26, 2022, at 8:00 a.m., Eastern time, at EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328.

At the Special Meeting, EVO will ask you to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 1, 2022, by and among Global Payments Inc. (which we refer to as “Parent”), Falcon Merger Sub Inc. (which we refer to as “Merger Subsidiary”) and EVO, as it may be amended from time to time (which we refer to as the “Merger Agreement”), under which Merger Subsidiary will merge with and into EVO, with EVO surviving the merger (which we refer to as the “Merger”) as a wholly owned subsidiary of Parent.

If the Merger is completed, at the effective time of the Merger each share of Class A common stock, par value $0.0001 per share, of EVO (which we refer to as “Class A common stock”) issued and outstanding immediately prior to the effective time of the Merger (other than certain shares as set forth in the Merger Agreement, such as shares with respect to which the owner thereof has properly and validly exercised and did not waive, withdraw or lose appraisal rights under Section 262 of the General Corporation Law of the State of Delaware as described in further detail in the proxy statement accompanying this letter) will be automatically converted into the right to receive $34.00 in cash, without interest.

After careful consideration, EVO’s board of directors (which we refer to as the “Board” or “EVO’s Board”) unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of EVO’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) directed that the Merger Agreement be submitted to EVO’s stockholders to be adopted and approved, and (iv) resolved to recommend adoption of the Merger Agreement by EVO’s stockholders.

The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement, including the Merger, which proposal EVO refers to as the “Merger Proposal.”

At the Special Meeting, EVO will also ask you (i) to approve, on a non-binding, advisory basis, the compensation that will or may become payable to EVO’s named executive officers in connection with the Merger, which proposal EVO refers to as the “Advisory Compensation Proposal” and (ii) to approve the adjournment of the Special Meeting from time to time, if necessary or appropriate (as determined by the Board or the chairperson of the meeting), including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement, in the event that there are insufficient votes at the time of the Special Meeting to establish a quorum or adopt the Merger Agreement, which proposal EVO refers to as the “Adjournment Proposal.”

The Board unanimously recommends that you vote “FOR” the Advisory Compensation Proposal and that you vote “FOR” the Adjournment Proposal.

We currently have two classes of common stock outstanding: Class A common stock and Class D common stock. The holders of our Class A common stock and our Class D common stock are each entitled to one vote per share. In addition, as of September 21, 2022 (which we refer to as the “record date”), we had outstanding 152,250 shares of Series A convertible preferred stock (which we refer to as “Series A convertible preferred stock” and together with Class A common stock and Class D common stock, collectively “EVO stock”).

Concurrently with EVO and Parent’s entry into the Merger Agreement, certain investment funds affiliated with Madison Dearborn Partners, LLC (which we refer to as “MDP LLC”) and Mr. James G. Kelly, our chief executive officer and director, entered into voting agreements with Parent, Merger Subsidiary and EVO (which we refer to as the “Voting Agreements”). As of the record date, those affiliated entities and Mr. Kelly collectively beneficially own shares of EVO stock representing 22.5% of the voting power of EVO stock (including in respect of Series A convertible preferred stock, on an as-converted basis) and 100% of the outstanding Series A convertible preferred stock. Pursuant to and subject to the terms of the Voting Agreements, these stockholders of EVO have agreed to, among other things, vote their shares of EVO stock in favor of the proposals set forth in the proxy statement accompanying this letter. Additionally, the entities affiliated with MDP LLC have agreed to convert all of their shares of Series A convertible preferred stock into Class A common stock, immediately prior to and contingent and conditioned upon the closing. For further discussion of the Voting Agreements, see the section titled “The Merger—Voting Agreements” in the proxy statement accompanying this letter.

Your vote is very important, regardless of the number of shares you own. EVO cannot complete the Merger without the affirmative vote of (i) a majority of the votes entitled to vote thereon by the holders of issued and outstanding shares of Class A common stock, Class D common stock and Series A convertible preferred stock as of the record date, voting together as a single class, with each share of Series A convertible preferred stock voting on an as-converted basis, and (ii) two-thirds of the issued and outstanding shares of Series A convertible preferred stock as of the record date, voting together as a single class.

In the materials accompanying this letter, you will find a Notice of Special Meeting of stockholders, a proxy statement relating to the actions to be taken by EVO’s stockholders at the Special Meeting or any adjournment or postponement thereof and a proxy card. The proxy statement includes other important information about the Merger Agreement and the Merger. EVO encourages you to read the entire proxy statement and its annexes carefully. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. You may also obtain additional information about EVO from documents EVO has filed with the Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY TELEPHONE, OVER THE INTERNET OR BY COMPLETING, SIGNING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE AS INSTRUCTED IN THESE MATERIALS. It is important that your shares be represented and voted at the Special Meeting. If you are a stockholder of record, you may vote at the Special Meeting as you wish, even if you have previously returned your proxy card, and your vote will revoke any proxy that you have previously submitted. If your shares are held in the name of your bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting. If your shares are held in street name by your bank, broker or other nominee, you should follow the directions provided by your bank, broker or other nominee regarding how to vote your shares of EVO stock. The failure to instruct your bank, broker or other nominee to vote your shares of EVO stock will have the same effect as voting against the proposal to adopt the Merger Agreement.

On behalf of the entire Board we thank you, EVO’s stockholders, for your support and investment in EVO Payments, Inc.

James G. Kelly	Rafik R. Sidhom

Chief Executive Officer and Director	Chairman of the Board of Directors

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the Merger, passed upon the merits of the Merger Agreement or the Merger or determined if the disclosure in the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated September 22, 2022, and together with the enclosed form of proxy card, is first being mailed to EVO’s stockholders on or about September 23, 2022.

EVO PAYMENTS, INC.

10 Glenlake Parkway

South Tower, Suite 950

Atlanta, GA 30328

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date and Time	Location	Who Can Vote
October 26, 2022 8:00 a.m., Eastern time	EVO Payments, Inc. 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328	Stockholders as of September 21, 2022

Dear Stockholder,

Notice is hereby given that a Special Meeting (which, including any adjournments or postponements thereof, we refer to as, the “Special Meeting”) of the stockholders of EVO Payments, Inc. (which we refer to as, “EVO”) will be held on October 26, 2022, at 8:00 a.m., Eastern time, at EVO corporate headquarters located at 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328.

We are holding the meeting for the following purposes:

Proposals		Board of Directors’ Recommendation	Page

1	Merger Proposal. To adopt the Agreement and Plan of Merger, dated as of August 1, 2022, by and among Global Payments Inc. (“Parent”), Falcon Merger Sub Inc. (“Merger Subsidiary”) and EVO, as it may be amended from time to time (the “Merger Agreement”).	FOR	31
2	Advisory Compensation Proposal. To approve, by a non-binding, advisory vote, the compensation arrangements that will or may become payable to our named executive officers in connection with the Merger.	FOR	100
3	Adjournment Proposal. To approve the adjournment of the Special Meeting from time to time, if necessary or appropriate (as determined by the Board or the chairperson of the meeting), including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement, in the event that there are insufficient votes at the time of the Special Meeting to establish a quorum or adopt the Merger Agreement.	FOR	101

Holders of record of our Class A common stock, par value $0.0001 (which we refer to as “Class A common stock”), Class D common stock, par value $0.0001 (which we refer to as “Class D common stock”), and Series A convertible preferred stock, par value $0.0001 (which we refer to as “Series A convertible preferred stock” and together with Class A common stock and Class D common stock, collectively “EVO stock”), outstanding as of 4:00 p.m., Eastern time, on September 21, 2022 (the “record date”), are entitled to notice of, and to vote at, the Special Meeting or at any adjournment or postponement of the Special Meeting. You will be entitled to one vote for each share of Class A common stock or Class D common stock that you owned on the record date and, other than the Separate Series A Convertible Preferred Stock Class Approval (as defined below), to vote each share of Series A convertible preferred stock owned on the record date on an as-converted basis on the proposals at the Special Meeting. For the Separate Series A Convertible Preferred Stock Class Approval, each share of Series A convertible preferred stock outstanding as of the record date will be entitled to one vote per share. A list of our stockholders entitled to vote at the Special Meeting will be available for inspection by any stockholder for any purpose germane to the Special Meeting during ordinary business hours at our principal place of business located at 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, during the 10-day period prior to the Special Meeting.

Our board of directors (which we refer to as the “Board” or “EVO’s Board”), after considering the factors more fully described in the accompanying proxy statement, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of EVO’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) directed that the Merger Agreement be submitted to EVO’s stockholders to be adopted and approved, and (iv) resolved to recommend adoption of the Merger Agreement by EVO’s stockholders. Our Board recommends that stockholders vote “FOR” the Merger Proposal described in the accompanying proxy statement. Our Board further recommends that you vote “FOR” each of the Advisory Compensation Proposal and the Adjournment Proposal also described in the accompanying proxy statement.

The Merger cannot be completed without the affirmative vote in favor of the approval of the Merger Proposal of (i) a majority of the votes entitled to vote thereon by the holders of issued and outstanding shares of Class A common stock, Class D common stock and Series A convertible preferred stock as of the record date, voting together as a single class, with each share of Series A convertible preferred stock voting on an as-converted basis, and (ii) two-thirds of the issued and outstanding shares of Series A convertible preferred stock as of the record date, voting together as a single class (which we refer to as the “Separate Series A Convertible Preferred Stock Class Approval”). Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the Class A common stock, Class D common stock and Series A convertible preferred stock voting together as a single class (with each share of Series A convertible preferred stock voting on an as-converted basis) entitled to vote thereon that are present in person or represented by proxy at the Special Meeting. Approval of the Advisory Compensation Proposal and Adjournment Proposal are not conditions to the completion of the Merger.

Holders of EVO stock who do not vote in favor of the proposal to adopt the Merger Agreement, and who submit a demand in writing for appraisal prior to the Special Meeting and comply with all other applicable requirements of Delaware law, which are summarized in the section titled “Appraisal Rights” in the accompanying proxy statement (and the Delaware appraisal statute is reproduced in its entirety as Annex C to the accompanying proxy statement), may be entitled to rights of appraisal with respect to their shares of Class A common stock under Section 262 of the General Corporation Law of the State of Delaware.

EVO will not transact any business at the Special Meeting, except such business as may properly come before the Special Meeting or any adjournment or postponement thereof, by or at the direction of the Board.

By Order of the Board of Directors of EVO Payments, Inc.,

Kelli E. Sterrett Executive Vice President, General Counsel and Secretary ATLANTA, GEORGIA September 22, 2022

Your vote is important. Please vote by telephone, via the Internet, or by marking, signing and returning your proxy or voting instruction form as soon as possible, regardless of whether you plan to attend the Special Meeting.

ANNEX D: VOTING AGREEMENT OF THE MDP ENTITIES	D-1
ANNEX E: VOTING AGREEMENT OF JAMES G. KELLY	E-1

SUMMARY

This summary does not contain all of the information you should consider before voting and is qualified in its entirety by the full proxy statement. Please read the entire proxy statement before voting.

This summary, together with the following section of this proxy statement titled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder of EVO or that you should consider before voting at the Special Meeting. To better understand the Merger, you should carefully read this entire proxy statement, all of its annexes, including the Merger Agreement, and all documents incorporated by reference into this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement titled “Where Stockholders Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

In this proxy statement, the terms “we,” “us,” “our,” “EVO” and the “Company” refer to EVO Payments, Inc. and, where appropriate, its subsidiaries. We refer in this proxy statement to the EVO Board of Directors as the “Board of Directors” or the “Board,” Global Payments Inc. as “Parent” and Falcon Merger Sub Inc. as “Merger Subsidiary.” All references to the “Merger” refer to the merger of Merger Subsidiary with and into EVO, with EVO surviving the Merger as a wholly owned subsidiary of Parent; and, unless otherwise indicated or as the context requires, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of August 1, 2022, as it may be amended from time to time, by and among EVO, Parent, and Merger Subsidiary. EVO, following the completion of the Merger, is sometimes referred to in this proxy statement as the “surviving corporation.” References to (i) “Class A common stock” mean Class A common stock of EVO, par value $0.0001, (ii) “Class D common stock” mean Class D common stock of EVO, par value $0.0001, (iii) “Series A convertible preferred stock” mean Series A convertible preferred stock of EVO, par value $0.0001, (iv) “EVO stock” mean, collectively Class A common stock, Class D common stock and Series A convertible preferred stock, (v) “EVO stockholders” or “our stockholders” mean holders of EVO stock, (vi) “common units” mean Common Units, as defined in the OpCo LLC Agreement, (vii) “OpCo” means EVO Investco, LLC, (viii) “Paired Interest” means “Paired Interest” as defined in the Exchange Agreement, (ix) “Exchange Agreement” means that Exchange Agreement, dated as of May 22, 2018 by and among EVO, OpCo and the holders of EVO common stock and other persons party thereto and (x) “OpCo LLC Agreement” means that Second Amended and Restated Limited Liability Company Agreement of OpCo, dated as of May 22, 2018, as amended on April 21, 2020.

Parties Involved in the Merger (Page 31)

EVO Payments, Inc. (Page 31)

EVO is a global merchant acquirer and payment processor that services more than 550,000 merchants and processes approximately 4.2 billion transactions annually. EVO helps to enable electronic commerce globally with local operations in 12 countries and the ability to serve over 50 markets around the world and classifies its business into two segments: the Americas and Europe. EVO offers (i) a highly productive and scaled sales distribution network, including exclusive global financial institution and tech-enabled referral partnerships, (ii) three proprietary, in-house processing platforms that are connected by a single point of integration, and (iii) a comprehensive suite of payment and commerce solutions, including integrated software, at the physical point-of-sale, eCommerce, and business-to-business solutions.

EVO is organized under the laws of the state of Delaware. The address and telephone number of its headquarters are 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, and (770) 336-8463.

Additional information about EVO is contained in its public filings, certain of which we incorporate by reference herein. See “Where Stockholders Can Find More Information” of this proxy statement.

EVO’s Class A common stock is listed on the Nasdaq Global Market (which we refer to as the “Nasdaq”) under the symbol “EVOP.”

Global Payments Inc. (Page 32)

Parent is a leading payments technology company delivering innovative software and services to approximately 4.0 million merchant locations and more than 1,350 financial institutions across more than 170 countries throughout North America, Europe, Asia-Pacific and Latin America. Parent is a member of the S&P 500. Parent’s common stock is traded on the New York Stock Exchange under the symbol “GPN.”

Parent was incorporated in 2000 and spun-off from its former parent company in 2001. Including its time as part of its former parent company, Parent has been in the payment technology services business since 1967. Since its spin-off, Parent has expanded in existing markets and into new markets internationally by pursuing further acquisitions and joint ventures. In 2016, Parent merged with Heartland Payment Systems, Inc., which significantly expanded its small- and medium-sized enterprise distribution, customer base and vertical reach in the United States. In September 2019, Parent consummated its merger with Total System Services, Inc. (which we refer to as “TSYS”). Prior to Parent’s merger with TSYS, TSYS was a leading global payments provider, offering seamless, secure and innovative solutions to issuers, merchants and consumers.

Parent is organized under the laws of the state of Georgia. The address and telephone number of its executive offices are 3550 Lenox Road, Atlanta, Georgia 30326, and (770) 829-8000.

Falcon Merger Sub Inc. (Page 32)

Merger Subsidiary is a wholly owned subsidiary of Parent, that was formed on July 29, 2022 for the sole purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger. Upon the terms and subject to the conditions of the Merger Agreement, Merger Subsidiary will be merged with and into EVO, with EVO surviving the Merger as a wholly owned subsidiary of Parent.

Merger Subsidiary is organized under the laws of the state of Delaware. Merger Subsidiary’s principal executive offices are located at 3550 Lenox Road, Atlanta, Georgia 30326 and its telephone number is (770) 829-8000.

The Merger (Page 31)

The proposed transaction is the acquisition of EVO by Parent pursuant to the Merger Agreement. On the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (which we refer to as the “DGCL”), the acquisition will be effected by the Merger of Merger Subsidiary with and into EVO, with EVO surviving the Merger as a wholly owned subsidiary of Parent.

Expected Timing of the Merger

We currently expect the Merger to be completed by the end of the first fiscal quarter of 2023. However, the Merger is subject to various regulatory approvals and other conditions, which are described in more detail in this proxy statement, and it is possible that factors outside the control of EVO or Parent could result in the Merger being completed at a later time or not being completed at all.

Merger Consideration

Treatment of Class A Common Stock

As a result of the Merger, at the effective time, each share of our Class A common stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) the shares of Class A common stock held by EVO, Parent, Merger Subsidiary, or any direct or indirect wholly owned subsidiary of Parent, Merger Subsidiary or EVO (in each case, other than any such shares held in a fiduciary, representative or other capacity on behalf of third parties), or (ii) held by stockholders who are entitled to demand and have properly demanded appraisal for such shares in accordance with, and who comply in all respects with, Section 262 (which we refer to as “Section 262”) of the DGCL, which shares described in clauses (i) and (ii) we refer to collectively as the “excluded shares”), will be converted into the right to receive $34.00 in cash, without interest and less any applicable withholding taxes (which we refer to as the “merger consideration”). At or prior to the effective time of the Merger, Parent will deposit, or cause to be deposited, with the paying agent, for the benefit of the holders of the Class A common stock, cash in an amount sufficient to pay the aggregate merger consideration.

Exchange of Paired Interests for Class A Common Stock

Prior to the effective time of the Merger, EVO must cause each holder of Paired Interests (as defined in that certain Exchange Agreement, dated as of May 22, 2018 by and among EVO, OpCo and the holders of EVO common stock and other persons party thereto (as amended on November 5, 2018, the “Exchange Agreement”)), to exchange each of their Paired Interests that are outstanding as of immediately prior to the effective time of the Merger in accordance with Section 2.04 of the Exchange Agreement.

In addition, concurrently with EVO and Parent’s entry into the Merger Agreement, (i) MDCP Cardservices II LLC, Madison Dearborn Capital Partners VI-C, L.P. and MDCP Cardservices LLC (collectively, the “MDP Entities”), and (ii) Mr. James G. Kelly, our chief executive officer and director, entered into voting and support agreements with Parent, Merger Subsidiary and EVO (which we refer to as the “Voting Agreements”). Pursuant to the Voting Agreements, the MDP Entities and Mr. Kelly have agreed to, among other things, exchange their Paired Interests for shares of Class A common stock effective immediately prior to and conditioned upon the consummation of the Merger (which we refer to as the “closing”).

Pursuant to the Exchange Agreement and the Voting Agreements, on the date that the closing of the Merger occurs (which we refer to as the “closing date”) each Paired Interest outstanding as of immediately prior to the effective time of the Merger will be exchanged for one share of Class A common stock pursuant to the Exchange Agreement which will be converted into the right to receive the merger consideration at the effective time of the Merger pursuant to the Merger Agreement.

For more information, see the sections titled “The Merger—Voting Agreements” and “The Merger—Effects of the Merger.”

Conversion of Series A Convertible Preferred Stock into Class A Common Stock

Additionally, pursuant to the MDP Entities’ Voting Agreement, the MDP Entities each agreed to irrevocably and unconditionally convert all of their shares of Series A convertible preferred stock into Class A common stock, immediately prior to and contingent and conditioned upon the closing of the Merger (and in accordance with the terms of the Certificate of Designations of Series A convertible preferred stock of EVO (which we refer to as the “Certificate of Designations”)) (such conversion, we refer to as the “Conversion”).

Following the Conversion, each share of Class A common stock that is issued in connection with the Conversion will be converted into the right to receive the merger consideration at the effective time of the Merger.

For more information, see the sections titled “The Merger—Voting Agreements” and “The Merger—Effects of the Merger.”

Treatment of Blueapple’s Common Units (Page 34)

Concurrently with EVO and Parent’s entry into the Merger Agreement, Blueapple, Inc. (which we refer to as “Blueapple”) entered into that certain Common Unit Purchase Agreement (which we refer to as the “Blueapple Sale Agreement”) with Parent and EVO, pursuant to which Blueapple agreed to sell all of its common units to EVO in exchange for $1,093,560,292, representing the product of the merger consideration and the number of common units owned by Blueapple, concurrently with, and contingent and conditioned upon, the closing of the transactions contemplated by the Merger Agreement.

Other than (i) the Paired Interests outstanding as of immediately prior to the effective time of the Merger, which will be exchanged for shares of Class A common stock pursuant to the Exchange Agreement and converted into the right to receive the merger consideration at the effective time of the Merger pursuant to the Merger Agreement and (ii) the common units held by EVO, all outstanding common units of OpCo are held by Blueapple and will be held by Blueapple as of immediately prior to the effective time of the Merger.

For further discussion of the Blueapple Sale Agreement, see the sections titled “Summary—Blueapple Sale Agreement” and “The Merger—Blueapple Sale Agreement” below.

The Special Meeting (Page 25)

Date, Time and Place (Page 25)

The Special Meeting will be held on October 26, 2022, at 8:00 a.m., Eastern time, at EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328.

Purpose of the Special Meeting (Page 25)

At the Special Meeting, you will be asked to consider and vote upon:

(1)	a proposal to adopt the Merger Agreement (which we refer to as the “Merger Proposal”);

(2)

a proposal to approve, by a non-binding, advisory vote, the compensation arrangements disclosed in this proxy statement that will or may be payable to EVO’s named executive officers in connection with the Merger (which we refer to as the “Advisory Compensation Proposal”); and

(3)

a proposal to approve the adjournment of the Special Meeting from time to time, if necessary or appropriate (as determined by the Board or the chairperson of the meeting), including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement, in the event there are insufficient votes at the time of the Special Meeting to establish a quorum or adopt the Merger Agreement (which we refer to as the “Adjournment Proposal”).

In this proxy statement, references to the “proposals” refer to proposals (1) to (3) listed above.

Record Date and Voting Information (Page 26)

Only stockholders who hold shares of EVO stock as of 4:00 p.m., Eastern time, on September 21, 2022 (which we refer to as the “record date”) will be entitled to receive notice of and vote at the Special Meeting or at any adjournment or postponement of the Special Meeting.

Each share of Class A common stock and Class D common stock outstanding as of the record date will be entitled to one vote on each matter submitted to our stockholders for approval at the Special Meeting.

For each matter submitted to our stockholders for approval at the Special Meeting, each share of Series A convertible preferred stock outstanding as of the record date will be entitled to vote, other than on the Separate Series A Convertible Preferred Stock Class Approval, on an as-converted basis and will be entitled to one vote for each share of Class A common stock into which the share of Series A convertible preferred stock is then convertible. In addition, for the Merger Proposal, the affirmative vote of two-thirds of the issued and outstanding shares of Series A convertible preferred stock as of the record date, voting together as a single class (which we refer to as the “Separate Series A Convertible Preferred Stock Class Approval”) is required. For the Separate Series A Convertible Preferred Stock Class Approval regarding the Merger Proposal, each share of Series A convertible preferred stock outstanding as of the record date will be entitled to one vote per share. As of the record date, there were 48,293,696 shares of Class A common stock outstanding, 3,741,074 shares of Class D common stock outstanding and 152,250 shares of Series A convertible preferred stock outstanding. As of the record date, each share of Series A convertible preferred stock outstanding was entitled to cast approximately 73 votes at the Special Meeting when voting on an as-converted basis.

Quorum (Page 26)

For (i) the Required EVO Capital Stock Approval (as defined below) regarding the Merger Proposal, (ii) the Advisory Compensation Proposal and (iii) the Adjournment Proposal, a quorum is the presence, in person or represented by proxy, of the holders of record of a majority of the voting power of the combined shares of Class A common stock, Class D common stock, and Series A convertible preferred stock issued and outstanding as of the record date and entitled to vote at the Special Meeting. For the Separate Series A Convertible Preferred Stock Class Approval regarding the Merger Proposal, the holders of shares of Series A convertible preferred stock entitled to cast a majority of the total votes entitled to vote on the Merger Proposal by the holders of the shares of Series A convertible preferred stock, present in person or represented by proxy, at the Special Meeting shall constitute a quorum.

If you have properly voted by proxy, via mail, telephone or the Internet, you will be considered part of the quorum. When a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders. If a quorum is not present, the chairman of the Special Meeting may adjourn the meeting, generally without notice other than an announcement at the meeting, until the required quorum is present.

Required Vote; Effect of Abstentions and Broker Non-Votes (Page 27)

Adoption of the Merger Agreement requires the affirmative vote of (i) a majority of the votes entitled to vote thereon by the holders of issued and outstanding shares of Class A common stock, Class D common stock and Series A convertible preferred stock as of the record date, voting together as a single class, with each share of Series A convertible preferred stock voting on an as-converted basis (which we refer to as the “Required EVO Capital Stock Approval”), and (ii) the Separate Series A Convertible Preferred Stock Class Approval (together with the Required EVO Capital Stock Approval, collectively, the “required stockholder approval”).

Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the Class A common stock, Class D common stock and Series A convertible preferred stock voting together as a single class (with each share of Series A convertible preferred stock voting on an as-converted basis) entitled to vote thereon that are present in person or represented by proxy at the Special Meeting.

Abstentions will have the same effect as votes “AGAINST” the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. Abstentions will be counted towards the required quorum.

Shares not in attendance and for which no proxy vote or instruction has been received in advance, will have the same effect as votes “AGAINST” the Merger Proposal and will have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal. Shares not in attendance will not be counted towards the required quorum.

If you hold your shares through a bank, broker or other nominee (each, a “nominee”) and do not instruct your nominee on how you wish your shares of EVO stock to be voted using the voting instruction form provided by your nominee, your nominee may not vote uninstructed shares (which we refer to as “broker non-votes”) on the Merger Proposal, the Advisory Compensation Proposal or the Adjournment Proposal. Because all proposals for the Special Meeting are non-routine and non-discretionary, we do not expect there to be any broker non-votes for such proposals. Broker non-votes will have the same effect as votes “AGAINST” the Merger Proposal and will have no effect on the outcome of the vote on the Advisory Compensation Proposal or the Adjournment Proposal. Broker non-votes will not be counted towards the required quorum.

Voting by Stockholders

Any EVO stockholder of record entitled to vote at the Special Meeting may submit a proxy by returning a signed proxy card by mail, telephone or the Internet, or may vote in-person at the Special Meeting. If you are a beneficial owner and hold your shares of EVO stock in “street name” through a nominee, you should follow the procedures provided by your nominee regarding the voting of your shares and instruct your nominee on how you wish your shares of EVO stock to be voted. Your nominee may not vote your shares on the Merger Proposal, the Advisory Compensation Proposal or the Adjournment Proposal without specific instructions from you. Therefore, it is important that you cast your vote or instruct your nominee on how you wish your shares to be voted. If you are a street name holder and wish to vote the shares beneficially owned by you in person by ballot at the Special Meeting, you must provide a “legal proxy” from your nominee, giving you the right to vote the shares at the Special Meeting.

Voting by EVO’s Directors and Executive Officers

At 4:00 p.m. Eastern time on the record date, our directors and executive officers, together with their affiliates, owned an aggregate of (i) 957,941 shares of Class A common stock, (ii) 2,987,323 shares of Class D common stock and (iii) 152,250 shares of Series A convertible preferred stock that they are entitled to vote at the Special Meeting, collectively representing approximately 23.9% of voting power of the shares of EVO stock outstanding as of the record date and entitled to vote at the Special Meeting. Of those shares of EVO stock outstanding as of the record date and entitled to vote at the Special Meeting, James G. Kelly, our chief executive officer and director, owned approximately 1.9% of the voting power of such shares of EVO stock, and the MDP Entities owned approximately 20.6% of the voting power of such shares of EVO stock. Each of Vahe A. Dombalagian and Matthew W. Raino is a member of our board of directors and a managing director of MDP LLC and, as a result, is deemed affiliated with, and a beneficial owner of, the MDP Entities.

We currently expect that EVO’s directors and executive officers will vote their shares in favor of each of the proposals. Mr. Kelly has entered into a voting and support agreement with Parent, Merger Subsidiary and EVO that requires Mr. Kelly to, among other things, vote his EVO stock in favor of each of the proposals at the Special Meeting. In addition, the MDP Entities have entered into a Voting Agreement with Parent, Merger Subsidiary and EVO that requires the MDP Entities and their affiliates to, among other things, vote their EVO stock in favor of each of the proposals at the Special Meeting. As beneficial owners of the MDP Entities, Mr. Dombalagian and Mr. Raino are bound by such Voting Agreement to the extent their securities constitute “Subject Securities” thereunder. For further discussion of Mr. Kelly’s Voting Agreement and the MDP Entities’ Voting Agreement, see the sections below titled “Summary—Voting Agreements” and “The Merger —Voting Agreements.”

Other than Mr. Kelly, Mr. Dombalagian and Mr. Raino, none of our directors or executive officers have entered into or are bound by any agreements obligating them to vote in favor of the proposals at the Special Meeting.

Voting Agreements (Page 71)

Concurrently with EVO and Parent’s entry into the Merger Agreement, (i) the MDP Entities, and (ii) Mr. Kelly, our chief executive officer and director, who collectively beneficially own shares of EVO stock representing approximately 22% of the voting power of EVO stock as of August 1, 2022 (including in respect of Series A convertible preferred stock, on an as-converted basis) and 100% of the outstanding shares of Series A convertible preferred stock, entered into the Voting Agreements with Parent, Merger Subsidiary and EVO, pursuant to which the MDP Entities and Mr. Kelly have agreed to, among other things, (x) vote their shares in favor of the proposals set forth in this proxy statement and any other matters contemplated by the Merger Agreement that are submitted to EVO’s stockholders, (y) vote their shares against (1) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the adoption of the Merger Agreement or the timely consummation of transactions contemplated by the Merger, the fulfillment of the conditions to closing or result in a breach of specified covenants, representations or warranties or any obligations, (2) any Acquisition Proposal (as defined in the section titled “The Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” below) or any action with the intention to further any Acquisition Proposal and (3) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving EVO or OpCo and (z) exchange, in accordance with the terms of the Exchange Agreement, automatically and without further action on the part of any party, all of the MDP Entities and Mr. Kelly’s Paired Interests, effective immediately prior to and conditioned upon the closing (which we refer to as the “Exchange”). Following the Exchange, at the effective time of the Merger the shares of Class A common stock issued upon such exchange will be converted into the right to receive the merger consideration pursuant to, and in accordance with the terms of, the Merger Agreement.

Additionally, pursuant to the MDP Entities’ voting agreement (and subject to the terms thereof), the MDP Entities each agreed to irrevocably and unconditionally convert all shares of Series A convertible preferred stock held by each MDP Entity into Class A common stock, immediately prior to and contingent and conditioned upon the closing of the Merger (and in accordance with the terms of the Certificate of Designations). Following the Conversion, each share of Class A common stock that is issued in the Conversion will be converted into the right to receive the merger consideration at the effective time of the Merger. The MDP Entities have also agreed not to take any action that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the conversion of the Series A convertible preferred stock for Class A common stock as contemplated by the Voting Agreement with the MDP Entities.

The obligations and rights under the Voting Agreements will automatically terminate upon the Support Termination Date (as defined below).

For further discussion of the Voting Agreements, see the section titled “The Merger—Voting Agreements” below.

Blueapple Sale Agreement (Page 72)

Concurrently with EVO and Parent’s entry into the Merger Agreement, Blueapple entered into the Blueapple Sale Agreement with Parent and EVO, pursuant to which Blueapple agreed to sell all of its common units to EVO in exchange for $1,093,560,292, representing the product of the merger consideration and the number of common units owned by Blueapple, concurrently with, and contingent and conditioned upon, the closing of the transactions contemplated by the Merger Agreement.

For further discussion of the Blueapple Sale Agreement, see the section titled “The Merger—Blueapple Sale Agreement” below.

Tax Receivable Agreement Amendment (Page 73)

In connection with the initial public offering of its shares of Class A common stock and related reorganization transactions undertaken in connection with the initial public offering (which we refer to as the “reorganization transactions”), EVO entered into a tax receivable agreement, dated May 25, 2018 (which we refer to as the “TRA”) with OpCo and certain other members of OpCo who retained common units after the initial public offering. The TRA provided for payment to such certain other members of OpCo and their assignees (which we refer to as the “TRA Payment Recipients”) of approximately 85% of the amount of certain specifically defined tax benefits, if any, realized by EVO as a result of the acquisition of common units. The TRA also provides for termination of the TRA and an early termination payment by EVO in connection with a change of control of EVO.

On August 1, 2022, in connection with the execution of the Merger Agreement, EVO, OpCo and certain other parties to the TRA entered into Amendment No. 1 to the Tax Receivable Agreement (which we refer to as the “TRA amendment”) in accordance with the terms of the TRA, pursuant to which such parties agreed to terminate the TRA immediately after the effective time of the Merger on the terms set forth in the TRA Amendment. In connection with the termination, EVO has agreed to pay the TRA Payment Recipients an aggregate termination payment equal to $225 million minus any payments made under the TRA to the TRA Payment Recipients between August 1, 2022 and the effective time of the Merger, because of the change of control under the TRA that will result from the Merger. Such aggregate termination payment is expected to be less than the aggregate payment that would have been payable under the TRA absent the TRA amendment (based on certain facts and assumptions, including as to interest rates at closing, the reduction was estimated to be approximately $97 million, constituting an approximate 30.1% discount to the estimated aggregate payment of approximately $322 million that would have otherwise been payable to the TRA Payment Recipients under the terms of the TRA).

For more information, see the section titled “The Merger—Tax Receivable Agreement Amendment.”

Treatment of EVO Equity Awards (Page 77)

The Merger Agreement provides that, at the effective time of the Merger, (i) each outstanding EVO restricted stock unit award with respect to Class A common stock that is not subject to performance-vesting conditions (an “EVO RSU”) will be converted into a corresponding restricted stock unit with respect to shares of Parent common stock, no par value (which we refer to as “Parent common stock”), adjusted based on the equity award exchange ratio, (ii) each outstanding EVO stock option (an “EVO Option”) that is unvested will be converted into a corresponding stock option with respect to shares of Parent common stock, adjusted based on the equity award exchange ratio, (iii) each outstanding EVO Option that is vested will be canceled in exchange for a cash payment equal to the merger consideration less the applicable exercise price, with any vested stock options with an exercise price that is equal to or greater than the Merger Consideration canceled for no consideration, and (iv) each outstanding EVO performance-vesting restricted stock unit (an “EVO PSU”) will be converted into time-vesting restricted stock unit awards with respect to Parent common stock based on the equity award exchange ratio, with the number of shares of Class A common stock subject to the award prior to conversion determined based on (x) for EVO PSUs that vest based on adjusted earnings per share and adjusted revenue growth, actual performance for any completed performance year, the greater of target performance and actual performance for any partially completed performance year, and target performance for any performance year that has not commenced and (y) for EVO PSUs that vest based on the price per share of Class A common stock, the greater of target performance and actual performance through the effective time. Each such converted Parent equity award will be subject to the same terms and conditions (including vesting, exercisability and treatment upon termination terms) as applied to the corresponding EVO equity award. For purposes of the Merger Agreement, the “equity award exchange ratio” means the quotient of (A) the merger consideration divided by (B) the average of the closing sale prices of one share of Parent common stock on the New York Stock Exchange as reported by The Wall Street Journal for the 15 consecutive full trading days ending on the trading day immediately preceding the closing of the Merger.

Notwithstanding the foregoing, each outstanding EVO equity award held by certain EVO executive officers whose employment is terminated without cause or who resigns for good reason, in each case effective at the effective time of the Merger, will vest and be canceled in exchange for a cash payment equal to the merger consideration multiplied by the number of shares of Class A common stock underlying the award (less the applicable exercise price in the case of EVO Options).

Delisting and Deregistration of Our Class A Common Stock

Upon completion of the Merger, we will remove our Class A common stock from listing on the Nasdaq and price quotations in the public market will no longer be available for our Class A common stock, and the registration of our Class A common stock under the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement as the “Exchange Act”) will be terminated, and shares of our Class  A common stock will no longer be publicly traded.

Recommendations of Our Board of Directors (Page 26)

After careful consideration, our Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of EVO’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) directed that the Merger Agreement be submitted to EVO’s stockholders to be adopted and approved, and (iv) resolved to recommend adoption of the Merger Agreement by EVO’s stockholders (which we refer to as the “Board recommendation”). Certain factors considered by the Board in reaching its decision to approve the Merger Agreement and the Merger can be found in the section titled “The Merger—Recommendation of the Board and Reasons for the Merger” below.

The Board of Directors recommends that EVO stockholders vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Advisory Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

Opinion of EVO’s Financial Advisor (Page 48 and Annex B)

EVO retained Citigroup Global Markets Inc. (“Citi”) as its financial advisor in connection with a possible transaction involving EVO. In connection with Citi’s engagement, the Board requested that Citi evaluate the fairness, from a financial point of view, to the holders of shares of EVO’s Class A common stock (solely in their capacity as such and not in their capacity as the TRA Payment Recipients) of the merger consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Merger Agreement. On July 31, 2022, at a meeting of the Board held to evaluate the proposed Merger, Citi rendered to the Board an oral opinion, subsequently confirmed by delivery of a written opinion, dated July 31, 2022, to the effect that, as of the date of Citi’s written opinion and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the merger consideration to be received by the holders of shares of EVO’s Class A common stock (solely in their capacity as such and not in their capacity as the TRA Payment Recipients) was fair, from a financial point of view, to such holders.

The full text of Citi’s written opinion, dated July 31, 2022, to the Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this proxy statement as Annex B, and is incorporated herein by reference in its entirety. The summary of Citi’s opinion in the section entitled “The Merger—Opinion of EVO’s Financial Advisor” beginning on page 48 of this proxy statement is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was rendered to the Board in connection with its evaluation of the proposed Merger and was limited to the fairness, from a financial point of view, as of the date of Citi’s written opinion, to the holders of shares of EVO’s Class A common stock (solely in their capacity as such and not in their capacity as the TRA Payment Recipients) of the merger consideration. Citi’s opinion did not address any other terms, aspects or implications of the proposed Merger. Citi’s opinion did not address the underlying business decision of EVO to effect the proposed Merger, the relative merits of the proposed Merger as compared to any alternative business strategies that might have existed for EVO or the effect of any other transaction in which EVO might have engaged. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

For more information, see the section in this proxy statement entitled “The Merger—Opinion of EVO’s Financial Advisor.”

Interests of Certain Persons in the Merger (Page 59)

In considering the Board recommendation that you vote to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests include, among others, the following:

•

Our executive officers hold EVO RSUs, EVO PSUs and unvested EVO Options which, pursuant to the Merger Agreement, will be converted as of the effective time of the Merger into equivalent awards with respect to Parent common stock subject to “double-trigger” accelerated vesting upon a qualifying termination of employment within two years following the effective time of the Merger. Vested EVO Options will be cancelled at the effective time for a cash payment equal to the excess of the per share merger consideration over the exercise price. Notwithstanding the foregoing, if certain of our executive officers are terminated without “cause” or resign for “good reason,” in each case effective as of the effective time, all EVO equity awards held by such executive officers will vest and be canceled in exchange for a cash payment equal to the merger consideration multiplied by the number of shares of Class A common stock underlying the award (less the applicable exercise price in the case of EVO Options).

•	Under EVO’s equity incentive plan, any EVO RSUs held by members of the Board whose services are terminated without “cause” within one year following the effective time of the Merger will vest in full.

•

Certain executive officers of EVO are party to individual employment agreements that would, in accordance with the terms of such agreements, entitle such executive officer to cash severance benefits, a one-time health care coverage payment and certain (after meeting specified age and service requirements and satisfying certain notice requirements) accelerated equity vesting.

•

Certain of EVO’s directors and executive officers are TRA Payment Recipients under the TRA and TRA Amendment, and are therefore entitled to receive certain payments pursuant to the TRA and the TRA Amendment in connection with the closing of the Merger.

•

Immediately prior to the closing date, EVO is permitted to pay bonuses (which will be prorated if the closing date occurs in the 2023 fiscal year) to eligible employees, including our executive officers, immediately prior to the closing date, up to the target level of performance.

•

Parent has acknowledged and agreed that the EVO named executive officers and three of the four EVO executive officers who are not named executive officers will experience a material change or diminution in position and responsibilities as a result of the merger, which will entitle them to terminate their employment at the effective time for “good reason.”

•

EVO’s directors and executive officers are entitled to continued indemnification and insurance coverage following completion of the Merger under existing indemnification agreements and employment agreements and pursuant to the Merger Agreement.

Our Board was aware of these interests and considered them when it approved the Merger Agreement and made its recommendation to EVO’s stockholders. For more information on the interests of our directors and executive officers in the Merger, see the section titled “The Merger—Interests of Certain Persons in the Merger” below.

Financing of the Merger (Page 58)

The Merger Agreement does not contain a financing condition. The total amount of funds necessary for Parent to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Subsidiary under the Merger Agreement, includes the funds needed to: (i) pay EVO stockholders the amounts due under the Merger Agreement (including in respect of Class A common stock issued upon exchange of Paired Interests or upon conversion of the Series A convertible preferred stock), (ii) pay all amounts owed by EVO pursuant to the Blueapple Sale Agreement and the TRA Amendment, (iii) refinance certain outstanding debt of EVO and its subsidiaries, (iv) make certain payments in respect of EVO’s outstanding equity-based awards pursuant to the Merger Agreement and (v) pay any of EVO’s expenses that are payable by Parent pursuant to the terms of the Merger Agreement but unpaid at the effective time of the Merger (collectively, the “Payment Amounts”).

In connection with the Merger Agreement, Parent entered into a bridge commitment letter, dated August 1, 2022 (which we refer to as the “Bridge Commitment Letter”), with Bank of America, N.A., BofA Securities, Inc. and JPMorgan Chase Bank, N.A. (collectively, the “Bridge Commitment Parties”), pursuant to which the Bridge Commitment Parties committed to provide, subject to the satisfaction of customary closing conditions, Parent with a 364-day senior unsecured bridge loan facility in an aggregate principal amount of up to $4.325 billion (collectively, the “Bridge Financing”). On August 19, 2022, Parent entered into a credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the other borrowers and financial institutions party thereto, providing for a senior unsecured $5.75 billion revolving credit facility (which we refer to as the “Revolving Credit Facility”). Borrowings under the Revolving Credit Facility on the closing date for purposes of funding Parent’s obligations under the Merger Agreement will be subject to limited conditionality. On August 22, 2022, Parent issued $2.5 billion in aggregate principal amount of senior notes in four series (which we refer to as the “Senior Notes”) and subsequently reduced the commitments related to the Bridge Financing to zero and terminated in full the commitments thereunder. Parent expects to pay the Payment Amounts with cash on hand, including with net proceeds from the Senior Notes offering and borrowings on the closing date under the Revolving Credit Facility. As of August 22, 2022, Parent had approximately $5.75 billion of undrawn commitments under the Revolving Credit Facility.

For more information, see the sections below titled “The Merger Agreement—Financing of the Merger,” “The Merger Agreement—Conditions to Completion of the Merger,” “The Merger Agreement—Termination Fee; Effect of Termination,” and “The Merger—Blueapple Sale Agreement.”

No Solicitation of Acquisition Proposals (Page 86)

EVO has agreed not to, among other things, (i) solicit, initiate, propose or take any action to knowingly assist, knowingly facilitate or knowingly encourage any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal or the submission of any Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or Inquiry (as defined in the section titled “The Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” below), furnish or provide access to any nonpublic information relating to EVO or any of its subsidiaries or the business, properties, assets, books or records of EVO or any of its subsidiaries to, or otherwise knowingly assist, knowingly facilitate or knowingly encourage any effort by, any third party in connection with or that EVO knows, or would reasonably be expected to know, is seeking to make, or has made, an Inquiry or Acquisition Proposal, subject to certain exceptions to permit EVO’s Board to comply with its fiduciary duties. For more information about these provisions, see the section titled “The Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” below.

Changes in Board Recommendation (Page 86)

The Board has agreed not to make an Adverse Recommendation Change (as defined in the section titled “The Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” below), subject to specified exceptions. If, prior to the approval and adoption of the Merger Agreement by EVO’s stockholders, (i) an Intervening Event occurs, and the Board determines in good faith, after consultation with our outside legal counsel, that any failure to take such action would reasonably be expected to be inconsistent with EVO’s directors’ fiduciary duties under applicable law, or (ii) EVO receives an unsolicited bona fide Acquisition Proposal (as defined in the section titled “The Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” below) (which Acquisition Proposal did not result from a material breach of EVO’s non-solicitation obligations under the Merger Agreement) that the Board determines in good faith, after consultation with our outside legal counsel and financial advisors, constitutes a Superior Proposal (as defined in the section titled “The Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” below), then, subject to certain additional requirements set forth in the Merger Agreement, the Board may make an Adverse Recommendation Change (as defined in the section titled “The Merger Agreement—No Solicitation of Acquisition Proposals; Changes in Board Recommendation” below) and, in the case of a Superior Proposal, authorize EVO to execute a definitive merger or purchase agreement with respect to such Superior Proposal and concurrently terminate the Merger Agreement, subject to the payment of a $100 million termination fee by EVO to Parent as described in the section titled “The Merger Agreement—Termination Fee; Effect of Termination” below.

Conditions to Completion of the Merger (Page 95)

The completion of the Merger is subject to the satisfaction or waiver of various customary closing conditions, including (i) adoption of the Merger Agreement by (x) the affirmative vote of a majority of the votes entitled to vote thereon by the holders of issued and outstanding shares of Class A common stock, Class D common stock and Series A convertible preferred stock as of the record date, voting together as a single class, with each share of Series A convertible preferred stock voting on an as-converted basis, and (y) the Separate Series A Convertible Preferred Stock Class Approval and (ii) the expiration or termination of the applicable waiting period under the HSR Act and the approval of certain other regulatory authorities, including (x) the competition authorities in Ireland, Mexico, Poland and Spain (y) the foreign investment authority of Spain and (z) the financial regulatory authorities of Germany and Poland. The Merger is not subject to a financing condition. For more information on the conditions to completion of the Merger, see the section titled “The Merger Agreement—Conditions to Completion of the Merger” below.

Termination of the Merger Agreement (Page 96)

The Merger Agreement may be terminated prior to the effective time of the Merger, notwithstanding the approval by EVO stockholders of the Merger Proposal, under specified circumstances. For more information about the circumstances in which either EVO or Parent could terminate the Merger Agreement, see the section titled “The Merger Agreement—Termination of the Merger Agreement” below.

Termination Fee; Effect of Termination (Page 98)

The Merger Agreement provides that EVO will pay Parent a $100 million cash termination fee (i) if Parent terminates the Merger Agreement pursuant to the Change of Recommendation Termination Right or EVO terminates the Merger Agreement pursuant to the Superior Proposal Termination Right (in each case as defined in the section titled “The Merger Agreement—Termination of the Merger Agreement”) or (ii) in certain circumstances where the Merger Agreement is terminated and within 12 months after such termination any Acquisition Proposal is consummated or EVO enters into a definitive merger or purchase agreement in respect of any Acquisition Proposal. For more information about the circumstances in which EVO must pay Parent such termination fee, see the section titled “The Merger Agreement—Termination Fee; Effect of Termination” below.

Specific Performance (Page 98)

The Merger Agreement generally provides that the parties will be entitled to an injunction to prevent breaches of the Merger Agreement or to specifically enforce the performance of the terms and provisions contained in the Merger Agreement, including the consummation of the Merger and the payment of the merger consideration. For further discussion of specific performance relating to the Merger Agreement, see the section titled “The Merger Agreement—Specific Performance” below.

Material U.S. Federal Income Tax Consequences of the Merger (Page 69)

The exchange of shares of our Class A common stock for cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” below). If you are a U.S. Holder and your shares of our Class A common stock are converted into the right to receive cash in the Merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. You should consult with your tax advisor for a complete analysis of the particular tax consequences of the Merger to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

Regulatory Matters

The Merger is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as “HSR Act”). Notification under the HSR Act was filed on August 15, 2022.

Outside of the United States, the Merger is subject to the approval of certain other regulatory authorities, including (i) the competition authorities in Ireland, Mexico, Poland and Spain (ii) the foreign investment authority of Spain and (iii) the financial regulatory authorities of Germany and Poland. The parties have agreed to cooperate with each other and use their reasonable best efforts to make the required filings as promptly as reasonably practicable.

For further discussion of regulatory matters relating to the Merger, see the section titled “The Merger Agreement—Consents, Approvals and Filings” below.

Fees and Expenses (Page 98)

All fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by the Merger Agreement are completed, with certain exceptions expressly set forth in the Merger Agreement. These exceptions include reimbursement by Parent of reasonable out-of-pocket expenses incurred by EVO or its subsidiaries in connection with EVO’s or its subsidiaries’ cooperation with Parent in obtaining financing.

For more information on fees and expenses incurred in connection with the Merger Agreement and the Merger, see the section titled “The Merger Agreement—Fees and Expenses” below.

Litigation Related to the Merger (Page 68)

Following announcement of the Merger, two purported stockholders of EVO filed lawsuits under Section 14(a) and Section 20(a) of the Exchange Act. Both suits were filed in the U.S. District Court for the Southern District of New York and remain pending. The suits assert claims that EVO made misleading or materially incomplete disclosures regarding the Merger in the preliminary proxy statement filed on September 6, 2022, including but not limited to claims that the preliminary proxy statement omitted material information regarding the financial projections provided to Citi, as EVO’s financial advisor, the valuation analyses performed by Citi, and alleged conflicts of EVO’s management with respect to the Merger. The complaints generally name EVO and its directors as defendants and seek injunctive relief, damages, costs, expenses, and other relief. EVO and the Board believe the lawsuits are without merit. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future.

Appraisal Rights (Page 107 and Annex C)

If the Merger is completed and you comply with the requirements of Section 262 of the DGCL, you will have the right under Delaware law to, in lieu of receiving the consideration offered pursuant to the Merger Agreement, seek appraisal of the fair value of your shares of EVO’s Class A common stock (other than shares of Class A common stock issued upon exchange of Paired Interests or upon conversion of the Series A convertible preferred stock, in each case occurring after the vote on the Merger Proposal) as determined by the Delaware Court of Chancery. The amount determined by the Delaware Court of Chancery to be the fair value of the Class A common stock as of the effective time of the Merger could be more than, the same as or less than the merger consideration offered pursuant to the Merger Agreement. Your appraisal rights are subject to a number of restrictions and technical requirements. Generally, in order to demand and perfect your appraisal rights, you must comply with the procedures set forth in Section 262, including but not limited to the following:

•

prior to the vote on the Merger Proposal by the holders of EVO stock at the Special Meeting, you must deliver to EVO a written demand for appraisal of your shares that complies with the applicable statutory requirements;

•	you must not vote “FOR” the Merger Proposal, either by proxy or in person, at the Special Meeting; and

•	you must continue to hold (or own, as applicable) your shares through the effective time of the Merger.

A beneficial owner (as defined in Section 262 of the DGCL) may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the statutory procedures and requirements set forth in Section 262 of the DGCL. Merely voting against, or abstaining from or failing to vote on, the Merger Proposal will not perfect your appraisal rights. Requirements under Delaware law for exercising appraisal rights are described in further detail under “Appraisal Rights” below. A copy of Section 262 is attached as Annex C to this proxy statement. If you wish to avail yourself of your appraisal rights, you should consider consulting your legal and financial advisors promptly.

Because all of EVO’s outstanding Series A convertible preferred stock will be converted into Class A common stock prior to the Merger and all of EVO’s outstanding Class D common stock will be surrendered to EVO prior to the Merger, no appraisal rights will be available with respect to such shares. In addition, because shares of Class A common stock issued upon (i) exchange of Paired Interests occurring after the vote on the Merger Proposal or (ii) conversion of the Series A convertible preferred stock will be issued after the vote on the Merger Proposal by the stockholders at the Special Meeting and the Merger will be submitted for stockholder approval, no appraisal rights will be available for such shares.

Help in Answering Questions

We greatly appreciate your cooperation in voting your shares. If you have any questions about the Special Meeting or the Merger after reading this proxy statement, you may contact MacKenzie Partners, Inc. (which we refer to as “MacKenzie”), our proxy solicitor, by telephone at (800) 322-2885.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the Special Meeting and the Merger. These questions and answers may not address all questions that may be important to you as a holder of EVO stock. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q: Why am I receiving these materials?

A: You are receiving this proxy statement and the accompanying proxy card because you owned shares of EVO stock at 4:00 p.m., Eastern time, on September 21, 2022, the record date for the Special Meeting. Our Board is soliciting proxies for use at the Special Meeting to consider and vote upon the proposal to adopt the Merger Agreement and the other proposals to be voted upon at the Special Meeting. These proxy materials provide you information for use in determining how to vote in connection with the matters to be considered at the Special Meeting.

Q: When and where is the Special Meeting?

A: The Special Meeting will take place on October 26, 2022, at 8:00 a.m., Eastern time, at EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328.

Q: What matters will be voted on at the Special Meeting?

A: We will ask you to consider and vote upon the following proposals:

1.	Merger Proposal. To adopt the Merger Agreement.

2.

Advisory Compensation Proposal. To approve, by a non-binding, advisory vote, the compensation arrangements that will or may be paid or become payable to our named executive officers in connection with the Merger.

3.

Adjournment Proposal. To approve the adjournment of the Special Meeting from time to time, if necessary or appropriate (as determined by the Board or the chairperson of the meeting), including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement, in the event that there are insufficient votes at the time of the Special Meeting to establish a quorum or adopt the Merger Agreement.

Q: What is the proposed transaction?

A: The proposed transaction is the acquisition of EVO by Parent pursuant to the Merger Agreement. On the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, Merger Subsidiary will be merged with and into EVO, with EVO surviving the Merger as a wholly owned subsidiary of Parent. After the Merger is completed, our Class A common stock will cease to be traded on the Nasdaq, the registration of our Class A common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the Securities and Exchange Commission (which we refer to as the “SEC”).

Q: What will I receive if the Merger is completed?

A: If the Merger is completed, you will have the right to receive $34.00 in cash, without interest and less any applicable withholding taxes, for each share of our Class A common stock you own, unless you are entitled to demand and have properly demanded appraisal for such shares in accordance with, and you comply in all respects with, Section 262 of the DGCL. In either case, as a result of the Merger, you will not own shares in the surviving corporation. If the Merger is completed, if you hold Paired Interests or Series A convertible preferred stock, you will be required to exchange your Paired Interests or convert your Series A convertible preferred stock for shares of Class A common stock pursuant to a Voting Agreement or the Exchange Agreement, as applicable, and you will have the right to receive $34.00 in cash, without interest and less any applicable withholding taxes, for each share of our Class A common stock you receive in connection with such exchange or conversion.

Q: Is the Merger subject to the satisfaction of any conditions?

A. Yes. In addition to the approval by our stockholders of the proposal to adopt the Merger Agreement, the Merger is subject to the satisfaction of various conditions, including (i) adoption of the Merger Agreement by the affirmative vote of a majority of the votes entitled to vote thereon by the holders of issued and outstanding shares of Class A common stock, Class D common stock and Series A convertible preferred stock as of the record date, voting together as a single class, with each share of Series A convertible preferred stock voting on an as-converted basis, and the Separate Series A Convertible Preferred Stock Class Approval and (ii) the expiration or termination of the applicable waiting period under the HSR Act and the approval of certain other regulatory authorities, including (x) the competition authorities in Ireland, Mexico, Poland and Spain, (y) the foreign investment authority of Spain and (z) the financial regulatory authorities of Germany and Poland. The Merger is not conditioned upon the receipt of any financing. For a description of these conditions, please see the section titled “The Merger Agreement—Conditions to Completion of the Merger” below.

Q: Who is entitled to vote at the Special Meeting?

A: All holders of Class A common stock, Class D common stock and Series A convertible preferred stock of record as of 4:00 p.m., Eastern time, on September 21, 2022, the record date for the Special Meeting, are entitled to vote at the Special Meeting.

As of the record date, there were 48,293,696 shares of Class A common stock, 3,741,074 shares of Class D common stock and 152,250 shares of Series A convertible preferred stock outstanding.

Each share of Class A common stock and Class D common stock outstanding as of the record date will be entitled to one vote on each matter submitted to our stockholders for approval at the Special Meeting. For each matter submitted to our stockholders for approval at the Special Meeting other than the Separate Series A Convertible Preferred Stock Class Approval, each share of Series A convertible preferred stock outstanding as of the record date will be entitled to vote on an as-converted basis and will be entitled to one vote for each share of Class A common stock into which the share of Series A convertible preferred stock is then convertible. As of the record date, each share of Series A convertible preferred stock outstanding was entitled to cast approximately 73 votes at the Special Meeting when voting on an as-converted basis. For the Separate Series A Convertible Preferred Stock Class Approval regarding the Merger Proposal, each share of Series A convertible preferred stock outstanding as of the record date will be entitled to one vote per share.

As of the record date, holders of Class A common stock in their capacity as such held approximately 76.5% of the outstanding voting power of our stockholders, holders of Class D common stock in their capacity as such held approximately 5.9% of the outstanding voting power of our stockholders, and holders of the Series A convertible preferred stock in their capacity as such held approximately 17.6% of the outstanding voting power of our stockholders.

A list of our stockholders entitled to vote at the Special Meeting will be available for inspection by any stockholder for any purpose germane to the Special Meeting during ordinary business hours at our principal place of business located at 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, during the 10-day period prior to the Special Meeting.

Q: What happens if I sell or transfer my shares of EVO stock after the record date, but before the Special Meeting?

A: If you sell or transfer your shares of EVO stock after the record date, but before the Special Meeting, you will transfer the right to receive the merger consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of EVO stock, but you will retain your right to vote those shares at the Special Meeting unless you provide a proxy to the person to whom you sell or transfer your shares of EVO stock.

Q: What vote is required to approve the Merger Proposal and thereby approve and adopt the Merger?

A: As a condition to the completion of the Merger, approval of the Merger Proposal requires the affirmative vote of (i) a majority of the votes entitled to vote thereon by the holders of issued and outstanding shares of Class A common stock, Class D common stock and Series A convertible preferred stock as of the record date, voting together as a single class, with each share of Series A convertible preferred stock voting on an as-converted basis, and (ii) two-thirds of the issued and outstanding shares of Series A convertible preferred stock as of the record date, voting together as a single class.

Accordingly, (i) an EVO stockholder’s failure to submit a proxy card or to vote in-person at the Special Meeting, or (ii) an abstention from voting, will each have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes will have the same effect as votes “AGAINST” the Merger Proposal and will have no effect on the outcome of the vote on the Advisory Compensation Proposal or the Adjournment Proposal.

Q: What vote is required for the Advisory Compensation Proposal and the Adjournment Proposal?

A: Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the Class A common stock, Class D common stock and Series A convertible preferred stock voting together as a single class (with each share of Series A convertible preferred stock voting on an as-converted basis) entitled to vote thereon that are present in person or represented by proxy at the Special Meeting. Abstentions will have the same effect as votes “AGAINST” the Advisory Compensation Proposal and the Adjournment Proposal. Shares not in attendance at the Special Meeting will have no effect on the outcome of the vote on the Advisory Compensation Proposal or the Adjournment Proposal. Broker non-votes will have no effect on the outcome of the vote on the Advisory Compensation Proposal or the Adjournment Proposal.

Q: Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for EVO’s named executive officers (i.e., the Advisory Compensation Proposal)?

A: In accordance with the Exchange Act and rules promulgated under the Exchange Act, EVO is obligated to provide our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may be paid or become payable to our named executive officers in connection with the Merger.

Q: What will happen if the stockholders do not approve the Advisory Compensation Proposal at the Special Meeting?

A: Approval of the Advisory Compensation Proposal is not a condition to the completion of the Merger and is separate and apart from the votes to approve the other proposals being presented at the Special Meeting. The vote with respect to the Advisory Compensation Proposal is an advisory vote and will not be binding on EVO or Parent. Accordingly, the merger-related compensation will be paid to EVO’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the holders of EVO stock do not approve the Advisory Compensation Proposal.

Q: What constitutes a quorum?

A: For (i) the Required EVO Capital Stock Approval regarding the Merger Proposal, (ii) the Advisory Compensation Proposal and (iii) the Adjournment Proposal, a quorum is the presence, in person or representation by proxy, of the holders of record of a majority of the voting power of the combined shares of Class A common stock, Class D common stock, and Series A convertible preferred stock issued and outstanding as of the record date and entitled to vote at the Special Meeting. For the Separate Series A Convertible Preferred Stock Class Approval regarding the Merger Proposal, a quorum is the holders of shares of Series A convertible preferred stock entitled to cast a majority of the total votes entitled to vote on the Merger Proposal by the holders of the shares of Series A convertible preferred stock, present in person or represented by proxy at the Special Meeting.

When a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders. Abstentions are considered as present for the purpose of determining the presence of a quorum. Shares not in attendance and broker non-votes will not be counted towards the required quorum. If a quorum is not present, the chairman of the Special Meeting may adjourn the meeting, generally without notice other than an announcement at the meeting, until the required quorum is present.

Q: How does the Board of Directors recommend that I vote?

A: After considering various reasons to approve and adopt the Merger Agreement, as well as certain countervailing factors, the Board members unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of EVO’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) directed that the Merger Agreement be submitted to EVO’s stockholders to be adopted and approved, and (iv) resolved to recommend adoption of the Merger Agreement by EVO’s stockholders. Certain factors considered by the Board in reaching its decision to approve and adopt the Merger Agreement and the Merger can be found in the section titled “The Merger—Recommendation of the Board and Reasons for the Merger” below.

The Board of Directors recommends that EVO stockholders vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Advisory Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

Q: What is the difference between holding shares as a stockholder of record and a beneficial owner?

•

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and this proxy statement is being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the proxies named in the enclosed proxy card or to vote your shares at the Special Meeting. We have enclosed a proxy card for you to use.

•

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and this proxy statement is being forwarded to you, together with a voting instruction form, by your nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares and you are also invited to attend the Special Meeting where you may vote your shares by following the procedure described below.

Q: How do I vote my shares of EVO stock?

A: Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the annexes. You should also determine whether you hold your shares of EVO stock directly in your name as a stockholder of record or through a nominee, because this will determine the procedure that you must follow in order to vote. You are a stockholder of record if you hold your EVO stock in certificated form or if you hold your EVO stock in your name directly with our transfer agent. If you are a stockholder of record, you may vote in any of the following ways:

•

Vote in advance by mail. From the hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted. For your mailed proxy card to be counted, we must receive it prior to the Special Meeting.

•

Vote in advance by telephone. Dial 1-800-690-6903 and follow the recorded instructions. You will need the control number shown on your proxy card in order to vote. The telephone voting system is available 24 hours a day until 11:59 p.m. Eastern time on October 25, 2022.

•

Vote in advance via the Internet. Visit www.proxyvote.com. You will need the control number shown on your proxy card in order to vote. The Internet voting system is available 24 hours a day until 11:59 p.m. Eastern time on October 25, 2022.

•

Vote by attending the Special Meeting. Stockholders of record who attend the Special Meeting may vote by filling out a ballot at the meeting, and any previously submitted proxies will be revoked by any subsequent vote cast at the Special Meeting. Even if you intend to attend and vote at the Special Meeting, our Board recommends that you grant a proxy via mail, telephone or the Internet in case you are later unable to attend the Special Meeting to ensure that your vote is counted.

If your shares are held through a nominee, you will receive separate voting instructions from your nominee. You must follow the voting instructions provided by your nominee in order to instruct your broker on how to vote your shares.

Q: If I hold my shares through a nominee, will my nominee vote my shares for me?

A: Your nominee will only be permitted to vote your shares if you instruct your nominee how to vote. You should follow the procedures provided by your nominee regarding the voting of your shares. Your nominee may not vote your shares on the Merger Proposal, the Advisory Compensation Proposal or the Adjournment Proposal without specific instructions from you.

If you do not instruct your nominee to vote your shares, your shares will not be voted, which will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the vote on the Advisory Compensation Proposal or the Adjournment Proposal.

Q: What happens if I return my proxy card but I do not indicate how to vote?

A: If you sign and properly return your proxy card, but do not include instructions on how to vote, your shares of EVO stock will be voted:

1.	“FOR” the Merger Proposal;

2.	“FOR” the Advisory Compensation Proposal; and

3.	“FOR” the Adjournment Proposal.

We do not currently intend to present any other proposals for consideration at the Special Meeting. If other proposals requiring a vote of stockholders are brought before the Special Meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q: What happens if I abstain from voting on a proposal?

A: If you sign and return a proxy card or grant a proxy by telephone or over the Internet but abstain from voting on one or more proposals it will have the same effect as a vote “AGAINST” such proposal(s).

Q: May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A: Yes. If you are a stockholder of record, even if you sign and return the proxy card accompanying this proxy statement or submit a proxy via telephone or the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy at any time before it is exercised by giving written notice to our Secretary at EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, specifying such revocation. You may also change your vote by delivery of a valid, later-dated proxy (or submitting a proxy via telephone or the Internet at a later date) prior to the Special Meeting or by attending and voting at the Special Meeting.

If your shares are held through a nominee, you should contact your bank, broker or other nominee for instructions regarding how to change your vote.

Q: What does it mean if I receive more than one set of proxy materials?

A: This means that you own shares of EVO stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the voting instruction forms that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q: When do you expect the Merger to be completed?

A: EVO and Parent are working to complete the Merger in accordance with the terms of the Merger Agreement, and we expect it to be completed by the end of the first fiscal quarter of 2023. However, the Merger is subject to various regulatory approvals and other conditions, which are described in more detail in this proxy statement, and it is possible that factors outside the control of EVO or Parent could result in the Merger being completed at a later time or not being completed at all.

We expect to complete the Merger promptly following the receipt of stockholder approval and all required regulatory approvals and the satisfaction or waiver of the other conditions precedent described in the Merger Agreement.

Q: If the Merger is completed, how will I receive the cash for my shares?

A: If the Merger is completed and your shares of EVO stock are held in book-entry through the Depositary Trust Company (which we refer to in this proxy statement as “DTC”) or in “street name” by a broker or other nominee, EVO and Parent will cooperate to establish procedures to transmit the applicable cash proceeds. If you are a stockholder of record with your shares held in certificated form or held directly in your name in book-entry form other than through DTC, you will receive a letter of transmittal with instructions for returning such letter of transmittal, and, in the case of holders of share certificates, how to send your share certificates to the paying agent, in connection with the Merger. The paying agent will issue and deliver to you a check for your shares after you comply with these instructions.

Q: Should I send in my stock certificates now?

A: No. Please do not send your stock certificates now. If you are a stockholder of record with your shares held in certificated form, you will receive a letter of transmittal with instructions for returning such letter of transmittal and how to send your share certificates to the paying agent, in connection with the Merger. Please do not send in your stock certificates with your proxy card.

Q: What are the material U.S. federal income tax consequences of the Merger?

A: The exchange of shares of our Class A common stock for cash pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes to U.S. Holders (as defined in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” below). If you are a U.S. Holder and your shares of our Class A common stock are converted into the right to receive cash in the Merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. You should consult your tax advisor for a complete analysis of the particular tax consequences of the Merger to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

Q: What happens if the Merger is not completed?

A: If the Merger Agreement is not adopted by our stockholders at the Special Meeting or if the Merger is not completed for any other reason, our stockholders will not receive the merger consideration or any payment for their shares of EVO stock in connection with the Merger. Instead, EVO will remain an independent public company and our Class A common stock will continue to be listed and traded on the Nasdaq. In certain circumstances, we may be required to pay a termination fee in connection with a termination of the Merger Agreement, in each case, as described under the section titled “The Merger Agreement—Termination Fee; Effect of Termination” below.

Q: Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of EVO stock?

A: If the Merger is completed and you comply with the requirements of Section 262 of the DGCL, you will have the right under Delaware law to, in lieu of receiving the consideration offered pursuant to the Merger Agreement, seek appraisal of the fair value of your shares of Class A common stock (other than shares of Class A common stock issued upon exchange of Paired Interests or upon conversion of the Series A convertible preferred stock, in each case occurring after the vote on the Merger Proposal) as determined by the Delaware Court of Chancery.

Because all of EVO’s outstanding Series A convertible preferred stock will be converted into Class A common stock prior to the Merger and all of EVO’s outstanding Class D common stock will be surrendered to EVO prior to the Merger, no appraisal rights will be available with respect to such shares. In addition, because shares of Class A common stock issued upon (i) exchange of Paired Interests occurring after the vote on the Merger Proposal or (ii) conversion of the Series A convertible preferred stock will be issued after the vote on the Merger Proposal by the stockholders at the Special Meeting and the Merger will be submitted for stockholder approval, no appraisal rights will be available for such shares.

Appraisal rights will only be available for holders of shares of Class A common stock, other than those described in the immediately preceding paragraph, that deliver to EVO a written demand for appraisal of their shares prior to the taking of the vote on the Merger Proposal by our stockholders at the Special Meeting, do not vote in favor of the Merger Proposal, hold their shares continuously through the effective time of the Merger, and otherwise comply with the statutory procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. A beneficial owner (as defined in Section 262 of the DGCL) may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the statutory procedures and requirements set forth in Section 262 of the DGCL. The amount determined by the Delaware Court of Chancery to be the fair value of Class A common stock as of the effective time of the Merger could be more than, the same as, or less than the merger consideration a stockholder would be entitled to receive under the terms of the Merger Agreement.

Requirements under Delaware law for exercising and perfecting appraisal rights are described in further detail under “Appraisal Rights” below. Section 262 regarding appraisal rights available to stockholders of Delaware corporations in certain mergers and consolidations is reproduced and is attached as Annex C to this proxy statement. If you wish to avail yourself of your appraisal rights, you should consider consulting your legal advisor.

Q: Who will solicit and pay the cost of soliciting proxies?

A: EVO has engaged MacKenzie to assist in the solicitation of proxies for the Special Meeting and provide related advice and informational support, for a services fee of $25,000, plus customary disbursements. We will request banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of EVO stock held of record by those entities, and we will, upon request, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling, and mailing the proxy materials used in the solicitation of proxies. Our directors, officers, and employees may solicit proxies by mail, by email, by telephone, or in person. Those individuals will receive no additional compensation for solicitation activities.

Q: Who will count the votes?

A: The votes will be counted by a representative of Broadridge Financial Solutions, Inc., who will act as the inspector of election appointed for the Special Meeting.

Q: Where can I find the voting results of the Special Meeting?

A: EVO intends to publish the final voting results of the Special Meeting in a Current Report on Form 8-K that will be filed with the SEC following the Special Meeting. All periodic and current reports EVO files with the SEC are publicly available when filed. See “Where Stockholders Can Find More Information” below.

Q: Where can I find more information about EVO?

A: You can find more information about EVO in its publicly filed reports with the SEC, on EVO’s website investor.evopayments.com, and in the section titled “Where Stockholders Can Find More Information” below.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this proxy statement, or if you have questions about the Merger Agreement or the Merger, including the procedures for voting your shares, you should contact MacKenzie, our proxy solicitor, by telephone at (800) 322-2885.

If your nominee holds your shares, you should also call your nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make written or oral forward-looking statements in our reports on Forms 10-K, 10-Q, and 8-K, in press releases and other written materials and in oral statements made by our officers, directors, or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans,” “anticipates,” “foresees,” “future,” or by discussions of strategy, plans, or intentions. The statements in this proxy statement that are not historical statements are forward-looking statements. Forward-looking statements involve many known and unknown risks, uncertainties, assumptions, and other important factors that could cause actual conditions, actual results, performance or our achievements, or industry results, to differ materially from historical results, any future results, or performance or achievements expressed or implied by such forward-looking statements. Certain risks and uncertainties include, but are not limited to, the following:

•	we may be unable to obtain stockholder approval as required for the Merger;

•	other conditions to the closing of the Merger may not be satisfied, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval;

•	the Merger may involve unexpected costs, liabilities or delays;

•	our business may suffer as a result of uncertainty surrounding the Merger;

•	stockholder litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability;

•	we may be adversely affected by other economic, business, and/or competitive factors;

•	the occurrence of any event, change or other circumstances which, under the terms of the Merger Agreement, could give rise to the termination of the Merger Agreement;

•	the proposed transactions may disrupt our current plans and operations or divert management’s attention from ongoing business operations;

•	difficulties with our ability to retain and hire key personnel and maintain relationships with third parties as a result of the proposed Merger may occur; and

•	other risks to consummation of the proposed Merger, including the risk that the proposed Merger will not be consummated within the expected time period or at all.

Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements include, but are not limited to, the factors set forth in this proxy statement, in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, including but not limited to “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Part II, Item 1A. Risk Factors”, in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, including but not limited to “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Part II, Item 1A. Risk Factors”, and in our other filings with the SEC. Many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic.

All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

Forward-looking statements are based on current plans, estimates, assumptions and projections, and, therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and except as required by law, we undertake no obligation to update them in light of new information or future events.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board for use at the Special Meeting to be held at on October 26, 2022, at 8:00 a.m., Eastern time, or at any adjournment or postponement of such meeting. This proxy statement is first being mailed to our stockholders on or about September 23, 2022. The Special Meeting will be held at EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328.

Voting

If you are a stockholder of record, you may vote in any of the following ways:

•

Vote in advance by mail. From the hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted. For your mailed proxy card to be counted, we must receive it prior to the Special Meeting.

•	Vote in advance by telephone. Dial 1-800-690-6903 and follow the recorded instructions. You will need the control number shown on your proxy card in order to vote.

•	Vote in advance via the Internet. Visit www.proxyvote.com. You will need the control number shown on your proxy card in order to vote.

•

Vote by attending the Special Meeting. Stockholders of record who attend the Special Meeting may vote by filling out a ballot at the meeting, and any previously submitted proxies will be revoked by the vote cast at the Special Meeting. Even if you intend to attend and vote at the Special Meeting, our Board recommends that you grant a proxy via mail, telephone or the Internet in case you are later unable to attend the Special Meeting to ensure that your vote is counted.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern time, on October 25, 2022, the day before the Special Meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Special Meeting. If your shares are held through a nominee, you will receive separate voting instructions from your nominee. You must follow the voting instructions provided by your nominee in order to instruct your broker on how to vote your shares.

We encourage you to vote by proxy by mail, telephone or over the Internet well in advance of the Special Meeting, to ensure your shares are represented whether or not you decide to attend.

Purpose of the Special Meeting

The purpose of the Special Meeting is for the holders of EVO stock to consider and vote upon the following proposals:

1.	The Merger Proposal: To adopt the Merger Agreement.

2.

Advisory Compensation Proposal: To approve, by a non-binding, advisory vote, the compensation arrangements disclosed in this proxy statement that will or may be paid or become payable to EVO’s named executive officers in connection with the Merger.

3.

Adjournment Proposal: To approve the adjournment of the Special Meeting from time to time, if necessary or appropriate (as determined by the Board or the chairperson of the meeting), including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement, in the event that there are insufficient votes at the time of the Special Meeting to establish a quorum or adopt the Merger Agreement.

The Board recommends that you vote “FOR” each of the above proposals.

Stockholders must approve the proposal to adopt the Merger Agreement in order for the Merger to occur. If our stockholders fail to approve the proposal to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

The holders of record of EVO stock as of 4:00 p.m., Eastern time, on September 21, 2022 (which we refer to as the “record date”), will be entitled to receive notice of and to vote at the Special Meeting. As of the record date, there were (i) 48,293,696 shares of our Class A common stock outstanding, (ii) 3,741,074 shares of our Class D common stock outstanding and (iii) 152,250 shares of our Series A convertible preferred stock outstanding.

For (i) the Required EVO Capital Stock Approval regarding the Merger Proposal, (ii) the Advisory Compensation Proposal and (iii) the Adjournment Proposal, a quorum is the presence, in person or represented by proxy, of the holders of record of a majority of the voting power of the combined shares of Class A common stock, Class D common stock, and Series A convertible preferred stock issued and outstanding as of the record date and entitled to vote at the Special Meeting. For the Separate Series A Convertible Preferred Stock Class Approval regarding the Merger Proposal, a quorum is the holders of shares of Series A convertible preferred stock entitled to cast a majority of the total votes entitled to vote on the Merger Proposal by the holders of the shares of Series A convertible preferred stock, present in person or represented by proxy at the Special Meeting.

If you have properly voted by proxy, via mail, telephone or the Internet, you will be considered part of the quorum. Proxies received but not marked or marked as abstentions will be included in the calculation of the number of shares considered to be present at the Special Meeting.

Each share of Class A common stock and Class D common stock outstanding as of the record date will be entitled to one vote on each matter submitted to our stockholders for approval at the Special Meeting. For each matter submitted to our stockholders for approval at the Special Meeting other than the Separate Series A Convertible Preferred Stock Class Approval, each share of Series A convertible preferred stock outstanding as of the record date will be entitled to vote on an as-converted basis and will be entitled to one vote for each share of Class A common stock into which the share of Series A convertible preferred stock is then convertible. As of the record date, each share of Series A convertible preferred stock outstanding was entitled to cast approximately 73 votes at the Special Meeting when voting on an as-converted basis. For the Separate Series A Convertible Preferred Stock Class Approval regarding the Merger Proposal, each share of Series A convertible preferred stock outstanding as of the record date will be entitled to one vote per share.

In accordance with the Nasdaq rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to any of the proposals to be voted on at the Special Meeting. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares with respect to the proposals to be voted on at the Special Meeting, they may not vote such shares with respect to such proposals. Because all proposals for the Special Meeting are non-routine and non-discretionary, we do not expect there to be any broker non-votes for such proposals.

In the event that a quorum is not present at the Special Meeting, subject to the terms of the Merger Agreement, EVO expects to adjourn or postpone the Special Meeting until it solicits enough proxies to obtain a quorum. Pursuant to the Amended and Restated Bylaws of EVO, as amended (which we refer to as the “EVO bylaws”), the chairman of any meeting of EVO stockholders has the right and authority to convene and (for any or no reason, including, without limitation, lack of a quorum) to adjourn the meeting to another place, date and time, and to do all acts that the chairman deems are appropriate for the proper conduct of the meeting. However pursuant to the Merger Agreement, EVO may only adjourn or postpone the Special Meeting (i) after consulting with Parent, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to our stockholders within a reasonable amount of time in advance of the Special Meeting, (ii) as otherwise required by applicable law or if at the time for which the Special Meeting is scheduled as set forth in this proxy statement, or (iii) if there are insufficient shares of EVO stock represented (in person or by proxy) to obtain EVO stockholder approval; provided, however, the Special Meeting may not be adjourned or postponed by EVO on more than two occasions, with any such adjournment to not (x) exceed 30 days after the previously scheduled or rescheduled date of the Special Meeting and (y) be adjourned or postponed to a date on or after three business days before the End Date (as defined in the Merger Agreement).

Vote Required

Approval of the Merger Proposal requires the affirmative vote of (i) a majority of the votes entitled to vote thereon by the holders of issued and outstanding shares of Class A common stock, Class D common stock and Series A convertible preferred stock as of the record date, voting together as a single class, with each share of Series A convertible preferred stock voting on an as-converted basis, and (ii) two-thirds of the issued and outstanding shares of Series A convertible preferred stock as of the record date, voting together as a single class. In addition, under the Merger Agreement, the receipt of such required vote is a condition to the completion of the Merger.

Approval of each of the Advisory Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the Class A common stock, Class D common stock and Series A convertible preferred stock voting together as a single class (with each share of Series A convertible preferred stock voting on an as-converted basis) entitled to vote thereon that are present in person or represented by proxy at the Special Meeting.

Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, the Adjournment Proposal and the Advisory Compensation Proposal. The failure by stockholders to (i) attend the Special Meeting and vote or (ii) authorize a proxy to vote their shares at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the vote on the Adjournment Proposal or the Advisory Compensation Proposal.

Brokers, banks or other nominees holding shares of EVO stock in “street name” may not vote such shares of EVO stock on any of the proposals absent instruction from you on how you wish your shares of EVO stock to be voted. If your shares are held in “street name,” unless you attend the Special Meeting in-person, with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the vote on the Adjournment Proposal or the Advisory Compensation Proposal.

Voting by Proxy

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of EVO stock in the way that you indicate. When completing the telephone or Internet processes or the proxy card, you may specify whether your shares of EVO stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the Special Meeting. If you sign, date and return your proxy card

(or submit your proxy by telephone or the Internet) without indicating how you wish to vote on a proposal, your proxy will be voted in accordance with our Board’s recommendation—i.e., in favor of the Merger Proposal, the Advisory Compensation Proposal and the Adjournment Proposal. If you are a stockholder of record of EVO stock and fail to return your proxy card (or fail to submit your proxy by telephone or the Internet), unless you attend the Special Meeting in-person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the vote on the Advisory Compensation Proposal or the Adjournment Proposal. If you sign and return a proxy, the individuals named on the enclosed proxy card will have discretionary authority to vote on any other items that may arise at the Special Meeting or any adjournments or postponements thereof.

Broker Non-Votes

If your shares of EVO stock are held in “street name,” you will receive instructions from your broker, bank, trust or other nominee that you must follow in order to have your shares voted. Your broker, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the directions on the voting instruction form sent to you by your broker, bank, trust or other nominee with this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee, as the case may be. Brokers who hold shares of EVO stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as the Merger Proposal, Adjournment Proposal and Advisory Compensation Proposal, without specific instructions from the beneficial owner. Because all proposals for the Special Meeting are non-routine and non-discretionary, we do not expect there to be any broker non-votes for such proposals.

If your shares are held in “street name,” unless you attend the Special Meeting in-person, with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the outcome of the vote of the Advisory Compensation Proposal or the Adjournment Proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record of EVO stock, you may revoke your proxy by:

•	signing and returning a new proxy bearing a later date, or by using the telephone or Internet proxy submission procedures described above;

•	attending the Special Meeting and voting in-person; or

•	subsequently delivering to EVO’s Secretary a written notice of revocation to c/o EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328.

Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to EVO or by sending a written notice of revocation to EVO, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by EVO before the Special Meeting. If you intend to submit a new proxy by telephone or via the Internet, you must do so by 11:59 p.m., Eastern time, on October 25, 2022, the day before the Special Meeting.

If you hold your shares of EVO stock in “street name” through a nominee, you will need to follow the instructions provided to you by your nominee in order to revoke your voting instructions or submit new voting instructions.

Adjournments and Postponements

Although it is not currently expected, subject to the terms of the Merger Agreement, the Special Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies. We are submitting a proposal for consideration at the Special Meeting to authorize the named proxies to approve one or more adjournments of the Special Meeting, if necessary or appropriate (as determined by the Board or the chairperson of the meeting), including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement, in the event that there are insufficient votes at the time of the Special Meeting or any adjournment or postponement of the Special Meeting. Subject to the terms of the Merger Agreement, we retain full authority to the extent set forth in the EVO bylaws and Delaware law to adjourn the Special Meeting (or any adjournment or postponement of the Special Meeting) or to postpone the Special Meeting (or any adjournment or postponement of the Special Meeting) without the consent of any stockholder.

If the Special Meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or our Board fixes a new record date for the Special Meeting. Subject to the terms of the Merger Agreement, at any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Anticipated Date of Completion of the Merger

EVO and Parent are working to complete the Merger in accordance with the terms of the Merger Agreement, and we expect it to be completed by the end of the first fiscal quarter of 2023. If our stockholders vote to approve the proposal to adopt the Merger Agreement, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger, subject to the terms of the Merger Agreement. See the section titled “The Merger—Closing and Effective Time of the Merger” below.

Rights of Stockholders Who Seek Appraisal

If the Merger is completed and you comply with the requirements of Section 262 of the DGCL, you will have the right under Delaware law to, in lieu of receiving the consideration offered pursuant to the Merger Agreement, seek appraisal of the fair value of your shares of EVO’s Class A common stock (other than shares of Class A common stock issued upon exchange of Paired Interests or upon conversion of the Series A convertible preferred stock, in each case occurring after the vote on the Merger Proposal) as determined by the Delaware Court of Chancery. The amount determined by the Delaware Court of Chancery to be the fair value of the Class A common stock as of the effective time of the Merger could be more than, the same as or less than the merger consideration offered pursuant to the Merger Agreement. Your appraisal rights are subject to a number of restrictions and technical requirements. Generally, in order to demand and perfect your appraisal rights, you must comply with the procedures set forth in Section 262, including but not limited to the following:

•

prior to the vote on the Merger Proposal by the holders of EVO stock at the Special Meeting, you must deliver to EVO a written demand for appraisal of your shares that complies with the applicable statutory requirements;

•	you must not vote “FOR” the Merger Proposal, either by proxy or in person, at the Special Meeting; and

•	you must continue to hold (or own, as applicable) your shares through the effective time of the Merger.

Merely voting against, or abstaining from or failing to vote on, the Merger Proposal will not perfect your appraisal rights. Requirements under Delaware law for exercising appraisal rights are described in further detail in the section titled “Appraisal Rights” below. A copy of Section 262 is attached as Annex C to this proxy statement. If you wish to avail yourself of your appraisal rights, you should consider consulting your legal and financial advisors promptly.

Because all of EVO’s outstanding Series A convertible preferred stock will be converted into Class A common stock prior to the Merger and all of EVO’s outstanding Class D common stock will be surrendered to EVO prior to the Merger, no appraisal rights will be available with respect to such shares. In addition, because shares of Class A common stock issued upon (i) exchange of Paired Interests occurring after the vote on the Merger Proposal or (ii) conversion of the Series A convertible preferred stock will be issued after the vote on the Merger Proposal by the stockholders at the Special Meeting and the Merger will be submitted for stockholder approval, no appraisal rights will be available for such shares.

Solicitation of Proxies; Payment of Solicitation Expenses

Our directors, officers, and employees may solicit proxies by mail, by email, by telephone, or in person. Those individuals will receive no additional compensation for solicitation activities. We have also engaged MacKenzie to assist in the solicitation of proxies and provide related advice and informational support, for a services fee of $25,000, plus customary disbursements. We will request banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of EVO stock held of record by those entities, and we will, upon request, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling, and mailing the proxy materials used in the solicitation of proxies.

Questions and Additional Information

You should not return your stock certificate or send documents representing EVO stock with the proxy card. If the Merger is completed and your shares of EVO stock are held in book-entry through DTC or in “street name” by a broker or other nominee, EVO and Parent will cooperate to establish procedures to transmit the applicable cash proceeds. If the Merger is completed and you are a stockholder of record with your shares held in certificated form or held directly in your name in book-entry form other than through DTC, you will receive a letter of transmittal with instructions for returning such letter of transmittal, and, in the case of holders of share certificates, how to send your share certificates to the paying agent, in connection with the Merger. The paying agent will issue and deliver to you a check for your shares after you comply with these instructions.

If you have questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact MacKenzie, our proxy solicitor, by telephone at (800) 322-2885.

PROPOSAL 1: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

Merger Proposal

We are asking you adopt the Merger Agreement. If the Merger Agreement is adopted by our stockholders and all other conditions to the closing of the Merger are either satisfied or validly waived, Merger Subsidiary will merge with and into EVO with EVO surviving the Merger as wholly owned subsidiary of Parent. Our Class A common stock is currently traded on the Nasdaq under the symbol “EVOP.” If the Merger is completed, we will cease to be an independent public company and will become a wholly owned subsidiary of Parent. Following the completion of the Merger, the registration of our Class A common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the completion of the Merger, our Class A common stock will no longer be listed on any stock exchange or quotation system, including the Nasdaq.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections titled “The Merger” and “The Merger Agreement” below. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

We cannot complete the Merger without the affirmative vote of (i) the Required EVO Capital Stock Approval and (ii) the Separate Series A Convertible Preferred Stock Class Approval, in each case regarding the Merger Proposal. If you abstain from voting, fail to cast your vote, in person, online or by proxy, or fail to give voting instructions to your nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

If you sign, date and return your proxy card (or submit your proxy by telephone or the Internet) without indicating how you wish to vote on a proposal, your proxy will be voted in accordance with our Board’s recommendation.

The Board recommends that stockholders vote “FOR” the Merger Proposal to adopt the Merger Agreement.

Set forth below is a detailed description of the Merger and the Merger Agreement.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties to the Merger

EVO Payments, Inc.

EVO is a global merchant acquirer and payment processor that services more than 550,000 merchants and processes approximately 4.2 billion transactions annually. EVO helps to enable electronic commerce globally with local operations in 12 countries and the ability to serve over 50 markets around the world and classifies its business into two segments: the Americas and Europe. EVO offers (i) a highly productive and scaled sales distribution network, including exclusive global financial institution and tech-enabled referral partnerships, (ii) three proprietary, in-house processing platforms that are connected by a single point of integration, and (iii) a comprehensive suite of payment and commerce solutions, including integrated software, at the physical point-of-sale, eCommerce, and business-to-business solutions.

EVO is organized under the laws of the state of Delaware. The address and telephone number of its executive offices are 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, and (770) 336-8463.

Additional information about EVO is contained in its public filings, certain of which we incorporate by reference herein. See “Where Stockholders Can Find More Information” of this proxy statement.

EVO’s Class A common stock is listed on the Nasdaq under the symbol “EVOP.”

Global Payments Inc.

Parent is a leading payments technology company delivering innovative software and services to approximately 4.0 million merchant locations and more than 1,350 financial institutions across more than 170 countries throughout North America, Europe, Asia-Pacific and Latin America. Parent is a member of the S&P 500. Parent’s common stock is traded on the New York Stock Exchange under the symbol “GPN.”

Parent was incorporated in 2000 and spun-off from its former parent company in 2001. Including its time as part of its former parent company, Parent has been in the payment technology services business since 1967. Since its spin-off, Parent has expanded in existing markets and into new markets internationally by pursuing further acquisitions and joint ventures. In 2016, Parent merged with Heartland Payment Systems, Inc., which significantly expanded its small- and medium-sized enterprise distribution, customer base and vertical reach in the United States. In September 2019, Parent consummated its merger with TSYS. Prior to Parent’s merger with TSYS, TSYS was a leading global payments provider, offering seamless, secure and innovative solutions to issuers, merchants and consumers.

Parent is organized under the laws of the state of Georgia. The address and telephone number of its executive offices are 3550 Lenox Road, Atlanta, Georgia 30326, and (770) 829-8000.

Falcon Merger Sub Inc.

Merger Subsidiary is a wholly owned subsidiary of Parent, that was formed on July 29, 2022 for the sole purpose of entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement, including the Merger. Upon the terms and subject to the conditions of the Merger Agreement, Merger Subsidiary will be merged with and into EVO, with EVO surviving the Merger as a wholly owned subsidiary of Parent. Merger Subsidiary is organized under the laws of the state of Delaware. Merger Subsidiary’s principal executive offices are located at 3550 Lenox Road, Atlanta, Georgia 30326, and its telephone number is (770) 829-8000.

Effects of the Merger

Treatment of Class A Common Stock of EVO and Common Stock of Merger Subsidiary

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Subsidiary will merge with and into EVO, and EVO will continue as the surviving corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, our Class A common stock will no longer be publicly traded and will be delisted from the Nasdaq and price quotations in the public market will no longer be available for our Class A common stock. In addition, our Class A common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

If the Merger is completed, you will not own any shares of the common stock of the surviving corporation. Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the effective time of the Merger will be converted into and become one newly issued, fully paid and non-assessable share of common stock of the surviving corporation.

If the Merger is completed, each share of our Class A common stock issued and outstanding immediately prior to the effective time of the Merger (other than the excluded shares), will be converted into the right to receive the merger consideration. At or immediately after the effective time of the Merger, Parent will deposit, or cause to be deposited, with the paying agent, for the benefit of the holders of the Class A common stock, cash in an amount sufficient to pay the aggregate merger consideration.

Exchange of Paired Interests for Class A Common Stock

Prior to the effective time of the Merger, EVO must cause each holder of Paired Interests, other than any holders of Paired Interests that have already exchanged their Paired Interests, to exchange each of their outstanding Paired Interests for one share of Class A common stock, in accordance with Section 2.04 of the Exchange Agreement.

In addition, concurrently with EVO and Parent’s entry into the Merger Agreement, (i) the MDP Entities and (ii) Mr. James G. Kelly, our chief executive officer and director, entered into Voting Agreements. Pursuant to the Voting Agreements, the MDP Entities and Mr. Kelly have agreed to, among other things exchange, in accordance with the terms of the Exchange Agreement, all of the MDP Entities and Mr. Kelly’s Paired Interests, effective immediately prior to and conditioned upon the closing.

Pursuant to the Exchange Agreement and the Voting Agreements, on the closing date of the Merger each Paired Interest outstanding as of immediately prior to the effective time of the Merger will be exchanged for one share of Class A common stock pursuant to the Exchange Agreement which will be converted into the right to receive the merger consideration at the effective time of the Merger pursuant to the Merger Agreement.

For more information, see the section titled “The Merger—Voting Agreements.”

Conversion of Series A Convertible Preferred Stock into Class A Common Stock

Additionally, pursuant to the MDP Entities’ Voting Agreement (and subject to the terms thereof), the MDP Entities each agreed to irrevocably and unconditionally convert all shares of Series A convertible preferred stock held by each MDP Entity into Class A common stock, immediately prior to and contingent and conditioned upon the closing of the Merger (and in accordance with the terms of the Certificate of Designations).

Following the Conversion, each share of Class A common stock that is issued in the Conversion will be converted into the right to receive the merger consideration at the effective time of the Merger pursuant to the Merger Agreement.

For more information, see the section titled “The Merger—Voting Agreements.”

Directors and Officers; Certificate of Incorporation; Bylaws

At the effective time of the Merger, the certificate of incorporation and the EVO bylaws will be amended in their entirety to be in the forms set forth as exhibits to the Merger Agreement until thereafter changed or amended as provided therein or by applicable law. In addition, as of the effective time of the Merger, the directors of Merger Subsidiary immediately prior to the effective time will become the directors of the surviving corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the surviving corporation. The officers of Merger Subsidiary immediately prior to the effective time will be the initial officers of the surviving corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

Effects on EVO if the Merger is not Completed

If the Merger Agreement is not adopted by our stockholders at the Special Meeting or if the Merger is not completed for any other reason, our stockholders will not receive the merger consideration or any payment for their shares of EVO stock in connection with the Merger. Instead, EVO will remain an independent public company and our Class A common stock will continue to be listed and traded on the Nasdaq. In certain circumstances, we may be required to pay a termination fee in connection with a termination of the Merger Agreement. For more information about the circumstances in which EVO must pay Parent such termination fee, see the section titled “The Merger Agreement—Termination Fee; Effect of Termination” below.

Treatment of Blueapple’s Common Units

Concurrently with EVO and Parent’s entry into the Merger Agreement, Blueapple entered into the Blueapple Sale Agreement with Parent and EVO, pursuant to which Blueapple agreed to sell all of its common units to EVO in exchange for $1,093,560,292, representing the product of the merger consideration and the number of common units owned by Blueapple, concurrently with, and contingent and conditioned upon, the closing of the transactions contemplated by the Merger Agreement.

Other than (i) the Paired Interests outstanding as of immediately prior to the effective time of the Merger, which will be exchanged for shares of Class A common stock pursuant to the Exchange Agreement that will then be converted into the right to receive the merger consideration at the effective time of the Merger pursuant to the Merger Agreement and (ii) the common units held by EVO, all outstanding common units of OpCo are held by Blueapple and will be held by Blueapple as of immediately prior to the effective time of the Merger.

For further discussion of the Blueapple Sale Agreement, see the section titled “The Merger—Blueapple Sale Agreement” below.

Background of the Merger

EVO’s Board and executive management team regularly review EVO’s independent strategic plans, and consider various strategic alternatives potentially available to EVO, all with the goal of enhancing value for stockholders. James G. Kelly, EVO’s Chief Executive Officer, also periodically engages in discussions with the chief executive officers of other companies in the payments and financial services industries (including Jeffrey S. Sloan, Parent’s Chief Executive Officer) and periodically updates EVO’s Board on relevant discussions. On September 9, 2021, EVO received an unsolicited preliminary non-binding proposal from Party A, a potential strategic acquiror of EVO, whereby Party A proposed to acquire EVO for a purchase price of $36.50 per share via a mix of cash and Party A’s stock, subject to a number of contingencies, including initiating and completing due diligence and the negotiation of definitive transaction documents. On September 9, 2021, the closing sale price of EVO’s Class A common stock was $25.67 and the closing sale price of Party A’s common stock was $80.52.

EVO’s Board held four meetings in September, October, and November 2021 to review Party A’s unsolicited proposal. EVO’s executive management and- representatives of King & Spalding LLP, EVO’s legal advisor and which we refer to as “King & Spalding,” participated in these meetings. Representatives of Citi were also present and participated in the September 29, 2021 and November 2, 2021 meetings. Representatives of Citi were invited to participate in these and certain subsequent EVO Board meetings due to Citi’s longstanding relationship with EVO and Citi’s extensive experience advising companies in the payments and financial services industries, as well as significant experience providing strategic and financial advisory services. In connection with these meetings, the Board reviewed Party A’s unsolicited proposal as well as a range of other strategic alternatives available to EVO, including a transaction involving Parent. EVO did not share confidential information, or enter into a confidentiality agreement, with Party A.

Following these EVO Board meetings, in November 2021 the Board determined that pursuing discussions at that time with Party A regarding its unsolicited proposed transaction was not in the best interests of EVO’s stockholders due to, among other matters, (1) the recent volatility in the stock prices of companies in the payments and financial services industries and specifically in Party A’s stock price, which had declined significantly since the initial proposal, (2) the fact that EVO’s Board did not believe Party A would be likely to finance an all cash acquisition of EVO, (3) the fact that a transaction with Party A would likely involve EVO’s stockholders receiving a significant amount of Party A’s stock and the EVO Board’s concerns regarding the valuation of Party A’s stock and the implied value of the consideration to be received by EVO’s stockholders relative to the standalone value of EVO, (4) the fact that Party A had not completed a comparable transaction of this scale and the Board’s concern regarding Party A’s ability to successfully integrate the two companies, and (5) Party A’s lack of experience in international markets, in payment processing and joint venture arrangements with bank partners.

EVO subsequently informed Party A of the EVO Board’s determination, and EVO continued to operate its business as a standalone public company following this discussion. On November 2, 2021, the date of the last EVO Board meeting regarding the Party A proposal, the closing sale price of EVO’s Class A common stock was $21.63 and the closing sale price of Party A’s common stock was $59.23, representing a decline of approximately 26% from the closing sale price of Party A’s common stock on the date of its initial proposal.

On November 16, 2021, Bloomberg published an article stating that EVO had rejected Party A’s unsolicited proposal.

On November 17, 2021, Mr. Sloan contacted Mr. Kelly and indicated that if EVO was undertaking a sale process based on what was reported in the Bloomberg story, Parent would be interested in speaking with EVO. Mr. Kelly reported Mr. Sloan’s outreach to members of EVO’s Board but no further discussions between the parties occurred at that time.

On March 14, 2022, Mr. Sloan contacted Mr. Kelly and asked if they could speak on March 18, 2022. Mr. Kelly agreed to this request. On March 18, 2022, Mr. Sloan and Mr. Kelly spoke by telephone and, during the conversation, Mr. Sloan proposed a potential acquisition of EVO by Parent. Mr. Sloan and Mr. Kelly discussed at a high level the potential cost synergies that could be achieved in a transaction. Mr. Sloan indicated that Parent would be willing to evaluate a potential acquisition of EVO in an all cash transaction at a purchase price per share in the high $20.00’s, but that Parent would not be able to offer a purchase price at or above $30.00 per share. Mr. Sloan further indicated that Parent’s indication of interest was subject to customary diligence, including a further evaluation of the cost synergies that could be achieved in a potential transaction. Mr. Sloan noted that Parent’s board of directors was supportive of the potential transaction. Mr. Kelly informed Mr. Sloan that EVO continued to be focused on executing its current strategy and operating as an independent, stand-alone company, but that he would discuss Parent’s interest to acquire EVO with EVO’s Board.

On March 21, 2022, the Investment Committee of EVO’s Board met to review the preliminary indication of interest from Parent. Members of EVO’s executive management and representatives of King & Spalding and Citi participated in the meeting. At the meeting, representatives of King & Spalding discussed with the members of the Investment Committee their fiduciary duties, both in general and in the context of various types of transactions, as well as how the EVO Board might evaluate the potential transaction with Parent. Mr. Kelly and members of EVO’s executive management reviewed EVO’s financial and business performance with the Investment Committee. Representatives of Citi reviewed developments in the payments and financial services industries and Parent’s history of prior merger transactions. After discussion, the Investment Committee determined that Parent’s preliminary indication of interest should be reviewed with the full EVO Board and representatives of Citi and King & Spalding at a meeting to be scheduled in the near term.

On March 28, 2022, EVO’s Board met to review Parent’s preliminary indication of interest. Members of EVO’s executive management and representatives of King & Spalding and Citi participated in the meeting. At the meeting, representatives of King & Spalding discussed with the members of EVO’s Board their fiduciary duties, both in general and in the context of various types of transactions, as well as how the EVO Board might evaluate the potential transaction with Parent. Mr. Kelly and members of EVO’s executive management reviewed EVO’s financial and business performance. Representatives of Citi reviewed, among other matters, developments in the payments and financial services industries and EVO’s financial performance since November 2021. Members of EVO’s executive management and representatives of Citi also discussed with the EVO Board the potential cost synergies that could be achieved in a potential transaction with Parent based on comparable market transactions. After discussion, EVO’s Board determined that Parent’s proposal was not compelling enough to warrant further discussion at that time and directed Mr. Kelly to inform Mr. Sloan of the same.

On March 29, 2022, Mr. Kelly informed Mr. Sloan of the EVO Board’s determination. Mr. Sloan did not propose a revised purchase price range or other transaction terms and indicated that Parent was not interested in pursuing a transaction above the proposed range at that time. EVO continued to operate its business as a standalone public company following this discussion.

On June 9, 2022, Messrs. Kelly and Sloan met in person for a social dinner. Over the course of the dinner, Mr. Sloan and Mr. Kelly discussed their prior engagement earlier in the year regarding a potential business combination between Parent and EVO and Mr. Sloan stated that Parent still believed that a combination of the two companies would be beneficial to their respective stockholders and that he estimated that approximately $100 million of cost synergies could be achieved in a potential transaction between Parent and EVO. Mr. Kelly stated that EVO had preliminarily analyzed the cost synergies that could be achieved in a potential transaction with Parent in connection with Parent’s preliminary indication of interest earlier in the year, and EVO believed that such cost synergies were likely greater than $100 million. After discussion, Messrs. Sloan and Kelly agreed to meet again to discuss a potential transaction and cost synergies in further detail. Following the dinner, Mr. Kelly updated members of the EVO Board on his discussions with Mr. Sloan.

On June 12, 2022, Messrs. Kelly and Sloan spoke by telephone. Messrs. Kelly and Sloan discussed in further detail the potential cost synergies that could be achieved in a potential transaction. After discussion, Mr. Sloan acknowledged that the cost synergies that could be achieved in a potential transaction were likely greater than $100 million. Mr. Kelly and Mr. Sloan also generally discussed (1) the status of EVO’s litigation with Grupo Santander and (2) the existence of a tax receivables agreement that EVO entered into in connection with its initial public offering and the corresponding deferred tax asset (a term sometimes used in the negotiations to mean tax benefits). At the conclusion of the discussion, Mr. Sloan stated that Parent would consider submitting a revised proposal to acquire EVO. Mr. Kelly also noted that the purchase price in any potential transaction should reflect Parent’s valuation of all of EVO’s existing and contingent assets.

On June 13, 2022, Mr. Sloan contacted Mr. Kelly by telephone and proposed a potential acquisition of EVO by Parent, which we refer to as the “June Proposal”. During the conversation, Mr. Sloan proposed a potential purchase price range of between $32.00 to $34.00 per share, payable in cash and subject to customary diligence and further evaluation of the cost synergies that could be achieved in a potential transaction. Mr. Sloan noted that because of other strategic priorities, he needed to understand whether EVO was willing to move forward with a potential transaction and that any such transaction would need to be signed and publicly announced by the beginning of August. Mr. Sloan also stated that Parent understood that an “early termination payment” was contractually required to be made to the parties to the TRA in a change of control transaction and that Parent would be willing to make a payment in an amount based on the tax benefit that Parent would expect to receive in a potential acquisition of EVO. Mr. Kelly asked Mr. Sloan to clarify whether Parent was offering an all-cash transaction or would consider issuing equity to EVO’s stockholders as a component of the merger consideration payable in the potential transaction, and Mr. Sloan stated that the offer was for an all-cash transaction. Mr. Kelly informed Mr. Sloan that he would discuss the June Proposal with the EVO Board. On June 13, 2022, the closing sale price of EVO’s Class A common stock was $21.70, which implied a 47%—57% premium under the June Proposal.

The Investment Committee of EVO’s Board met during the evening of June 13, 2022 to review the June Proposal. Members of EVO’s senior management and representatives of King & Spalding and Citi participated in the meeting. During the meeting, Mr. Kelly discussed the terms of the June Proposal with the Investment Committee. After discussion, the Investment Committee determined that the June Proposal should be reviewed with the full EVO Board and representatives of Citi and King & Spalding at a meeting to be scheduled in the near term.

On June 14, 2022, EVO’s Board met to review the June Proposal. Members of EVO’s executive management and representatives of King & Spalding and Citi participated in the meeting. At the meeting, Mr. Kelly discussed with EVO’s Board the events leading up to, as well as the key terms of, the June Proposal. Representatives of King & Spalding discussed with the members of EVO’s Board their fiduciary duties, both in general and in the context of various types of transactions, as well as how the EVO Board might evaluate the potential transaction with Parent. Representatives of Citi discussed with the EVO Board the recent stock price performance of EVO and other companies in the payments and financial services industries, premiums paid by acquirors in transactions involving U.S. publicly traded targets, and potential next steps if EVO were to further evaluate the June Proposal. Representatives of Citi also discussed with EVO’s Board Citi’s illustrative preliminary financial analysis with respect to EVO. After discussion, EVO’s Board authorized EVO’s CEO to continue discussions with Parent regarding a potential transaction if Parent would agree to increase the top end of its purchase price range to $35.00 per share in the transaction.

Also at the meeting, EVO’s executive management and representatives of Citi discussed with EVO’s Board the possible interest that other third parties may have in evaluating a potential transaction with EVO. As part of this discussion, Mr. Kelly noted, among other matters, that Parent was likely to achieve greater cost synergies in a transaction with EVO than other third parties could achieve, which substantially decreased the likelihood that other third parties would pay more to acquire EVO relative to what Parent proposed to pay in the June Proposal. In addition, Mr. Kelly and representatives of Citi discussed certain assumptions regarding the possible strategic priorities of other potential acquirors in the payments and financial services industries and their belief that these other potential acquirors were currently unlikely to be interested in evaluating a potential transaction with EVO. EVO’s Board discussed the potential process of a transaction with Parent, including the EVO Board’s concerns regarding the significant risks to EVO and its business posed by contacting other potential acquirors before announcing a transaction. These potential risks and considerations included (1) concerns about market leaks and rumors regarding a potential transaction disrupting customer relationships, (2) jeopardizing customer transactions currently in the pipeline and risking customer attrition and employee turnover, (3) the impact on pending regulatory approvals in various jurisdictions, including approvals related to EVO’s pending acquisition in Greece, (4) the limited universe of potential strategic acquirors with the financial ability to acquire EVO, (5) the geographic footprint and strategic focus of EVO as compared to other companies in the payments and financial services industries, (6) the risk of not being able to consummate a transaction with other industry participants given potential regulatory risks and (7) the possibility that Parent may be unwilling to pursue an acquisition of EVO in a prolonged and multiparty process. The Board also discussed the September 2021 proposal from Party A, noting that Party A’s stock was approximately 60% lower than at the time of the original proposal, which led the EVO Board to believe that Party A could not feasibly complete a transaction involving a significant portion of Party A’s stock, that Party A had announced other significant acquisitions in 2022 and as a result would likely be unable to pursue other strategic initiatives, and that Party A had publicly announced that it was no longer interested in pursuing a transaction with EVO. As a result of these discussions, EVO’s Board determined that evaluating a potential transaction with Parent without contacting other potential acquirors before announcing a transaction would be critical to minimizing risks to EVO, protecting its business and maximizing stockholder value. The EVO Board also reviewed with representatives of King & Spalding and Citi the range of potential fiduciary out provisions that could be included in any definitive agreement with Parent.

The EVO Board also discussed as a preliminary matter the TRA and the potential implications that a transaction with Parent would have on the TRA. EVO’s executive management noted that, based on its assessment of the TRA and related tax matters, an early termination payment under the TRA would be required to be paid to the parties to the TRA if a transaction with Parent was consummated. EVO’s executive management also noted that any such early termination payment would need to be calculated and assessed by a third party, and proposed that EVO engage Ernst & Young LLP, which we refer to as “EY,” for this purpose. After discussion, the EVO Board also determined to establish an independent committee of the EVO Board, which we refer to as the “TRA Committee,” to review and evaluate the implications of the potential transaction with Parent on the TRA and to consider and recommend any actions concerning the TRA to the EVO Board for its consideration. Mark A. Chancy, Gregory S. Pope, and David W. Leeds, each of whom were determined to be independent of EVO’s management and the other parties to the TRA, were appointed to the TRA Committee. The Board also authorized EVO’s management to engage EY to perform an analysis of the early termination payment that would be required to be paid by EVO under the terms of the TRA in the potential transaction with Parent.

In addition, the EVO Board reviewed a proposed non-binding indication of interest that EVO would send to Parent that outlined certain key terms of a potential transaction, which we refer to as the “EVO Non-Binding Proposal”. Among other matters, the EVO Non-Binding Proposal contemplated the commencement of confirmatory due diligence on June 20, 2022, with an announcement date of a transaction on August 1, 2022, that holders of EVO’s Class A common stock would receive cash consideration of $35.00 per share in the transaction, that EVO’s indebtedness and change of control related payments (including any early termination payment under the TRA) would be repaid or discharged without reduction or adjustment to the merger consideration paid to holders of EVO’s Class A common stock in the transaction, and a termination fee of 2.5% of EVO’s equity value, including the value of all underlying common units of OpCo (which we refer to as “EVO’s equity value”) payable by EVO in certain circumstances if EVO were to terminate the merger agreement to accept a “superior proposal” from a third party.

On June 18, 2022, Mr. Kelly spoke to Mr. Sloan by telephone. Mr. Kelly informed Mr. Sloan that if Parent increased the high end of its purchase price range to $35.00 per share in the transaction, then EVO’s Board would be supportive of continuing to evaluate the potential transaction. After discussion, Mr. Sloan agreed to increase the high end of Parent’s purchase price range to $35.00, subject to further diligence.

On June 19, 2022, EVO and Parent entered into a nondisclosure agreement, which nondisclosure agreement contained a customary “standstill” provision that permitted Parent to submit confidential proposals to EVO so long as such proposal would not reasonably be expected to require a public announcement. Following the execution of the nondisclosure agreement, Parent commenced its diligence investigation of EVO’s non-public information, which included a series of meetings and presentations by subject matter experts that occurred in late June through the end of July relating to information technology, operations, human resources, finance, sales and product matters.

On June 20, 2022, EVO provided Parent with the EVO Non-Binding Proposal, which included the terms discussed with EVO’s Board above, including an early termination payment required to be paid under the terms of the TRA of approximately $400 million (which amount was based on EVO’s current preliminary analysis of the TRA).

On June 22, 2022, Parent provided its proposed revisions to the EVO Non-Binding Proposal to EVO, which we refer to as the “Parent Non-Binding Proposal.” Among other matters, the Parent Non-Binding Proposal contemplated that holders of EVO’s Class A common stock would receive cash consideration of between $32.00 to $35.00 per share in the transaction and a termination fee of 3.5% of EVO’s equity value payable by EVO in certain circumstances if EVO were to terminate the merger agreement to accept a “superior proposal” from a third party and proposed that certain key shareholders of EVO (including the MDP Entities and EVO’s executive management) would enter into customary voting and support agreements. After discussion between Kelli Sterrett, EVO’s General Counsel, and David Green, Parent’s General Counsel, on June 22, 2022, EVO and Parent agreed to resolve these and other transaction related issues in the negotiation of the definitive transaction agreements.

Also on June 22, 2022, the TRA Committee met with members of EVO’s executive management and representatives of King & Spalding and EY. During the meeting, the TRA Committee reviewed preliminary analysis prepared by EY that calculated the early termination payment that would be required to be paid under the TRA to the TRA holders in connection with a transaction with Parent, which we refer to as the “Preliminary TRA Model.” Representatives of King & Spalding and EY reviewed the terms of the TRA with the TRA Committee, and discussed the fact that the TRA was a binding agreement between EVO and the other parties to the TRA (including the MDP Entities, Blueapple, and Mr. Kelly) that required an “early termination payment” to be made by EVO to the TRA parties in the event of a change of control transaction involving EVO. Representatives of King & Spalding and EY reviewed the Preliminary TRA Model with the TRA Committee and noted that the estimate of the early termination payment set forth in the Preliminary TRA Model ranged from approximately $378 million to $400 million (assuming a transaction price of $35.00 per share), depending upon the discount rate used to value the early termination payments and also the amount of state and local taxes used to calculate the payment.

Representatives of King & Spalding also discussed with the TRA Committee the fact that the approval of the MDP Entities and Blueapple was necessary to approve any amendment to the TRA. In addition, representatives of King & Spalding discussed the possibility of the TRA Committee engaging independent legal counsel to assist the TRA Committee in its review and evaluation of the implications of the potential transaction with Parent on the TRA, and after discussion, the TRA Committee authorized the engagement of Morris, Nichols, Arsht & Tunnell LLP, which we refer to as “Morris Nichols,” as legal counsel to the TRA Committee based on their reputation and prior work representing other independent committees in connection with tax receivables agreements.

On June 29, 2022, representatives of King & Spalding and EY discussed the Preliminary TRA Model with Kirkland & Ellis LLP, the MDP Entities’ and Blueapple’s legal advisor and which we refer to as “Kirkland”. Kirkland subsequently confirmed that the MDP Entities and Blueapple agreed with the calculation of the early termination payment set forth in the Preliminary TRA Model provided to them.

Also on June 29, 2022, EVO’s Board met with members of EVO’s executive management and representatives of King & Spalding and Citi. At the meeting, members of EVO’s executive management reviewed with the Board certain projected financial information with respect to EVO’s business prepared by EVO’s management, which we refer to as the “Management Projections”. For a detailed discussion of the projections prepared by EVO’s management, see below the section entitled “—Management Projections” beginning on page 55. EVO’s Board discussed the risks and uncertainties related to achieving the Management Projections, including the potential impact of market, customer and competitive trends on EVO and the inherent uncertainty of achieving the Management Projections. Representatives of King & Spalding also reviewed the key terms of the initial draft of the merger agreement that would be distributed to Parent, including a termination fee of 2.75% of EVO’s equity value payable by EVO in certain circumstances if EVO were to terminate the merger agreement to accept a “superior proposal” from a third party and an amendment to the TRA that would terminate the TRA in exchange for an early termination payment at closing. After discussion, EVO’s Board authorized EVO to provide the initial draft of the merger agreement to Parent.

Also at the meeting, representatives of King & Spalding discussed with EVO’s Board the terms of Citi’s proposed engagement, and also reviewed the relationship disclosures provided by Citi, following which the EVO Board determined that the relationships disclosed would not preclude Citi from serving as EVO’s financial advisor in connection with a potential transaction with Parent. In addition, at the meeting representatives of King & Spalding discussed with the EVO Board a potential approval under Article VIII of EVO’s Amended and Restated Certificate of Incorporation, which we refer to as the “Charter Waiver,” that would apply to any discussions or negotiations, and any agreements, arrangements or understandings resulting from such discussions or negotiations, that the MDP Entities and/or their representatives may have with Parent and/or its representatives regarding a potential acquisition of EVO by Parent, including the terms of a potential voting and support agreement. Representatives of King & Spalding noted that to date, none of the MDP Entities or their representatives had any direct or indirect discussions with Parent or its representatives regarding such a potential transaction or agreement, and that it would be advisable to approve the Charter Waiver in the event that any such direct discussions between the MDP Entities or their representatives became necessary or advisable.

Following these discussions, EVO’s Board approved the engagement of Citi as EVO’s financial advisor and the Charter Waiver, including the engagement letter between EVO and Citi, via a unanimous written consent executed on July 8, 2022.

On June 30, 2022, the executive management teams of EVO and Parent met at King & Spalding’s office in Atlanta, Georgia. At the meeting, the executive management team at EVO provided a business overview of EVO’s markets as well as EVO’s information technology infrastructure and responded to questions in connection with Parent’s due diligence review.

On July 3, 2022, EVO opened its virtual data room to Parent.

On July 5, 2022, EVO delivered to Parent an initial draft of the merger agreement.

On July 8, 2022, the TRA Committee met with representatives of King & Spalding, Morris Nichols, EY and Citi as well as members of EVO’s executive management. Representatives of Morris Nichols reviewed with the TRA Committee members their fiduciary duties, both generally, and in the context of the matters under the TRA. The advisors then reviewed the Preliminary TRA Model with the TRA Committee. The TRA Committee also reviewed with the advisors, among other things, certain precedent transactions involving tax receivables agreements, including whether a discount to the early termination payment not otherwise required under such tax receivables agreement was taken and the factual context in such scenarios. The TRA Committee discussed the possibility of asking the MDP Entities and Blueapple to agree to a discount to the early termination payment that would otherwise be contractually owed to them under the TRA, which request we refer to as a “TRA Discount Request”. As part of this discussion, the TRA Committee also discussed the possibility of approaching Parent to determine if the MDP Entities and Blueapple’s agreement to a TRA Discount Request would result in an increase in the per share merger consideration payable in the potential transaction.

Following this discussion, the TRA Committee determined that it would revisit whether to make a TRA Discount Request at a later stage of the transaction negotiations after there was further clarity regarding the potential per share price that Parent was willing to pay to acquire EVO. The TRA Committee also authorized EVO to provide to Parent the Preliminary TRA Model, which was based on a $35.00 per share price and contemplated an early termination payment of approximately $378 million using the then-current three-month LIBOR rate.

On July 12, 2022, EVO’s Board met with members of EVO’s executive management and representatives of King & Spalding and Citi. During the meeting, members of EVO’s executive management updated EVO’s Board on the due diligence activities conducted by Parent. Representatives of Citi discussed with EVO’s Board Citi’s illustrative preliminary financial analysis with respect to EVO. Mr. Kelly also informed the EVO Board that Parent’s board of directors was meeting on July 18, 2022 to receive an update on the proposed transaction. In addition, EVO’s Board again discussed with EVO’s executive management and representatives of Citi the possibility of contacting other potential acquirors to gauge their interest in evaluating a potential transaction with EVO. After discussion, EVO’s Board determined, consistent with its prior discussion and determination at the June 14, 2022 meeting of the EVO Board and based on the same considerations discussed at that meeting, that evaluating a potential transaction with Parent without contacting other potential acquirors before announcing a transaction continued to be in the best interest of EVO and its stockholders. On July 12, 2022, the closing sale price of EVO’s Class A common stock was $24.58.

Also on July 12, 2022, King & Spalding sent the MDP Entities an initial draft of a voting agreement to be signed by the MDP Entities, Mr. Kelly, and other entities affiliated with Mr. Kelly, in their capacities as stockholders of EVO, pursuant to which, among other things, such stockholders would agree to vote, at a meeting of EVO’s stockholders, their respective shares in favor of the adoption of the merger agreement. The terms of the voting agreement provided that the voting support provided therein would terminate if the merger agreement were terminated. In addition, the voting agreement required the MDP Entities to convert their Series A Convertible Preferred Stock into Class A common stock immediately prior to the closing of the potential merger, with such conversion being treated as an “optional conversion” under EVO’s certificate of incorporation.

Over the course of the next several weeks through July 31, 2022, representatives of King & Spalding, Wachtell, Lipton, Rosen & Katz, legal advisor to Parent and which we refer to as “Wachtell Lipton,” Kirkland, and EVO’s and Parent’s executive management teams continued to negotiate and finalize the voting agreement.

On July 14, 2022, Wachtell Lipton provided King & Spalding with a revised draft of the merger agreement. Among other matters, the revised draft of the merger agreement proposed a termination fee of 4.00% of EVO’s equity value payable by EVO in certain circumstances if EVO were to terminate the merger agreement to accept a “superior proposal” from a third party.

On July 15, 2022, SeekingAlpha published an article stating that EVO had attracted interest from a potential acquiror. On July 15, 2022, the closing sale price of EVO’s Class A common stock was $25.95.

On July 18, 2022, Parent’s board of directors met to receive an update on the potential transaction with EVO. Following the meeting, Mr. Sloan contacted Mr. Kelly and stated that, based on Parent’s due diligence activities and market conditions since the initial discussions regarding a potential transaction, Parent was willing to continue to evaluate the potential transaction at the lower end of the $32.00 to $35.00 per share range. Mr. Kelly informed Mr. Sloan that EVO would require a more precise proposal from Parent at this stage of the discussion. After further discussion, Mr. Sloan indicated that Parent was willing to continue to evaluate the potential transaction at a price range of $33.00 to $34.00 per share. Mr. Sloan also stated that Parent had reviewed the Preliminary TRA Model, and that while Parent continued to be willing to make an “early termination payment” to the TRA parties in an amount based on the tax benefit that Parent would receive in a potential acquisition of EVO, Parent believed that the tax benefit that Parent would receive in the transaction was substantially less than the contractual amount required by the Preliminary TRA Model and the TRA and that Parent was not prepared to pay any amount above the tax benefit it expected to receive. Mr. Kelly informed Mr. Sloan that he would discuss these developments with the EVO Board.

Also on July 18, 2022, King & Spalding sent Kirkland an initial draft of the Blueapple Sale Agreement to be entered into by Blueapple, pursuant to which Blueapple would, among other matters, agree to sell its common units in OpCo in exchange for the same per share merger consideration payable to stockholders of EVO generally, with such amount to be paid at the closing of the potential merger. Over the course of the next several weeks through July 31, 2022, representatives of King & Spalding, Wachtell Lipton, and Kirkland continued to negotiate and finalize the Blueapple Sale Agreement.

On July 19, 2022, EVO’s Board met with members of EVO’s executive management and representatives of King & Spalding and Citi. Mr. Kelly reviewed with EVO’s Board the discussion with Mr. Sloan the previous day, including Mr. Sloan’s message that Parent was willing to continue to evaluate the potential transaction at a revised purchase price range of $33.00 to $34.00 per share. EVO’s Board discussed with EVO’s executive management and representatives of Citi and King & Spalding various potential responses to Parent. After discussion, EVO’s Board determined that it was willing to continue to evaluate the potential transaction with Parent if the purchase price was between $34.00 per share and $35.00 per share. EVO’s Board also agreed that if Parent was willing to agree to a per share price within that range, EVO’s executive management and tax advisors should engage in further diligence discussions with Parent’s senior management and tax advisors to assess the value of the tax benefit that Parent would receive in the transaction, with the TRA Committee to continue to consider and recommend actions concerning the TRA to the EVO Board. Also at the meeting, representatives of King & Spalding reviewed the key terms of the revised merger agreement it received from Wachtell Lipton on July 14, 2022, and EVO’s Board provided its input on these terms. On July 19, 2022, the closing sale price of EVO’s Class A common stock was $25.95.

Mr. Kelly met with Mr. Sloan on July 19, 2022 following the EVO Board meeting. Mr. Kelly asked Mr. Sloan to consider a purchase price of $35.00 per share based on the input of the EVO Board from the meeting earlier that day. After discussion, Mr. Sloan stated that Parent was not willing to increase its per share purchase price to $35.00 per share, but that Parent would be willing to agree to a per share purchase price of $34.00 per share, subject to continued diligence and the appropriate resolution of all other material transaction terms. With respect to the TRA, Mr. Sloan reiterated that Parent continued to be willing to make an “early termination payment” to the TRA parties in an amount based on the tax benefit that Parent would receive in a potential acquisition of EVO rather than the contractual amount required by the TRA, but Parent believed that the value of the tax benefit that Parent would receive in the transaction was substantially less than what was contemplated by the Preliminary TRA Model and the TRA. Mr. Sloan did not propose a specific early termination amount that Parent would be willing to pay in lieu of the contractual amount required by the TRA, and he agreed that Parent’s senior management and tax advisors should engage in further discussions with EVO’s executive management and tax advisors to assess the value of the tax benefit.

On July 20, 2022, King & Spalding sent Wachtell Lipton a revised draft of the merger agreement. The revised draft of the merger agreement proposed, among other matters, a termination fee of 2.75% of EVO’s equity value payable by EVO in certain circumstances if EVO were to terminate the merger agreement to accept a “superior proposal” from a third party.

On July 21 and July 22, 2022, the TRA Committee met with representatives of Morris Nichols, King & Spalding and EY, representatives of Deloitte Touche Tohmatsu Limited, public accounting firm to EVO, and members of EVO’s executive management. Representatives of Citi also participated in the TRA Committee meeting held on July 22, 2022. During the meetings, EVO’s executive management reviewed with the TRA Committee EVO’s understanding of how Parent was valuing the tax benefit that Parent would receive in the transaction. In addition, EVO’s executive management and representatives of EY noted that, assuming a closing of the potential transaction in or after November 2022, they now estimated the value of the early termination payment required by the terms of the TRA to be approximately $322 million, due primarily to changes in forward interest rates in connection with the Federal Reserve’s expected increase to interest rates later in July and a revised assumed transaction price of $34.00 per share. The TRA Committee also discussed whether to make a TRA Discount Request to the MDP Entities and Blueapple greater than what otherwise may be sought by Parent in order to potentially increase the per share consideration that would be payable in the potential transaction. Among other matters, the participants noted that (1) it was unlikely that the MDP Entities and Blueapple would accept a TRA Discount Request above what may be required by Parent to support merger consideration of $34.00 per share, (2) even if the MDP Entities and Blueapple would accept such a TRA Discount Request, it was unclear that Parent would be willing to increase the merger consideration above $34.00 per share, and (3) attempting to couple a TRA Discount Request with an increase in per share merger consideration could make it less likely that the MDP Entities and Blueapple would accept any TRA Discount Request required by Parent to maintain the $34.00 per share merger consideration. Following discussion, the TRA Committee determined not to seek a TRA Discount Request greater than what otherwise might be sought by Parent. The TRA Committee determined that it would be beneficial to involve the MDP Entities and Blueapple in any discussions with Parent regarding any TRA Discount Request from Parent and any discussion regarding the value of the tax benefit to Parent, but that the MDP Entities, Blueapple, EVO’s executive management and their respective advisors should be instructed that no participant in any such discussion should suggest that merger consideration of less than $34.00 per share was negotiable. Following these meetings, representatives of Morris Nichols issued this instruction as directed by the TRA Committee.

On July 23, 2022, the Compensation Committee of EVO’s Board met with its independent compensation consultant. Members of EVO’s executive management and representatives of King & Spalding also participated in the meeting. At the meeting, the Compensation Committee discussed, among other matters, the perspectives of EVO’s executive management and the Compensation Committee’s independent compensation consultant with respect to certain compensation matters in connection with the potential transaction, including the treatment of bonuses under EVO’s annual incentive plan payable to EVO’s employees in connection with the potential transaction and a customary retention pool to be implemented in connection with a transaction.

On July 24, 2022, members of EVO’s executive management team met with Mr. Dombalagian on behalf of the MDP Entities and Mr. Sidhom on behalf of Blueapple, to discuss Parent’s perspectives on the potential limitations on the tax benefit it would receive from the transaction. After discussion, Mr. Dombalagian and Mr. Sidhom agreed that they would evaluate agreeing to an amendment to the TRA to reduce the contractual amount owed to the TRA beneficiaries under the TRA to reflect a reasonable estimate of the tax benefit that Parent would receive from the transaction.

On July 24, 2022, Wachtell Lipton sent King & Spalding a revised draft of the merger agreement. The revised draft of the merger agreement proposed, among other matters, a termination fee of 3.5% of EVO’s equity value payable by EVO in certain circumstances if EVO were to terminate the merger agreement to accept a “superior proposal” from a third party. The draft merger agreement also noted that the TRA amendment remained under review and discussion between the parties.

On July 25, 2022, members of EVO’s and Parent’s executive management teams and their respective advisors met to discuss the potential value of the tax benefit that Parent would receive in the transaction and the assumptions that were being utilized to calculate the tax benefit.

On July 26, 2022, King & Spalding sent Wachtell Lipton an initial draft of the disclosure schedules to the merger agreement.

Also on July 26, 2022, King & Spalding sent Wachtell Lipton a revised draft of the merger agreement. The revised draft of the merger agreement proposed, among other matters, a termination fee of 2.75% of EVO’s equity value payable by EVO in certain circumstances if EVO were to terminate the merger agreement to accept a “superior proposal” from a third party.

Between July 27, 2022 and July 29, 2022, Mr. Sloan and Mr. Kelly on the one hand and Mr. Kelly, Mr. Dombalagian on behalf of the MDP Entities and Mr. Sidhom on behalf of Blueapple, on the other, had multiple discussions regarding the TRA early termination payment.

Throughout this period and until execution of the merger agreement, EVO’s and Parent’s executive management along with representatives of King & Spalding and Wachtell Lipton continued to negotiate and finalize the merger agreement, including the disclosure schedules to the merger agreement and other related matters, including the voting agreement, the Blueapple Sale Agreement, and the TRA amendment.

On July 28, 2022, Wachtell Lipton sent King & Spalding a revised draft of the merger agreement. The revised draft of the merger agreement proposed, among other matters, a termination fee of $110 million (or approximately 3.25% of EVO’s equity value) payable by EVO in certain circumstances if EVO were to terminate the merger agreement to accept a “superior proposal” from a third party.

Also on July 28, 2022, EVO’s Board met with members of EVO’s executive management and representatives of King & Spalding and Citi. Representatives of King & Spalding reviewed the key open issues in the merger agreement. Representatives of Citi reviewed the recent increase in price of EVO’s Class A common stock, compared with the share price performance of certain peer companies of EVO. The members of the EVO Board provided feedback to Mr. Kelly, including that the termination fee should be no greater than 3.00% of EVO’s equity value. Mr. Kelly also reviewed the discussions he had with Mr. Sloan, the MDP Entities and Blueapple regarding the TRA, noting that the amount of the early termination payment was still under negotiation.

Following the meeting of the EVO Board, Mr. Kelly met with Mr. Sloan in person and a representative from King & Spalding participated by telephone for a portion of the meeting. During the meeting, based on feedback that Mr. Kelly received earlier in the day from Mr. Dombalagian on behalf of the MDP Entities and Mr. Sidhom on behalf of Blueapple, Mr. Kelly proposed, using reasonable assumptions to calculate the potential tax benefit to Parent, an early termination payment of $250 million in connection with the termination of the TRA in the potential transaction. Mr. Sloan informed Mr. Kelly that Parent would consider this proposal. In addition, the parties also discussed the remaining open points in the merger agreement and related documents, including the size of the termination fee (which was agreed to be $100 million or approximately 3% of EVO’s equity value) payable by EVO in certain circumstances if EVO were to terminate the merger agreement to accept a “superior proposal” from a third party.

On July 30, 2022, Mr. Sloan informed Mr. Kelly that, based on Parent’s assessment regarding the tax benefit that Parent expected to receive in the transaction, Parent was prepared to make an early termination payment of $200 million. Mr. Kelly informed Mr. Sloan that he did not believe the MDP Entities and Blueapple would agree to this proposal. Throughout the remainder of the day, Mr. Kelly had several discussions with the MDP Entities and Blueapple regarding the early termination payment under the TRA. Later in the evening of July 30, 2022, Mr. Kelly suggested to Mr. Sloan that an early termination payment of $225 million may be acceptable to the MDP Entities and Blueapple. Mr. Sloan stated that Parent would agree to an early termination payment at that level. Mr. Kelly discussed this proposal with the MDP Entities and Blueapple, each of which stated on the morning of July 31, 2022 that they would be willing to agree to a $225 million early termination payment.

On July 31, 2022, the TRA Committee met with members of EVO’s executive management and representatives of Morris Nichols and King & Spalding present. Representatives of King & Spalding reviewed with the TRA Committee the discussions that had transpired regarding the early termination payment in connection with the termination of the TRA, and the proposed amendment to the TRA to effectuate such early termination payment at the closing of the transaction. After discussion, the TRA Committee unanimously recommended that EVO’s Board approve the TRA amendment.

Also on July 31, 2022, EVO’s Board held a meeting with members of EVO’s executive management and representatives of King & Spalding and Citi present. Prior to the meeting, EVO’s Board had received copies of the merger agreement and related transaction documents and a summary of the terms of the transaction, as well as presentation materials prepared by representatives of Citi. Representatives of Citi reviewed with the Board Citi’s financial analyses relating to the fairness to the holders of shares of EVO’s Class A common stock (solely in their capacity as such and not in their capacity as the TRA Payment Recipients) of the merger consideration to be received in the proposed Merger by such holders and answered questions regarding such financial analysis, and a representative of Citi then rendered to the Board Citi’s oral opinion, subsequently confirmed by delivery of a written opinion, dated July 31, 2022, to the effect that, as of the date of Citi’s written opinion and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the merger consideration to be received by the holders of shares of EVO’s Class A common stock (solely in their capacity as such and not in their capacity as the TRA Payment Recipients) was fair, from a financial point of view, to such holders. For more information, see the section in this proxy statement entitled “—Opinion of EVO’s Financial Advisor.” Representatives of Citi also confirmed that there had been no changes to Citi’s relationship disclosures as provided to EVO’s Board at the June 29, 2022 EVO Board meeting. Also at the meeting, representatives of King & Spalding again reviewed with the members of EVO’s Board their fiduciary duties, both in general and in the context of the potential transaction with Parent. Representatives of King & Spalding also reviewed with EVO’s Board the key terms of the draft merger agreement and other transaction documents that had been negotiated between the parties. In addition, representatives of King & Spalding also reviewed with EVO’s Board, including the members of the Compensation Committee, certain compensation matters related to the merger agreement, including the treatment of EVO’s equity awards in the transaction. Following these discussions and the delivery of the presentations, and after careful review and discussion by EVO’s Board, including consideration of the factors described below under the heading “—Recommendation of the Board and Reasons for the Merger” beginning on page 44, EVO’s Board unanimously determined that the merger agreement and the transactions contemplated thereby were fair to, advisable and in the best interests of EVO’s stockholders, and approved the merger agreement and the transactions contemplated thereby and related transaction documents.

On the morning of August 1, 2022, EVO and Parent executed and delivered the merger agreement and related transaction documents, and the transaction was announced before the market opened in New York, New York.

Recommendation of the Board and Reasons for the Merger

After careful consideration, as described above in the section entitled “—Background of the Merger,” the Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of EVO’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) directed that the Merger Agreement be submitted to EVO’s stockholders to be adopted and approved, and (iv) resolved to recommend adoption of the Merger Agreement by EVO’s stockholders.

The Board unanimously recommends that you vote: (1) “FOR” the Merger Proposal; (2) “FOR” the Advisory Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Board consulted with EVO’s executive management team, King & Spalding LLP and Citi. In the course of reaching its determination, the Board considered a number of factors and benefits of the Merger, including the following factors weighing in favor of approving the Merger Agreement (not necessarily in order of relative importance):

•

Premium to Market Prices. The fact that the $34.00 price to be paid for each share of Class A common stock represents a significant premium to recent and historical market prices of Class A common stock, including a premium of approximately 56.7% to the closing price of Class A common stock on June 13, 2022, the date on which Mr. Sloan made the June Proposal.

•

Cash Consideration; Certainty of Value. The fact that the merger consideration consists solely of cash, providing EVO’s stockholders with certainty of value and liquidity upon consummation of the Merger and does not expose them to any future risks related to the business or macroeconomic conditions, as compared to EVO remaining independent.

•

EVO’s Operating and Financial Condition and Prospects. The Board’s consideration of its knowledge and familiarity with EVO’s business, including its current and historical financial condition and results of operations, competitive position, properties and assets, as well as EVO’s business strategy and prospects, including certain prospective projections for EVO prepared by EVO’s senior management, which reflect an application of various assumptions of senior management.

•

Prospects of EVO as an Independent Company. The Board’s evaluation of EVO’s long-term strategic plan and the related execution risks and uncertainties (including the risk factors set forth in EVO’s Annual Report on Form 10-K for the year ended December 31, 2021), and its weighing of the prospects of achieving long-term value for its stockholders through execution of EVO’s strategic business plan against the value to stockholders that could be realized through the Merger at a significant premium to the recent and historical market prices of Class A common stock.

•

Review of Strategic Alternatives. The Board’s extended consideration of strategic alternatives, including, among others, remaining an independent company and pursuing EVO’s strategic plan, and the Board’s belief, after discussions with EVO’s management and advisors, that the value offered to stockholders in the Merger, combined with their assessment concerning the certainty of closing, was more favorable to the stockholders of EVO than the potential value that might have resulted from other strategic opportunities reasonably available to EVO. The Board further considered the fact that, following the publication of the Bloomberg and SeekingAlpha articles described above through the date of the Board’s approval of the Merger Agreement, EVO had not received any proposals from third parties to consummate a transaction that would provide greater value for EVO’s stockholders than the Merger. The Board also considered the likelihood of additional proposals to acquire EVO, and, after consultation with management and its financial advisors, believed that no other potential transaction party was more likely to offer greater value and certainty of value for the EVO stockholders than the Merger.

•

Likelihood of Completion. The Board’s belief that the Merger is likely to be completed, based on, among other things, the absence of a financing condition, the financial strength of Parent, the limited number of conditions to the Merger, the likelihood of obtaining required regulatory approvals for the Merger in the Board’s judgment after discussions with its advisors, the terms of the Merger Agreement regarding the obligations of both companies to pursue such approvals, and that the “End Date” under the Merger Agreement would initially be May 1, 2023, subject to two potential automatic three month extensions to obtain regulatory approvals under to the terms set forth in the Merger Agreement (described in the section of this proxy statement titled “The Merger Agreement—Termination of the Merger Agreement”).

•

EVO’s Remedies. The fact that if Parent does not consummate the Merger in breach of its obligations under the Merger Agreement, EVO would be entitled to specific performance of Parent and Merger Subsidiary’s obligations under the Merger Agreement, subject to the terms set forth in the Merger Agreement.

•

Advisors. The fact that EVO’s legal and financial advisors were involved throughout the process and negotiations and updated the Board directly and regularly, which provided the Board with additional perspectives on the negotiations in addition to those of EVO’s management.

•

Negotiations with Parent. The course of discussions and negotiations between EVO and Parent, improvements to the terms of Parent’s acquisition proposal in connection with those negotiations, including those ultimately resulting in Parent’s final price of $34.00 in cash per share of Class A common stock, and the Board’s belief based on these negotiations that Parent’s proposal represented the highest price per share of Class A common stock that Parent was willing to pay and that these were the most favorable terms to EVO to which Parent was willing to agree.

•

Opinion of Citi. The financial analysis reviewed and discussed with the Board by representatives of Citi, and the oral opinion rendered by Citi to the Board on July 31, 2022, which was subsequently confirmed by delivery of a written opinion, dated July 31, 2022, to the effect that, as of the date of Citi’s written opinion and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the merger consideration to be received by the holders of shares of EVO’s Class A common stock (solely in their capacity as such and not in their capacity as the TRA Payment Recipients) was fair, from a financial point of view, to such holders. For more information, see the section in this proxy statement entitled “The Merger—Opinion of EVO’s Financial Advisor.”

•

Unanimous Board Determination. The fact that Board was unanimous in its determination to recommend that EVO’s stockholders adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

•

Ability to Change Recommendation or Accept Superior Proposal. The Board’s ability under the Merger Agreement to withdraw or modify its recommendation in favor of the Merger under certain circumstances, and the Board’s ability to terminate the Merger Agreement in connection with a Superior Proposal (as specified in the Merger Agreement) in accordance with and pursuant to the terms of the Merger Agreement, subject to payment of a termination fee of $100 million, and the Board’s determination that the termination fee is within the customary range of termination fees for transactions of this type and is reasonable.

•

Stockholder Vote. The fact that the Merger Agreement will be subject to approval and adoption by the affirmative vote of (i) the Required EVO Capital Stock Approval and (ii) the Separate Series A Convertible Preferred Stock Class Approval, which will allow EVO’s stockholders to decide whether to approve the Merger Proposal.

•	No Vote of Parent Stockholders. The Board considered the fact that the Merger is not subject to the conditionality and execution risk of any required approval by Parent’s stockholders.

•

Terms of the TRA Amendment. The fact that the Board established an independent TRA Committee comprised of members of the Board who were determined to be independent of EVO’s management and the other parties to the TRA to review and evaluate the implications of the potential transaction with Parent on the TRA and to consider and recommend actions concerning the TRA. The TRA Committee and the Board were each aware that (i) the obligations under the TRA constituted liabilities of EVO that had to be satisfied in connection with any change of control of EVO, (ii) the TRA represented a continuing obligation of EVO, with the TRA Payment Recipients entitled to ongoing payments under the TRA even without a change of control of EVO, and (iii) the aggregate termination payment under the TRA amendment is expected to be less than the aggregate payment that would have been payable under the TRA absent the TRA amendment (based on certain facts and assumptions, including as to interest rates at closing, the reduction was estimated to be approximately $97 million, constituting an approximate 30.1% discount to the estimated aggregate payment of approximately $322 million that would have otherwise been payable to the TRA Payment Recipients under the terms of the TRA). For these and other reasons, each member of the TRA Committee and the Board believed that the amendment of the TRA was advisable (including to facilitate the Merger and obtaining the $34.00 merger consideration).

•

Appraisal Rights. The availability in the Merger of statutory appraisal rights to the stockholders who timely and properly demand, perfect and exercise such appraisal rights under the DGCL. For a more detailed discussion of appraisal rights, please see below under the section entitled “—Appraisal Rights.”

The Board also considered a variety of risks and other potentially negative factors concerning the Merger and the Merger Agreement, including the following risks and factors (not necessarily in order of relative importance):

•

No Stockholder Participation in Future Growth or Earnings: The nature of the transaction as an all-cash transaction prevents stockholders from being able to participate in any future earnings or growth of EVO or Parent, and EVO’s stockholders will not benefit from any potential future appreciation in the value of Class A common stock, including any value that could be achieved if EVO or Parent engages in future strategic or other transactions or as a result of the growth of EVO’s or Parent’s operations.

•

Closing Conditions; Effect of Failure to Complete the Merger: While the Board expects that the Merger will be completed, there can be no assurance that the required stockholder approval will be obtained or that all of the conditions to the completion of the Merger will be satisfied or waived or that the Merger will receive required regulatory approvals, and, as a result, it is possible that factors outside the control of EVO or Parent could result in the Merger being completed at a later time, or not being completed at all, even if the Merger Proposal is approved by EVO’s stockholders. The Board also considered potential negative effects if the Merger was not completed, including that:

•	the trading price of Class A common stock could be adversely affected;

•	EVO would have incurred significant transaction and opportunity costs attempting to complete the Merger, including the loss of potential acquisitions;

•	EVO could lose business partners and employees after the announcement of the execution of the Merger Agreement;

•	EVO’s business may be subject to significant disruption;

•	the market’s perceptions of EVO’s prospects could be adversely affected; and

•

EVO’s directors, officers, and other employees would have expended considerable time and effort to negotiate, implement and complete the Merger, and their time may have been diverted from other important business opportunities and operational matters while working to implement the Merger.

•

Flexibility to Operate the Business: The restrictions imposed by the Merger Agreement on the conduct of its business prior to the completion of the Merger, which require EVO to operate the business only in the ordinary course of business and, generally, consistent with past practice, and that subject the operations of the business to other restrictions, which could delay or prevent EVO from undertaking business opportunities, including the acquisition of businesses and entering into certain material contracts, that may arise prior to the completion of the Merger and that may have an adverse effect on EVO’s ability to respond to changing market and business conditions in a timely manner or at all.

•	Restrictions on Soliciting Proposals; Termination Fee. The restrictions in the Merger Agreement on the solicitation of competing proposals and the requirement, under the Merger Agreement, that EVO pay, if the Merger Agreement is terminated in certain circumstances, a termination fee of $100 million, which fee may deter third parties from making a competing offer for EVO prior to the consummation of the Merger. The Board believes these and other restrictions do not preclude another potential acquiror from submitting a proposal to acquire EVO, and considered that the Merger Agreement includes exceptions to permit the Board to comply with its fiduciary duties.

•	Taxable Merger Consideration: The fact that the receipt of the merger consideration by EVO’s stockholders will be fully taxable.

•

Interests of the Board and Management: The fact that EVO’s directors and executive officers may have interests in the transactions contemplated by the Merger Agreement, as described in the section titled “The Merger—Interests of Certain Persons in the Merger” below, that are different from, or in addition to, those of EVO’s stockholders. The Board was aware of these interests and considered them at the time it approved the Merger Agreement and made its recommendation to EVO’s stockholders.

The foregoing discussion of the factors considered by the Board set forth the principal factors considered by the Board but is not intended to be exhaustive. The Board collectively reached the unanimous conclusion to approve the Merger and the Merger Agreement considering all of the various factors described above and other factors that each member of the Board deemed relevant. In view of the wide variety of factors considered by the members of the Board in connection with their evaluation of the Merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Board made its decision based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of EVO’s Financial Advisor

EVO retained Citi as its financial advisor in connection with a possible transaction involving EVO. In connection with Citi’s engagement, the Board requested that Citi evaluate the fairness, from a financial point of view, to the holders of shares of EVO’s Class A common stock (solely in their capacity as such and not in their capacity as the TRA Payment Recipients) of the merger consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Merger Agreement. On July 31, 2022, at a meeting of the Board held to evaluate the proposed Merger, Citi rendered to the Board an oral opinion, subsequently confirmed by delivery of a written opinion, dated July 31, 2022, to the effect that, as of the date of Citi’s written opinion and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the merger consideration to be received by the holders of shares of EVO’s Class A common stock (solely in their capacity as such and not in their capacity as the TRA Payment Recipients) was fair, from a financial point of view, to such holders.

The full text of Citi’s written opinion, dated July 31, 2022, to the Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this proxy statement as Annex B, and is incorporated herein by reference in its entirety. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was rendered to the Board in connection with its evaluation of the proposed Merger and was limited to the fairness, from a financial point of view, as of the date of Citi’s written opinion, to the holders of shares of EVO’s Class A common stock (solely in their capacity as such and not in their capacity as the TRA Payment Recipients) of the merger consideration. Citi’s opinion did not address any other terms, aspects or implications of the proposed Merger. Citi’s opinion did not address the underlying business decision of EVO to effect the proposed Merger, the relative merits of the proposed Merger as compared to any alternative business strategies that might have existed for EVO or the effect of any other transaction in which EVO might have engaged. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

In arriving at its opinion, Citi:

•	reviewed a draft, dated July 30, 2022, of the Merger Agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of EVO concerning the business, operations and prospects of EVO;

•

examined certain publicly available business and financial information relating to EVO as well as the Management Projections (which are summarized in the section entitled “The Merger—Management Projections” starting on page 55) and other information and data relating to EVO which were provided to or discussed with Citi by the management of EVO;

•

reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of EVO’s Class A common stock, the historical and projected earnings and other operating data of EVO, and the capitalization and financial condition of EVO;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Merger;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations Citi considered relevant in evaluating those of EVO; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of EVO that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the Management Projections and other information and data relating to EVO provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the management of EVO, and Citi assumed, with the consent of the Board, that the Management Projections and such other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of EVO as to, and are a reasonable basis upon which to evaluate, the future financial performance of EVO. In addition, Citi expressed no view or opinion as to the Management Projections and other information or data (or underlying assumptions on which the Management Projections and such other information or data are based) provided to or otherwise reviewed by or discussed with Citi.

Citi assumed, with the consent of the Board, that the Merger would be consummated in accordance with the terms, conditions and agreements set forth in the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on EVO or the Merger or that otherwise would be meaningful to its opinion or analysis. Representatives of EVO advised Citi, and Citi further assumed, with the consent of the Board, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of EVO nor did Citi make any physical inspection of the properties or assets of EVO. Citi was not requested to, and it did not, solicit third-party indications of interest in the acquisition of all or a part of EVO. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting EVO or the Merger (including the contemplated benefits thereof), and Citi relied, with the consent of the Board, upon the assessments of representatives of EVO as to such matters.

Citi’s opinion addresses only the fairness, from a financial point of view and as of the date of its written opinion, of the merger consideration to be received by the holders of EVO’s Class A common stock (solely in their capacity as such and not in their capacity as the TRA Payment Recipients) in the Merger, and did not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, or any terms, aspects or implications of any agreement, arrangement or understanding to be entered into or amended or modified in connection with or contemplated by the Merger or otherwise, including, among other things, the Tax Receivable Agreement, as amended by the TRA Amendment (both, as defined in the Merger Agreement), the early termination payments contemplated to be made to the TRA Payment Recipients under the TRA, as amended by the TRA Amendment, or the amount thereof relative to the merger consideration or otherwise. Citi’s opinion did not address the underlying business decision of EVO to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might have existed for EVO or the effect of any other transaction in which EVO might have engaged. Citi also expressed no view as to, and Citi’s opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the merger consideration or otherwise. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its written opinion. Although subsequent developments may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion. The credit, financial and stock markets, the industries in which EVO operates, and the securities of EVO have experienced and may continue to experience volatility and Citi expressed no view or opinion as to any potential effects of such volatility on EVO or the Merger (including the contemplated benefits thereof).

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Citi arrived at its opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its written opinion, many of which are beyond the control of EVO. No company, business or transaction reviewed is identical or directly comparable to EVO or the Merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results of any particular analysis.

The estimates used by Citi for purposes of its analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the proposed Merger was determined through negotiations between EVO, on the one hand, and Parent and its affiliates, on the other hand, and EVO’s decision to enter into the Merger Agreement was solely that of the Board. Citi’s opinion was only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board or the management of EVO with respect to the proposed Merger, merger consideration or any other aspect of the transactions contemplated by the Merger Agreement.

Financial Analyses

The following is a summary of the material financial analyses prepared for and reviewed with the Board in connection with Citi’s opinion, dated July 31, 2022, to the Board. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. Approximate implied equity value per share reference ranges derived from the financial analyses described below and other per share ranges presented for reference purposes only were rounded to the nearest $0.05, except for data relating to intraday trading share prices. Except as otherwise noted, financial data utilized for EVO in the financial analyses described below were based on the Management Projections as indicated and other information and data relating to EVO provided to or discussed with Citi and approved for Citi’s use by the Board and as further summarized in the section entitled “—Management Projections” beginning on page 55 (the “Management Projections”).

Selected Public Companies Analysis

Citi reviewed certain financial and stock market information relating to the following five publicly traded companies (such companies collectively, the “selected companies”):

•	Parent (Global Payments Inc.);

•	FIS, Inc.;

•	Fiserv, Inc.;

•	Worldline SA; and

•	Nexi S.p.A.

Although none of the selected companies listed above is directly comparable to EVO, the selected companies were chosen because they have operations that, for purposes of Citi’s analysis and based on its experience and professional judgment, may be considered similar to certain operations of EVO based on business sector participation, operational characteristics and financial metrics.

For each of the selected companies, Citi calculated and reviewed, among other information, (i) firm value (calculated as fully diluted equity value, plus net debt, preferred equity and non-controlling interests, and less unconsolidated investments, as applicable) as a multiple of estimated calendar year 2023 adjusted earnings before interest, taxes, depreciation and amortization, unburdened by stock based compensation and includes, where applicable, the impact of income attributable to non-controlling interest (“adjusted EBITDA”) and (ii) closing share price as a multiple of projected calendar year 2023 adjusted earnings per share, unburdened by stock based compensation (“adjusted EPS”). All calculations in this review were based on closing share prices on July 29, 2022 and, with respect to the selected companies, financial data (pro forma as applicable) were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. The firm value to projected calendar year 2023 adjusted EBITDA multiples and price to projected calendar year 2023 adjusted EPS multiples calculated by Citi for each selected company (as well as the median multiples) are set forth below:

Selected Companies	Firm Value / 2023E Adj. EBITDA	Price / 2023E Adj. EPS
Parent (Global Payments Inc.)	10.3x	11.0x
FIS, Inc.	10.5x	11.5x
Fiserv, Inc.	11.0x	13.6x
Worldline SA	11.6x	16.5x
Nexi S.p.A.	9.5x	13.6x
Median	10.5x	13.6x

Based on the multiples calculated and observed for the selected companies as described above and its professional judgment and experience, Citi identified and applied selected reference ranges of: (i) firm value to calendar year 2023 adjusted EBITDA multiples of 9.5x to 11.5x to EVO’s estimated calendar year 2023 adjusted EBITDA, reflected in the Management Projections, to derive a range of implied firm values for EVO and (ii) price to calendar year 2023 adjusted EPS multiples of 11.0x to 16.5x to EVO’s 2023 adjusted EPS, reflected in the Management Projections, to derive a range of share prices for EVO. From each of these ranges of implied firm values, Citi subtracted EVO’s net debt (calculated as gross debt including pro forma adjustments for pending acquisitions less available cash) and non-controlling interest in consolidated entities (including pro forma adjustments for pending acquisitions) and added investments in equity securities (in each case, as of June 30, 2022), and divided the results by the number of shares of EVO’s Class A common stock outstanding on a fully diluted basis, calculated using the treasury stock method, based on information provided by EVO management. This analysis indicated the following approximate implied per share equity value reference ranges for EVO (rounded to the nearest $0.05), as compared to the merger consideration of $34.00 per share:

Implied per Share Equity Value Reference Range
Firm Value / 2023E Adj. EBITDA	$19.05 – $25.00
Price / 2023E Adj. EPS	$16.40 – $24.60

Selected Precedent Transactions Analysis

Using publicly available information, Citi reviewed certain financial data relating to the thirteen transactions listed in the table below involving target companies whose operations, for the purposes of Citi’s analysis and based on its experience and professional judgment, Citi considered generally relevant in evaluating those of EVO, based on business sector participation, operational characteristics and financial metrics (such transactions collectively, the “selected transactions”).

For each of the selected transactions, Citi calculated and reviewed, among other information, the implied firm value for the target company involved in each selected transaction at the time of announcement (calculated based on (i) the aggregate consideration paid or to be paid in such selected transaction, or, if and as applicable, (ii) the fully diluted equity value implied by the per share purchase price in such selected transaction, plus net debt, preferred equity and non-controlling interests, and less unconsolidated investments, as applicable) as a multiple of the applicable target company’s publicly available estimated adjusted EBITDA for the last 12 month period (“LTM”) prior to the announcement of the applicable selected transaction (such multiples, “Firm Value / LTM Adjusted EBITDA”).

Announced	Target	Acquiror	Firm Value / LTM Adjusted EBITDA
11/15/2020	Nets A/S	Nexi S.p.A.	21.4x
10/5/2020	SIA S.p.A	Nexi S.p.A.	20.4x
2/3/2020	Ingenico	Worldline SA	15.5x
5/28/2019	Total Systems Services	Parent (Global Payments Inc.)	17.4x
3/18/2019	Worldpay, Inc.	Fidelity National Information Services	22.7x
1/16/2019	First Data Corporation	Fiserv, Inc.	11.9x
12/18/2017	Cayan Holdings LLC	Total Systems Services, Inc.	23.3x
9/25/2017	Nets A/S	Hellman & Friedman	14.3x
7/21/2017	Paysafe Limited	Blackstone-CVC Consortium	12.7x
7/4/2017	WorldPay, Inc.	Vantiv	18.6x
5/29/2017	CardConnect Corp.	First Data Corporation	19.8x
1/26/2016	TransFirst Inc.	Total Systems Services, Inc.	15.5x
12/15/2015	Heartland Payment Systems, Inc.	Parent (Global Payments Inc.)	19.6x

Based on the multiples calculated and observed for the selected transactions and its professional judgment and experience, Citi identified and applied a selected reference range of Firm Value / LTM Adjusted EBITDA multiples of 12.0x to 23.0x to EVO’s LTM Adjusted EBITDA for the twelve-month period ended June 30, 2022 (pro forma for pending and completed acquisitions per EVO management), to derive a range of implied firm values for EVO. From this range of implied firm values, Citi subtracted EVO’s net debt (calculated as gross debt including pro forma adjustments for pending acquisitions less available cash) and non-controlling interests in consolidated entities (including pro forma adjustments for pending acquisitions) and added investments in equity securities (in each case, as of June 30, 2022), and divided the results by the number of shares of EVO’s Class A common stock outstanding on a fully diluted basis, calculated using the treasury stock method, based on information provided by EVO management. This analysis indicated the following approximate implied per share equity value reference range for EVO (rounded to the nearest $0.05), as compared to the merger consideration of $34.00 per share:

Implied per Share Equity Value Reference Range
$19.10 – $44.25

Discounted Cash Flow Analysis

Citi conducted a discounted cash flow analysis of EVO using the Management Projections, in which Citi calculated the estimated present value (as of June 30, 2022) of the standalone unlevered after-tax free cash flows that EVO was forecasted to generate during the last six months of fiscal year 2022 through fiscal year 2028 as reflected in the Management Projections. Based on its professional judgment and experience, Citi calculated terminal values for EVO at the end of the projection period by applying a selected range of perpetuity growth rates of 2.50% to 3.00% (which Citi derived by utilizing its professional judgment and experience and taking into consideration, among other factors, EVO management’s views regarding future growth, as well as long-term growth expectations for the industry and trend in the overall economy generally) to the standalone unlevered after-tax free cash flows of EVO in the terminal year. Citi then discounted to present value (as of June 30, 2022) the standalone unlevered after-tax free cash flows and implied estimated terminal value using discount rates ranging from 10.25% to 11.50%, derived from a calculation of the weighted average cost of capital of EVO, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment, including target capital structure, after-tax cost of debt, unlevered beta for EVO, tax rates, the equity market risk premium and risk-free rate. This analysis indicated an implied firm value reference range for EVO of approximately $3,095 million to $3,882 million. From this range of implied firm values, Citi subtracted EVO’s net debt (calculated as gross debt less available cash) and non-controlling interests in consolidated entities (including pro forma adjustments for pending acquisitions) and added investments in equity securities (in each case, as of June 30, 2022), and divided the results by the number of shares of EVO’s Class A common stock outstanding on a fully diluted basis, calculated using the treasury stock method, based on information provided by EVO management. This analysis indicated the following approximate implied per share equity value reference range for EVO, as compared to the merger consideration of $34.00 per share:

Implied per Share Equity Value Reference Range
$24.40 – $32.10

Other Information

Citi observed certain other information with respect to EVO that was not considered part of its financial analyses with respect to its opinion, but was noted for reference purposes only, including the following:

•

historical intraday trading prices of EVO’s Class A common stock for the 52-week period ended July 29, 2022, which indicated an overall low to high intraday trading share price range of $20.07 to $29.80 per share over the period;

•

publicly available Wall Street research analysts’ one-year forward price targets, prepared and published in relation to EVO’s Class A common stock, which indicated an overall low to high price target range of $23.00 to $33.00 per share, implying a range of approximately $20.65 to $30.25 per share on a discounted basis (rounded to the nearest $0.05) when discounted to July 29, 2022 at a discount rate of 12.0%, reflecting a mid-point estimate of EVO’s cost of equity; and

•

implied premiums paid in selected acquisition transactions involving all-cash consideration with a transaction value greater than $1 billion announced between 2013 and 2022 (as of July 29, 2022) involving U.S. publicly traded companies, which indicated, after applying (i) to $27.34, the closing price per share of EVO’s Class A common stock on July 29, 2022, the last day of trading prior to announcement of the Merger, a selected range of premiums of 20% to 50% (representing approximately the 25th and 75th percentile of the median 1-day premiums in the selected transactions) and (ii) to $23.80, the closing price per share of EVO’s Class A common stock on July 1, 2022, a selected range of premiums of 24% to 51% (representing approximately the 25th and 75th percentile of the median four-week premiums in the selected transactions), an approximate implied per share equity value reference ranges for EVO of $32.80 to $41.00 per share and $29.50 to $35.95 per share, respectively.

Miscellaneous

EVO has agreed to pay Citi for its services in connection with the Merger an aggregate fee, estimated to be in an amount of approximately $37 million, $3 million of which became payable upon delivery of Citi’s opinion to the Board, and the remainder of which is payable contingent upon the consummation of the Merger. In addition, EVO agreed to reimburse Citi for expenses incurred by Citi in performing its services, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement.

As the Board was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide, investment banking, commercial banking and other similar financial services to EVO unrelated to the proposed Merger, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, during the two-year period prior to the date of Citi’s written opinion, having acted as co-documentation agent and/or administrative agent and/or joint arranger and/or lender in connection with certain bond issuances, loan and credit facility underwritings for EVO. For the services described above for EVO and its affiliates, Citi and its affiliates received, during the two-year period prior to the date of Citi’s written opinion, aggregate fees of approximately $6.0 million. As the Board was also aware, although Citi and its affiliates have not provided investment banking, commercial banking or other similar financial services to Parent during the past two years for which Citi and its affiliates received compensation, Citi and its affiliates in the future may provide such services to Parent and/or its affiliates, for which services Citi and its affiliates would expect to receive compensation.

In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the securities of EVO and Parent for Citi’s own account or for the account of Citi’s customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with EVO, Parent and their respective affiliates.

The Board selected Citi as a financial advisor in connection with the Merger based on Citi’s reputation, experience and familiarity with EVO and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes.

Management Projections

In connection with the evaluation of EVO’s strategic alternatives described in this proxy statement, EVO’s management prepared and provided the Management Projections to the Board in considering, analyzing and evaluating EVO’s strategic alternatives, including the Merger, and to EVO’s financial advisor, Citi for its use and reliance in connection with Citi’s financial analyses and opinion described in the section titled “The Merger—Opinion of EVO’s Financial Advisor” above. Except as noted below, the Management Projections were also provided to Parent in connection with its evaluation of the potential transaction.

The Management Projections described below were not prepared with a view to public disclosure and, other than its quarterly financial guidance, EVO does not as a matter of course publicly disclose forecasts or internal projections as to future performance due to, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. The Management Projections are only included in this proxy statement because this information was prepared by EVO’s management and reviewed and approved by the Board for use and reliance by Citi in connection with Citi’s financial analyses and opinion described in the section titled “The Merger—Opinion of EVO’s Financial Advisor” above, and for the purpose of providing stockholders of EVO access to certain information made available to the Board in connection with its evaluation of the Merger. These Management Projections are not being included in this document to influence stockholders’ decisions whether to vote for or against the Merger Proposal, or to influence any other investment decisions.

These Management Projections were also not prepared with a view to comply with generally accepted accounting principles as applied in the United States (which we refer to as “GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. For example, certain metrics included in the Management Projections are non-GAAP financial measures, and the Management Projections do not include footnote disclosures as may be required by GAAP.

The Management Projections include forecasts provided to Citi and the Board in connection with a business combination transaction, and as such are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC. Therefore such projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. In addition, reconciliations of non-GAAP financial measures were not included in the Management Projections provided to or relied upon by Citi or the Board for purposes of their respective evaluations. Accordingly, we have not provided a reconciliation of the financial measures included in the Management Projections to the relevant GAAP financial measures. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of EVO’s competitors and may not be directly comparable to similarly titled measures of EVO’s competitors due to potential differences in the exact method of calculation.

EVO also believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of forward-looking non-GAAP financial measures would require EVO to quantify stock-based compensation expense, acquisition and integration expense, amortization expense associated with acquired intangibles, asset impairment charges, restructuring charges, gains or losses relating to sales of assets, tax-related items and the non-cash portion of the interest expense on EVO’s existing debt. All of these items cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation.

Furthermore, our independent registered public accounting firm has not examined, audited, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for, and expresses no opinion on, the Management Projections. The Management Projections included in this proxy statement have been prepared by, and are the responsibility of, our management.

Although presented in the table below with numerical specificity, the Management Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, foreign exchange rates, changes to our business, financial condition or results of operations, and other matters. Many of these estimates and assumptions are difficult to predict, subject to significant economic and competitive uncertainties, are beyond our control, and may cause the Management Projections or the underlying assumptions to be inaccurate, including the factors described or referenced under the section entitled “—Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24. The Management Projections also reflect assumptions as to certain business decisions that are subject to change. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the Management Projections, whether or not the Merger is completed. Since the Management Projections cover multiple years, the information contained therein, and the estimates and assumptions on which such forecasts are based, by their nature become even less reliable with each successive year. The Management Projections also do not take into account any circumstances or events occurring after the date they were prepared; thus, resulting in further reasons why there can be no assurance that the Management Projections will be realized or that our actual results will not be significantly higher or lower than projected. Further, the Management Projections were prepared by EVO’s management and represent their evaluation of expected future financial performance of EVO on a stand-alone basis, without reference to the Merger. The Management Projections reflect numerous variables, expectations and assumptions as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement or the possible financial and other effects on EVO of the Merger, and does not attempt to predict or suggest future results of the surviving corporation or give effect to the Merger, including the effect of negotiating or executing the Merger Agreement, the costs that may be incurred in connection with consummating the Merger, the potential synergies that may be achieved as a result of the Merger, the effect on EVO of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the Management Projections

do not take into account the effect of any possible failure of the Merger to occur. No assurances can be given that if the Management Projections and the underlying assumptions had been prepared as of the date of this proxy statement, similar assumptions would be used.

The Management Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions, foreign exchange rates, changes to our business, financial condition or results of operations, and other matters. In particular, the EVO management team considered the following estimates and hypothetical assumptions with respect to the development of the Management Projections:

•

With respect to the assumptions regarding EVO’s prospective acquisition transactions, the Management Projections assume several transactions that are assumed to be consummated by the end of 2022 at an aggregate cost to EVO of approximately $237 million and would generate Adjusted EBITDA of approximately $25 million during 2023.

•

The Management Projections assume EVO’s market and segment growth rates will remain consistent with EVO’s recent performance and long-term growth rates and that EVO’s revenue derived from Chile will grow to approximately $55 million in 2028.

•	The Management Projections do not contemplate any quantifiable benefits from the tax attributes of the TRA on a standalone basis.

•	The Management Projections do not reflect any potential amounts that may be awarded to EVO under pending litigation.

For the foregoing reasons, as well as the bases and assumptions on which the Management Projections were compiled, the inclusion of specific portions of the Management Projections in this proxy statement should not be regarded as an indication that such forecasts will be an accurate prediction of future events, and they should not be relied on as such. EVO, its respective affiliates, officers, directors, advisors or other representatives cannot provide any assurance that actual results will not differ from the Management Projections. Except as may be required by applicable securities laws, we do not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events.

These Management Projections are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For information on factors that may cause our future financial results to materially vary, see the section titled “Cautionary Statement Concerning Forward-Looking Information” above.

The Management Projections set forth in the following table were prepared by EVO’s management to help develop a framework for evaluating the potential future value and financial outlook of EVO for the fiscal years ending December 31, 2022, 2023, 2024, 2025, 2026, 2027 and 2028.

Management Projections
(dollars in millions)	2022		2023	2024	2025	2026	2027	2028
Revenue	$562		$704	$783	$870	$968	$1,079	$1,204
Adjusted EBITDA(1)	$216		$295	$345	$401	$466	$538	$621
Adjusted Net Income Per Share(2)	$1.13		$1.49	$1.80	$2.21	$2.70	$3.26	$3.90
Unlevered After-Tax Free Cash Flows(3)	($185	)(4)	$160	$194	$242	$285	$335	$390

(1)

Adjusted EBITDA means net income before provision for income taxes, net interest expense, and depreciation and amortization, and excluding share-based compensation, gain (loss) on investment in equity securities, financing costs, currency exchange impacts, and transition, acquisition and integration costs and includes net income attributable to non-controlling interests in consolidated entities (including related depreciation and amortization and income taxes).

(2)

Adjusted Net Income Per Share means net income adjusted to exclude income taxes, the impact of net income attributable to non-controlling interests in consolidated entities (including related depreciation and amortization and income taxes), share-based compensation, gain (loss) on investment in equity securities, financing costs, currency exchange impacts, transition, acquisition and integration costs, and amortization of acquisition intangibles and subsequently adjusted to give effect to a normalized tax rate for EVO. Adjusted net income is divided by pro forma weighted average share counts.

(3)

Unlevered After-Tax Free Cash Flow means Adjusted EBITDA minus stock-based compensation expense, taxes, capital expenditures and acquisitions of businesses, and changes in net working capital. Unlevered After-Tax Free Cash Flow values were not provided to Parent in connection with its evaluation of the potential transaction.

(4)	Reflects expected Unlevered After-Tax Free Cash Flow of EVO for the third and fourth quarters of 2022.

Financing of the Merger

The Merger Agreement does not contain a financing condition. The total amount of funds necessary for Parent to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Subsidiary under the Merger Agreement, includes the funds needed to pay the Payment Amounts.

In connection with the Merger Agreement, Parent entered into the Bridge Commitment Letter, with the Bridge Commitment Parties, pursuant to which the Bridge Commitment Parties committed to provide, subject to the satisfaction of customary closing conditions, Parent with the Bridge Financing. On August 19, 2022, Parent entered into the Revolving Credit Facility. Borrowings under the Revolving Credit Facility on the closing date for purposes of funding Parent’s obligations under the Merger Agreement will be subject to limited conditionality. On August 22, 2022, Parent issued the Senior Notes and subsequently reduced the commitments related to the Bridge Financing to zero and terminated in full the commitments thereunder. Parent expects to pay the Payment Amounts with cash on hand, including with net proceeds from the Senior Notes offering and borrowings on the closing date under the Revolving Credit Facility. As of August 22, 2022, Parent had approximately $5.75 billion of undrawn commitments under the Revolving Credit Facility.

For more information, see the sections titled “The Merger Agreement—Conditions to Completion of the Merger,” “The Merger Agreement—Termination Fee; Effect of Termination,” “The Merger—Blueapple Sale Agreement.”

Closing and Effective Time of the Merger

The closing of the Merger will occur at 8:00 a.m. Eastern time on the date that is three business days following the date the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at or immediately prior to the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing, and other than certain other conditions that must be satisfied immediately prior to or concurrently with the closing) have been satisfied or, to the extent permissible, waived, or at such other time or on such other date as EVO and Parent may mutually agree.

On the closing date, EVO and Parent will cause a certificate of merger relating to the Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective at such time of the filing of the certificate of merger, or at such later time that EVO, Parent and Merger Subsidiary may agree and designate in the certificate of merger in accordance with Delaware law.

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly after the effective time of the Merger (but in no event later than three business days thereafter), each holder of record of Class A common stock (other than holders who solely hold excluded shares) will be sent a letter of transmittal and instructions describing how such record holder may surrender his, her or its shares of our Class A common stock (or affidavits of loss in lieu thereof) in exchange for the merger consideration. If the Merger is completed and your shares of EVO stock are held in book-entry through DTC or in “street name” by a broker or other nominee, EVO and Parent will cooperate to establish procedures to transmit the applicable cash proceeds to you.

Interests of Certain Persons in the Merger

In considering the Board recommendation that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that EVO’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of EVO’s stockholders generally. The Board is aware of the different or additional interests set forth in this proxy statement and considered such interests along with other matters in approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The transactions contemplated by the Merger Agreement will be a “change in control” for purposes of our executive compensation and benefit plans and agreements described below. These potential interests are described below.

Treatment of EVO Equity Awards

As further described in the section entitled “The Merger Agreement—Treatment of EVO Equity Awards,” outstanding EVO equity awards held by EVO’s directors and executive officers will be subject to the following treatment at the effective time of the Merger:

•

EVO RSUs. Each EVO RSU will, automatically and without any action required on the part of the holder, be converted into a restricted stock unit award (which we refer to as a “Parent RSU”) in respect of that number of shares of Parent common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Class A common stock subject to such EVO RSU immediately prior to the effective time of the Merger and (ii) the equity award exchange ratio. Except as expressly provided in the Merger Agreement, each Parent RSU will be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding EVO RSU immediately prior to the effective time of the Merger.

•

EVO PSUs—Adjusted Earnings Per Share and Adjusted Revenue Growth. Each EVO PSU that is outstanding immediately prior to the effective time of the Merger which remains subject to vesting based on adjusted earnings per share and adjusted revenue growth will, automatically and without any action required on the part of the holder of such EVO PSU, be converted into a Parent RSU in respect of that number of shares of Parent common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Class A common stock subject to such EVO PSU immediately prior to the effective time of the Merger and (ii) the equity award exchange ratio. The number of shares of Class A common stock subject to such EVO PSU will be based on deemed achievement of the performance metrics as follows: (A) with respect to any completed Performance Year (as defined in the EVO PSU award agreement), based on actual achievement of the performance goals for such Performance Year, with respect to one third of the target number of EVO PSUs, (B) with respect to any partially completed Performance Year, based on the greater of (1) target performance and (2) actual performance for such partially completed Performance Year through the effective time of the Merger, but extrapolated through to the end of the Performance Year on the assumption that performance will continue at the same rate through to the end of the Performance Year, with respect to one third of the target number of EVO PSUs, and (C) for any Performance Year that has not commenced, based on target performance with respect to one third of the target number of EVO PSUs. Except as expressly provided in the Merger Agreement, each such Parent RSU will be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding EVO PSU immediately prior to the effective time of the Merger.

•

EVO PSUs—Stock Price. Each EVO PSU that is outstanding immediately prior to the effective time of the Merger which remains subject to vesting based on the price per share of Class A common stock will, automatically and without any action required on the part of the holder of such EVO PSU, be converted into a Parent RSU in respect of that number of shares of Parent common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Class A common stock subject to such EVO PSU immediately prior to the effective time of the Merger and (ii) the equity award exchange ratio. The number of shares of Class A common stock subject to such EVO PSU will be based on deemed achievement of the performance metrics at the greater of actual or target performance, with actual performance determined by reference to the merger consideration. Except as expressly provided in the Merger Agreement, each such Parent RSU will be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding EVO PSU immediately prior to the effective time of the Merger.

•

Unvested EVO Options. Each EVO Option that is outstanding, unvested and unexercised immediately prior to the effective time of the Merger will, automatically and without any action required on the part of the holder of such EVO Option, be converted into an option (which we refer to as a “Parent Option”) to purchase (i) that number of shares of Parent common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Class A common stock subject to such EVO Option immediately prior to the effective time of the Merger and (B) the equity award exchange ratio, (ii) at an exercise price per share of Parent common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Class A common stock of such EVO Option immediately prior to the effective time of the Merger divided by (B) the equity award exchange ratio. Except as expressly provided in the Merger Agreement, each such Parent Option will be subject to the same terms and conditions (including vesting, exercisability and treatment upon termination terms) as applied to the corresponding EVO Option immediately prior to the effective time of the Merger.

•

Vested EVO Options. Each EVO Option with a per share exercise price that is less than the merger consideration that is outstanding, vested and unexercised immediately prior to the effective time of the Merger will, automatically and without any action required on the part of the holder of such EVO Option, be canceled in exchange for cash in an amount equal to (i) the total number of shares of Class A common stock for which such EVO Option is exercisable, multiplied by (ii) the excess of the merger consideration over the per share exercise price of such EVO Option, without interest and less applicable tax withholding, and each EVO Option with a per share exercise price that is equal to or greater than the merger consideration that is outstanding, vested and unexercised immediately prior to the effective time of the Merger will be canceled without consideration and will be of no further force and effect.

Parent has acknowledged and agreed that the EVO named executive officers and three of the four EVO executive officers who are not named executive officers will experience a material change or diminution in position and responsibilities as a result of the merger, which will entitle them to terminate their employment at the effective time for “good reason.” Pursuant to the Merger Agreement, and notwithstanding the foregoing, if any of such EVO executive officers is terminated without “cause” or resigns for “good reason,” in each case effective at the effective time of the Merger, all EVO equity awards held by such executive officer will vest and be canceled in exchange for a cash payment equal to the merger consideration multiplied by the number of shares of Class A common stock underlying the award (less the applicable exercise price in the case of EVO Options).

For an estimate of the amounts that would be realized by each of EVO’s named executive officers upon a termination without “cause” or for “good reason” (each as defined in the applicable award agreement, and each of which we refer to as a “qualifying termination”) at the effective time of the Merger in respect of their unvested EVO equity awards, see the section entitled “The Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers.”

The estimated aggregate amount that would be realized by the four executive officers who are not named executive officers in settlement of their unvested EVO equity awards that were outstanding on September 21,

2022 if the Merger was completed on March 15, 2023 and each executive officer experienced a qualifying termination on that date is $6,165,263. In addition, seven of EVO’s non-employee directors receive an annual award of RSUs that cliff vest on the first anniversary of the date of grant. The estimated aggregate amount that would be realized by seven of EVO’s non-employee directors who hold outstanding EVO RSUs as of September 21, 2022 if the effective time of the Merger occurs prior to the vesting date of such awards (which is March 1, 2023 for Ms. Harland and February 24, 2023 for the other non-employee directors), and such directors’ services were terminated without “cause” on the effective date of the Merger is $1,520,004. These amounts are calculated using a price per share of EVO common stock equal to the merger consideration of $34.00 per share and, in the case of EVO PSUs held by our executive officers, assumed target performance. These amounts do not attempt to forecast any additional equity grants, issuances or forfeitures that may occur prior to the closing. As a result of the foregoing assumptions, which may or may not be accurate on the relevant date, the actual amounts, if any, to be realized by EVO’s executive officers who are not named executive officers and directors may materially differ from the amounts set forth above.

EVO Employment Agreements with Executive Officers

Each of EVO’s named executive officers and certain of its executive officers who are not named executive officers are entitled to separation benefits under their individual employment agreements in the event that the executive officer is terminated by EVO without “cause,” or the executive officer resigns for “good reason,” including after the Merger. None of the executive officers is entitled to a tax gross-up in connection with Section 280G of the Code and none is entitled to enhanced severance protection upon or following a change in control.

Under each of the executive officer employment agreements, “good reason” generally means the occurrence of any of the following events without such officer’s prior written consent (and in each case subject to customary notice and cure provisions): (i) a material change in or diminution of the position, responsibilities or working conditions of the named executive officer’s employment as of the effective date, including any change in EVO’s reporting structure in which the executive officer no longer reports directly to the Chief Executive Officer (or, in the case of Mr. Kelly, the chairman of our board of directors), (ii) a relocation of the executive officer’s principal office or location, or (iii) any reduction in the executive officer’s base salary or target percentage under the short-term incentive plan. Parent has acknowledged that each of EVO’s named executive officers and three of the four EVO executive officers who are not named executive officers are entitled to terminate their employment effective as of the effective time of the Merger for “good reason,” as such individuals will incur a material change in or diminution of their position and responsibilities at the effective time of the Merger.

Under each of the executive officer employment agreements, “cause” generally means the occurrence of (i) a material breach of any of the executive officer’s obligations under such employment agreement which the executive officer fails to cure within thirty days, (ii) any material act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act in performing such executive officer’s duties for EVO, (iii) use of illegal drugs or alcohol to an extent which interferes with the performance of the executive officer’s duties, (iv) repeated failure (other than any such failure resulting from incapacity due to physical or mental disability) to devote proper time and attention to our business as required under the terms of such employment agreement after a written demand for proper time and attention is delivered to such named executive officer by the board of directors, (v) material and repeated failure (other than any such failure resulting from incapacity due to physical or mental disability) to carry out the directions, instructions, policies, rules, regulations or decisions of the board of directors after a written notice of such failure is delivered to the executive officer by the board of directors which specifically identifies the failure, or (vi) conviction of a felony or any crime involving moral turpitude.

Mr. Kelly’s Employment Agreement

EVO originally entered into a written employment agreement with Mr. Kelly on December 15, 2012, which was subsequently amended and restated effective as of April 1, 2018 and further amended effective February 18,

2022. The agreement provides for the following severance benefits in the event of Mr. Kelly’s termination by EVO without “cause” or a termination by Mr. Kelly for “good reason,” in addition to any accrued and unpaid compensation through the date of termination, subject to Mr. Kelly’s compliance with certain confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims: (i) a severance benefit consisting of $3.5 million payable in monthly installments over 24 months and (ii) a one-time payment of $100,000, which is intended to approximate the cost of health care coverage under EVO’s then-existing plans.

Pursuant to the February 18, 2022 amendment, Mr. Kelly’s employment agreement also provides that if he has attained the age of 60 and has completed at least ten years of service with the Company and he provides six months’ advance notice of retirement, is terminated by the Company without “cause,” or terminates his employment with “good reason,” then all of his time-vesting equity awards will fully vest, any performance-vesting equity awards for completed performance periods will vest to the extent that performance was achieved, and any performance-vesting equity awards for which the applicable performance period is incomplete will vest (x) at the discretion of the compensation committee if the termination is other than for “cause” or if Mr. Kelly terminates his employment other than for “good reason,” or (y) at the target level of performance if the termination is for “good reason.”

For an estimate of the amounts that would be payable to Mr. Kelly upon a qualifying termination under his employment agreement, see the section entitled “The Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers.”

Mr. Panther’s Employment Agreement

EVO entered into an employment agreement with Mr. Panther on November 18, 2019, as amended effective February 18, 2022. The agreement provides for the following severance benefits in the event of Mr. Panther’s termination by EVO without “cause” or a termination by Mr. Panther for “good reason,” in addition to any accrued and unpaid compensation through the date of termination, subject to Mr. Panther’s compliance with certain confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims: (i) a severance benefit consisting of two times Mr. Panther’s base salary payable in monthly installments over 12 months and (ii) a one-time payment of $50,000, which is intended to approximate the cost of health care coverage under EVO’s then-existing plans.

Pursuant to the February 18, 2022 amendment, Mr. Panther’s employment agreement also provides that if he has attained the age of 60 and has completed at least ten years of service with the Company and he provides six months’ advance notice of retirement, is terminated by the Company without “cause,” or terminates his employment with “good reason,” then all of his time-vesting equity awards will fully vest, any performance-vesting equity awards for completed performance periods will vest to the extent that performance was achieved, and any performance-vesting equity awards for which the applicable performance period is incomplete will vest (x) at the discretion of the compensation committee if the termination is other than for “cause” or if Mr. Panther terminates his employment other than for “good reason,” or (y) at the target level of performance if the termination is for “good reason.”

For an estimate of the amounts that would be payable to Mr. Panther upon a qualifying termination under his employment agreement, see the section entitled “The Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers.”

Mr. Reidenbach’s Employment Agreement

EVO originally entered into a written employment agreement with Mr. Reidenbach on June 18, 2012, which was subsequently amended and restated effective as of April 1, 2018 and further amended effective February 24, 2021. The agreement provides for the following severance benefits in the event of Mr. Reidenbach’s termination by EVO without “cause” or a termination by Mr. Reidenbach for “good reason,” in addition to any accrued and unpaid compensation through the date of termination, subject to Mr. Reidenbach’s compliance with certain confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims: (i) a severance benefit consisting of three time Mr. Reidenbach’s base salary and self-employment tax gross up payable in monthly installments over 18 months and (ii) a one-time payment of $75,000, which is intended to approximate the cost of health care coverage under EVO’s then-existing plans.

As a result of the February 24, 2021 amendment, Mr. Reidenbach’s employment agreement also provides for accelerated vesting of Mr. Reidenbach’s unvested equity in the event he voluntarily terminates employment without “good reason,” provided that the sum of his age and his length of service with the Company is equal to or greater than 70, so long as he has provided proper notice.

For an estimate of the amounts that would be payable to Mr. Reidenbach upon a qualifying termination under his employment agreement, see the section entitled “The Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers.”

Mr. Tansill’s Employment Agreement

EVO originally entered into a written employment agreement with Mr. Tansill on December 1, 2012, which was subsequently amended and restated effective as of April 1, 2018 and further amended effective February 18, 2022. The agreement provides for the following severance benefits in the event of Mr. Tansill’s termination by EVO without “cause” or a termination by Mr. Tansill for “good reason,” in addition to any accrued and unpaid compensation through the date of termination, subject to Mr. Tansill’s compliance with certain confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims: (i) a severance benefit consisting of one times Mr. Tansill’s base salary and self-employment tax gross up payable in monthly installments over 12 months and (ii) a one-time payment of $50,000, which is intended to approximate the cost of health care coverage under EVO’s then-existing plans.

As a result of the February 18, 2022 amendment, Mr. Tansill’s employment agreement also provides that if he has attained the age of 60 and has completed at least ten years of service with the Company and he provides six months’ advance notice of retirement, is terminated by the Company without “cause,” or terminates his employment with “good reason,” then all of his time-vesting equity awards will fully vest, any performance-vesting equity awards for completed performance periods will vest to the extent that performance was achieved, and any performance-vesting equity awards for which the applicable performance period is incomplete will vest (x) at the discretion of the compensation committee if the termination is other than for “cause” or if Mr. Tansill terminates his employment other than for “good reason,” or (y) at the target level of performance if the termination is for “good reason.”

For an estimate of the amounts that would be payable to Mr. Tansill upon a qualifying termination under his employment agreement, see the section entitled “The Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers.”

Mr. Wilson’s Employment Agreement

EVO entered into an employment agreement with Mr. Wilson on January 1, 2015, which was amended and restated effective February 23, 2022. The agreement provides for the following severance benefits in the event of Mr. Wilson’s termination by EVO without “cause” or a termination by Mr. Wilson for “good reason,” in addition to any accrued and unpaid compensation through the date of termination, subject to Mr. Wilson’s compliance with certain confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims: (i) a severance benefit consisting of one times Mr. Wilson’s base salary payable in monthly installments over 12 months and (ii) a one-time payment of £36,000 approximating the cost of health care coverage under EVO’s then-existing plans. In addition, if Mr. Wilson’s employment is terminated by EVO on less than 90 days’ prior notice or Mr. Wilson terminates his employment for “good reason,” Mr. Wilson is entitled to receive an amount equal to his base salary for the part of the 90 day notice period not worked.

As a result of the February 23, 2022 amendment and restatement, Mr. Wilson’s employment agreement also provides that if he has attained the age of 60 and has completed at least ten years of service with the Company and he provides six months’ advance notice of retirement, is terminated by the Company without “cause,” or terminates his employment with “good reason,” then all of his time-vesting equity awards will fully vest, any performance-vesting equity awards for completed performance periods will vest to the extent that performance was achieved, and any performance-vesting equity awards for which the applicable performance period is incomplete will vest (x) at the discretion of the compensation committee if the termination is other than for “cause” or if Mr. Wilson terminates his employment other than for “good reason,” or (y) at the target level of performance if the termination is for “good reason.”

For an estimate of the amounts that would be payable to Mr. Wilson upon a qualifying termination under his employment agreement, see the section entitled “The Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers.”

EVO Employment Agreements with Other Executive Officers

Four of EVO’s executive officers who are not named executive officers (Messrs. Goldman and Radesca and Mmes. Lafiandra and Sterrett) are entitled to separation benefits under their individual employment agreements, or, in the case of Mr. Radesca, under an individual offer letter. For each executive officer, in the event that the executive is terminated by EVO without “cause,” or the executive terminates for “good reason,” including after the Merger, the executive officer will be entitled to the following in addition to any accrued and unpaid compensation through the date of termination, subject to compliance with certain confidentiality, non-compete, non-solicitation and non-disparagement obligations (as applicable) and the execution of a general release of claims:

•

A severance benefit consisting of (i) one and one-half times base salary and self-employment tax gross up payable in monthly installments over 12 months in the case of Mr. Goldman, (ii) two times base salary payable in monthly installments over 24 months in the case of Ms. Lafiandra, (iii) two times base salary payable in monthly installments over 12 months in the case of Ms. Sterrett and (iv) nine months of base salary payable in accordance with EVO’s payroll practices in the case of Mr. Radesca; and

•	A one-time payment of $50,000, which is intended to approximate the cost of health care coverage under EVO’s then-existing plans for Mr. Goldman and Mmes. Lafiandra and Sterrett.

In addition, the employment agreements of Mr. Goldman and Mmes. Lafiandra and Sterrett provide that, if the executive officer has attained the age of 60 and has completed at least ten years of service with the Company (age 62 with no service requirement for Ms. Lafiandra) and the executive officer provides six months’ advance notice of retirement, is terminated by the Company without “cause,” or terminates employment with “good reason,” then all of the executive officer’s time-vesting equity awards will fully vest, any performance-vesting equity awards for completed performance periods will vest to the extent that performance was achieved, and any performance-vesting equity awards for which the applicable performance period is incomplete will vest (x) at the discretion of the compensation committee if the termination is other than for “cause” or the executive terminates employment other than for “good reason,” or (y) at the target level of performance if the termination is for “good reason.” Mr. Radesca’s offer letter provides for the accelerated vesting of Mr. Radesca’s unvested equity in the event that his employment is terminated without “cause” within 12 months following a change in control.

The estimated aggregate value of the severance and other benefits described above (other than the equity award vesting, which is quantified above in “—Treatment of EVO Equity Awards”) that would be payable to EVO’s four executive officers who are not named executive officers under their employment agreements with EVO if the Merger were to be completed and each executive officer experienced a qualifying termination on March 15, 2023 is $2,370,788.

Chairman and Consulting Agreement

In connection with EVO’s initial public offering, EVO entered into a chairman and consulting agreement with Rafik R. Sidhom (the “Chairman and Consulting Agreement”) that requires EVO to, among other things, provide Mr. Sidhom with annual compensation of $250,000 and health and welfare benefits for a period ending three years after Mr. Sidhom’s departure as chairman of the Board. The Chairman and Consulting Agreement has not been, and will not be, terminated or amended in connection with the Merger.

TRA Amendment Payments

Certain of EVO’s directors and executive officers are TRA Payment Recipients under the TRA and TRA amendment, and therefore are entitled to receive certain payments pursuant to the TRA and the TRA amendment entered into in connection with the execution of the Merger Agreement. The amount that each such executive officer and director, if applicable, is entitled to receive is set forth below.

Director or Executive Officer	TRA Payment
James G. Kelly	$1,570,297
James G. Kelly Grantor Trust	$3,157,372
Brendan Tansill	$982,966
Michael L. Reidenbach	$1,334,221
David Goldman	$99,521
MDP Entities(1)	$67,309,593
Blueapple(2)	$142,237,964

(1)

Matthew W. Raino and Vahe A. Domalagian, both of whom are members of the Board, are managing directors of MDP LLC and, as a result, are deemed affiliated with, and beneficial owners of, the MDP Entities. Madison Dearborn Capital Partners Executive is entitled to receive $520,452, Madison Dearborn Capital Partners VI-B, L.P. is entitled to receive $50,507,173, Madison Dearborn Capital Partners VI-C, L.P. is entitled to receive $9,949,465, MDCP VI-C Cardservices Splitter II, L.P. is entitled to receive $0 and MDCP Cardservices, LLC is entitled to receive $6,332,503.

(2)	Rafik R. Sidhom, the Chairman of the Board, is the Chief Executive Officer and controlling shareholder of Blueapple.

For more information, see the section titled “The Merger—Tax Receivable Agreement Amendment.”

Annual Incentive Payments

Under the merger agreement, EVO will continue to accrue amounts with respect to annual bonuses for the 2022 fiscal year and, if the closing has not occurred by January 1, 2023, for the 2023 fiscal year. If the closing occurs prior to the date on which EVO ordinarily would have paid 2022 annual bonuses, EVO may, on the business day immediately preceding the closing date of the Merger, pay bonuses for the 2022 fiscal year based on such accruals (extrapolated through the end of the year if the closing date occurs in the 2022 fiscal year), up to the target level of performance. If the closing date of the Merger occurs in the 2023 fiscal year, EVO may, on the business day immediately preceding the closing date, pay a bonus based on the accrued amounts through the closing date and prorated to reflect the number of days in the 2023 fiscal year elapsed prior to the closing date, up to the target level of performance.

For an estimate of the annual incentive amounts that would be payable at the effective time of the Merger to Messrs. Kelly, Panther, Reidenbach, Tansill and Wilson, see the section entitled “The Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers.” The estimated aggregate value of the pro-rated annual incentive awards (based on the target level of performance) that would be payable to EVO’s four executive officers who are not named executive officers with EVO if the Merger were to be completed on March 15, 2023 is $292,700.

Tax Planning Strategies

Under the Merger Agreement, EVO, with Parent’s consent, may implement tax planning strategies for the purpose of mitigating the impact of Sections 280G and 4999 of the Internal Revenue Code and thereby preserve certain compensation-related tax deductions that might otherwise be disallowed. Any such tax planning strategies will not include a gross up of any excise taxes under Section 4999 of the Internal Revenue Code, but may include vesting certain compensation or equity awards in December 2022 that are scheduled to vest in the first and second quarters of 2023. As of the date of this proxy statement, no such tax planning strategies have yet been finalized or implemented.

Indemnification and Insurance

As further described in the section entitled “The Merger Agreement— Directors’ and Officers’ Indemnification and Insurance,” the Merger Agreement provides that from and after the effective time of the Merger, Parent will cause the surviving corporation and each of its subsidiaries to honor and fulfill all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger and rights to advancement of expenses in favor of any Indemnified Person (as defined below and which includes directors and officers) as provided in EVO’s certificate of incorporation and bylaws, the organizational documents of any subsidiary of EVO or certain indemnification agreements between such Indemnified Person and EVO or any of its subsidiaries in effect as of the effective time of the Merger. The Merger Agreement also provides that EVO will, or Parent will and will cause the surviving corporation to, purchase a six-year prepaid “tail” policy with respect to the directors’ and officers’ liability coverage of EVO’s existing directors’ and officers’ insurance policies and EVO’s existing fiduciary liability insurance policies or maintain in effect the directors’ and officers’ liability coverage of EVO’s existing directors’ and officers’ insurance policies and EVO’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time of the Merger with respect to any claim related to any period of time at or prior to the effective time of the Merger, subject to the terms of the Merger Agreement.

Quantification of Potential Payments and Benefits to Our Named Executive Officers

In accordance with Item 402(t) of Regulation S-K promulgated under the Securities Act of 1933, as amended, the table below sets forth the amount of payments and benefits that each of our named executive officers would or may receive in connection with the Merger. The amounts reported below are based on various assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in the footnotes to the table and the below:

•	The effective time of the Merger is March 15, 2023, which is the assumed date of the closing solely for the purposes of disclosure in this proxy statement;

•

The employment of each of our named executive officers is terminated other than for “cause” or by the named executive officer for “good reason,” in either case, immediately following the assumed effective time of the Merger;

•

The EVO equity awards held by each named executive officer on September 21, 2022 are the same equity awards that will be held by each such named executive officer at the assumed effective time of the Merger;

•	Each named executive officer’s base salary and self-employment tax gross up remains unchanged from that in effect as of September 21, 2022;

•	A price per share of Class A common stock equal to the merger consideration of $34.00 per share;

•	For purposes of the unvested EVO PSUs and annual bonus payments set forth in the table, achievement at the target levels of performance;

•	No named executive officer chooses to surrender any payments or benefits that would be “excess parachute payments” pursuant to the named executive officer’s applicable agreement; and

•	The value of any cash benefits payable to Mr. Wilson was converted from British pounds sterling to U.S. dollars using the applicable exchange rate on September 1, 2022 of $1.154 to £1.00.

The calculations in the table do not include amounts that EVO’s named executive officers were already entitled to receive or vested in as of the date of this proxy statement. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the Merger and do not reflect any EVO equity or other incentive awards that are expected to vest in accordance with their terms prior to March 15, 2023. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this disclosure, “single trigger” refers to benefits that arise solely as a result of the closing and “double trigger” refers to benefits that arise as a result of the closing accompanied by a qualifying termination on or following the closing.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Total ($)
James G. Kelly	3,845,000	10,163,159	14,008,159
Thomas E. Panther	919,000	3,104,449	4,023,449
Michael L. Reidenbach	1,380,901	2,808,531	4,189,432
Brendan F. Tansill	564,040	2,885,851	3,449,891
Darren Wilson	560,844	2,885,851	3,446,695

(1)

Cash. Pursuant to each named executive officer’s applicable agreement, upon a termination of employment by EVO without “cause” or by the executive for “good reason,” the named executive officer is entitled to the following:

•

A severance benefit consisting of (i) $3.5 million in the case of Mr. Kelly (payable in monthly installments over 24 months), (ii) three times base salary and self-employment tax gross up in the case of Mr. Reidenbach (payable in monthly installments over 18 months), (iii) two times base salary in the case of Mr. Panther (payable in monthly installments over 12 months), (iv) one times base salary and self-employment tax gross up in the case of Mr. Tansill (payable in monthly installments over 12 months), and (v) one times base salary in the case of Mr. Wilson (£300,000 converted from British pounds sterling to U.S. dollars using the applicable exchange rate on September 1, 2022 of $1.154 to £1.00, payable in monthly installments over 12 months);

•

A one-time payment approximating the cost of health care coverage under our then-existing health plans of $100,000 in the case of Mr. Kelly, $75,000 in the case of Mr. Reidenbach, $50,000 in the case of Messrs. Panther and Tansill, and £36,000 in the case of Mr. Wilson;

•

In the event we terminate Mr. Wilson’s employment on less than three months’ prior notice, an amount under his employment agreement equal to his base salary for the part of the period of notice not worked. The value of this payment for purposes of this table assumes that no notice is given; and

•	A bonus based on the accrued amounts through the closing date of the Merger and prorated to reflect the number of days in the 2023 fiscal year elapsed prior to the assumed closing date of the Merger.

The severance and one-time health care payments are subject to the named executive officer executing a release of claims in our favor and continuing to comply with all applicable restrictive covenants contained in the employment agreement. The severance, one-time health care payments and payment in lieu of notice are not single or double trigger as they are paid based on a qualifying termination without respect to a change in control, while the pro-rated annual incentive payments are “single-trigger.”

The following table quantifies each separate form of cash payment included in the aggregate total reported in the “Cash” column.

Named Executive Officer	Severance ($)	One-Time Health Care Payment ($)	Payment in Lieu of Notice ($)	Pro-Rated Annual Incentive ($)
James G. Kelly	3,500,000	100,000	—	245,000
Thomas E. Panther	790,000	50,000	—	79,000
Michael L. Reidenbach	1,226,901	75,000	—	79,000
Brendan F. Tansill	414,040	50,000	—	100,000
Darren Wilson(A)	346,200	41,544	86,550	86,550

(A)

Mr. Wilson’s severance, payment in lieu of notice and pro-rated annual incentive are calculated using his base salary of £300,000 converted from British pounds sterling to U.S. dollars using the applicable exchange rate on September 1, 2022 of $1.154 to £1.00.

(2)

Equity. As described in “The Merger—Interests of Certain Persons in the Merger—Treatment of EVO Equity Awards” beginning on page 59, represents the value of the unvested EVO RSUs, EVO PSUs and EVO Options that would “double-trigger” vest upon a qualifying termination upon or within 24 months after the effective time of the Merger.

Named Executive Officer	EVO RSUs (#)	EVO RSUs ($)	EVO PSUs (#)	EVO PSUs ($)	EVO Options (#)	EVO Options ($)
James G. Kelly	139,383	4,739,022	116,694	3,967,596	169,012	1,456,541
Thomas E. Panther	45,776	1,556,384	32,082	1,090,788	57,471	457,277
Michael L. Reidenbach	40,144	1,364,896	31,712	1,078,208	42,358	365,427
Brendan F. Tansill	41,231	1,401,854	32,714	1,112,276	43,095	371,721
Darren Wilson	41,231	1,401,854	32,714	1,112,276	43,095	371,721

Litigation Related to the Merger

Following announcement of the Merger, two purported stockholders of EVO filed lawsuits under Section 14(a) and Section 20(a) of the Exchange Act. Both suits were filed in the U.S. District Court for the Southern District of New York and remain pending. The suits assert claims that EVO made misleading or materially incomplete disclosures regarding the Merger in the preliminary proxy statement filed on September 6, 2022, including but not limited to claims that the preliminary proxy statement omitted material information regarding the financial projections provided to Citi, as EVO’s financial advisor, the valuation analyses performed by Citi, and alleged conflicts of EVO’s management with respect to the Merger. The complaints generally name EVO and its directors as defendants and seek injunctive relief, damages, costs, expenses, and other relief. EVO and the Board believe the lawsuits are without merit. Additional lawsuits arising out of or relating to the Merger Agreement or the Merger may be filed in the future.

Regulatory Matters

As further described in the section entitled “The Merger Agreement—Consents, Approvals and Filings,” in the United States the Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Notification under the HSR Act was filed on August 15, 2022.

Outside of the United States, the Merger is subject to the approval of certain other regulatory authorities, including (i) the competition authorities in Ireland, Mexico, Poland and Spain, (ii) the foreign investment authority of Spain and (iii) the financial regulatory authorities of Germany and Poland. The parties have agreed to cooperate with each other and use their reasonable best efforts to make the required filings as promptly as reasonably practicable.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of our Class A common stock whose shares are exchanged for cash pursuant to the Merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. Holders. This discussion is based on the provisions of the Internal Revenue Code (which we refer to as the “Code”), applicable U.S. Treasury regulations (which we refer to as “Treasury Regulations”), judicial authorities, and administrative interpretations, each as in effect as of the date of this proxy statement. These authorities are subject to change and differing interpretation, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. We cannot assure you that the Internal Revenue Service (which we refer to as the “IRS”) will not challenge one or more of the tax consequences described in this discussion or that a court would not sustain such challenge.

This discussion applies only to U.S. Holders who hold their shares of our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of such U.S. Holders’ particular circumstances, or that may apply to U.S. Holders subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders that have a functional currency other than the U.S. dollar, persons who are required to recognize income or gain with respect to the Merger no later than such income or gain is required to be reported on an applicable financial statement, holders subject to any alternative minimum tax, tax-exempt organizations, retirement plans, individual retirement accounts or other tax-deferred or advantaged accounts (or persons holding Class A common stock through such plans or accounts), cooperatives, banks and other financial institutions, real estate investment trusts, regulated investment companies, certain former citizens or former long-term residents of the United States, expatriated entities, entities all of the interests in which are held by a “qualified foreign pension funds” (within the meaning of section 897(l)(2) of the Code), partnerships (including entities or arrangements classified as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities or investors in partnerships (including entities or arrangements classified as partnerships for U.S. federal income tax purposes) or such other entities, holders who hold shares of our Class A common stock as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction, holders who hold or who held at any time during the five-year period ending on the date of the Merger (directly, indirectly or constructively) more than 5% of the shares of Class A common stock, holders who acquired their shares of Class A common stock through the exercise of employee stock options or other compensation arrangements and holders of dissenting shares). Moreover, this discussion does not address the tax consequences of the Merger arising under any applicable state, local, or foreign tax laws or the application of other U.S. federal taxes, such as the federal estate tax, the federal gift tax, the “Medicare” tax on certain net investment income, the alternative minimum tax, or any withholding considerations under FATCA (defined for this purpose as sections 1471 through 1474 of the Code, the Treasury Regulations and administrative guidance thereunder and the intergovernmental agreements entered into, and laws and regulations promulgated, pursuant thereto or in connection therewith).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Class A common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of our Class A common stock, you should consult your tax advisor.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our Class A common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Holders of our Class A common stock are urged to consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

Consequences to U.S. Holders

The receipt of cash by U.S. Holders in exchange for shares of our Class A common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for shares of our Class A common stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in such shares of our Class A common stock. A U.S. Holder’s adjusted tax basis will generally equal the price the U.S. Holder paid for such share.

Any such gain or loss recognized by a U.S. Holder upon the exchange of shares of our Class A common stock pursuant to the Merger generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in its shares of Class A common stock is more than one year on the closing date of the Merger. Long-term capital gains of non-corporate U.S. Holders generally are eligible for preferential U.S. federal income tax rates under current law. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of our Class A common stock at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Class A common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of our Class A common stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct, and such U.S. Holder is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

This summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders is for general information purposes only and is not tax advice. Holders of our Class A common stock should consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

Voting Agreements

The following summary describes certain relevant provisions of the Voting Agreements. The descriptions of the Voting Agreements in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Voting Agreements, each of which is incorporated into this proxy statement by reference. We encourage you to read the Voting Agreements carefully and in their entirety because this summary may not contain all the information about the Voting Agreements that is important to you. The rights and obligations of the parties are governed by the express terms of the Voting Agreements and not by this summary or any other information contained in this proxy statement. Copies of the MDP Entities’ Voting Agreement and Mr. Kelly’s Voting Agreement are attached to this proxy statement as Annex D and Annex E, respectively.

Voting Provisions and the Exchange

Under the Voting Agreements, each of the MDP Entities and Mr. Kelly, among other things and subject to the terms and conditions of the respective Voting Agreement, agreed to vote its shares of EVO stock and common units owned as of August 1, 2022, and any additional shares of EVO stock or common units of which it acquired record or beneficial ownership following the date of its Voting Agreement (which we refer to as the “Subject Securities”) until the Support Termination Date, (i) in favor of the proposals set forth in this proxy statement and any other matters contemplated by the Merger Agreement that are submitted to EVO’s stockholders and (ii) against (x) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the adoption of the Merger Agreement or the timely consummation of transactions contemplated by the Merger, the fulfillment of the conditions to closing or result in a breach of specified covenants, representations or warranties or any obligations, (y) any Acquisition Proposal or any action with the intention to further any Acquisition Proposal and (z) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving EVO or OpCo, subject to the terms and conditions set forth in its Voting Agreement. In addition, each of the MDP Entities and Mr. Kelly agreed to consummate the Exchange with respect to all of their Paired Interests, effective immediately prior to and conditioned upon the closing. Following the Exchange, at the effective time of the Merger the shares of Class A common stock issued upon such exchange will be converted into the right to receive the merger consideration pursuant to, and in accordance with the terms of, the Merger Agreement.

Conversion

Pursuant to the MDP Entities’ Voting Agreement (and subject to the terms thereof), the MDP Entities each agreed to irrevocably and unconditionally consummate the Conversion, pursuant to which all shares of Series A convertible preferred stock held by each MDP Entity will be converted into Class A common stock immediately prior to and contingent and conditioned upon the closing of the Merger (and in accordance with the terms of the Certificate of Designations). Following the Conversion, at the effective time of the Merger each share of Class A common stock that is issued in the Conversion will be converted into the right to receive the merger consideration pursuant to, and in accordance with the terms of, the Merger Agreement. The MDP Entities have also agreed not to take any action prior to the Support Termination Date that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the conversion of the Series A convertible preferred stock for Class A common stock as contemplated by its Voting Agreement.

Termination

The obligations and rights under the Voting Agreements will automatically terminate upon the earliest to occur (which we refer to as the “Support Termination Date”) of (i) the effective time of the Merger; (ii) the date the Merger Agreement is terminated in accordance with its terms; (iii) with respect to any Voting Agreement, the termination of the Voting Agreement by mutual consent of the parties to such Voting Agreement, or (iv) the date of any modification, waiver or amendment to any provision of the Merger Agreement effected without the consent of the MDP Entities and Mr. Kelly that (x) decreases the amount or changes the form of the merger consideration or (y) extends the End Date (other than in accordance with Section 10.01(b)(i) of the Merger Agreement (as described in the section of this proxy statement titled “The Merger Agreement—Termination of the Merger Agreement”)).

Restrictions on Transfer

Pursuant to the Voting Agreements, each of the MDP Entities and Mr. Kelly has agreed that until the Support Termination Date, it will not (i) sell, pledge, encumber, create a lien (other than a permitted lien) with respect to, assign, exchange, grant an option with respect to, transfer, gift, distribute, dividend or otherwise dispose of, or enter into any derivative, swap, understanding, commitment, option or hedging arrangement with respect to, any Subject Security or any interest therein, (ii) deposit (or permit the deposit of) a Subject Security in a voting trust, or grant any proxy or power of attorney or enter into any voting agreement, arrangement, understanding or commitment with respect to any Subject Security or (iii) agree or commit to take any of the actions referred to in clauses (i) or (ii) above (each a “Transfer”). Notwithstanding the foregoing, each of the MDP Entities and Mr. Kelly may (i) Transfer Subject Securities by will or for bona fide estate planning purposes so long as it or the trustee of its trust maintains full voting power of such Subject Securities, (ii) Transfer certain EVO option awards to EVO or cancel the underlying shares of EVO stock to pay the exercise price of its EVO option awards or satisfy tax obligations that relate to the exercise of such EVO option awards, (iii) Transfer certain EVO RSU awards or EVO PSU awards to EVO or cancel the underlying shares of EVO stock for net settlement purposes in order to satisfy tax withholding obligations, (iv) Transfer Subject Securities to any of its controlled affiliates so long as it maintains full voting power of such Subject Securities or any private equity fund advised by Madison Dearborn Partners that owns equity interests in it and (v) pledge Subject Securities as security pursuant to a margin loan, swap or hedge in the ordinary course of business so long as it retains its right to vote such Subject Securities in accordance with its Voting Agreement, in each case subject to certain conditions set forth in the Voting Agreements.

Blueapple Sale Agreement

The following summary describes certain relevant provisions of the Blueapple Sale Agreement. The descriptions of the Blueapple Sale Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Blueapple Sale Agreement, which is incorporated into this proxy statement by reference. We encourage you to read the Blueapple Sale Agreement carefully and in its entirety because this summary may not contain all the information about the Blueapple Sale Agreement that is important to you. The rights and obligations of the parties thereto are governed by the express terms of the Blueapple Sale Agreement and not by this summary or any other information contained in this proxy statement. The Blueapple Sale Agreement is attached as Exhibit No. 10.3 to EVO’s Current Report on Form 8-K filed on August 2, 2022, which is incorporated by reference into this proxy statement.

Sale of Common Units

Concurrently with EVO and Parent’s entry into the Merger Agreement, Blueapple entered into the Blueapple Sale Agreement with Parent and EVO, pursuant to which Blueapple agreed to sell all of its common units to EVO in exchange for $1,093,560,292, representing the product of the merger consideration and the number of common units owned by Blueapple, concurrently with, and contingent and conditioned upon, the closing of the transactions contemplated by the Merger Agreement. As of August 1, 2022, Blueapple was the beneficial owner and holder of record of 32,163,538 common units.

Termination

The obligations and rights under the Blueapple Sale Agreement will automatically terminate upon the earliest to occur of (i) the effective time of the Merger; (ii) the date the Merger Agreement is terminated in accordance with its terms; (iii) the termination of the Blueapple Sale Agreement by mutual consent of the parties thereto, or (iv) the date of any modification, waiver or amendment to any provision of the Merger Agreement effected without Blueapple’s consent that (x) decreases the amount or changes the form of the merger consideration or (y) has a disproportionate impact on the consideration for each common unit that Blueapple is entitled to receive relative to the consideration per share of Class A common stock that will be received by holders of shares of Class A common stock in connection with the Merger.

Restrictions on Transfer

Pursuant to the Blueapple Sale Agreement, Blueapple has agreed that until the termination of the Blueapple Sale Agreement it will not (i) sell, pledge, encumber, create a lien (other than a permitted lien) with respect to, assign, exchange, grant an option with respect to, transfer, gift, distribute, dividend or otherwise dispose of, or enter into any derivative, swap, understanding, commitment, option or hedging arrangement with respect to, any common units to any person, (ii) deposit (or permit the deposit of) a common unit in a voting trust, or grant any proxy or power of attorney or enter into any voting agreement, arrangement, understanding or commitment with respect to any common unit or (iii) agree or commit to take any of the actions referred to in clauses (i) or (ii) above (each such action a “Unit Transfer”).

In addition, Blueapple has agreed that until the termination of the Blueapple Sale Agreement, it will not (i) deliver any Sale Notice or exercise any Piggyback Sale Right (in each case as defined in that certain Second Amended and Restated Limited Liability Company Agreement of OpCo, dated as of May 22, 2018, as amended on April 21, 2020 (which we refer to as the “OpCo LLC Agreement”)) under the OpCo LLC Agreement or exercise any registration rights under that certain Registration Rights Agreement, dated as of May 22, 2018, by and among EVO Payments, Inc., Blueapple and the other parties thereto, as amended by the First Amendment, dated April 21, 2020 (which we refer to as the “Registration Rights Agreement”) or (ii) knowingly take or cause the taking of any other action that would materially restrict or prevent the performance of Blueapple’s obligations under the Blueapple Sale Agreement, excluding any involuntary bankruptcy filing.

Notwithstanding the foregoing, Blueapple may make Unit Transfers (i) by will or for bona fide estate planning purposes, (ii) to any of its controlled affiliates, in each case so long the transferee agrees in writing to be bound by and comply with the Blueapple Sale Agreement prior to any such Unit Transfer and the Unit Transfer is otherwise permitted by the terms of the OpCo LLC Agreement.

Tax Receivable Agreement Amendment

The following summary describes certain relevant provisions of the TRA and the material provisions of the TRA amendment. The descriptions of the TRA and the TRA amendment in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the TRA and the TRA amendment, each of which is incorporated into this proxy statement by reference. We encourage you to read the TRA and the TRA amendment carefully and in their entirety because this summary may not contain all the information about the TRA and the TRA amendment that is important to you. The rights and obligations of the parties are governed by the express terms of the TRA and the TRA amendment and not by this summary or any other information contained in this proxy statement. The TRA Amendment is attached as Exhibit No. 10.4 to EVO’s Current Report on Form 8-K filed on August 2, 2022, which is incorporated by reference into this proxy statement.

Tax Receivable Agreement

In connection with the initial public offering of its shares of Class A common stock and related reorganization transactions undertaken in connection with the initial public offering, EVO entered into the TRA on May 25, 2018 with OpCo and certain members of OpCo who retained common units after the initial public offering. At the time of the initial public offering, direct or indirect acquisitions of common units by EVO were expected to produce favorable tax attributes for EVO. When EVO acquires common units from members of OpCo through exchanges or redemptions, it results in anticipated tax basis adjustments that increase (for U.S. federal and certain state or local tax purposes) EVO’s depreciation and amortization deductions, thereby reducing the amount of income tax that EVO otherwise would be required to pay. This increased tax basis also could decrease the gain (or increase the loss) on future dispositions of the affected assets. Under the terms of the TRA, absent a change of control of EVO, EVO generally is required to pay to the TRA Payment Recipients 85% of such tax benefits, if any, realized by EVO.

In addition, the TRA provides that if certain mergers, asset sales, other forms of business combinations, or other changes of control were to occur, the TRA would terminate and EVO’s payment obligations to TRA Payment Recipients would accelerate, resulting in an early termination payment by EVO. The consummation of the

Merger will constitute a change of control under the TRA that would cause the payment obligations to accelerate and become due and payable. Absent the TRA amendment, the amount of the early termination payment would have been calculated based upon specified assumptions set forth in the TRA including, in effect, an assumption that EVO in the future would fully utilize all potential future tax benefits that are subject to the TRA.

For more information with respect to the TRA, please see our other filings with the SEC, including the section in our 2021 Proxy Statement captioned “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” A copy of the TRA is included as Exhibit 10.1 to EVO’s Annual Report for the year ended December 31, 2021 on Form 10-K filed with the SEC.

Final TRA Payments

On August 1, 2022, in connection with the execution of the merger agreement, EVO, OpCo and certain other parties to the TRA entered into the TRA amendment in accordance with the terms of the TRA, pursuant to which such parties agreed to terminate the TRA immediately after the effective time of the Merger on the terms set forth in the TRA amendment. In connection with the termination, EVO has agreed to pay the TRA Payment Recipients an aggregate termination payment equal to $225 million minus any payments made under the TRA to the TRA Payment Recipients between August 1, 2022 and the effective time of the Merger, because of the change of control under the TRA that will result from the Merger. Such aggregate termination payment is expected to be less than the aggregate payment that would have been payable under the TRA absent the TRA amendment (based on certain facts and assumptions, including as to interest rates at closing, the reduction was estimated to be approximately $97 million, constituting an approximate 30.1% discount to the estimated aggregate payment of approximately $322 million that would have otherwise been payable to the TRA Payment Recipients under the terms of the TRA).

Amendments

The TRA amendment may not be amended or modified unless such amendment or modification is approved in writing by (i) Parent, (ii) EVO and (iii) the TRA Payment Recipients (including, in all circumstances, the TRA Payment Recipients controlled by MDP LLC and Blueapple) who would be entitled to receive more than 50% of the aggregate amount of the Early Termination Payments (as defined in the TRA) payable to all TRA Payment Recipients under the TRA if EVO had exercised its termination rights under Section 4.1(a) of the TRA on the date of the most recent exchange prior to such amendment or modification, subject to certain exclusions (which we refer to as the “Requisite TRA Payment Recipients”).

Termination

The TRA amendment terminates upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) an amendment to the Merger Agreement effected without the consent of the Requisite TRA Payment Recipients that decreases the amount of or changes the form of merger consideration or extends the End Date other than in accordance with Section 10.01(b)(i) of the Merger Agreement (as described in the section of this proxy statement titled “The Merger Agreement—Termination of the Merger Agreement”) and (iii) the occurrence of a change of control of EVO other than the transactions contemplated by the Merger Agreement. Any termination of the TRA amendment would not, by itself, constitute a termination of the TRA.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and incorporated into this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The Merger Agreement is described in this proxy statement and included as Annex A only to provide investors and security holders with information regarding its terms and conditions and is not intended to provide any factual information about EVO, Merger Subsidiary or Parent or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone. Such information can be found elsewhere in this proxy statement or, in the case of EVO, in the public filings that EVO makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section of this proxy statement titled “Where Stockholders Can Find More Information.”

The representations, warranties, covenants and other agreements in the Merger Agreement and described below were made only for the purposes of the Merger Agreement and solely for the benefit of the parties to the Merger Agreement as of specific dates. Such representations, warranties, covenants and other agreements were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger. Such representations, warranties, covenants and other agreements may have also been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, may or may not be accurate as of any specific date, may be subject to important limitations and qualifications (including exceptions thereto set forth in the disclosure letter agreed to by the contracting parties (which we refer to as the “Company Disclosure Letter”)) and may therefore not be complete. The representations, warranties, covenants and other agreements in the Merger Agreement may also be subject to a contractual standard of materiality applicable to the contracting parties that may differ from those applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the Company Disclosure Letter, which such disclosures are not reflected in the text of the Merger Agreement. Investors should not rely on the representations, warranties, covenants and other agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties to the Merger Agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation and warranty may not have been included in this proxy statement.

Structure of the Merger

At the effective time of the Merger, on the terms and subject to the conditions of the Merger Agreement, Merger Subsidiary will merge with and into EVO, with EVO surviving the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger, the certificate of incorporation and the EVO bylaws will be amended in their entirety to be in the forms set forth as exhibits to the Merger Agreement and will be the certificate of incorporation and bylaws of the surviving corporation until thereafter changed or amended as provided therein or by applicable law.

When the Merger Becomes Effective

The closing of the Merger will occur at 8:00 a.m. Eastern time, on the date that is three business days following the date the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at or immediately prior to the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing, and other than certain other conditions that must be satisfied immediately prior to or concurrently with the closing) have been satisfied or, to the extent permissible, waived, or at such other time or on such other date as EVO and Parent may mutually agree.

On the closing date, EVO, Parent and Merger Subsidiary will cause a certificate of merger relating to the Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective at such time of the filing of the certificate of merger, or at such later time that EVO, Parent and Merger Subsidiary may agree and designate in the certificate of merger in accordance with Delaware law.

Treatment of EVO Stock, Paired Interests and Blueapple’s Common Units

Treatment of Class A Common Stock

At the effective time of the Merger, each share of our Class A common stock issued and outstanding immediately prior to the effective time of the Merger (including each share of Class A common stock issued upon the Exchange and the Conversion), but excluding the shares described in the following paragraph and any Dissenting Shares (as defined below), will be converted into the right to receive $34.00 in cash, without interest and less any applicable withholding taxes.

At the effective time of the Merger, (i) each share of EVO stock owned by EVO as treasury stock or otherwise or owned by Parent or Merger Subsidiary, in each case immediately prior to the effective time of the Merger, will be canceled without payment and (ii) any shares of EVO stock that are owned by a wholly owned subsidiary of Parent (other than Merger Subsidiary) or EVO (in each case, other than any shares held in a fiduciary, representative or other capacity on behalf of third parties), will be converted into the number of shares of common stock of the surviving corporation such that the ownership percentage of such person in the surviving corporation will be the same as that person’s ownership percentage of EVO immediately before the effective time of the Merger.

Exchange of Paired Interests for Class A Common Stock

Within ten business days of August 1, 2022, EVO was required to send, and sent, a written notice complying with the requirements of Section 2.04(c) of the Exchange Agreement to each Holder (as defined in the Exchange Agreement), which includes all holders of Paired Interests. Prior to the closing, EVO must cause each holder of Paired Interests, other than any holders of Paired Interests that have exchanged their Paired Interests prior to the closing, to exchange each of their Paired Interests that are outstanding as of immediately prior to the effective time of the Merger in accordance with Section 2.04 of the Exchange Agreement. Pursuant to the Exchange Agreement and the Voting Agreements, at the effective time of the Merger such Paired Interests will be exchanged for merger consideration as follows: (i) each Paired Interest will be exchanged for one share of Class A common stock which will be converted into the right to receive the merger consideration, (ii) each share of Class D common stock will be canceled and cease to exist (without payment thereon), and (iii) each common unit corresponding to such Paired Interest will be deemed transferred from its holder to EVO and EVO will cause such transfer to be registered in the books and records of OpCo.

For more information, see the sections of this proxy statement titled “The Merger—Voting Agreements” and “The Merger—Effects of the Merger.”

Treatment of Blueapple’s Common Units

Pursuant to the Blueapple Sale Agreement, Blueapple will sell all of its common units to EVO in exchange for $1,093,560,292, representing the product of the merger consideration and the number of common units owned by Blueapple, concurrently with, and contingent and conditioned upon, the closing of the transactions contemplated by the Merger Agreement.

For more information, see the sections of this proxy statement titled “The Merger—Treatment of Blueapple’s Common Units” and “The Merger—Blueapple Sale Agreement.”

Dissenting Shares

Shares of our Class A common stock that are issued and outstanding immediately prior to the effective time of the Merger and which are held by stockholders who have properly demanded appraisal for such shares in accordance with Section 262 of the DGCL and, as of the effective time of the Merger, have complied in all respects with Section 262 of the DGCL with respect to such shares and have not have waived, effectively withdrawn or lost their rights to appraisal under the DGCL with respect to such shares (collectively, we refer to these as the “Dissenting Shares”) will not be converted into or represent the right to receive the merger consideration at the effective time of the Merger.

Following the effective time of the Merger holders of Dissenting Shares will only be entitled to receive the fair value of such Dissenting Shares held by them in accordance with Section 262 of the DGCL. Each Dissenting Share held by stockholders who fail to perfect or who effectively have waived, withdrawn, or otherwise lost the right to appraisal of such shares under Section 262 of the DGCL will be deemed to have been converted into, as of the effective time of the Merger, the right to receive the merger consideration. For more information, see the section of this proxy statement titled “Appraisal Rights.”

Treatment of Merger Subsidiary Interests

At the effective time of the Merger, each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the effective time of the Merger will be converted into and become one newly issued, fully paid and non-assessable share of common stock of the surviving corporation.

Treatment of EVO Equity Awards

At or immediately prior to the effective time of the Merger, each EVO RSU that is outstanding immediately prior to the effective time of the Merger will, automatically and without any action required on the part of the holder of such EVO RSU, be converted into a Parent RSU in respect of that number of shares of Parent common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Class A common stock subject to such EVO RSU immediately prior to the effective time of the Merger and (ii) the equity award exchange ratio. Except as expressly provided in the Merger Agreement, each Parent RSU will be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding EVO RSU immediately prior to the effective time of the Merger. Notwithstanding the foregoing, certain EVO RSUs granted after the date of the Merger Agreement will be converted on a prorated basis into Parent RSUs as described in this paragraph, based on the total number of shares of Class A common stock subject to such EVO RSU multiplied by a fraction equal to (x) the number of full months that have elapsed since the grant date of such award divided by (y) 36.

At or immediately prior to the effective time of the Merger, each EVO PSU that is outstanding immediately prior to the effective time of the Merger which remains subject to vesting based on adjusted earnings per share and adjusted revenue growth will, automatically and without any action required on the part of the holder of such EVO PSU, be converted into a Parent RSU in respect of that number of shares of Parent common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Class A common stock subject to such EVO PSU immediately prior to the effective time of the Merger and (ii) the equity award exchange ratio. The number of shares of Class A common stock subject to an EVO PSU subject to vesting based on adjusted earnings per share and adjusted revenue growth will be based on deemed achievement of the performance metrics as follows: (A) with respect to any completed Performance Year, as defined in the EVO PSU award agreement, based on actual achievement of the performance goals for such Performance Year, with respect to one third of the target number of EVO PSUs, (B) with respect to any partially completed Performance Year, based on the greater of (1) target performance and (2) actual performance for such partially completed Performance Year through the effective time of the Merger, but extrapolated through to the end of the Performance Year on the assumption that performance will continue at the same rate through to the end of the Performance Year, with respect to one third of the target number of EVO PSUs, and (C) for any Performance Year that has not commenced, based on target performance with respect to one third of the target number of EVO PSUs. Except as expressly provided in the Merger Agreement, each such Parent RSU will be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding EVO PSU immediately prior to the effective time of the Merger.

At or immediately prior to the effective time of the Merger, each EVO PSU that is outstanding immediately prior to the effective time of the Merger which remains subject to vesting based on the price per share of Class A common stock will, automatically and without any action required on the part of the holder of such EVO PSU, be converted into a Parent RSU in respect of that number of shares of Parent common stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Class A common stock subject to such EVO PSU immediately prior to the effective time of the Merger and (ii) the equity award exchange ratio. The number of shares of Class A common stock subject to an EVO PSU subject to vesting based on the price per share of the Class A common stock will be based on deemed achievement of the performance metrics at the greater of actual or target performance, with actual performance determined by reference to the merger consideration. Except as expressly provided in the Merger Agreement, each such Parent RSU will be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding EVO PSU immediately prior to the effective time of the Merger.

At or immediately prior to the effective time of the Merger, each EVO Option that is outstanding, unvested and unexercised immediately prior to the effective time of the Merger will, automatically and without any action required on the part of the holder of such EVO Option, be converted into a Parent Option to purchase (i) that number of shares of Parent common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Class A common stock subject to such EVO Option immediately prior to the effective time of the Merger and (B) the equity award exchange ratio, (ii) at an exercise price per share of Parent common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Class A common stock of such EVO Option immediately prior to the effective time of the Merger divided by (B) the equity award exchange ratio; provided, however, that the exercise price and the number of shares of Parent common stock will be determined in a manner consistent with the requirements of Section 409A of the Code and Treas. Reg. Section 1.409A-1(b)(v)(4)(D). Except as expressly provided in the Merger Agreement, each such Parent Option will be subject to the same terms and conditions (including vesting, exercisability and treatment upon termination terms) as applied to the corresponding EVO Option immediately prior to the effective time of the Merger.

At or immediately prior to the effective time of the Merger, each EVO Option with a per share exercise price that is less than the merger consideration that is outstanding, vested and unexercised immediately prior to the effective time of the Merger will, automatically and without any action required on the part of the holder of such EVO Option, be canceled in exchange for cash in an amount equal to (i) the total number of shares of Class A common stock for which such EVO Option is exercisable, multiplied by (ii) the excess of the merger consideration over the per share exercise price of such EVO Option, without interest and less applicable tax withholding. At the effective time of the Merger, each EVO Option with a per share exercise price that is equal to or greater than the merger consideration that is outstanding, vested and unexercised immediately prior to the effective time of the Merger will be canceled without consideration and will be of no further force and effect.

Notwithstanding the foregoing, if certain of EVO’s executive officers are terminated without “cause” or resign for “good reason,” in each case effective at the effective time of the Merger, any EVO RSUs, EVO PSUs or EVO Options that are outstanding and unvested and held by such terminated individual at the effective time of the Merger will vest in full (other than any EVO RSU granted in 2023, which will vest to the extent provided for in the applicable award agreement for such EVO RSU) effective as of immediately prior to the effective time of the Merger (with the number of shares of Class A common stock subject to any EVO PSU determined as set forth in the Merger Agreement) and, rather than being converted into Parent RSUs or Parent Options, will, automatically and without any additional action required on the part of the holder of such EVO RSU, EVO PSU or EVO Option, be canceled in exchange for an amount in cash equal to (i) the number of shares of Class A common stock subject to such EVO RSU, EVO PSU or EVO Option, multiplied by (ii) the merger consideration (less, in the case of EVO Options, the per share exercise price of such EVO Option), without interest and less applicable tax withholding.

Payment for EVO’s Class A Common Stock

Prior to the effective time of the Merger, Parent must appoint an agent reasonably acceptable to EVO (which we refer to as the “Paying Agent”) for the purpose of paying the merger consideration to each holder of shares of Class A common stock that have been converted into the right to receive the merger consideration (other than holders of excluded shares) in respect of (i) certificates representing shares of Class A common stock (which we refer to as the “Certificates”) or (ii) uncertificated shares of Class A common stock represented in book entry, including through Cede & Co., the nominee of the Depository Trust Company (which we refer to as the “Uncertificated Shares”). Promptly after the effective time of the Merger (but in no event later than three business days thereafter), Parent must send, or cause the Paying Agent to send, to each holder of record of shares of Class A common stock at the effective time of the Merger a letter of transmittal (in a form that was reasonably acceptable to EVO prior to the effective time of the Merger) and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

Each holder of shares of Class A common stock that have been converted into the right to receive the merger consideration will be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal (or affidavit in lieu of lost, stolen or destroyed Certificates), or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer that the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the merger consideration in respect of each share of Class A common stock represented by a Certificate or Uncertificated Share. Any such Certificates that are surrendered or Uncertificated Shares that are transferred will be canceled.

If any Certificate representing Class A common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond, in such reasonable amount as the surviving corporation or the paying agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the merger consideration to be paid in respect of the shares of Class A common stock represented by such Certificate, as contemplated in the Merger Agreement.

At or prior to the effective time of the Merger, Parent must deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Class A common stock, cash in an amount sufficient to pay the merger consideration (which we refer to as the “Payment Fund”). The Payment Fund will, pending its disbursement to the holders of Class A common stock, be invested by the Paying Agent as directed by Parent or, after the effective time of the Merger, the surviving corporation in certain short-term obligations; provided that no investment or losses will affect the amounts payable to the holders of Class A common stock and Parent will promptly replace or cause to be replaced any lost funds so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the paying agent to pay the merger consideration. Earnings from investments, subject to the immediately preceding proviso, will be paid to and will be the sole and exclusive property of Parent and the surviving corporation.

Representations and Warranties

EVO, on the one hand, and Parent and Merger Subsidiary, on the other hand, have each made representations and warranties in the Merger Agreement.

The representations and warranties contained in the Merger Agreement will not survive the effective time of the Merger.

Representations and Warranties of EVO

EVO has made customary representations and warranties to Parent in the Merger Agreement regarding aspects of EVO’s business and various other matters pertinent to the Merger, which are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. Some of the representations and warranties in the Merger Agreement made by EVO are qualified by “materiality” or “Material Adverse Effect” standards. For purposes of the Merger Agreement, “Material Adverse Effect” means, with respect to EVO or any of its subsidiaries, any change, effect, event, circumstance, development, condition or occurrence that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets, liabilities or results of operations of EVO and its subsidiaries, taken as a whole, or (ii) prevents or materially impedes or materially delays or would reasonably be expected to prevent or materially impede or materially delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement on a timely basis or the compliance by EVO with its obligations under the Merger Agreement or any other transaction document in any material respect; excluding, in the case of clause (i) (and, in the case of clause (ii), bullets three, four, five and nine), any change, effect, event, circumstance, development, condition or occurrence to the extent resulting from or arising in connection with:

•	changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions;

•	general changes and developments in any of the industries in which EVO and its subsidiaries operate;

•

changes in geopolitical conditions, any outbreak or escalation of hostilities, acts of war, acts of armed hostility, sabotage, terrorism, cyberterrorism or national or international calamity (or material worsening of any such conditions);

•	any hurricane, tornado, tsunami, flood, nuclear incident, pandemic (including COVID-19 and certain measures in response to COVID-19), quarantine restrictions or weather conditions;

•	changes after August 1, 2022 in law or generally accepted accounting principles in the United States (or the authoritative interpretation or enforcement thereof);

•

the failure, in and of itself, of EVO to meet any internal or published projections, forecasts, budgets, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters, or changes or prospective changes in the market price or trading volume of the securities of EVO or the credit rating of EVO (provided that the underlying facts or causes giving rise or contributing to such failure or change may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect if not excluded by other clauses of the definition);

•	the identity of, or any facts or circumstances solely relating to Parent or Merger Subsidiary as the acquiror of EVO;

•

the negotiation, announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships of EVO or its subsidiaries with employees, partnerships, customers or suppliers or governmental authorities;

•

any stockholder class action, derivative or similar litigation, suit, action or proceeding in respect of the Merger Agreement or any other transaction document (or the transactions contemplated thereby);

•	any action taken by EVO or any of its subsidiaries at the written request, or with the written consent, of Parent or Merger Subsidiary; and

•	certain of the matters set forth on the Company Disclosure Letter;

provided, that to the extent that any change, effect, event, circumstance, development, condition or occurrence in the first five bullets has a disproportionate adverse impact on EVO and its subsidiaries compared to other participants in the industry in which EVO operates, the incremental disproportionate adverse impact on EVO and its subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect.

The topics covered by EVO’s representations and warranties relate to, among other things, the following:

•	the organization, qualification to do business and good standing of EVO and OpCo;

•	EVO’s and OpCo’s authority to enter into and consummate the transactions contemplated by the Merger Agreement;

•

the determination by the Board to approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, to approve the execution and delivery of the Voting Agreements and the Blueapple Sale Agreement (and the transactions contemplated by those agreements) and to recommend the adoption of the Merger Agreement by EVO’s stockholders;

•	the governmental and regulatory approvals and permits required to consummate the transactions contemplated by the Merger Agreement;

•

the absence of (i) conflicts with, or violations of, laws or organizational documents, (ii) the occurrence of any default or loss of any benefit under any permits or contracts or (iii) the creation of any lien (other than a permitted lien), in each case as a result of EVO’s execution or delivery of the Merger Agreement or the performance by EVO of its covenants under, or the consummation of the transactions contemplated by, the Merger Agreement;

•	the capital structure, and the absence of restrictions and violations of organizational documents, laws and other rights with respect to the capital stock of EVO and OpCo;

•	the outstanding equity awards of EVO and conversion price and liquidation preference of Series A convertible preferred stock;

•

EVO’s subsidiaries, including, among other things, the organization, qualification to do business, good standing, capital structure and absence of restrictions with respect to the capital stock of such subsidiaries;

•	EVO’s SEC filings since December 31, 2020 and the financial statements contained in such filings;

•	EVO’s and its subsidiaries’ systems of internal control over financial reporting and disclosure controls and procedures;

•	EVO’s compliance with applicable listing and corporate governance rules and regulations of Nasdaq;

•	the information contained in this proxy statement;

•	the absence of any Material Adverse Effect (as defined in the Merger Agreement) on EVO and certain other changes or events since December 31, 2021 through the date of the Merger Agreement;

•	the absence of undisclosed material liabilities;

•

EVO’s and its subsidiaries’ permits and compliance with laws, including laws related to data protection, bank regulations, sanctions, anti-corruption, anti-bribery, anti-money laundering and the payments industry;

•	the absence of pending or threatened litigation;

•	EVO’s and its subsidiaries’ leased real property;

•	EVO’s and its subsidiaries’ intellectual property;

•	tax matters related to EVO and its subsidiaries;

•	employee benefits matters related to EVO and its subsidiaries;

•	labor matters related to EVO and its subsidiaries;

•	the insurance coverage of EVO and its subsidiaries;

•	environmental matters related to EVO and its subsidiaries;

•

the existence and enforceability of specified categories of material contracts, and the absence of any breach or default under the terms thereof or occurrence of an event that would constitute a default thereunder;

•	EVO’s and its subsidiaries’ compliance with data protection laws, practices and policies;

•	the absence of investment banker’s, broker’s, finder’s or other intermediary’s fees in connection with the transactions contemplated by the Merger Agreement, other than those payable to Citi;

•	the rendering by Citi of its opinion to the Board of Directors;

•	the inapplicability of takeover provisions to the Merger;

•	EVO’s and its subsidiaries’ compliance with applicable trade laws; and

•	the absence of related party transactions and agreements.

Representations and Warranties of Parent and Merger Subsidiary

Parent and Merger Subsidiary have made customary representations and warranties to EVO in the Merger Agreement regarding themselves and matters pertinent to the Merger, which are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement.

The topics covered by Parent’s and Merger Subsidiary’s representations and warranties include the following:

•	the organization, qualification to do business and good standing of Parent and Merger Subsidiary;

•	Parent’s and Merger Subsidiary’s authority to enter into and consummate the transactions contemplated by the Merger Agreement;

•	the governmental and regulatory approvals and permits required to consummate the transactions contemplated by the Merger Agreement;

•

the absence of (i) conflicts with, or violations of, laws or organizational documents, (ii) the occurrence of any default or loss of any benefit under any permits or contracts or (iii) the creation of any lien (other than a permitted lien), in each case as a result of Parent’s and Merger Subsidiary’s execution or delivery of the Merger Agreement or the performance by Parent and Merger Subsidiary of its covenants under, or the consummation by Parent and Merger Subsidiary of the transactions contemplated by, the Merger Agreement;

•	the accuracy of information provided by Parent and Merger Subsidiary for use in this proxy statement;

•	the availability of financing to consummate the Merger and pay the merger consideration and other amounts payable pursuant to the Merger Agreement and other transaction documents;

•

the absence of (i) certain agreements or commitments to enter into agreements between Parent, Merger Subsidiary, or any of their affiliates, on the one hand, and any director, officer or employee of EVO or any of its subsidiaries, on the other hand; (ii) any agreements pursuant to which any EVO stockholder would be entitled to receive different consideration than the merger consideration or agree to vote to approve the Merger Agreement or the Merger or against any Superior Proposal; or (iii) any agreements pursuant to which any holder of common units would be entitled to receive consideration for such common units, in each case other than specified transaction documents;

•	the absence of certain pending or threatened litigation;

•	the absence of ownership by Parent or its subsidiaries of EVO stock or other securities of EVO;

•

the absence of any requirement that stockholders of Parent or the holders of any other securities of Parent vote in order for Parent to consummate the transactions contemplated by the Merger Agreement;

•	the operations of Merger Subsidiary; and

•	the absence of investment banker’s, broker’s, finder’s or other intermediary’s fees.

Covenants Regarding Conduct of Business by EVO Pending the Merger

EVO has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the effective time of the Merger or, if applicable, the date on which the Merger Agreement is terminated. In general, EVO has agreed that, except for matters set forth in the Company Disclosure Letter, certain measures in response to COVID-19, as expressly contemplated by the Merger Agreement (including pursuant to the TRA amendment, the Blueapple Sale Agreement or any Voting Agreement), as required by law or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), from and after the date of the Merger Agreement until the effective time of the Merger, EVO will, and will cause each of its subsidiaries, to conduct its business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to preserve intact its present business organization in all material respects, keep available the services of its directors, officers and key service providers (including employees and contractors) and maintain satisfactory relationships with its customers, lenders, suppliers, bank sponsors, Card Schemes (as such term is defined in the Merger Agreement), governmental authorities and others having material business relationships with it. No action by EVO or any of its subsidiaries with respect to the matters specifically listed below will be deemed to be a breach of the first paragraph of Section 6.01 of the Merger Agreement unless such action would constitute a breach of the applicable subsection of Section 6.01 of the Merger Agreement.

Without limiting the generality of the preceding paragraph, EVO has agreed that, except for matters set forth in the Company Disclosure Letter, as expressly contemplated by the Merger Agreement (including pursuant to the TRA amendment, the Blueapple Sale Agreement, or any Voting Agreement), as required by law (including certain measures in response to COVID-19) or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), between the date of the Merger Agreement and the effective time of the Merger, EVO will not and will not permit any of its subsidiaries to:

•

amend or modify (i) EVO’s certificate of incorporation or bylaws, (ii) the OpCo LLC Agreement or OpCo’s other organizational documents or (iii) similar organizational documents of any other subsidiary of EVO;

•	split, combine, adjust, subdivide or reclassify any shares of its capital stock or other equity or voting securities;

•

declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock or other equity or voting securities of EVO or its subsidiaries, other than dividends and distributions by a direct or indirect wholly owned subsidiary of EVO to its parent or EVO or the payment of cash in lieu of issuing fractions of a share of Class A common stock upon the conversion of the Series A convertible preferred stock or tax distributions in the ordinary course of business as required under the OpCo LLC Agreement;

•

redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any EVO securities or any EVO subsidiary securities, other than the withholding of shares of EVO preferred and common stock to satisfy tax obligations with respect to awards granted pursuant to EVO stock plans, in each case, in accordance with their terms as in effect on the date of the Merger Agreement, or as required pursuant to the terms of the Exchange Agreement or the OpCo LLC Agreement;

•

issue, deliver, sell, grant, pledge, transfer, subject to any lien (other than permitted liens) or otherwise encumber or dispose of any of EVO’s securities or of EVO’s subsidiaries’ securities, other than the issuance of (i) any shares of EVO stock upon the exercise or settlement of EVO equity awards in accordance with their terms as in effect on the date of the Merger Agreement, (ii) any shares of EVO stock issuable as required pursuant to the terms of the Exchange Agreement or the OpCo LLC Agreement or upon conversion of the Series A convertible preferred stock in accordance with its terms, and (iii) any securities of EVO’s subsidiaries to EVO or any other wholly owned subsidiary of EVO;

•	amend any term of any EVO securities or any EVO subsidiary securities;

•	incur any capital expenditures or any obligations or liabilities in respect thereof, except as set forth in the Company Disclosure Letter;

•

adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization, each with respect to EVO or any of its subsidiaries;

•

acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any person or any equity interest in such person, if the aggregate amount of consideration paid or transferred by EVO and its subsidiaries would exceed $2,500,000 individually or $5,000,000 in the aggregate, other than the acquisition of any common units pursuant to the terms of the Exchange Agreement or the OpCo LLC Agreement;

•

sell, lease, transfer, license, assign, abandon or otherwise dispose of or create a lien (other than permitted liens) on, any asset having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than (i) transactions among EVO or OpCo and their wholly owned subsidiaries or solely among EVO’s wholly owned subsidiaries or (ii) nonexclusive licenses with respect to trademarks and software in the ordinary course of business consistent with past practice;

•

create, incur, assume, guarantee, endorse, secure, suffer to exist or otherwise become liable or responsible for any indebtedness for borrowed money or issue any debt securities or guarantees of the same for any other indebtedness, except for (i) borrowings in the ordinary course of business consistent with past practice under the EVO’s outstanding Credit Agreement (as defined in the Merger Agreement) not in excess of $50,000,000, (ii) guarantees or credit support provided by EVO, OpCo or any of its or their wholly owned subsidiaries of the obligations of EVO, OpCo or any of its or their wholly owned subsidiaries in the ordinary course of business consistent with past practice to the extent such indebtedness is in existence on the date of the Merger Agreement or incurred in compliance with clause (i) of this bullet, (iii) any indebtedness solely among EVO or OpCo and its wholly owned subsidiaries or among EVO’s wholly owned subsidiaries, (iv) borrowings under settlement facilities existing on the date of the Merger Agreement up to the amount committed thereunder on the date hereof and related obligations and guarantees (or any amendment or replacement thereof, in each case, so long as the amount of borrowings under such amended or replaced facility or program is not greater than the committed amount of such facility or program on the date of the Merger Agreement), or (v) swap, forward rate, foreign exchange, hedge, interest rate option or similar transactions (x) entered into in the ordinary course of business and in compliance with its risk management and hedging policies or practices in effect on the date of the Merger Agreement and (y) not entered into for speculative purposes;

•

amend, supplement or otherwise modify EVO’s outstanding Credit Agreement (as defined in the Merger Agreement) or any settlement facilities in any manner that would increase the cost to Parent (except as expressly contemplated by clause (iv) of the immediately preceding bullet above), or otherwise impede the ability of Parent, to effectuate the repayment in full on the closing date of all obligations under the Credit Agreement, and the release on the closing date of any liens securing the obligations and guarantees in connection with same;

•	enter into any contract that would, if entered into prior to the date of the Merger Agreement, be a material contract;

•	materially modify, materially amend, or terminate any material contract;

•

waive, release, terminate, amend, renew or assign any material rights or claims of EVO or any of its subsidiaries under any material contract, other than renewals of expiring contracts in the ordinary course of business on substantially similar terms;

•

except as required under the terms of any collective bargaining agreement or agreement with a works council or any employee plan as in effect on the date of the Merger Agreement: (i) increase or agree or commit to increase the compensation or employee benefits payable or to become payable to any current or former employee, director or individual independent contractor of EVO or any of its subsidiaries; (ii) pay, grant, award, accelerate, modify the period of exercisability or vesting of or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of (or commit to pay, grant, award, accelerate or modify the period of exercisability or vesting of or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of), any EVO equity awards or other equity compensation awards, bonuses or incentive awards; (iii) establish, adopt, enter into or amend any collective bargaining agreement, or any other contract or work rule or practice with any labor union, labor organization or works council, or recognize any union, works council or other labor organization as a representative of any employee of EVO or its subsidiaries; (iv) hire, appoint, engage, promote or terminate (other than for cause) any employee or individual independent contractor whose annualized base compensation is or would be greater than $250,000; (v) establish, adopt, enter into, amend or terminate any employee plan or any plan, contract, policy or program that would be an employee plan if in effect as of the date hereof; (vi) grant any severance or termination pay to, or enter into any severance agreement with, any of EVO’s or any of its subsidiaries’ directors, officers, employees or individual independent contractors; (vii) fund any rabbi trust or similar arrangement; (viii) loan or advance any money or other property to any current or former employee or other service provider of EVO or its subsidiaries (except advancement of expenses required by EVO’s certificate of incorporation or the EVO bylaws, organizational documents of any subsidiary of EVO or any indemnification agreement between an Indemnified Person and EVO or any of its subsidiaries to the extent set forth in the Company Disclosure Letter, and except under any tax-qualified retirement plan of EVO that permits employee account balance loans, in each case, in the ordinary course of business consistent with past practice); or (ix) change any actuarial or other assumptions used to calculate funding obligations with respect to any employee plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles in the United States;

•

settle any claim, suit, action, proceeding or investigation, except involving solely monetary remedies in an amount and for consideration paid by EVO or any of its subsidiaries, in respect of any individual or series of related claims, suits, actions, proceedings or investigations not in excess of $1,000,000 individually or $2,500,000 in the aggregate that would not impose any material restriction on or create any adverse precedent that would be material to the business of Parent or any of its subsidiaries after the closing or otherwise involve any admission of wrongdoing by EVO or its subsidiaries;

•

make any material change in any financial accounting principles, methods or practices (including any tax accounting policies or procedures) or any of its methods of reporting income, deductions or other material items for financial or tax accounting purposes, in each case except for any such change required by generally accepted accounting principles in the United States or applicable law, including Regulation S-X under the Exchange Act;

•

voluntarily terminate, cancel, amend or modify any material insurance coverage policy maintained by EVO or any of its subsidiaries that is not concurrently replaced by a comparable amount of insurance coverage, other than renewals in the ordinary course of business consistent with past practice;

•

make, change or revoke any material tax election, change any annual tax accounting period, adopt or change any method of material tax accounting, amend or refile any material tax return, enter into any closing agreement, settle or compromise any tax claim or assessment, surrender any right to claim a material refund of taxes, request any material ruling from any governmental authority with respect to taxes or, other than in the ordinary course of business, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes;

•	implement or announce any permanent plant closings or permanent facility shut down that would implicate the Worker Adjustment and Retraining Notification Act of 1988;

•	amend, modify, terminate or make any agreement pursuant to the TRA (other than as contemplated by the TRA amendment), the OpCo LLC Agreement, the Exchange Agreement or the Blueapple Sale Agreement;

•	enter into any material new line of business unrelated to the payment processing industry or discontinue any existing line of business; or

•	agree, authorize or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals; Changes in Board Recommendation

Except as expressly permitted by Section 6.03 of the Merger Agreement, EVO has agreed that it will not, will cause its subsidiaries and its and its subsidiaries’ directors, officers, and employees not to, and will direct and use reasonable best efforts to cause its and its subsidiaries’ other respective representatives not to, directly or indirectly:

•	fail to make, withdraw or withhold or qualify, amend or modify in any manner adverse to Parent, the Board recommendation;

•	fail to include the Board recommendation in this Proxy Statement;

•

recommend, endorse, adopt or approve or otherwise declare advisable or publicly propose to recommend, endorse, adopt or approve or otherwise declare advisable any Acquisition Proposal (as defined below);

•

if an Acquisition Proposal has been publicly disclosed, fail to publicly and without qualification recommend against any such Acquisition Proposal within ten business days (or such fewer number of days as remains prior to the Special Meeting as of the public disclosure of such Acquisition Proposal) after the public disclosure of such Acquisition Proposal (or subsequently withdraw, withhold, amend, modify or qualify, in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Board recommendation within such ten business day period (or, if earlier, by the second business day prior to the then-scheduled Special Meeting);

•

fail to publicly and without qualification reaffirm the Board recommendation within ten business days after any request by Parent to do so (or, if earlier, by the second business day prior to the then-scheduled Special Meeting) (provided, that Parent may make such request only twice with respect to any given Acquisition Proposal unless such Acquisition Proposal is subsequently amended, modified or adjusted in any material respect, in which case Parent may make such request once each time such amendment, modification or adjustment is made); or

•	publicly propose to do, or resolve or agree to do, any of the foregoing.

We refer to any action described in the foregoing as an “Adverse Recommendation Change.”

Except as expressly permitted by Section 6.03 of the Merger Agreement, EVO has agreed that it will not, will cause its subsidiaries and its and its subsidiaries’ directors, officers, and employees not to, and will direct and use reasonable best efforts to cause its and its subsidiaries’ other respective representatives not to, directly or indirectly:

•

solicit, initiate, propose or take any action to knowingly assist, knowingly facilitate or knowingly encourage any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (an “Inquiry”) or the submission of any Acquisition Proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or Inquiry, furnish or provide access to any nonpublic information relating to EVO or any of its subsidiaries or the business, properties, assets, books or records of EVO or any of its subsidiaries to, or otherwise knowingly assist, knowingly facilitate or knowingly encourage any effort by, any third party in connection with or that EVO knows, or would reasonably be expected to know, is seeking to make, or has made, an Inquiry or Acquisition Proposal;

•

take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations under Delaware law or EVO’s certificate of incorporation, inapplicable to any third party (other than Parent or Merger Subsidiary) or any Acquisition Proposal;

•

enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, option agreement, expense reimbursement agreement, joint venture agreement or other similar agreement), legally binding commitment or agreement in principle with respect to any Acquisition Proposal (except for confidentiality agreements as permitted below); or

•	authorize, commit, agree or publicly propose to do any of the foregoing.

EVO will enforce, and not waive, terminate or modify any confidentiality, standstill or similar provision in any contract; provided, that, if the Board determines in good faith after consultation with EVO’s outside legal counsel that the failure to waive a particular standstill provision in response to a request from a person party to such standstill would be inconsistent with the directors’ fiduciary duties under applicable law, EVO may, with prior written notice to Parent, waive such standstill solely to the extent necessary to permit the applicable Person to make, on a confidential basis to the Board, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Parent.

Notwithstanding the foregoing, if at any time prior to obtaining the required stockholder approval, the Board receives an unsolicited bona fide written Acquisition Proposal made after the date of the Merger Agreement which has not resulted from a material breach of the foregoing, subject to compliance with the terms of the Merger Agreement and prior to obtaining the required stockholder approval, if the Board determines in good faith, after consultation with EVO’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, the Board may:

•

engage in negotiations or discussions with any third party and its representatives that has made such Acquisition Proposal if the Board determines in good faith, after consultation with EVO’s outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal;

•

furnish to such third party and its representatives and financing sources nonpublic information relating to EVO or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) (provided that a copy of each such Acceptable Confidentiality Agreement must be provided to Parent within 24 hours of execution of such Acceptable Confidentiality Agreement); and

•

make an Adverse Recommendation Change in response to a Superior Proposal (as defined below) and/or terminate the Merger Agreement in order to cause EVO or its subsidiaries to enter into a definitive merger or purchase agreement with respect to a Superior Proposal.

EVO has agreed to promptly (but in no event later than 48 hours) notify Parent after the receipt by EVO (or any of its representatives) of any Inquiry or Acquisition Proposal made after the date of the Merger Agreement or any written request made after the date of the Merger Agreement for information relating to EVO or any of its subsidiaries or for access to the business, properties, assets, books or records of EVO or any of its subsidiaries by any third party in connection with or that, to the knowledge of EVO or any member of the Board, is considering making, or is reasonably likely to make after the date of the Merger Agreement, an Acquisition Proposal. Such notice will be provided in writing and identify the relevant third party, provide (to the extent known or available) a summary of the material terms and conditions of any such Acquisition Proposal or Inquiry (including any material changes or proposed changes thereto), any written requests made (or, if oral, the nature of the information requested) pursuant to such Acquisition Proposal or Inquiry. EVO will provide unredacted copies of all proposals or offers, including proposed agreements received by EVO relating to any Acquisition Proposal or Inquiry (subject to customary redactions with respect to any fee letters if such letters are received by EVO in a redacted form). EVO will keep Parent reasonably informed, on a reasonably prompt and timely basis, of the status and details of any such Acquisition Proposal or Inquiry (including any material changes or proposed changes thereto). EVO and its subsidiaries will provide Parent any nonpublic information or data that is furnished or provided to any person or its representatives that was not previously made available to Parent or Merger Subsidiary prior to or promptly (and in any event within 24 hours) following the time it is provided to such person or its representatives.

Notwithstanding anything to the contrary in the Merger Agreement, prior to obtaining the required stockholder approval, if, in response to an Intervening Event (as defined below), the Board determines in good faith, after consultation with EVO’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, the Board may make an Adverse Recommendation Change if:

•

EVO gives Parent four business days’ prior written notice of its intention to effect such an Adverse Recommendation Change and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event (it being understood that the notice itself shall not constitute an Adverse Recommendation Change for purposes of the Merger Agreement unless an Adverse Recommendation Change has otherwise occurred);

•

during the four business day period following the date on which such notice is sent, EVO will, and will cause its representatives to, if requested by Parent, negotiate in good faith with Parent regarding any proposal by Parent to amend, modify or make adjustments to the terms and conditions of the Merger Agreement; and

•

following the end of such four business day period, the Board, after consultation with EVO’s outside legal counsel and financial advisors and taking into account any amendments, modifications or adjustments to the terms and conditions of the Merger Agreement proposed in a written offer by Parent, determines in good faith that the failure of the Board to make such an Adverse Recommendation Change still would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, it being understood that any material change to the facts and circumstances giving rise to an Intervening Event shall require a new notice to Parent as provided above, but the notice and negotiation period shall be two business days (as opposed to four business days).

After delivery of any written notice pursuant to the preceding paragraph and its three bullets and until the termination of the Merger Agreement in accordance with its terms, EVO must promptly (and in any event within 24 hours of any material development) keep Parent informed of all material developments affecting any such Intervening Event or Adverse Recommendation Change. Notwithstanding anything to the contrary in the Merger Agreement, neither EVO nor any of its subsidiaries will enter into any Company Acquisition Agreement (as defined in the Merger Agreement) unless the Merger Agreement has been validly terminated in accordance with the Merger Agreement.

An “Intervening Event” means an event, fact, circumstance, development or occurrence that is material to EVO and its subsidiaries, taken as a whole, that (a) is not known to or reasonably foreseeable by the Board as of the date of the Merger Agreement, (b) becomes known to or by the Board prior to obtaining the required stockholder approval, (c) does not relate to an Acquisition Proposal or any matter relating thereto or consequence thereof, (d) does not relate to the fact, in and of itself, that EVO meets or exceeds any internal or published projections, forecasts, budgets, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters or changes or prospective changes in the market price or trading volume of the securities of EVO (it being understood that the underlying facts or causes giving rise or contributing to the foregoing may be taken into account (to the extent not otherwise falling within any of the exceptions in this definition)), (e) does not relate to any of the consents or approvals required to be obtained in connection with the Merger Agreement or the timing thereof, and (f) does not relate to performance of or any action required to be taken or refrained from being taken by the Merger Agreement.

EVO is also not permitted to make an Adverse Recommendation Change and/or effect a termination of the Merger Agreement involving or relating to a Superior Proposal unless EVO has complied with its obligations in respect of Section 6.03 of the Merger Agreement and receives an unsolicited bona fide written Acquisition Proposal made after the date of the Merger Agreement which has not resulted from a material breach of the foregoing, and the Board determines in good faith, after consultation with EVO’s outside legal counsel and financial advisors, constitutes a Superior Proposal and that the failure of the Board to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, and:

•

EVO promptly notifies Parent in writing four business days before making an Adverse Recommendation Change and/or effecting a termination of the Merger Agreement to enter into a definitive merger or purchase agreement with respect to such Superior Proposal (it being understood that this notice in and of itself shall not constitute an Adverse Recommendation Change for purposes of the Merger Agreement unless an Adverse Recommendation Change has otherwise occurred), that EVO intends to take such action, which notice will include an unredacted copy of the most current version of any proposed Company Acquisition Agreement and other relevant agreements (subject to customary redactions with respect to any fee letters if such letters are received by EVO in a redacted form) and a reasonably detailed summary of the material terms of such Superior Proposal and the identity of the third party making such Superior Proposal;

•

during such four-business day period following the date on which such notice is received, EVO and its representatives have, if requested by Parent, discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend, modify or make adjustments to the terms of the Merger Agreement in a written offer by Parent in response to such Superior Proposal; and

•

following the end of such four-business day period, the Board, after discussions with EVO’s outside legal counsel and financial advisors and taking into account any amendments, modifications or adjustments to the terms and conditions of the Merger Agreement proposed in a written offer by Parent, determines in good faith that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure of Board to make an Adverse Recommendation Change and/or effect a termination of the Merger Agreement to enter into a definitive merger or purchase agreement with respect to such Superior Proposal still would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; provided, however that any material revision to any Acquisition Proposal will require a new written notice and negotiation to be provided in accordance with the first bullet of this paragraph (except that the notice and negotiation period shall be two business days) and EVO shall be required to comply again with the requirements set forth in this paragraph.

After delivery of written notice, EVO will promptly (and in any event within 24 hours of any material development) keep Parent informed of all material developments affecting the terms of any such Superior Proposal.

EVO and its subsidiaries will, and will cause their respective representatives to, cease immediately and cause to be terminated any and all existing activities, solicitations, discussions or negotiations, if any, with any third party conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal or Inquiry. EVO also agreed that promptly request that each third party that had executed a confidentiality agreement prior to the date of the Merger Agreement in connection with its consideration of acquiring EVO or any of its subsidiaries to return or destroy all confidential information furnished to such third party prior to the date of the Merger Agreement, by or on behalf of EVO or any of its subsidiaries.

Nothing contained in Section 6.03 of the Merger Agreement will prevent EVO or the Board from (i) taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the

Exchange Act or (ii) making any “stop, look and listen” communication to our stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or other similar communications to our stockholders in response to an Acquisition Proposal that is not a tender offer, so long as any such disclosure (x) includes an express reaffirmation of the Board recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, an Adverse Recommendation Change.

For the purposes of the Merger Agreement an “Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any inquiry, offer or proposal of any third party relating to (in each case, whether in a single transaction or a series of related transactions) (i) any acquisition, issuance or purchase (including through any lease, exchange, exclusive license, transfer or disposition), direct or indirect, of assets having a fair market value equal to 20% or more of the fair market value of the consolidated assets of EVO or OpCo, or to which 20% or more of the consolidated revenues or earnings of EVO or OpCo are attributable, or of 20% or more of any class of equity or voting securities of EVO or 20% or more of the common units or equity or voting securities of OpCo, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of EVO or 20% or more of the common units or equity or voting securities of OpCo, or (iii) a merger, consolidation, business combination, liquidation, dissolution or other similar extraordinary transaction (x) involving EVO or any of its subsidiaries whose assets, individually or in the aggregate, have a fair market value equal to 20% or more of the fair market value of the consolidated assets of EVO or OpCo, or to which 20% or more of the consolidated revenues or earnings of EVO and its subsidiaries, taken as a whole, are attributable or (y) pursuant to which the stockholders of EVO or equityholders of OpCo immediately prior to the consummation of such transaction would, as a result of such transaction, hold less than 80% of the equity or voting securities of EVO or common units or equity or voting securities of OpCo, as applicable.

For the purposes of the Merger Agreement a “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (with references to “20% or more” and “80%” being deemed to be replaced with a reference to “a majority”) by a third party, which the Board determines in good faith after consultation with EVO’s outside legal and financial advisors to be more favorable to EVO and its stockholders from a financial point of view than the Merger, taking into account all financial, legal, financing (including availability thereof), regulatory and other aspects of such proposal, and risks, conditions, likelihood and timing of consummation of such proposal, such other matters that the Board deems relevant and any changes to the terms of the Merger Agreement proposed by Parent in accordance with Section 6.03 of the Merger Agreement.

Stockholder Meeting

Unless there has been an Adverse Recommendation Change, EVO has agreed that the Board will make the Board recommendation, include such recommendation in this proxy statement, and that EVO will use its reasonable best efforts to obtain the EVO stockholder approval. EVO will cause the Special Meeting of the stockholders to be duly called, noticed, convened and held as soon as reasonably practicable following the date on which this proxy statement is cleared by the SEC.

Notwithstanding the foregoing, EVO may adjourn or postpone the Special Meeting:

•

after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to this proxy statement (which the Board has determined in good faith is necessary under applicable law) is provided to our stockholders within a reasonable amount of time in advance of the Special Meeting;

•	as otherwise required by applicable law; or

•

if at the time for which the Special Meeting is scheduled as set forth in this proxy statement, there are insufficient shares of EVO stock represented (in person or by proxy) to obtain EVO stockholder approval;

however, if the Special Meeting is postponed, the Special Meeting may not be adjourned or postponed by EVO on more than two occasions, with any such adjournment to not (i) exceed 30 days after the previously scheduled or rescheduled date of the Special Meeting and (ii) be adjourned or postponed to a date on or after three business days before the End Date (as defined in the Merger Agreement).

Consents, Approvals and Filings

EVO and Parent have agreed to cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Merger as promptly as practicable. These actions include (i) preparing and filing with any governmental authority as promptly as practicable after the date of the Merger Agreement all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) using reasonable best efforts to obtain and maintain all permits, waivers and other confirmations required to be obtained from any governmental authority to consummate the Merger, (iii) using reasonable best efforts to defend or contest any action, suit or proceeding challenging the Merger Agreement or the transactions contemplated by the Merger Agreement and (iv) using reasonable best efforts to execute and deliver any additional instruments necessary to consummate the Merger; provided that in no event will EVO or Parent be required to waive any right or condition in the Merger Agreement or any other transaction document.

U.S. Antitrust Clearance

Under the HSR Act and related rules, the Merger may not be completed until HSR Act notification and report forms have been filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission (which we refer to as the “FTC”) and the statutory waiting period applicable to the Merger has been expired or been terminated.

At any time before the effective time of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC or the Antitrust Division of the Department of Justice, or any state could take such action under antitrust laws as it deems necessary or desirable in the public interest with respect to the Merger, including seeking to enjoin the completion of the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets, or to impose restrictions on the operations of EVO or Parent following the completion of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the Merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

Other Antitrust and Foreign Direct Investment Clearances

Outside of the United States, the Merger is subject to the approval of certain other regulatory authorities, including (i) the competition authorities in Ireland, Mexico, Poland and Spain and (ii) the foreign investment authority of Spain.

In each case, the Merger cannot be completed until the parties obtain clearance or approval to consummate the Merger or the applicable waiting periods have expired or been terminated.

The parties have agreed to cooperate with each other and use their reasonable best efforts to make the required filings as promptly as reasonably practicable. The relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including enjoin the completion of the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets, or to impose restrictions on the operations of EVO or Parent following the completion of the Merger.

Financial Regulatory Approvals

Outside of the United States, the Merger is subject to the approval of certain financial regulatory authorities, including those in Germany and Poland. The Merger cannot be completed until the parties obtain the requisite clearance or approval or non-objection (as the case may be) from each relevant financial regulatory authority.

The parties have agreed to cooperate with each other and use their reasonable best efforts to make the required filings as promptly as reasonably practicable. The relevant financial regulatory authorities could take such actions under relevant applicable laws as they deem necessary or desirable, including to provide or refuse the necessary clearance, or to provide such clearance subject to conditions, or to impose restrictions (for example, on the operations of EVO or Parent) following the completion of the Merger.

Other Employee Benefits Matters

With respect to employees of EVO or its subsidiaries immediately before the effective time of the Merger (each, an “EVO employee”), for a period of twelve (12) months following the closing (or, if earlier, the termination of the applicable EVO employee’s employment with Parent, the surviving corporation and their affiliates) (which we refer to as the “continuation period”), Parent will, or will cause the surviving corporation to, provide to each EVO employee (i) a total target annual compensation opportunity (consisting of annual base salary, target annual cash incentive opportunity (including with respect to the fiscal year that includes the effective time of the Merger) and target long-term incentive opportunity, as applicable) that is no less favorable in the aggregate than that provided to such EVO employee immediately prior to the effective time of the Merger, provided that during the continuation period, such EVO employee’s annual base salary or base wage rate, as applicable, will be no less favorable than that provided to such EVO employee immediately prior to the effective time of the Merger and (ii) employee benefits (excluding equity-based compensation, retiree health and welfare benefits, retention benefits and severance benefits) that are no less favorable in the aggregate than those provided to the EVO employee immediately prior to the effective time of the Merger.

Without limiting the generality of the above, if, during the continuation period, if the employment of any EVO employee is terminated other than for “cause,” Parent will, or will cause the surviving corporation to, provide cash severance benefits to any such terminated EVO employee (who is not party to an individual agreement providing for severance benefits) that are no less favorable than (i) for any EVO employee employed in the United States, the greater of (x) the cash severance benefits described in the Company Disclosure Letter, and (y) the cash severance benefits to which similarly situated employees of Parent or its affiliates would be eligible to receive under Parent’s or its affiliates’ severance policies, plans or arrangements; and (ii) for any EVO employee employed outside the United States, the greater of (x) the cash severance benefits required under applicable law, and (y) the cash severance benefits provided under any employee plan under which the EVO employee was covered immediately prior to the effective time of the Merger, in each case subject to such EVO employee’s execution and non-revocation of a release of claims in a form reasonably acceptable to Parent.

With respect to any employee benefit plan, including any funded or unfunded and qualified or nonqualified employee benefit plan or program, maintained by Parent, the surviving corporation or any of their affiliates, for purposes of determining eligibility to participate, level of benefits and vesting, each EVO employee’s service with EVO or any of its subsidiaries prior to the effective time of the Merger (as well as service with any predecessor employer of EVO or any such subsidiary, to the extent service with the predecessor employer is recognized by EVO or such subsidiary under the comparable employee plans) will be treated as service with Parent, the surviving corporation or their affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or coverage for the same period of services, for purposes of benefit accrual under any defined benefit pension plan, for purposes of any benefit plan that provides retiree welfare benefits, or to any benefit plan that is a frozen plan or provides grandfathered benefits.

Parent has further agreed to waive, or to cause the surviving corporation or any of its affiliates to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the surviving corporation or any of their affiliates in which any EVO employee (or the dependents of any eligible employee) will be eligible to participate from and after the effective time of the Merger, except to the extent such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would apply and have not been satisfied by such EVO employee or his or her dependents under the analogous employee plan. Parent will use commercially reasonable efforts to recognize, or to cause the surviving corporation or any of its affiliates to recognize, the dollar amount of all co-payments, deductibles and similar expenses incurred by each EVO employee (and his or her eligible dependents) under the applicable employee plan during the calendar year in which the effective time of the Merger occurs for purposes of satisfying such year’s deductible, co-payment and out-of-pocket limitations under the relevant welfare benefit plans in which such EVO employee will be eligible to participate from and after the effective time of the Merger.

If requested by Parent in writing delivered to EVO not less than ten business days before the closing date, the Board (or the appropriate committee thereof) will adopt resolutions and take such corporate action as is necessary or appropriate to terminate any 401(k) plan sponsored or maintained by EVO (which we refer to as the “EVO 401(k) plan”), effective as of the day immediately prior to the closing date and contingent upon the occurrence of the effective time of the Merger. If Parent requests that the EVO 401(k) plan be terminated, (i) EVO will provide Parent with evidence that such plan has been terminated, contingent upon the occurrence of the effective time of the Merger (the form and substance of which shall be subject to reasonable review and comment by Parent), not later than two days immediately preceding the closing date and (ii) the EVO employees shall be eligible to participate, effective as of the effective time of the Merger (or as soon as reasonably administratively practicable thereafter), in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) plan”). EVO and Parent will use reasonable best efforts to take any and all actions as may be required, including amendments to the EVO 401(k) plan and/or the Parent 401(k) plan, to permit the continuing employees of EVO and its subsidiaries who are then actively employed to make rollover contributions to the Parent 401(k) plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash or notes (in the case of loans) in an amount equal to the full account balance distributed to such employee from the EVO  401(k) plan.

Directors’ and Officers’ Indemnification and Insurance

Parent has agreed to cause the surviving corporation, and the surviving corporation has agreed to, provide certain indemnification and insurance to the Indemnified Persons (as such term is defined below), including the following:

•

for a period of six years after the effective time of the Merger, Parent will cause the surviving corporation and each of its subsidiaries to honor and fulfill all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger and rights to advancement of expenses in favor of any Person who is or prior to the effective time of the Merger becomes, or has been at any time prior to the date of the Merger Agreement, a present or former director or officer (including as a fiduciary with respect to an employee benefit plan) of EVO, any of its subsidiaries or any of their respective predecessors (each of which we refer to as an “Indemnified Person”) as provided in EVO’s certificate of incorporation and bylaws, the organizational documents of any subsidiary of EVO or certain indemnification agreements between such Indemnified Person and EVO or any of its subsidiaries in effect as of the effective time of the Merger;

•

for a period of six years after the effective time of the Merger, the surviving corporation must, and Parent will cause the surviving corporation to, cause to be maintained in effect provisions in EVO’s certificate of incorporation and bylaws of the surviving corporation (or in such documents of any successor to the business of the surviving corporation) regarding indemnification and exculpation from liability of, and advancement of expenses to, all Indemnified Persons that are no less advantageous to the Indemnified Persons than the corresponding provisions in EVO’s certificate of incorporation and bylaws in existence on August 1, 2022;

•

for a period of six years after the effective time of the Merger, Parent will cause the surviving corporation to indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by the DGCL and any other applicable law in the event of any threatened or actual claim, suit, action, proceeding or investigation, whether civil, criminal or administrative, in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the Merger (including claims with respect to the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby), to the extent based on, or arising out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any Board committee) or officer of EVO, any of its subsidiaries or any of their respective predecessors or (ii) the Merger Agreement or any of the transactions contemplated by the Merger Agreement, whether in any case asserted or arising before, on or after the effective time of the Merger, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, action, proceeding or investigation to each Indemnified Person to the fullest extent permitted by applicable law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual claim, suit, action, proceeding or investigation; and

•

prior to the effective time of the Merger, EVO will (or, if EVO is unable to or does not, Parent will and will cause the surviving corporation to) (i) purchase a six-year prepaid “tail” policy with respect to the directors’ and officers’ liability coverage of EVO’s existing directors’ and officers’ insurance policies and EVO’s existing fiduciary liability insurance policies or (ii) maintain in effect the directors’ and officers’ liability coverage of EVO’s existing directors’ and officers’ insurance policies and EVO’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the effective time of the Merger with respect to any claim related to any period or time at or prior to the effective time of the Merger, subject to the terms of the Merger Agreement.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including, but not limited to, covenants relating to:

•	EVO providing reasonable access to information about EVO and any of its subsidiaries to Parent and its representatives;

•	Parent causing Merger Subsidiary to perform its obligations under the Merger Agreement;

•	EVO and Parent consulting with each other before issuance of any press release or other public statements;

•

EVO and Parent providing each other prompt notice of (i) the receipt of any written notice or other material communication from any person or entity alleging that the consent of such person or entity is required in connection with the transactions contemplated by the Merger Agreement, (ii) any written notice or other communication from any governmental authority in connection with the transactions contemplated by the Merger Agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the respective party, threated against such party, any of its subsidiaries, that relate to the consummation of the transactions contemplated by the Merger Agreement and (iv) any representation or warranty made in the Merger Agreement becoming untrue or inaccurate or any failure to comply with any covenant to be complied with under the Merger Agreement such that the conditions to closing would not be satisfied;

•

the control, defense and settlement of any litigation brought by EVO stockholders against EVO or its directors and officers arising out of or relating to the transactions contemplated by the Merger Agreement;

•

EVO providing all reasonable cooperation in connection with the arrangement of any debt or equity financing to be obtained by Parent, Merger Subsidiary or their respective affiliates in connection with the Merger;

•

EVO and the Board to take all actions within their power to ensure that no “anti-takeover” statute (including Section 203 of the DGCL) or similar statute or regulation (or provision of EVO’s certificate of incorporation or bylaws or organizational documents of its subsidiaries) is or becomes applicable to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•

if reasonably requested by Parent, EVO taking and causing its subsidiaries to take all actions necessary or reasonable to effect the transactions contemplated by the Merger Agreement and the other transaction documents with respect to EVO stock, common units and Series A convertible preferred units;

•

if reasonably requested by Parent, EVO taking and causing its subsidiaries to deliver all notices and take all other actions necessary, appropriate and reasonable to facilitate the termination at or following the effective time of the Merger all commitments in respect of EVO’s outstanding Credit Agreement (as defined in the Merger Agreement), the repayment in full on the closing date of all obligations under the Credit Agreement, and the release on the closing date of any liens securing the obligations and guarantees in connection with same; and

•

EVO cooperating with Parent and using its reasonable best efforts to take all actions and do all things reasonably necessary, proper or advisable to delist EVO’s Class A common stock from the Nasdaq as promptly as practicable after the effective time of the Merger and cause the deregistration of our Class A common stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Conditions to Completion of the Merger

The respective obligations of each of the parties to the Merger Agreement to effect the Merger is subject to the satisfaction or waiver (if permissible under applicable law) at or prior to the closing of the following conditions:

•	the obtainment of the required stockholder approval;

•

the absence of any temporary restraining or other judgment, order or decree, or preliminary or permanent injunction issued by any court of competent jurisdiction (collectively, the “Restraints”) and the absence of any statute, law, ordinance, rule, judgment, order or decree or regulation enacted, adopted, promulgated or applied by a governmental authority that has the effect of enjoining or otherwise prohibiting the consummation of the Merger;

•	the expiration or termination of the applicable waiting periods (and any extension thereof) under the HSR Act;

•

the approval of certain other regulatory authorities, including (i) the competition authorities in Ireland, Mexico, Poland and Spain, (ii) the foreign investment authority of Spain and (iii) the financial regulatory authorities of Germany and Poland;

•	the exchange of Paired Interests for Class A common stock pursuant to the Exchange Agreement and Voting Agreements;

•	the conversion of all shares of Series A convertible preferred stock into Class A common stock pursuant to the MDP Entities’ Voting Agreement;

•	the transfer of all common units beneficially owned by Blueapple to EVO concurrently with the closing pursuant to the Blueapple Sale Agreement; and

•	the TRA amendment remaining in full force and effect.

In addition, Parent’s and Merger Subsidiary’s obligations to effect the Merger are subject to the fulfillment (or waiver in writing by Parent, if permissible under applicable law) of the following additional conditions:

•

EVO having performed and complied with, in all material respects, all of its covenants, obligations, and agreements in the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;

•	subject to the standards and qualifications set forth in the Merger Agreement, the accuracy of the representations and warranties of the Company;

•

Parent shall have received a certificate signed by an executive officer of the Company to the certifying to the effect that the conditions described in the preceding two bullets have been satisfied; and

•	since August 1, 2022, the non-occurrence of a Material Adverse Effect.

In addition, EVO’s obligation to effect the Merger is subject to the fulfillment (or waiver in writing by EVO, if permissible under applicable law) of the following additional conditions:

•

each of Parent and Merger Subsidiary having performed and complied with, in all material respects, all of its covenants, obligations, and agreements in the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;

•	subject to the standards and qualifications set forth in the Merger Agreement, the accuracy of the representations and warranties of Parent and Merger Subsidiary; and

•	the Company shall have received a certificate signed by an executive officer of Parent to the effect that the conditions described in the preceding two bullets have been satisfied.

The Merger is not subject to a financing condition.

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the effective time of the Merger (notwithstanding any adoption and approval by Parent as sole stockholder of Merger Subsidiary or receipt of the required stockholder approval other than (x) with respect to the Parent’s termination of the Merger Agreement because an Adverse Recommendation Change has occurred prior to obtaining the required stockholder approval or (y) with respect to EVO’s termination of the Merger Agreement to enter into a definitive merger or purchase agreement to effect a Superior Proposal) by either EVO or Parent, if:

•	EVO and Parent mutually agree in writing;

•

the Merger has not been consummated on or before May 1, 2023 or such later date as may be mutually agreed in writing by Parent and EVO (which we refer to as the “End Date”); provided, that if, on such date, any of the conditions to the closing regarding (i)(x) the expiration of the applicable waiting period under the HSR Act or (y) the regulatory approvals set forth on Section 9.01(c) of the Company Disclosure Letter, which include approval of (A) the competition authorities in Ireland, Mexico, Poland and Spain, (B) the foreign investment authority of Spain and (C) the financial regulatory authorities of Germany and Poland (the items in (i), collectively the “Regulatory Approvals”) or (ii) a Restraint that relates to the Regulatory Approvals (which we refer to as the “Select Restraints” and together with the “Regulatory Approvals,” collectively the “End Date Regulatory Approvals”), have not been satisfied, but all other conditions to the Merger have been satisfied (or in the case of conditions that by their nature are to be satisfied at or immediately prior to the closing, are then capable of being satisfied if the closing were to take place on such date) or waived, then the End Date will be automatically extended to August 1, 2023, and such date will become the End Date for purposes of the Merger Agreement; provided, further, that if, on such extended End Date, any of the End Date Regulatory Approvals have not been satisfied, but all other conditions to the Merger have been satisfied (or in the case of conditions that by their nature are to be satisfied at or immediately prior to the closing, are then capable of being satisfied if the closing were to take place on such date) or waived, then the End Date will be automatically extended to November 1, 2023, and such date will become the “End Date” for purposes of the Merger Agreement; and provided, further, that the right to terminate the Merger Agreement pursuant to this bullet on or after the End Date will not be available to any party whose breach of any provision of the Merger Agreement was the primary cause of the failure of the Merger to be consummated by the End Date (it being understood that Parent and Merger Subsidiary will be deemed a single party);

•

if any Restraint or applicable law is in effect that permanently enjoins or otherwise permanently prohibits the consummation of the Merger (provided that the right to terminate the Merger Agreement pursuant to this bullet is not available to any party whose breach of the Merger Agreement was the primary cause of such Restraint); or

•	at the Special Meeting (including any adjournment or postponement thereof), the required stockholder approval has not been obtained after a vote taken thereon.

In addition, Parent may terminate the Merger Agreement if:

•	prior to obtaining the required stockholder approval, an Adverse Recommendation Change has occurred (which we refer to as the “the Change of Recommendation Termination Right”);

•

prior to obtaining the required stockholder approval, EVO has breached its obligations under Section 6.03 of the Merger Agreement, which include the obligation to not solicit Acquisition Proposals from third parties, in any material respect; or

•

a breach of any representation or warranty (or any such representation or warranty has ceased to be true) or breach or failure to perform any covenant or agreement on the part of EVO set forth in the Merger Agreement has occurred that, if continuing at the effective time of the Merger, would cause the conditions in the first three bullets to the obligations of Parent and Merger Subsidiary to effect the Merger not to be satisfied (as described in the section of this proxy statement entitled “—Conditions to Completion of the Merger”); provided, that Parent will not be entitled to terminate the Merger Agreement with respect to such breach prior to the earlier of (i) thirty days following EVO’s receipt of written notice from Parent and of Parent’s intention to terminate Merger Agreement due to such breach, and (ii) the End Date, it being understood that Parent will not be entitled to terminate the Merger Agreement with respect to such breach if such breach is cured prior to the end of such period, unless such breach is incapable of being cured during such period; provided, further, that the right to terminate the Merger Agreement with respect to such breach will not be available to Parent if Parent’s breach of any provision of the Merger Agreement would cause the conditions to the obligations of EVO to consummate the Merger not to be satisfied if the effective time of the Merger were on the date of such termination.

In addition, EVO may terminate the Merger Agreement if:

•

prior to obtaining the required stockholder approval, in accordance with, and subject to compliance with, its obligations under Section 6.03 of the Merger Agreement, which include the obligation to not solicit Acquisition Proposals from third parties, in order to enter into a definitive merger or purchase agreement to effect the transaction contemplated by a Superior Proposal (with such definitive merger or purchase agreement being entered into substantially concurrently with the termination of the Merger Agreement (but in no case prior to the termination of the Merger Agreement)); provided that, EVO pays a termination fee of $100 million substantially concurrently pursuant to the Merger Agreement (which we refer to as the “Superior Proposal Termination Right”); or

•

a breach of any representation or warranty (or any such representation or warranty has ceased to be true) or breach or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in the Merger Agreement has occurred that, if continuing at the effective time of the Merger, would cause the conditions in the three bullets to the obligations of EVO to effect the Merger not to be satisfied (as described in the section of this proxy statement entitled “—Conditions to Completion of the Merger”); provided, that EVO will not be entitled to terminate the Merger Agreement with respect to such breach prior to the earlier of (i) thirty days following Parent’s receipt of written notice from EVO of EVO’s intention to terminate Merger Agreement due to such breach, and (ii) the End Date, it being understood that EVO will not be entitled to terminate the Merger Agreement with respect to such breach if such breach is cured prior to the end of such period, unless such breach is incapable of being cured during such period; provided, further, that the right to terminate the Merger Agreement will not be available to EVO if EVO’s breach of any provision of the Merger Agreement would cause the conditions to the obligations of Parent and Merger Subsidiary to consummate the Merger not to be satisfied if the effective time of the Merger were on the date of such termination.

Termination Fee; Effect of Termination

Under the Merger Agreement, EVO will be required to pay Parent a termination fee of $100 million if:

•	Parent terminates the Merger Agreement pursuant to the Change of Recommendation Termination Right;

•	EVO terminates the Merger Agreement pursuant to the Superior Proposal Termination Right; or

•

prior to the receipt of the required stockholder approval, an Acquisition Proposal is made to the Board or is publicly announced (either by EVO, the party making such Acquisition Proposal, their respective representatives, other otherwise publicly announced and confirmed by those parties) (and not withdrawn at least three business days prior to the earlier of the Special Meeting, the End Date or the date of such termination), thereafter, the Merger Agreement is terminated by (i) EVO or Parent due to the Merger having not been consummated on or before the End Date, (ii) EVO or Parent due to the failure to obtain the required stockholder approval at the Special Meeting (including any adjournment or postponement thereof) after a vote taken thereon or (iii) by Parent due to the breach of any representation or warranty or failure to perform any covenant or agreement by EVO that would cause the conditions in the first three bullets to the obligations of Parent and Merger Subsidiary to effect the Merger not to be satisfied (as described in the section of this proxy statement entitled “—Conditions to Completion of the Merger”), and within 12 months after such termination, any Acquisition Proposal is consummated or EVO enters into a definitive merger or purchase agreement in respect of any Acquisition Proposal (with all references to 20% and 80% in the definition of Acquisition Proposal deemed to be references to 50%).

If EVO fails to promptly pay the termination fee when due and, in order to obtain such payment, Parent commences a claim, suit, action or proceeding that results in a judgment against EVO for such termination fee or any portion thereof, EVO will pay to Parent its out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such claim, suit, action or proceeding, together with interest on the amount due at the annual rate of 5% plus the prime rate as published in the Wall Street Journal in effect on the date that such payment was required to be made through the date that such payment was actually received, or a lesser rate that is the maximum permitted by applicable law.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by the Merger Agreement are completed, with certain exceptions expressly set forth in the Merger Agreement. These exceptions include reimbursement by Parent of reasonable out-of-pocket expenses incurred by EVO or its subsidiaries in connection with EVO’s or its subsidiaries’ cooperation with Parent obtaining financing.

Specific Performance

The Merger Agreement generally provides that the parties will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions contained in the Merger Agreement, including the consummation of the Merger and the payment of the merger consideration.

Amendments; Waivers

Any provision of the Merger Agreement may be amended or waived prior to the effective time of the Merger if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement, or, in the case of a waiver, by each party against whom the waiver is to be effective. After the required stockholder approval has been obtained there will be no amendment or waiver that by applicable law or a stock exchange would require the further approval of the holders of EVO stock without such approval having first been obtained.

Governing Law and Venue; Waiver of Jury Trial

The Merger Agreement and all claims, suits, actions, proceedings or investigations and causes of action thereunder are governed by and will be construed in accordance with Delaware law, without regard to the conflicts of law rules of Delaware. Each party to the Merger Agreement has agreed to irrevocably consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, for the purposes of any suit, action or other proceeding, arising out of or related to the Merger Agreement, the other agreements contemplated by the Merger Agreement or any transaction contemplated by the Merger Agreement (or, solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any such suit, action or other proceeding, any state or federal court within the State of Delaware). Notwithstanding the foregoing, actions against Parent’s financing sources must generally be brought exclusively in any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, and agrees that any such proceeding will be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any definitive document or agreement relating to Parent’s financing. Each party to the Merger Agreement has further irrevocably waived any and all right to trial by jury in any legal suit, action or proceeding arising out of or related to the Merger Agreement, the Merger, or the transactions contemplated by the Merger Agreement.

PROPOSAL 2: ADVISORY VOTE TO APPROVE MERGER-RELATED

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Advisory Compensation Proposal

We are asking you to approve, by a non-binding, advisory vote, the compensation arrangements disclosed in this proxy statement that may be payable to EVO’s named executive officers in connection with the completion of the Merger. This compensation is summarized in the sections titled “The Merger—Interests of Certain Persons in the Merger” and “The Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” above. Our Board invites you to review carefully, the merger-related named executive officer compensation information contained herein.

The Board recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the compensation that will or may be paid or become payable to EVO’s named executive officers in connection with the Merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” is hereby APPROVED.”

This proposal allows our stockholders to express their opinions regarding the compensation paid to our named executive officers. The vote on this proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, you may vote not to approve the Advisory Compensation Proposal and vote to approve the Merger Proposal and vice versa. The vote to approve the Advisory Compensation Proposal is advisory in nature and, therefore, is not binding on EVO, Parent, the Board and the board of directors of Parent, or their respective compensation committees, regardless of whether the Merger Proposal is approved. Approval of the Advisory Compensation Proposal is not a condition to completion of the Merger, and failure to approve this advisory matter will have no effect on the vote to approve the Merger Proposal. The merger-related named executive officer compensation to be paid in connection with the Merger is based on contractual arrangements with the named executive officers, and accordingly, the outcome of this advisory vote will not affect the obligation to make these payments.

If you sign, date and return your proxy card (or submit your proxy by telephone or the Internet) without indicating how you wish to vote on a proposal, your proxy will be voted in accordance with our Board’s recommendation.

PROPOSAL 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

Adjournment Proposal

We are asking you to approve the adjournment of the Special Meeting from time to time, if necessary or appropriate (as determined by the Board or the chairperson of the meeting), including to solicit additional proxies to vote in favor of the proposal to adopt the Merger Agreement, in the event that there are insufficient votes at the time of the Special Meeting to establish a quorum or adopt the Merger Agreement, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to EVO stockholders within a reasonable amount of time prior to the Special Meeting or as otherwise required by applicable law or with the consent of the parties to the Merger Agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of adjourning the Special Meeting, and any adjournments or postponements thereof, to another time and place. If EVO stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting, and any adjournments or postponements thereof, including in any of the circumstances described above, to a later date and use the additional time to, among other things, solicit additional proxies in favor of the Merger Proposal, including the solicitation of proxies from holders of EVO stock that have previously voted against the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal, we could adjourn the Special Meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Proposal.

If the Special Meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. The Board believes that if the number of shares of EVO stock present in person or represented at the Special Meeting and voting in favor of the Merger Proposal is not sufficient to adopt the Merger Agreement, it is in the best interests of the holders of EVO stock to enable the Board to continue to seek to obtain a sufficient number of additional votes to adopt the Merger Agreement.

If you sign, date and return your proxy card (or submit your proxy by telephone or the Internet) without indicating how you wish to vote on a proposal, your proxy will be voted in accordance with our Board’s recommendation.

The Board recommends that stockholders vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information relating to the beneficial ownership of our Class A common stock, Class D common stock and Series A convertible preferred stock as of September 21, 2022 by:

•	each of our directors and named executive officers;

•

each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock, Class D common stock, Series A convertible preferred stock and common units; and

•	all of our directors and executive officers as a group.

Each Continuing LLC Owner (as defined below) is entitled to have their common units purchased or redeemed for cash equal to the market value of the applicable number of our shares of Class A common stock, although the Blueapple Sale Agreement and Voting Agreements restrict the redemption of the common units covered thereunder until the termination of the applicable agreement. “Continuing LLC Owners” refers collectively to the remaining holders of common units (other than EVO), which includes Blueapple, certain MDP Entities, and certain of our executive officers and current and former employees.

Other than Blueapple and EVO, all holders of common units in OpCo hold Paired Interests. Pursuant to the Exchange Agreement and the Voting Agreements, on the closing date each Paired Interest outstanding as of immediately prior to the effective time of the Merger will be exchanged for one share of Class A common stock pursuant to the Exchange Agreement which will be converted into the right to receive the merger consideration at the effective time of the Merger pursuant to the Merger Agreement.

Blueapple holds common units but does not hold any Paired Interests. Pursuant to the Blueapple Sale Agreement, Blueapple agreed to sell all of its common units to EVO in exchange for $1,093,560,292, representing the product of the merger consideration and the number of common units owned by Blueapple, concurrently with, and contingent and conditioned upon, the closing of the transactions contemplated by the Merger Agreement.

Certain of the MDP Entities hold Paired Interests and Series A convertible preferred stock. Pursuant to the MDP Entities’ Voting Agreement (and subject to the terms thereof), the MDP Entities each agreed to irrevocably and unconditionally convert all of their shares of Series A convertible preferred stock into Class A common stock, immediately prior to and contingent and conditioned upon the closing of the Merger. Following such conversion, each share of Class A common stock that is issued in connection with the conversion will be converted into the right to receive the merger consideration at the effective time of the Merger. As holders of Series A convertible preferred stock, the MDP Entities are entitled to vote on an as converted basis on the proposals at the Special Meeting other than the Separate Series A Convertible Preferred Stock Class Approval and will be entitled to one vote for each share of Class A common stock into which its Series A convertible preferred stock is then convertible. For the Separate Series A Convertible Preferred Stock Class Approval, each share of Series A convertible preferred stock outstanding as of the record date will be entitled to one vote per share.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of September 21, 2022, through the exercise of any stock option, warrants or other rights. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of September 21, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to applicable community property laws, we believe, based on information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares of common stock and common units held by that person. The information with respect to certain significant stockholders is based on filings by the beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) of the Exchange Act.

Applicable percentage ownership is based on 48,293,696 shares of our Class A common stock, 3,741,074 shares of Class D common stock and 152,250 shares of our Series A convertible preferred stock outstanding as of September 21, 2022. Unless otherwise indicated below, the address for each beneficial owner listed is c/o EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328.

Beneficial Ownership in EVO Payments, Inc.

	Class A common stock		Class D common stock		Series A convertible preferred stock		Combined Voting Power(14)
Name of beneficial owner	Number	%	Number	%	Number	%
5% Stockholders
Madison Dearborn Partners LLC(1)	304, 138	*	1,559,840	41.7%	152,250	100.0%	20.6%
Brown Advisory Incorporated(2)	5,736,806	11.9%	—	—	—	—	9.1%
The Vanguard Group(3)	4,560,970	9.4%	—	—	—	—	7.2%
BlackRock, Inc.(4)	3,562,212	7.4%	—	—	—	—	5.6%
Massachusetts Financial Services Company(5)	3,546,199	7.3%	—	—	—	—	5.6%
Greenhouse Funds LLLP(6)	2,423,581	5.0%	—	—	—	—	3.8%
Directors and Named Executive Officers
Rafik R. Sidhom(2)	—	—	—	—	—	—	—
Mark A. Chancy	14,855	*	—	—	—	—	*
Vahe A. Dombalagian(1)	304,138	*	1,559,840	41.7%	152,250	100.0%	20.6%
Nikki T. Harland	—	—	—	—	—	—	—
John S. Garabedian	48,275	*	—	—	—	—	*
David W. Leeds	30,858	*	—	—	—	—	*
Laura M. Miller	14,241	*	—	—	—	—	*
Stacey Valy Panayiotou	4,687	*	—	—	—	—	—
Gregory S. Pope	102,473	*	—	—	—	—	*
Matthew W. Raino(1)	304,138	*	1,559,840	41.7%	152,250	100.0%	20.6%
James G. Kelly(8)	1,051,873	2.1%	1,014,618	27.1%	—	—	3.2%
Thomas E. Panther(9)	119,984	*	—	—	—	—	*
Michael L. Reidenbach(10)	286,189	*	272,563	7.3%	—	—	*
Brendan F. Tansill(11)	328,157	*	127,142	3.4%	—	—	*
Darren Wilson(12)	378,108	*	—	—	—	—	*
All executive officers and directors as a group (19 persons)(13)	3,034,633	6.0%	2,987,323	79.9%	152,250	100.0%	26.3%

Beneficial Ownership in EVO Investco, LLC

	common units beneficially owned
Name of beneficial owner	Number	%
5% Stockholders
Blueapple, Inc.(7)	32,163,538	38.2%
Madison Dearborn Partners, LLC(1)	1,559,840	1.9%
Directors and Named Executive Officers
Rafik R. Sidhom(7)	32,163,538	38.2%
Mark A. Chancy	—	—
Vahe A. Dombalagian(1)	1,559,840	1.9%
Nikki T. Harland	—	—
John S. Garabedian	—	—
David W. Leeds	—	—
Laura M. Miller	—	—
Stacey Valy Panayiotou	—	—
Gregory S. Pope	—	—
Matthew W. Raino(1)	1,559,840	1.9%
James G. Kelly(8)	1,014,618	1.2%
Thomas E. Panther(9)	—	—
Michael L. Reidenbach(10)	272,563	*
Brendan F. Tansill(11)	127,142	*
Darren Wilson(12)	—	—
All executive officers and directors as a group (19 persons)(13)	35,150,861	41.8%

*	Indicates beneficial ownership of less than 1%.

(1)

Consists of 304,138 shares of Class A common stock held by Madison Dearborn Capital Partners VI-C, L.P. (which we refer to as “MDCP VI-C”), 1,559,840 shares of Class D common stock and an equal number of common units held by MDCP Cardservices, LLC (which we refer to as “MDCP Cardservices”), 152,250 shares of Series A convertible preferred stock held by MDCP Cardservices II, LLC (which we refer to as “MDCP Cardservices II”), which shares of Series A convertible preferred stock are convertible at the option of MDCP Cardservices II into up to 11,116,575 shares of Class A common stock within 60 days of September 21, 2022. Madison Dearborn Capital Partners VI-B, L.P. (which we refer to as “MDCP VI-B”) may be deemed to share beneficial ownership of the securities held by MDCP Cardservices, as its controlling member. Madison Dearborn Capital Partners VI-A, L.P. (which we refer to as “MDCP VI-A”) may be deemed to share beneficial ownership of the securities held by MDCP Cardservices II, as its managing member. Madison Dearborn Partners VI-A&C, L.P. (which we refer to as “MDP VI-A&C”), as the general partner of MDCP VI-A and MDCP VI-C, may be deemed the beneficial owner of the securities beneficially owned by MDCP VI-A and MDCP VI-C. Madison Dearborn Partners, LLC (which we refer to as “MDP LLC”), as the general partner of each of MDP VI-B and MDP VI-A&C may be deemed to share beneficial ownership of the reported securities. As the sole members of the limited partner committees of MDP VI-B and MDP VI-A&C, which have the power, acting by unanimous vote, to vote or dispose of the securities beneficially owned by MDP VI-B and MDP VI-A&C, respectively, Paul J. Finnegan and Samuel M. Mencoff may be deemed to have shared voting and investment power over such securities. Two members of our board of directors, Vahe A. Dombalagian and Matthew W. Raino, are Managing Directors of MDP LLC. Each of the foregoing entities and persons disclaims beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein. The address for the MDP entities and persons is c/o Madison Dearborn Partners, LLC, 70 W. Madison Street, Suite 4600, Chicago, Illinois 60602.

(2)

Based on information obtained from a Schedule 13G filed with the SEC on September 6, 2022 by Brown Advisory Incorporated (which we refer to as “BAI”) on behalf of itself and its affiliates, Brown Investment Advisory & Trust Company (which we refer to as “BIATC”) and Brown Advisory LLC (which we refer to as “BALLC”). BAI reported that, as of August 31, 2022, BAI, BIATC and BALLC had sole voting power with respect to 4,953,981, 29,419 and 4,924,562 shares of our Class A common stock, respectively, and shared dispositive power with respect to 5,736,806, 29,419 and 5,707,387 shares of our Class A common stock, respectively. The address of each of the foregoing is 901 South Bond Street, Suite #400, Baltimore, Maryland 21231.

(3)

Based on information obtained from a Schedule 13G filed with the SEC on February 10, 2022 by The Vanguard Group (which we refer to as “Vanguard”). Vanguard reported that as of December 31, 2021, it had shared voting power with respect to 88,391 shares of our Class A common stock, sole dispositive power with respect to 4,436,596 shares of our Class A common stock and shared dispositive power with respect to 124,374 shares of our Class A common stock, and that the shares are beneficially owned by Vanguard. The address of each of the foregoing is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

Based on information obtained from a Schedule 13G filed with the SEC on February 3, 2022 by BlackRock, Inc. (which we refer to as “BlackRock”) on behalf of itself and its affiliates, BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd. BlackRock reported that as of December 31, 2021, it had sole voting power with respect to 3,499,456 shares of our Class A common stock and sole dispositive power with respect to 3,562,212 shares of our Class A common stock, and that the shares are beneficially owned by BlackRock and its affiliates identified above. The address of each of the foregoing is 55 East 52nd Street, New York, New York 10055.

(5)

Based on information obtained from a Schedule 13G filed with the SEC on February 2, 2022 by Massachusetts Financial Services Company (which we refer to as “MFS”) on behalf of itself and its affiliates, MFS Series Trust I, on behalf of MFS New Discovery Fund. MFS reported that as of December 31, 2021, it had sole voting power with respect to 3,546,199 shares of our Class A common stock and sole dispositive power with respect to 3,546,199 shares of our Class A common stock, and that the shares are beneficially owned by MFS and its affiliates identified above. The address for MFS is 111 Huntington Avenue, Boston, Massachusetts 02199.

(6)

Based on information obtained from a Schedule 13G filed with the SEC on February 14, 2022 by Greenhouse Funds LLLP (which we refer to as “Greenhouse”) on behalf of itself and its affiliates, Greenhouse GP LLC and Mr. Joseph Milano. Greenhouse reported that as of December 31, 2021, it had shared voting power with respect to 2,423,581 shares of our Class A common stock and shared dispositive power with respect to 2,423,581 shares of our Class A common stock, and that the shares are beneficially owned by Greenhouse and its affiliates identified above. The address of each of the foregoing is 650 S. Exeter St, Suite 1080, Baltimore, Maryland 21202.

(7)

Blueapple is controlled by its majority stockholder, Rafik R. Sidhom, who is our founder and chairman of our board of directors. Mr. Sidhom may be deemed to share beneficial ownership of the reported securities. Mr. Sidhom disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. The address for Blueapple and Mr. Sidhom is 515 Broadhollow Road, Melville, New York 11747.

(8)

Includes 863,535 shares of Class D common stock and an equal number of common units held by the James G. Kelly Grantor Trust Dated January 12, 2012. John Kelly, Mr. Kelly’s son, is the trustee of the James G. Kelly Grantor Trust Dated January 12, 2012. Includes shares of Class A common stock underlying 854,898 stock options that are currently exercisable.

(9)

Includes shares of Class A common stock underlying 92,826 stock options that are currently exercisable as well as 6,873 restricted stock units and 19,944 stock options that will vest on November 18, 2022.

(10)	Includes shares of Class A common stock underlying 241,121 stock options that are currently exercisable.

(11) Includes shares of Class A common stock underlying 275,027 stock options that are currently exercisable.

(12) Includes shares of Class A common stock underlying 323,667 stock options that are currently exercisable.

(13) Includes shares of Class A common stock underlying 2,069,819 stock options that are currently exercisable.

(14)

Each share of Class A common stock and Class D common stock outstanding as of the record date will be entitled to one vote on each matter submitted to our stockholders for approval at the Special Meeting. For each matter submitted to our stockholders for approval at the Special Meeting, each share of Series A convertible preferred stock outstanding as of the record date will be entitled to vote, other than on the Separate Series A Convertible Preferred Stock Class Approval, on an as-converted basis and will be entitled to one vote for each share of Class A common stock into which the share of Series A convertible preferred stock is then convertible. As of the record date, each share of Series A convertible preferred stock outstanding was entitled to cast approximately 73 votes at the Special Meeting when voting on an as-converted basis.

APPRAISAL RIGHTS

This section summarizes Delaware law pertaining to appraisal rights in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that you exercise your appraisal rights under Section 262.

Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262, which is attached hereto as Annex C, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights. All references in Section 262 of the DGCL and in this summary to a (i) “stockholder” are to the record holder of shares of the Class A common stock, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of the Class A common stock held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.

Under Section 262, stockholders desiring to exercise their right to appraisal must (1) properly submit a written demand for an appraisal of their shares of Class A common stock to EVO prior to the stockholder vote on the approval and adoption of the Merger Agreement and the Merger; (2) not submit a proxy or otherwise vote in favor of the approval and adoption of the Merger Agreement and the Merger; (3) hold shares of the Class A common stock upon the making of a demand under clause (1) and continue to hold their shares of Class A common stock through the effective date of the Merger; (4) not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (5) otherwise meet the criteria and follow the procedures set forth in Section 262. A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (i) such beneficial owner continuously owns such shares through the effective date of the Merger and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by EVO under Section 262 and to be set forth on the Verified List (defined below). The shares of Class A common stock are currently listed on a national securities exchange, and, assuming such shares remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of Class A common stock who are otherwise entitled to appraisal rights unless (x) the total number of shares of Class A common stock entitled to appraisal exceeds 1% of the outstanding shares of the Class A common stock eligible for appraisal or (y) the value of the aggregate consideration offered pursuant to the Merger Agreement in respect of such total number of shares exceeds $1,000,000. We refer to these conditions as the “Minimum Conditions.” Because all of EVO’s outstanding Series A convertible preferred stock will be converted into Class A common stock prior to the Merger and all of EVO’s outstanding Class D common stock will be surrendered to EVO prior to the Merger, no appraisal rights will be available with respect to such shares. In addition, because shares of Class A common stock issued upon (i) exchange of the Paired Interests occurring after the vote on the Merger Proposal or (ii) conversion of the Series A Preferred Stock will be issued after the vote on the Merger Proposal by the stockholders at the Special Meeting, no appraisal rights will be available for such shares.

Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment; provided, however, that at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the merger consideration offered pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of our stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes such notice that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any person who wishes to exercise appraisal rights or who wishes to preserve such person’s right to do so should review Annex C carefully. Failure to comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the consideration offered pursuant to the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal, we believe that if a person considers exercising such rights, that person should seek the advice of legal counsel.

Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of Class A common stock must strictly comply with Section 262 of the DGCL. In addition, a stockholder of record, a beneficial owner or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the Merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless timely revoked, be voted in favor of the approval and adoption of the Merger Agreement and the Merger, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the approval and adoption of the Merger Agreement and the Merger, abstain or not vote his, her or its shares. Beneficial owners should consult with their bank, broker or other nominee regarding methods of voting.

Filing Written Demand

Any stockholder or beneficial owner wishing to exercise appraisal rights must deliver to us, before the vote on the approval and adoption of the Merger Agreement and the Merger at the Special Meeting, a written demand for the appraisal of such person’s shares. Neither voting against the approval and adoption of the Merger Agreement and the Merger nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement and the Merger will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the approval and adoption of the Merger Agreement and the Merger. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the Merger Agreement and the Merger at the Special Meeting may constitute a waiver of appraisal rights.

Record Holders

A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. If a holder of record is submitting a demand with respect to shares owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of Class A common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of Class A common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of Class A common stock as to which appraisal is sought. Where no number of shares of Class A common stock is expressly mentioned, the demand will be presumed to cover all shares of Class A common stock held in the name of the holder of record.

Beneficial Owners

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (i) such beneficial owner continuously owns such shares through the effective date of the Merger and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by EVO under Section 262 and to be set forth on the Verified List. Although not expressly required by Section 262, EVO reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the shares for which such demand is submitted.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to: EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, Attention: Secretary. Demands for appraisal may not be submitted by electronic transmission.

Actions After Completion of the Merger

If the Merger is completed, within 10 days after the effective date of the Merger, the surviving corporation will notify each holder of Class A common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the approval and adoption of the Merger Agreement and the Merger, and any beneficial owner who has properly demanded appraisal of the effective date of the merger. At any time within 60 days after the effective date of the Merger, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to us a written withdrawal of the demand for appraisal. Within 120 days after the effective date of the Merger, the surviving corporation or any person who has complied with Section 262 and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder of record or beneficial owner, demanding a determination of the fair value of the shares held by all our stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and no person should assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of the Class A common stock. Accordingly, any stockholders or beneficial owners who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Class A common stock within the time and in the manner prescribed in Section 262. The failure of a record holder or beneficial owner of shares of Class A common stock to file such a petition within the period specified in Section 262 could result in the loss of appraisal rights.

Within 120 days after the effective date of the Merger, any person who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the approval and adoption of the Merger Agreement and the Merger and with respect to which we have received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). The surviving corporation must give this statement to the requesting stockholder or beneficial owner within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a record holder of shares of the Class A common stock or a beneficial owner and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to as the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the Verified List at the addresses stated therein. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs of these notices shall be borne by the surviving corporation.

After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.

In addition, assuming the Class A common stock remained listed on a national securities exchange immediately prior to the effective time of the Merger, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all our stockholders who assert appraisal rights unless one of the Minimum Conditions is met.

Determination of Fair Value

After determining the persons entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of the shares of the Class A common stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the surviving corporation pursuant to subsection (h) of Section 262 of the DGCL that have the effect of limiting the sum on which interest accrues as described above).

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares of Class A common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the merger consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Class A common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration offered pursuant to the Merger Agreement is not an opinion as to, and may not in any manner address, “fair value” under Section 262 of the DGCL. Although we believe that the consideration offered pursuant to the Merger Agreement is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons considering exercising appraisal rights should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration offered pursuant to the Merger Agreement. Neither EVO nor Parent anticipates offering more than the consideration offered pursuant to the Merger Agreement to any holder of shares of Class A common stock exercising appraisal rights, and EVO and Parent each reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Class A common stock is less than the merger consideration offered pursuant to the Merger Agreement. If a demand for appraisal is duly withdrawn, a petition for appraisal is not timely filed, neither of the Minimum Conditions is met (assuming our Class A common stock remained listed on a national securities exchange immediately prior to the effective time of the Merger) or other requirements imposed by Section 262 to perfect and seek appraisal are not satisfied, then the right to an appraisal will cease.

Upon application by the surviving corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the surviving corporation to the persons entitled thereto. Payment will be made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under Subsection (k) of Section 262. In the absence of such an order, each party bears its own expenses.

If any person who demands appraisal of his, her or its shares of Class A common stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, such person’s shares of Class A common stock will be deemed to have been converted at the effective time of the Merger into the right to receive the consideration offered pursuant to the Merger Agreement, without interest. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, neither of the Minimum Conditions is met (assuming our Class A common stock remained listed on a national securities exchange immediately prior to the effective time of the Merger) or if the person delivers to the surviving corporation a written withdrawal of the person’s demand for appraisal in accordance with Section 262 of the DGCL.

From and after the effective time of the Merger, no person who has demanded appraisal rights with respect to some or all of such person’s shares of Class A common stock will be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares, except dividends or other distributions payable to stockholders of record as of a time prior to the effective time of the Merger. If no petition for an appraisal is filed, if neither of the Minimum Conditions is met (assuming our Class A common stock remained listed on a national securities exchange immediately prior to the effective time of the Merger), or if the person who has made a demand for appraisal delivers to the surviving corporation a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares within 60 days after the effective date of the Merger in accordance with Section 262, then the right of such person to an appraisal of such shares will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, no the appraisal proceeding shall be dismissed as to any person without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided that this sentence does not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger.

Failure to comply with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s or beneficial owner’s statutory appraisal rights. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

OTHER MATTERS

As of the date of this proxy statement the Board is not aware of any other matters to be presented for action at the Special Meeting. If any other matter should properly come before the Special Meeting, or any adjournment or postponement thereof, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.

No more than one copy of this proxy statement is being sent to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of this proxy statement by phone at (770) 709-7365 or writing to the following address: EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328, Attention: Investor Relations. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of this proxy statement may write to the above address or call the telephone number above to request a change.

STOCKHOLDER PROPOSALS

We held our last annual meeting of stockholders on June 8, 2022.

If the Merger is completed, we will cease to be an independent public company and will become a wholly owned subsidiary of Parent, and you will no longer have an ownership interest in EVO. If the merger is not completed, you will continue to be entitled to attend and participate in stockholders meetings, including EVO’s annual meetings of stockholders, and, if the Merger is not completed prior to the date thereof, we will provide notice of or otherwise publicly disclose the date on which the 2023 annual general meeting of stockholders (which we refer to as the “2023 Annual Meeting”) will be held.

Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit proposals to the Board for inclusion in our proxy statement for the 2023 Annual Meeting. Any proposal of a stockholder intended to be included in our proxy statement and form of proxy or voting instruction form for the 2023 Annual Meeting pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 27, 2022. If the date of the 2023 Annual Meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

Stockholders intending to present a proposal at the 2023 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, unless the 2023 Annual Meeting is not scheduled to be held within a period that commences thirty days before the anniversary date of our 2022 annual meeting of stockholders and ends seventy days after such anniversary date, in which case such written notice must be delivered not earlier than one hundred and twenty days prior to the 2023 Annual Meeting and not later than the later of (A) the tenth day following the day of the public announcement of the date of the 2023 Annual Meeting or (B) the date which is ninety (90) days prior to the date of the 2023 Annual Meeting. If necessary, we will publicly announce the deadline for submitting such proposal in a press release or in a document filed with the SEC. Therefore, we must receive notice of such a proposal or nomination for the 2023 Annual Meeting no earlier than the close of business on February 8, 2023 and no later than the close of business on March 10, 2023. The notice must contain the information required by the bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2023 Annual Meeting is more than 30 days before or more than 70 days after June 8, 2023, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the 90th day prior to the 2023 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us.

In addition to the notice and information requirements contained in our bylaws, to comply with the universal proxy rules, stockholders who, in connection with our 2023 Annual Meeting, if held, intend to solicit proxies in support of director nominees other than EVO’s nominees must provide notice that sets forth the information required by Rule 14a-19 no later than April 9, 2023, unless the date of the 2023 Annual Meeting has changed by more than 30 calendar days from the anniversary date of our 2022 annual meeting of stockholders, in which case such notice must be provided by the later of 60 calendar days prior to the date of the 2023 annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by EVO.

All proposals should be addressed to our Secretary at EVO Payments, Inc., 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, without charge, on or through our website, www.evopayments.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not part of this proxy statement.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The following filings with the SEC are incorporated by reference:

•	EVO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 23, 2022;

•	EVO’s Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders, filed on April 26, 2022;

•	EVO’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed on May 4, 2022, and for the fiscal quarter ended June 30, 2022, filed on August 4, 2022; and

•	EVO’s Current Reports on Form 8-K filed on June 10, 2022, August 1, 2022 (Film No. 221122722) and August 2, 2022.

We also incorporate by reference into this proxy statement additional documents filed by EVO with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the earlier of the date of the Special Meeting or the termination of the Merger Agreement; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

If you would like to request documents from us, please do so as soon as possible to receive them before the Special Meeting. Such requests can be made by writing to Investor Relations at 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328 or by phone at (770) 709-7365. The documents may also be accessed on our website at investor.evopayments.com. Information contained on our website is not incorporated by reference into this proxy statement and you should not consider information contained on our website to be part of this proxy statement.

If you have any questions about this proxy statement, the Special Meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor or us at:

Mackenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

proxy@mackenziepartners.com

Call Collect: 1 (212) 929-5500

or

Toll-Free: 1 (800) 322-2885

EVO has supplied all information relating to EVO, and Parent has supplied all of the information relating to Parent and Merger Subsidiary contained in this proxy statement.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE ANNEXES TO THIS PROXY STATEMENT AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 22, 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION.

ANNEX A: MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

dated as of

August 1, 2022

by and among

EVO PAYMENTS, INC.,

GLOBAL PAYMENTS INC.

and

FALCON MERGER SUB INC.

(continued)

(continued)

Exhibit A – Amended and Restated Certificate of Incorporation of Surviving Corporation

Exhibit B – Amended and Restated Bylaws of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 1, 2022, by and among EVO Payments, Inc., a Delaware corporation (the “Company”), Global Payments Inc., a Georgia corporation (“Parent”), and Falcon Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Subsidiary”).

WITNESSETH:

WHEREAS, the Boards of Directors of Parent and Merger Subsidiary have each unanimously approved the acquisition of the Company by Parent, by means of a merger of Merger Subsidiary with and into the Company (the “Merger”), with the Company continuing as the Surviving Corporation and a wholly owned Subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement, and determined that the Merger is in the best interests of their respective companies and stockholders or shareholders, as applicable;

WHEREAS, the Company Board has unanimously (a) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein, and (c) resolved, subject to Section 6.03, to recommend adoption of this Agreement by the Company’s stockholders;

WHEREAS, concurrently with the execution of this Agreement, (a) Blueapple, Inc. (“Blueapple”) is entering into a common unit purchase agreement (the “Blueapple Sale Agreement”) in accordance with the OpCo LLC Agreement, pursuant to which, among other things, Blueapple is agreeing, subject to the terms of the Blueapple Sale Agreement, to sell all Common Units beneficially owned by Blueapple to the Company concurrently with, and contingent and conditioned upon, the Closing and (b) certain entities controlled by Madison Dearborn Partners, LLC (the “MDP Entities”) and certain other stockholders are entering into voting and support agreements (the “Voting and Support Agreements”), pursuant to which, among other things, each of the MDP Entities and such other stockholders are agreeing, subject to the terms of the Voting and Support Agreements, to vote all Company Stock that they own in favor of the approval and adoption of this Agreement and to the exchange of all Paired Interests pursuant to the terms of the Exchange Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company and certain members of OpCo LLC entitled to benefits under the Tax Receivable Agreement are entering into that certain Tax Receivable Agreement Amendment No. 1 (the “TRA Amendment”), which provides for, among other things, the payment of a termination payment as set forth in the TRA Amendment and the termination of the Tax Receivable Agreement upon the consummation of the Merger; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants, and agreements specified in this Agreement in connection with the Merger and to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

Definitions

Section 1.01.    Definitions.

(a)    As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement and that does not prohibit the Company from complying with this Agreement, including Section 6.03; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, offer or proposal of any Third Party relating to (in each case, whether in a single transaction or a series of related transactions) (a) any acquisition, issuance or purchase (including through any lease, exchange, exclusive license, transfer or disposition), direct or indirect, of assets having a fair market value equal to 20% or more of the fair market value of the consolidated assets of the Company or OpCo LLC, or to which 20% or more of the consolidated revenues or earnings of the Company or OpCo LLC are attributable, or of 20% or more of any class of equity or voting securities of the Company or 20% or more of the Common Units or equity or voting securities of OpCo LLC, (b) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or 20% or more of the Common Units or equity or voting securities of OpCo LLC, or (c) a merger, consolidation, business combination, liquidation, dissolution or other similar extraordinary transaction (i) involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, have a fair market value equal to 20% or more of the fair market value of the consolidated assets of the Company or OpCo LLC, or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, are attributable or (ii) pursuant to which the stockholders of the Company or equityholders of OpCo LLC immediately prior to the consummation of such transaction would, as a result of such transaction, hold less than 80% of the equity or voting securities of the Company or Common Units or equity or voting securities of OpCo LLC, as applicable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of equity or voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Applicable Law” means, with respect to any Person, any federal, state, local or non-U.S. statute, law (including common law), ordinance, rule, Order or regulation enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon or applicable to such Person.

“Bank Alliance Agreement” means any Contract between the Company or one of its Subsidiaries with a financial institution which provides, among other provisions, for such financial institution to (i) exclusively refer merchants to the Company or any of its Subsidiaries for merchant acquiring services or (ii) sponsor the Company or any of its Subsidiaries into one or more Card Schemes.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York, are authorized or required by Applicable Law to close.

“Card Schemes” means Visa, MasterCard, Discover, American Express or any other systems, or networks, exchanges or associations (including ATM networks and payment networks).

“Certificate of Designations” means that certain Certificate of Designations of Series A Convertible Preferred Stock, as amended, supplemented or otherwise modified as of the date hereof.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of the Company.

“Class D Common Stock” means the Class D common stock, par value $0.0001 per share, of the Company.

“Code” means the Internal Revenue Code of 1986.

“Common Unit” has the meaning ascribed to such term in the OpCo LLC Agreement.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2021 and the notes thereto set forth in the Company’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2021.

“Company Balance Sheet Date” means December 31, 2021.

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, as amended, supplemented or otherwise modified as of the date hereof.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as modified by the Certificate of Designations and as further amended, supplemented or otherwise modified as of the date hereof.

“Company Common Stock” means the Class A Common Stock, Class B Common Stock, Class C Common Stock, and Class D Common Stock.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Equity Awards” means the Company RSU Awards, Company Option Awards, and Company PSU Awards.

“Company Option Award” means an option to purchase shares of Class A Common Stock.

“Company Owned IP” means any and all Intellectual Property that is owned by, or purported to be owned by, the Company or any of its Subsidiaries (including any and all Company Registered IP).

“Company PSU Award” means a performance share unit award in respect of shares of Class A Common Stock.

“Company Registered IP” means all of the Registered IP owned by, or purported to be owned by, the Company or any of its Subsidiaries.

“Company RSU Award” means a restricted stock unit award (but excluding any Company PSU Award) in respect of shares of Class A Common Stock.

“Company Stock” means the Preferred Stock and Company Common Stock.

“Company Stock Plans” means (a) the EVO Payments, Inc. Second Amended and Restated 2018 Omnibus Incentive Stock Plan and (b) the EVO Payments, Inc. Equity Appreciation Plan, in each case as amended, supplemented or otherwise modified as of the date hereof.

“Company Termination Fee” means an amount equal to $100,000,000.

“Confidentiality Agreement” means the confidentiality agreement between Parent and the Company dated June 19, 2022, as amended, supplemented or otherwise modified.

“Contract” means any legally binding contract, agreement, note, bond, indenture, lease, license, sublicense or other agreement, or other legally binding instrument, arrangement, obligation, commitment or understanding.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (including the “Delta” and “Omicron” variants).

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law, recommendation, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority, public health authority or industry group, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES), Families First Act and American Rescue Plan Act of 2021, in each case to the extent applicable to the Company and its Subsidiaries.

“COVID-19 Response” means any commercially reasonable measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company and its Subsidiaries in response to any COVID-19 Measures.

“Credit Agreement” means the Second Restatement Agreement to Amended and Restated Credit Agreement, dated as of November 1, 2021 by and among EVO Payments International, LLC, the Guarantors party thereto, Citibank, N.A., as Existing Administrative Agent and Issuing Bank, Truist Bank, as Successor Administrative Agent and certain Lenders party thereto.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Equity Award Exchange Ratio” means the quotient of (i) the Merger Consideration divided by (ii) the Parent Common Stock Closing Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m), or (o) of the Code.

“Exchange Agreement” means that certain Exchange Agreement, dated as of May 22, 2018 by and among the Company, OpCo LLC and the holders of Company Common Stock and other Persons party thereto, as amended on November 5, 2018 and as it may be further amended, supplemented or otherwise modified as of the date hereof.

“Financing Entities” shall mean the entities that have committed to provide or arrange any Financing (whether in the form of commitment letters or otherwise), or that are otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any such Financing.

“Financing Parties” shall mean the Financing Entities and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any Affiliate of Parent shall be a Financing Party.

“Fraud” of a party shall mean an intentional and willful misrepresentation of a representation or warranty set forth in Article 4 or Article 5, or the certificates delivered pursuant to Section 9.02(a) or Section 9.03(a), by such party that constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation).

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any Contract for the sale of supplies or services that is between the Company or any of its Subsidiaries, on one hand, and a Governmental Authority, on the other, or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental, regulatory, self-regulatory or administrative authority or agency or commission, department, court, tribunal, judicial or arbitral body, agency or official, including any political subdivision thereof.

“Holder” has the meaning ascribed to such term in the Exchange Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any or all of the following and all rights anywhere in the world in or associated with: (a) all patents, statutory invention registrations, registered designs, and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether or not patentable), trade secrets, know how, databases, business methods, technical data and customer lists and other confidential or proprietary information; (c) all copyrights and copyright registrations, including in computer software, throughout the world, mask works and mask work registrations and any other equivalent rights in works of authorship and any other related rights of authors throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; and (e) all trade names, logos, common law trademarks and service marks, domain names, URLs, and trademark and service mark registrations and applications therefor throughout the world.

“Intervening Event” means an event, fact, circumstance, development or occurrence that is material to the Company and its Subsidiaries, taken as a whole, that (a) is not known to or reasonably foreseeable by the Company Board as of the date of this Agreement, (b) becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval, (c) does not relate to an Acquisition Proposal or any matter relating thereto or consequence thereof, (d) does not relate to the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, budgets, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters or changes or prospective changes in the market price or trading volume of the securities of the Company (it being understood that the underlying facts or causes giving rise or contributing to the foregoing may be taken into account (to the extent not otherwise falling within any of the exceptions provided by clauses (c) through (f) hereof)); (e) does not relate to any of the consents or approvals required to be obtained in connection with the transactions contemplated by this Agreement or the timing thereof; and (f) does not relate to performance of this Agreement or any action required to be taken or refrained from being taken by this Agreement.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers; provided, however, that “knowledge” of the Company means the knowledge, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question, of the individuals listed in Section 1.01(a) of the Company Disclosure Letter.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, preemptive right, transfer restriction or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to the Company or any of its Subsidiaries, any change, effect, event, circumstance, development, condition or occurrence that, individually or in the aggregate, (x) has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes or materially delays or would reasonably be expected to prevent or materially impede or materially delay the consummation by the Company or any of its Subsidiaries of the Merger or any of the other transactions contemplated by this Agreement on a timely basis or the compliance by the Company of its obligations under this Agreement or any other Transaction Document in any material respect; excluding, in the case of clause (x) (and, solely with respect to the exclusions in subclauses (c), (d), (e) and (i) below, clause (y)), any change, effect, event, circumstance, development, condition or occurrence to the extent resulting from or arising in connection with: (a) changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (b) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (c) changes in geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism, cyberterrorism or national or international calamity, including the Russian invasion of Ukraine (or material worsening of any such conditions), (d) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic (including COVID-19 and any COVID-19 Measures), quarantine restrictions or weather conditions, (e) changes (after the date of this Agreement) in Applicable Law or GAAP or authoritative interpretation or enforcement thereof, (f) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, budgets, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the securities of the Company or the credit rating of the Company (it being understood that the underlying facts or causes giving rise or contributing to such failure or change may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect if any change, effect, event, circumstance, development, condition or occurrence related thereto is not otherwise excluded under this definition), (g) the identity of, or any facts or circumstances solely relating to Parent or Merger Subsidiary as the acquiror of the Company, (h) the negotiation, announcement, pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, partnerships, customers or suppliers or Governmental Authorities (it being understood that this clause (h) shall not apply with respect to any representation or warranty in Section 4.04 or Section 4.17(i)(or to Section 9.02(a) to the extent related to such representation or warranty) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the negotiation, announcement, pendency or consummation of the transactions contemplated by this Agreement and, to the extent related to such representation and warranty, the condition set forth in Section 9.02(a)(ii)), (i) any stockholder class action, derivative or similar litigation, suit, action or proceeding in respect of this Agreement or the other Transaction Documents (or the transactions contemplated hereby or thereby), (j) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or Merger Subsidiary and (k) the matters set forth on Section 1.01(b) of the Company Disclosure Letter; provided, however, that in the case of clauses (a), (b), (c), (d), and (e), any change, effect, event, circumstance, development, condition or occurrence may be taken into account in determining whether or not there has been, or would reasonably expected to be, a Material Adverse Effect to the extent that any such change, effect, event, circumstance, development, condition or occurrence has a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company operates, in which case only the incremental disproportionate adverse impact may be taken into account.

“Nasdaq” means the NASDAQ stock exchange.

“OpCo LLC” means EVO Investco, LLC, a Delaware limited liability company.

“OpCo LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of OpCo LLC, dated as of May 22, 2018, as amended on April 21, 2020, and as further amended, supplemented or otherwise modified as of the date hereof.

“Orders” means any judgment, order or decree of a Governmental Authority.

“Paired Interests” has the meaning ascribed to such term in the Exchange Agreement.

“Parent Common Stock Closing Price” means the average of the closing sale prices of one (1) share of Parent Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the fifteen (15) consecutive full trading days ending on the trading day immediately preceding the Closing Date.

“Parent Material Adverse Effect” means, with respect to Parent or Merger Subsidiary, any change, effect, event, circumstance, development, condition or occurrence that prevents or materially impedes or materially delays or would reasonably be expected to prevent or materially impede or materially delay (a) the consummation by Parent or Merger Subsidiary of the Merger or any of the other transactions contemplated by this Agreement or any other Transaction Document on a timely basis, or (b) the compliance by Parent or Merger Subsidiary of its obligations under this Agreement or any other Transaction Document in any material respect; provided, that the exclusions in subclauses (c), (d), (e) and (i) in the definition of “Material Adverse Effect” shall apply mutatis mutandis.

“Permits” means all approvals, authorizations, registrations, licenses, exemptions, permits and consents of, notifications to, and filings with, Governmental Authorities and Card Schemes.

“Permitted Liens” means (a) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders and statutory obligations or Government Contracts, (d) zoning, building and other similar codes and regulations (provided, that such Liens do not materially and adversely impair the Company’s or its Subsidiary’s current business operations at such location), (e) Liens the existence of which are disclosed on the face of the most recent consolidated financial statements of the Company or the notes thereto included in the Company SEC Documents, (f) matters shown by the public records, including any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction or similar title exception or encumbrance affecting the title to the Leased Real Property that do not materially and adversely impair the ownership or use of the Leased Real Property to which they relate, (g) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord (including statutory landlord liens) or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, that do not materially and adversely affect impair the ownership or use of the applicable property, (h) nonexclusive licenses granted under Intellectual Property in the ordinary course of business, (i) Liens on any assets of the Company or its Subsidiaries or any pledge of securities of any Subsidiary pursuant to the terms of the Credit Agreement to the extent that they will be terminated in connection with, or prior to, the Closing, and (j) Liens securing obligations arising in the ordinary course of business under or relating to any settlement obligations relating to (i) settlement assets (including liens relating to any settlement facility), (ii) loss reserve accounts relating to settlement assets, (iii) merchant suspense funds or (iv) merchant reserve accounts.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other enterprise, association, entity or organization, including a Governmental Authority.

“Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Company, including the Series A Convertible Preferred Stock.

“Registered IP” means all registered Intellectual Property and applications therefor.

“Regulatory Law” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 (in each case, as amended), and any other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (the laws described in clause (a), “Antitrust Laws”) or (b) screen, prohibit, restrict or regulate investments on public order or national security grounds (the laws described in clause (b), “FDI Laws”).

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company.

“Series A Convertible Preferred Unit” has the meaning ascribed to such term in the OpCo LLC Agreement.

“Subsidiary” means, with respect to any Person, any Person of which (a) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such first Person or (b) such first Person holds directly or indirectly a majority of the issued and outstanding voting or equity securities or interests.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (with references to “20% or more” and “80%” being deemed to be replaced with a reference to “a majority”) by a Third Party, which the Company Board determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company and its stockholders from a financial point of view than the Merger, taking into account all financial, legal, financing (including availability thereof), regulatory and other aspects of such proposal, and risks, conditions, likelihood and timing of consummation of such proposal, such other matters that the Company Board deems relevant and any changes to the terms of this Agreement proposed by Parent pursuant to, and in accordance with, Section 6.03(e).

“Tax” means any and all federal, state, local, foreign or other taxes, including income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, value added, excise, natural resources, severance, stamp, occupation, premium, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other taxes, levies, duties, tariffs, imposts and other charges imposed by a Governmental Authority, including any interest, additions and penalties in respect of the foregoing.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated May 25, 2018 by and among the Company, OpCo LLC and each of the members of OpCo LLC party thereto from time to time, as amended, supplemented or otherwise modified as of the date hereof.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated Tax or information return or report, any schedule or attachment thereto and any amendment thereof) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition, calculation or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Laws” means any law, regulations, Orders, permit or other decision or requirement having the force or effect of law and as amended from time to time, of any Governmental Authority, concerning the importation of products, the exportation or reexportation of products (including hardware, software, and technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930 and other laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, Export Administration Regulations, International Emergency Economic Powers Act, Trading With the Enemy Act, Arms Export Control Act, International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and the antiboycott laws administered by the U.S. Departments of Commerce and Treasury, and any similar customs and international trade laws in any jurisdiction in which Company conducts business.

“Transaction Documents” means this Agreement and any other agreement executed and delivered in connection with this Agreement on the date of this Agreement, including the TRA Amendment, the Blueapple Sale Agreement, and the Voting and Support Agreements.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Willful and Material Breach” means a material breach of, or a material failure to perform, any covenant, representation, warranty or agreement set forth in this Agreement, in each case that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with the knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	Section 6.03(a)
Agreement	Preamble
Blueapple	Recitals
Blueapple Sale Agreement	Recitals
Certificate of Merger	Section 2.01(b)
Certificates	Section 2.03(a)
Chosen Court	Section 11.08
Claim	Section 7.02(b)
Closing	Section 2.01(a)
Closing Date	Section 2.01(a)
Company	Preamble
Company 401(k) Plan	Section 7.03(e)
Company Acquisition Agreement	Section 6.03(a)
Company Board Recommendation	Section 4.02(b)
Company Employee	Section 7.03(a)

Term	Section
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 6.02
Company Subsidiary Securities	Section 4.06(c)
Continuation Period	Section 7.03(a)
COVID-19 Company Exception	Section 6.01
D&O Insurance	Section 7.02(c)
Data Protection Laws	Section 4.12(b)
Data Protection Requirements	Section 4.22(a)
Dissenting Shares	Section 2.04
Divestiture	Section 8.01(d)
Effective Time	Section 2.01(b)
Employee Plan	Section 4.17(a)
End Date	Section 10.01(b)(i)
Environmental Laws	Section 4.20
FCPA	Section 4.12(c)
Financing	Section 8.07(a)
Foreign Antitrust Approvals	Section 8.01(b)
Foreign Licensing Approvals	Section 8.01(b)
Indemnified Person	Section 7.02(a)
Inquiry	Section 6.03(a)
Internal Controls	Section 4.07(g)
IRS	Section 4.17(a)
IT Assets	Section 4.22(b)
Leased Real Property	Section 4.14(a)
Malicious Code	Section 4.22(b)
Material Contract	Section 4.21(a)
Maximum Tail Premium	Section 7.02(c)
MDP Entities	Recitals
Merger	Recitals
Merger Consideration	Section 2.02(a)(i)
Merger Subsidiary	Preamble
Multiemployer Plan	Section 4.17(c)
Non-Cooperation Notice	Section 8.07(e)
Owned Company Shares	Section 2.02(a)(ii)
Paired Interest Exchange	Section 2.02(b)
Parent	Preamble
Parent 401(k) Plan	Section 7.03(e)
Parent Common Stock	Section 2.05(a)
Parent Option Award	Section 2.05(d)
Parent RSU Award	Section 2.05(a)
Paying Agent	Section 2.03(a)
Payment Fund	Section 2.03(b)
Payoff Amount	Section 1.1(a)
Payoff and Release	Section 1.1(a)
Payoff Documents	Section 1.1(a)
Payoff Letter	Section 1.1(a)
Personal Data	Section 4.12(b)
Proxy Statement	Section 4.09
Real Property Lease	Section 4.14(a)

Term	Section
Reference Time	Section 4.05(a)
Regulatory Approvals	Section 8.01(b)
Related Party Contracts	Section 4.27
Remedy	Section 8.01(d)
Restraints	Section 9.01(b)
Security Breach	Section 4.12(d)
Surviving Corporation	Section 2.01
Tail Policy	Section 7.02(c)
TRA Amendment	Recitals
Uncertificated Shares	Section 2.03(a)
Voting and Support Agreements	Recitals

Section 1.02.    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules referred to herein are hereby incorporated in this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto, but not otherwise defined therein, shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “shall” shall be construed to have the same meaning as the word “will”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute or law or any provision thereof shall be deemed to refer to same as amended from time to time and to any rules or regulations promulgated thereunder, unless the context requires otherwise. References to any agreement or Contract are to that agreement or Contract as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof (provided that any such references in the Company Disclosure Letter shall only refer to such amendments, modifications or supplements to the extent made available or provided to Parent). References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The phrase “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1). References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars. Documents or other information or materials will be deemed to have been “made available” or “provided” (or words of similar import) by the Company if such documents, information or materials have been (a) posted to a virtual data room codenamed “Project Falcon” that is hosted by Intralinks by or on behalf of the Company; or (b) publicly filed with the SEC, in each case, at any time prior to 12:00 p.m., Eastern time, on the calendar day immediately prior to the date of this Agreement. All references to “ordinary course” or “ordinary course of business” or words of similar import with respect to any Person shall mean action taken, or omitted to be taken, by such Person in the ordinary course of such Person’s business, consistent with past practice, unless the context requires otherwise. Any references to the transactions contemplated by this Agreement or the transactions contemplated hereby shall be deemed to include the transactions contemplated by the Transaction Documents. Any reference to “shares” or “units” shall be deemed a reference to shares or units as the context requires.

ARTICLE 2

The Merger

Section 2.01.    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall merge with and into the Company in accordance with Delaware Law, whereupon, the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”).

(a)    Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place by means of the exchange of signatures electronically at 8:00 a.m. Eastern time, on the date that is three (3) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing, and other than the conditions set forth in Section 9.01(d), which shall be satisfied immediately prior to or concurrently with the Closing, as applicable) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(b)    As promptly as practicable on the Closing Date, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of Delaware Law (the “Certificate of Merger”) relating to the Merger to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of Delaware Law and in such form as is reasonably satisfactory to both Parent and the Company. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law, or at such later time that the parties hereto shall have agreed and designated in the Certificate of Merger as the effective time of the Certificate of Merger (the “Effective Time”).

(c)    The Merger shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Company as the Surviving Corporation in the Merger, and all debts, liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Company as the Surviving Corporation in the Merger, all as provided under Delaware Law.

Section 2.02.    Treatment of Shares and Units.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Subsidiary, the holders of any capital stock of the Company or Merger Subsidiary, or any other Person:

(i)    except as otherwise provided in Section 2.02(a)(ii) or Section 2.04, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (including each share of Class A Common Stock issued upon (A) the exchange of Paired Interests in accordance with the Exchange Agreement and the Voting and Support Agreements and (B) the conversion of the Series A Convertible Preferred Stock in accordance with the Voting and Support Agreement executed by the MDP Entities) shall be converted into the right to receive $34.00 in cash, without interest (such amount per share, the “Merger Consideration”);

(ii)    each share of Company Stock owned by the Company as treasury stock or otherwise or owned by Parent or Merger Subsidiary, in each case immediately prior to the Effective Time, shall be canceled and shall cease to exist, and no payment shall be made with respect thereto, and any shares of Company Stock that are owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Subsidiary) or of the Company (in each case, other than any such shares held in a fiduciary, representative or other capacity on behalf of third parties) (any such shares, collectively “Owned Company Shares”), immediately prior to the Effective Time shall be converted into such number of shares of common stock of the Surviving Corporation such that the ownership percentage of any such Person in the Surviving Corporation shall equal the ownership percentage such Person’s shares represent in the Company immediately prior to the Effective Time; and

(iii)    each share of common stock, par value $0.0001 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) newly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Subsidiary common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)    Within ten (10) Business Days following the date of this Agreement, the Company shall send a written notice complying with the requirements of Section 2.04(c) of the Exchange Agreement to each Holder. The Company shall provide Parent a reasonable opportunity to review the written notice prior to distribution thereof to each Holder and shall consider Parent’s comments thereto in good faith. Prior to the Closing, the Company shall require each Holder, other than any Holders that have exchanged their Paired Interests prior to the Closing, to effect an exchange of their Paired Interests in accordance with Section 2.04(b) of the Exchange Agreement such that all such Paired Interests that are outstanding as of immediately prior to the Effective Time will be exchanged for the Merger Consideration at the Effective Time as follows: (i) pursuant to the Exchange Agreement, on the Closing Date, each Paired Interest will be exchanged for one share of Class A Common Stock (the “Paired Interest Exchange”) which will be converted into the right to receive the Merger Consideration at the Effective Time pursuant to Section 2.02(a)(i), (ii) each share of Class D Common Stock shall automatically be canceled and cease to exist, at the Effective Time and no payment shall be made with respect thereto, and (iii) each Common Unit corresponding to such Paired Interest shall be deemed transferred from the Holder to the Company and the Company shall, or shall cause OpCo LLC to, cause such transfer to be registered in the books and records of the OpCo LLC.

(c)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock are changed into a different number, type or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted, without duplication, to provide the same economic effect as contemplated by this Agreement prior to such change. Nothing in this Section 2.02(c) shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited or restricted by the terms of this Agreement.

Section 2.03.    Surrender and Payment.

(a)    Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of paying the Merger Consideration to each holder of shares of Class A Common Stock that have been converted into the right to receive the Merger Consideration (other than holders of Dissenting Shares or the Owned Company Shares) in respect of (i) certificates representing shares of Class A Common Stock (the “Certificates”) or (ii) uncertificated shares of Class A Common Stock represented in book entry, including through Cede & Co., the nominee of the Depository Trust Company (the “Uncertificated Shares”). Promptly after the Effective Time (but in no event later than three (3) Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each holder of record of shares of Class A Common Stock at the Effective Time a letter of transmittal (in a form that was reasonably acceptable to the Company prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b)    Each holder of shares of Class A Common Stock that have been converted into the right to receive the Merger Consideration (which shall not include Dissenting Shares or the Owned Company Shares) shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal (or affidavit in lieu thereof pursuant to Section 2.07), or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of each share of Class A Common Stock represented by a Certificate or Uncertificated Share, and Certificates so surrendered or Uncertificated Shares so transferred shall be canceled. Subject to Section 2.02(a)(i) and Section 2.04, until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration upon the surrender of such Class A Common Stock in accordance with this Section 2.03(b). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Class A Common Stock, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall, pending its disbursement to the holders of Class A Common Stock, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available); provided that no such investment or losses shall affect the amounts payable to such holders of Class A Common Stock and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment, or otherwise deposit funds to the Payment Fund (including upon such time as Dissenting Shares lose their status as such) so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent and the Surviving Corporation. Except as contemplated by Section 2.03(e) hereof, the Payment Fund shall not be used for any other purpose. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to this Section 2.03(b).

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no further registration of transfers of shares of Company Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)    Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Class A Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of

Class A Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding anything to the contrary herein, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04.    Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Class A Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have properly demanded appraisal for such shares in accordance with Section 262 of Delaware Law and, as of the Effective Time, have complied in all respects with Section 262 of Delaware Law with respect to such shares and shall not have waived, effectively withdrawn or lost such Person’s rights to appraisal under Delaware Law with respect to such shares (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.02. Such stockholders instead shall only be entitled to receive the fair value of such Dissenting Shares held by them in accordance with the provisions of, and as provided by, Section 262 of Delaware Law. Each Dissenting Share held by stockholders who shall have failed to perfect or who effectively shall have waived, withdrawn, or otherwise lost the right to appraisal of such shares under Section 262 of Delaware Law shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration upon surrender in the manner provided in Section 2.03. The Company shall (a) give Parent prompt written notice of any demand for appraisal or payment for shares of Class A Common Stock, any withdrawals of such demands received by the Company prior to the Effective Time and any other instrument served pursuant to Delaware Law and received by the Company relating to Section 262 of Delaware Law, (b) give Parent the opportunity to direct all negotiations and proceedings with respect to any such demands, and (c) not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Section 262 of Delaware Law, or agree to do any of the foregoing.

Section 2.05.    Company Equity Awards.

(a)    Company RSU Awards. At or immediately prior to the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time shall, automatically and without any action required on the part of the holder of such Company RSU Award, be converted into a restricted stock unit award (a “Parent RSU Award”) in respect of that number of shares of the common stock of Parent, no par value (“Parent Common Stock”), (rounded to the nearest whole share) equal to the product of (i) the number of shares of Class A Common Stock subject to such Company RSU Award immediately prior to the Effective Time and (ii) the Equity Award Exchange Ratio. Except as expressly provided in this Section 2.05(a), each Parent RSU Award shall be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding Company RSU Award immediately prior to the Effective Time.

(b)    Company PSU Awards: Earnings Per Share and Revenue Growth. At or immediately prior to the Effective Time, each Company PSU Award that is outstanding immediately prior to the Effective Time which remains subject to vesting based on adjusted earnings per share and adjusted revenue growth shall, automatically and without any action required on the part of the holder of such Company PSU Award, be converted into a Parent RSU Award in respect of that number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Class A Common Stock subject to such Company PSU Award immediately prior to the Effective Time and (ii) the Equity Award Exchange Ratio. For purposes of this Section 2.05(b), the number of shares of Class A Common Stock subject to a Company PSU Award subject to vesting based on adjusted earnings per share and adjusted revenue growth shall be based on deemed achievement of the performance metrics as follows: (A) with respect to any completed Performance Year, as defined in the

Company PSU Award agreement, based on actual achievement of the performance goals for such Performance Year, with respect to one third of the target number of Company PSU Awards, (B) with respect to any partially completed Performance Year, based on the greater of (1) target performance and (2) actual performance for such partially completed Performance Year through the Effective Time, but extrapolated through to the end of the Performance Year on the assumption that performance will continue at the same rate through to the end of the Performance Year, with respect to one third of the target number of Company PSU Awards, and (C) for any Performance Year that has not commenced, based on target performance with respect to one third of the target number of Company PSU Awards. Except as expressly provided in this Section 2.05(b), each such Parent RSU Award shall be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding Company PSU Award immediately prior to the Effective Time.

(c)    Company PSU Awards: Stock Price Performance. At or immediately prior to the Effective Time, each Company PSU Award that is outstanding immediately prior to the Effective Time which remains subject to vesting based on the price per share of the Class A Common Stock shall, automatically and without any action required on the part of the holder of such Company PSU Award, be converted into a Parent RSU Award in respect of that number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Class A Common Stock subject to such Company PSU Award immediately prior to the Effective Time and (ii) the Equity Award Exchange Ratio. For purposes of this Section 2.05(c), the number of shares of Class A Common Stock subject to a Company PSU Award subject to vesting based on the price per share of the Class A Common Stock shall be based on deemed achievement of the performance metrics at the greater of actual or target performance, with actual performance determined by reference to the Merger Consideration. Except as expressly provided in this Section 2.05(c), each such Parent RSU Award shall be subject to the same terms and conditions (including vesting and treatment upon termination terms) as applied to the corresponding Company PSU Award immediately prior to the Effective Time.

(d)    Company Option Awards.

(i)    At or immediately prior to the Effective Time, each Company Option Award that is outstanding, unvested and unexercised immediately prior to the Effective Time shall, automatically and without any action required on the part of the holder of such Company Option Award, be converted into an option (a “Parent Option Award”) to purchase (i) that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Class A Common Stock subject to such Company Option Award immediately prior to the Effective Time and (B) the Equity Award Exchange Ratio, (ii) at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Class A Common Stock of such Company Option Award immediately prior to the Effective Time divided by (B) the Equity Award Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock shall be determined in a manner consistent with the requirements of Section 409A of the Code and Treas. Reg. Section 1.409A-1(b)(v)(4)(D). Except as expressly provided in this Section 2.05(d), each such Parent Option Award shall be subject to the same terms and conditions (including vesting, exercisability and treatment upon termination terms) as applied to the corresponding Company Option Award immediately prior to the Effective Time.

(ii)    At or immediately prior to the Effective Time, each Company Option Award with a per share exercise price that is less than the Merger Consideration that is outstanding, vested and unexercised immediately prior to the Effective Time shall, automatically and without any action required on the part of the holder of such Company Option Award, be cancelled in exchange for cash in an amount equal to (i) the total number of shares of Class A Common Stock for which such Company Option Award is exercisable, multiplied by (ii) the excess of the Merger Consideration over the per share exercise price of such Company Option Award, without interest and less applicable Tax withholding. At the Effective Time, each Company Option Award with a per share exercise price that is equal to or greater than the Merger Consideration that is outstanding, vested and unexercised immediately prior to the Effective Time will be cancelled without consideration and will be of no further force and effect.

(e)    Adjustments and Payments. As of the Effective Time, the number and kind of shares available for issuance under each Company Stock Plan shall be adjusted, in accordance with the provisions of the applicable plan, to reflect the conversion of the shares available for issuance from Class A Common Stock into Parent Common Stock. Parent shall cause the Surviving Corporation to pay the consideration, if any, payable pursuant to Section 2.05(d)(ii) to holders of vested Company Option Awards who are current or former employees of the Company or any Subsidiary through its payroll at or reasonably promptly after the Effective Time (but in no event later than the second payroll date of Parent after the Effective Time).

(f)    Resolutions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting and take any actions that are necessary or appropriate to effectuate the transactions contemplated by this Section 2.05. The Company shall provide that, following the Effective Time, no holder of any Company RSU Award, Company PSU Award, or Company Option Award shall have the right to acquire any voting or equity securities or interest in the Company or the Surviving Corporation in respect thereof.

(g)    Parent Actions. Parent shall take all corporate actions that are necessary for the conversion and assumption of the Company Equity Awards pursuant to this Section 2.05, including the reservation, issuance and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 2.05. As soon as practicable following the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock underlying the applicable converted Company Equity Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such applicable assumed Company Equity Awards remain outstanding.

Section 2.06.    Withholding Rights. Each of the Paying Agent, Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. Any amounts deducted or withheld and paid over or remitted to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to Person in respect of which such deduction or withholding was made.

Section 2.07.    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Class A Common Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

The Surviving Corporation

Section 3.01.    Certificate of Incorporation. At the Effective Time, by virtue of the Merger, and without any action on the part of the Company, Parent, Merger Subsidiary or any holder of Company Stock, the Company Charter shall be amended and restated to read in its entirety in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended (subject to Section 7.02(a)) in accordance with Applicable Law.

Section 3.02.    Bylaws. The parties shall take the actions necessary so that, at the Effective Time, the Company Bylaws shall be amended and restated to read in their entirety in the form attached hereto as Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended (subject to Section 7.02(a)) in accordance with Applicable Law.

Section 3.03.    Directors and Officers. The parties shall take the actions necessary so that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and Applicable Law or until their earlier death, resignation or removal, the directors of Merger Subsidiary at the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of Merger Subsidiary at the Effective Time shall be the initial officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Subject to Section 11.05, except as disclosed in the Company SEC Documents filed on or after January 1, 2021 and before the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or a disclosure against any representation or warranty set forth in this Article 4) (it being acknowledged that nothing in such Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 4.01, Section 4.02 or Section 4.05) or as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent that:

Section 4.01.    Corporate Existence and Power.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. OpCo LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)    Each of the Company and OpCo LLC has all corporate or limited liability company powers, as applicable, required to carry on its business as currently conducted. Each of the Company and OpCo LLC is duly qualified to do business as a foreign entity and (where applicable and recognized) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)    Complete and correct copies of the Company Charter and Company Bylaws and the OpCo LLC Agreement and other organizational documents of OpCo LLC have been made available to Parent, each as amended to the date of this Agreement. Assuming the accuracy of the representation in the last sentence of Section 5.09, the Company is not in violation of the Company Charter or the Company Bylaws and OpCo LLC is not in violation of the OpCo LLC Agreement or the other organizational documents of OpCo LLC in any material respect.

Section 4.02.    Corporate Authorization.

(a)    The execution, delivery and, assuming the accuracy of the representation in the last sentence of Section 5.09, performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger and assuming the accuracy of the representation in the last sentence of Section 5.09, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the accuracy of the representation in the last sentence of Section 5.09, the performance and the consummation by OpCo LLC of the transactions contemplated hereby are within OpCo LLC’s limited liability company powers and, assuming the accuracy of the representation in the last sentence of Section 5.09, have been duly authorized by all necessary action on the part of OpCo LLC. Assuming the accuracy of the representation in the last sentence of Section 5.09, the approval of (i) a majority of the votes entitled to be cast by holders of the issued and outstanding shares of Company Stock, voting together as a single class and with the Series A Convertible Preferred Stock voting on an as-converted basis, and (ii) the holders of two-thirds of the issued and outstanding shares of Series A Convertible Preferred Stock, voting together as a single class, are the only votes of the holders of any Company Stock necessary in connection with the consummation of the Merger and the transactions contemplated by this Agreement (the “Company Stockholder Approval”) and no vote or consent of the holders of Common Units, Series A Convertible Preferred Units or any capital stock of, or other equity or voting securities or interest in, OpCo LLC is required by any Applicable Law, the OpCo LLC Agreement or other equivalent organizational documents of OpCo LLC in order for OpCo LLC to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, and the accuracy of the representation in the last sentence of Section 5.09, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)    At a meeting duly called and held, the Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein, (iii) approved the execution and delivery of the Voting and Support Agreements and the Blueapple Sale Agreement by the parties thereto (and the consummation of the transactions contemplated thereby), (iv) directed that this Agreement be submitted to the Company’s stockholders to be adopted and approved, and (v) resolved, subject to Section 6.03, to recommend adoption of this Agreement by the Company’s stockholders (such recommendation in the preceding clause (v), the “Company Board Recommendation”), which resolutions have not been rescinded, modified or withdrawn in any way (unless such rescission or modification has been effected after the date hereof in accordance with Section 6.03).

Section 4.03.    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no Permit or other action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and other applicable Regulatory Laws, (c) compliance with any applicable requirements of the 1933 Act, 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable rules of the Nasdaq, (e) the applications, filings, consents and notices, as applicable, set forth in Section 4.03 of the Company Disclosure Letter, and (f) any Permits, or other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04.    Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) assuming the accuracy of the representation in the last sentence of Section 5.09, contravene, conflict with, or result in any violation or breach of any provision of the Company Charter, Company Bylaws, the OpCo LLC Agreement or the other organizational documents of OpCo LLC or any Subsidiary of the Company, (b) assuming receipt of the Company Stockholder Approval, the accuracy of the representation in the last sentence of Section 5.09, and compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming receipt of the Permits, consents, authorizations and approvals contemplated by Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Permit, Contract or other instrument binding upon the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b), (c) and this clause (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05.    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 200,000,000 shares of Class A Common Stock, (ii) 40,000,000 shares of Class B Common Stock, (iii) 4,000,000 shares of Class C Common Stock, (iv) 32,000,000 shares of Class D Common Stock, and (v) 10,000,000 shares of Preferred Stock. As of 5:00 p.m., Eastern time, on July 28, 2022 (the “Reference Time”), there were (A) 47,955,762 shares of Class A Common Stock issued and outstanding, (B) no shares of Class B Common Stock issued and outstanding, (C) no shares of Class C Common Stock issued and outstanding, (D) 3,783,074 shares of Class D Common Stock issued and outstanding, (E) 152,250 shares of Series A Convertible Preferred Stock issued and outstanding, convertible into 11,020,817 shares of Class A Common Stock, (F) 1,725,159 shares of Class A Common Stock subject to outstanding Company RSU Awards, (G) 5,591,467 shares of Class A Common Stock subject to outstanding Company Option Awards, and (H) 604,748 shares of Class A Common Stock (assuming satisfaction of performance goals for incomplete performance periods at the maximum level) subject to outstanding Company PSU Awards. As of the Reference Time, there were (y) 83,902,374 Common Units issued and outstanding and (z) 152,250 Series A Convertible Preferred Units issued and outstanding, which represent all capital stock or other equity or voting securities of or ownership interests in OpCo LLC. All issued and outstanding shares of Company Stock and Common Units and Series A Convertible Preferred Units have been, and all shares of Company Stock that may be issued pursuant to any Company Stock Plan or the Series A Convertible Preferred Stock or Paired Interests will be (to the extent permitted by this Agreement), when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. All issued and outstanding Company Stock, Common Units and Series A Convertible Preferred Units have not been, and all shares of Company Stock that may be issued pursuant to any Company Stock Plan or the Series A Convertible Preferred Stock or Paired Interests (to the extent permitted by this Agreement) will not be, when issued in accordance with the respective terms thereof, issued in violation of any purchase option, call option, right of first refusal, preemptive right or any similar right pursuant to the Company Charter, Company Bylaws, the OpCo LLC Agreement or other organizational documents of OpCo LLC, any provision of Applicable Law or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound.

(b)    Except as set forth in this Section 4.05 and for changes since the Reference Time resulting from (i) the exercise of Company Option Awards or settlement of Company RSU Awards or Company PSU Awards in accordance with their terms or (ii) the issuance of shares of Class A Common Stock in exchange for Common Units and Class D Common Stock pursuant to the terms of the Exchange Agreement, as of the date of this Agreement there are no issued, reserved for issuance or outstanding, and have been no grants of: (A) shares of capital stock or other equity or voting securities of or ownership interests in the Company or OpCo LLC, (B) securities of the Company or OpCo LLC convertible into or exchangeable for shares of capital stock or other equity or voting securities of or ownership interests in the Company or OpCo LLC, (C) warrants, calls, options, subscriptions, commitments, restricted stock rights or other rights to acquire from the Company, or other obligation of the Company or OpCo LLC to issue, any capital stock, equity or voting securities or securities convertible into or exchangeable for capital stock or equity or voting securities of the Company or OpCo LLC, (D) outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the holders of the Company Common Stock or Common Units on any matter, or (E) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or valued by reference to, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or equity or voting securities of the Company or OpCo LLC to which the Company or OpCo LLC are party (the items in clauses (A) through (D) and this clause (E) being referred to collectively as the “Company Securities”). Except for the Voting and Support Agreements and the OpCo LLC Agreement, neither the Company nor any of its Subsidiaries is a party to any voting agreement, voting trusts, shareholders agreements, proxies or other agreements or understandings with respect to the voting of any Company Securities.

(c)    None of the issued and outstanding shares of Company Stock, Common Units or Series A Convertible Preferred Units have been issued in violation of any foreign, federal or state securities laws.

(d)    The Company has made available to Parent a complete and correct list, as of the Reference Time, of each outstanding Company Equity Award, including, with respect to each such award, (i) the grant date, (ii) the name of the holder thereof, (iii) the number of shares of Company Stock subject to such award or, in the case of a Company PSU Award, the target and maximum number of shares of Company Stock subject to such award, (iv) the Company Stock Plan under which the Company Equity Award was granted, (v) the number of vested and unvested shares of Company Stock subject to such award, (vi) the exercise price, in the case of a Company Option Award, (vii) the expiration date, if any and (viii) in the case of a Company Equity Award that vests solely based on continued service, the vesting schedule of such Company Equity Award. Each Company Equity Award was granted in accordance with the terms of the applicable Company Stock Plan and award agreements thereunder and all Applicable Laws (including Section 409A of the Code). Each Company Option Award has an exercise price that is at least equal to the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP.

(e)    The Company has made available to Parent a true, complete and correct list of all holders of Common Units, Class D Common Stock, Series A Convertible Preferred Stock and Series A Convertible Preferred Units and the number of Common Units, Class D Common Stock, Series A Convertible Preferred Stock and Series A Convertible Preferred Units held by such holders, in each case, as of the Reference Time.

(f)    All holders of Common Units other than Blueapple are party to the Exchange Agreement. The rate at which each Paired Interest may be exchanged for shares of Class A Common Stock pursuant to the terms of the Exchange Agreement and the Opco LLC Agreement is one for one. The Conversion Price and Liquidation Preference (in each case as defined in the Certificate of Designations), as of the date hereof, in respect of the Series A Convertible Preferred Stock is set forth on Section 4.05(f) of the Company Disclosure Letter. As a result of the Merger and the transactions contemplated by this Agreement, the Surviving Corporation will be wholly owned by Parent, and the Surviving Corporation and Parent will own all Common Units issued and outstanding as of the Effective Time, and no Series A Convertible Preferred Units will be issued and outstanding as of the Effective Time. No (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06.    Subsidiaries.

(a)    Section 4.06(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or any joint venture, membership, partnership, voting or equity security or interest of any nature in, any other Person other than the OpCo LLC and wholly owned Subsidiaries, nor any right or obligation (contingent or otherwise) to acquire any such capital stock, voting or equity security or ownership interest or to make any investment in any Person.

(b)    Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all Permits required to carry on its business as currently conducted, except for those powers and Permits, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the organization documents of each “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X of the SEC, each as currently in effect. No “significant subsidiary” of the Company is in violation of its charter, bylaws or other similar organizational documents except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)    Except as set forth in Section 4.06(c) of the Company Disclosure Letter, all of the outstanding capital stock of or other equity or voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens).

(d)    All of the outstanding capital stock of or other equity or voting securities of, or ownership interests in, each Subsidiary of the Company has been duly authorized, validly issued and is fully paid and nonassessable and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting securities or ownership interests. Except as set forth in Section 4.06(c) of the Company Disclosure Letter, as of the date of this Agreement, there have been no grants of and are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other equity or voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options, subscriptions, commitments, restricted stock rights or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other equity or voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other equity or voting securities of, or ownership interests in, any Subsidiary of the Company, (iii) outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the holders of any capital stock or other equity or voting securities of any Subsidiary of the Company on any matter, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or valued by reference to, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other equity or voting securities of, or ownership interests in, any Subsidiary of the Company to which the Company or any Subsidiary of the Company is a party (the items in clauses (i) through (iii) and this clause (iv) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07.    SEC Filings and the Sarbanes-Oxley Act.

(a)    The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since December 31, 2020 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)    No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c)    As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such later filing), each Company SEC Document (i) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the 1933 Act and the 1934 Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)    Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, complied in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)    As of the date of this Agreement, (i) there are no material outstanding or unresolved comments from the SEC with respect to the Company SEC Documents, (ii) to the knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review and (iii) there are no pending inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board.

(f)    The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company maintains, and since December 31, 2019 has maintained, in compliance with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that material information required to be disclosed by the Company in the forms, reports, schedules, prospectuses, registration statements and other documents that it files or furnishes pursuant to the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, is made known to the management of the Company by others within those entities, and disclosed to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and Company’s auditors and the audit committee of the Company Board. Based on its most recent evaluation prior to the date of this Agreement, the Company’s auditors and the audit committee of the Company Board have not identified (i) any significant deficiencies or material weakness (each as defined in Rule 13a-15(f) of the 1934 Act) in the design or operation of the Internal Controls which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls or the preparation of financial statements. The Company’s management has completed an assessment of the Company’s Internal Controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and such assessment concluded that such system was effective. The Company’s independent registered public accounting firm has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2021. Since December 31, 2019, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act (including Sections 302 and 906 thereof).

(g)    The Company and its Subsidiaries maintain, and have at all times since December 31, 2019 maintained, a system of “disclosure controls and procedures” and “internal control over financial reporting” (as defined in Rule 13a-15 under the 1934 Act) (“Internal Controls”) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of Internal Controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses (each as defined in Rule 13a-15(f) of the 1934 Act) in the design or operation of the Company’s Internal Controls, which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls or the preparation of financial statements.

(h)    Since December 31, 2020, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

Section 4.08.    Financial Statements. The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in such statements or the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (i) or this clause (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments, none of which, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole). Since December 31, 2020, there has been no change in the Company’s accounting policies or methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements, except as described in the Company SEC Documents.

Section 4.09.    Disclosure Documents. The information supplied by or on behalf of the Company for inclusion in or incorporation by reference in the proxy statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is filed or first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the 1934 Act. The representations and warranties contained in this Section 4.09 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives for use or incorporation by reference therein.

Section 4.10.    Absence of Certain Changes.

(a)    From the Company Balance Sheet Date until the date of this Agreement, there has not been any change, effect, event, circumstance, development, condition or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    From the Company Balance Sheet Date until the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(a), Section 6.01(b), Section 6.01(e), Section 6.01(h), Section 6.01(l), Section 6.01(n) or, to the extent applicable to such sections, Section 6.01(r).

Section 4.11.    No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations disclosed, reflected or reserved against in the Company Balance Sheet; (b) liabilities or obligations expressly permitted or contemplated by this Agreement and incurred in connection with the transactions contemplated hereby; and (c) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.12.    Permits; Compliance with Laws.

(a)    The Company and each of its Subsidiaries has in effect all Permits necessary for its ownership and operation of its business as presently conducted, except where the absence of such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. (i) Each Permit of the Company and its Subsidiaries is in full force and effect, (ii) the Company and its Subsidiaries are in compliance in all respects with the terms of all Permits necessary for the ownership and operation of its businesses as presently conducted and (iii) since December 31, 2019, no default has occurred under, and there exists no event that, with or without notice, lapse of time or both, would result in a default under, any such Permit, or would give to others any right of revocation, non-renewal, adverse modification or cancellation of any such Permit, and neither the Company nor any of its Subsidiaries has received written or communication, nor, to the knowledge of the Company, any oral communication, (x) from any Governmental Authority alleging any conflict with or breach of any such Permit or (y) of any suspension, cancellation, withdrawal, revocation or modification of any such Permit or threatening to suspend, cancel, withdraw, revoke or modify any such Permit, except, in each case pursuant to clauses (i) through (iii) of the foregoing, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there is no Order, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have since January 1, 2019, complied with all Applicable Laws relating to the Company and its Subsidiaries, including, without limiting the foregoing, (i) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under Applicable Law (“Personal Data”, and such laws relating thereto, “Data Protection Laws”)), (ii) all applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Authority, (iii) all laws related to the collection, processing, possession, handling, clearance, settlement and/or remittance of funds, (iv) the rules and requirements of the Financial Industry Regulatory Authority that are binding on the Company or its Subsidiaries, (v) any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of the Treasury, (vi) the Bank Secrecy Act of 1970 and its implementing regulations, (vii) all laws relating to money transmission or unclaimed property, (viii) the Electronic Fund Transfer Act and its implementing Regulation E, including the International Remittance Transfer Rule, (ix) the Gramm-Leach-Bliley Act and all federal regulations implementing such act, and (x) any other Applicable Law relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, sanctions laws and regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries have since January 1, 2019 established and maintained a system of internal controls designed to ensure compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of all money laundering laws administered. None of the Company, any of its Subsidiaries or any of their respective officers, directors, employees or any Person acting on its or its Subsidiaries’ behalf is currently or has in the last five (5) years been: (i) organized, operating in, conducting business with, ordinarily resident, or is otherwise engaging in dealings with or for the benefit of any Person or in a country or territory (or whose government is) currently or has in the last five (5) years been itself the subject of or target of any sanctions (at present, Crimea, the so-called Donetsk People’s Republic and Luhansk People’s Republic, Cuba, Iran, North Korea, Russian Federation, Sudan, Venezuela and Syria) or (ii) a Person with whom dealings are restricted or prohibited under any sanctions or Trade Laws.

(c)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries or any of their respective directors or officers, or to the knowledge of the Company, any employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries in violation of the FCPA, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries in violation of the FCPA, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay

for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries.

(d)    The Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized access to or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). The Company has not experienced any Security Breach that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no data security or other technological vulnerabilities with respect to the Company’s information technology systems or networks that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have not received any written notice (including any enforcement notice) alleging, or providing notice of any Claims concerning, any material noncompliance with any Applicable Laws concerning such Personal Data.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2019 the Company and its Subsidiaries have complied with and are not in default under (i) any applicable bylaws, operating rules, regulations and requirements of the National Automated Clearinghouse Association and any applicable payment network, exchange or association, including any Card Schemes, in each case, which are either binding on the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries complies pursuant to contractual requirements and (ii) the Payment Card Industry Data Security Standard issued by the Payment Card Industry Security Standards Council, as may be revised from time to time. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2019, neither the Company nor its Subsidiaries have received any written notices of any material Claim regarding any matters applicable to the Company or its Subsidiaries in connection with its performance of its obligations in the collection, processing, possession, handling, clearance, settlement and/or remittance of funds in the conduct of its business from any Governmental Authority, the National Automated Clearinghouse Association or any Card Scheme.

Section 4.13.    Litigation. There are no and, for the past three (3) years there have not been any, Claims pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries for whom the Company or any of its Subsidiaries may be liable or affecting any of the Company’s or its Subsidiaries’ owned assets that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor their respective assets, is, or for the last three (3) years has been, subject to any Order.

Section 4.14.    Properties.

(a)    Neither the Company nor any of its Subsidiaries owns any real property. Section 4.14(a) of the Company Disclosure Letter sets forth a true and complete list of all material leased real property to which the Company or any of its Subsidiaries is a tenant, subtenant or occupant or otherwise leases, subleases or occupies as of the date of this Agreement (“Leased Real Property”). Each lease, license, sublease or other occupancy agreement with respect to the Leased Real Property (each a “Real Property Lease”) is valid and binding on the Company or its Subsidiary, enforceable in accordance with its terms and in full force and effect (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b)    The Company has made available to Parent and Merger Subsidiary prior to the date of this Agreement true and complete copies of each Real Property Lease. Except as would not have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries nor, to the Company’s knowledge, any of the other parties thereto, is in breach of or default under any Real Property Lease and, to the

Company’s knowledge, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a breach or default under any Real Property Lease. The Company and its Subsidiaries are not parties to any written or oral sublease, license, occupancy agreement or other Contract of any kind that grants to any other Person the right to use or occupy any Leased Real Property. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have not received written notice of any pending and, to the Company’s knowledge, there is no pending or threatened condemnation, eminent domain, taking or similar proceeding affecting any Leased Real Property or any portion thereof.

(c)    The Company and its Subsidiaries have good, valid and marketable title to, or leases and have a valid leasehold interest in, all of the assets, properties and interests in properties (tangible or intangible) reflected as being owned or leased to the Company or its Subsidiaries in the Company Balance Sheet or acquired after the Company Balance Sheet Date (including a valid leasehold interest in all Leased Real Property), free and clear of all Liens, except (i) for Permitted Liens, (ii) for assets disposed of in the ordinary course of business consistent with past practices after the Company Balance Sheet Date, and (iii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, such assets, properties and interests in properties (tangible and intangible) include all assets, properties and interests in properties (tangible and intangible) necessary to enable the Company and its Subsidiaries to carry on their respective businesses as presently conducted. All tangible personal property used by the Company or its Subsidiaries in the operation of their respective business is in reasonably good condition and repair, subject to reasonable wear and tear considering the age and ordinary course of use of such property.

Section 4.15.    Intellectual Property.

(a)    The Company and/or its Subsidiaries have valid title and exclusive ownership interest in the Company Owned IP, free and clear of any Liens (other than Permitted Liens). The Company and each of its Subsidiaries, as applicable, owns or otherwise possesses adequate rights to use, all Intellectual Property used in or necessary for their respective businesses as currently conducted, all of which rights shall survive the consummation of the transactions contemplated by this Agreement without being terminated or materially changed. Neither the execution and delivery of nor performance under this Agreement by the Company, or the consummation of the transaction contemplated by this Agreement will, under any Contract to which Company is bound, result in (i) any obligation to grant licenses, covenants not to assert, or other rights with respect to material Company Owned IP, which such party was not bound by or subject to prior to the Closing, (ii) the termination of any material license of Intellectual Property to the Company or any of its Subsidiaries by a Third Party, which is material to the Company and its Subsidiaries, taken as a whole, (iii) the release from escrow of any proprietary software, which is material to the Company and its Subsidiaries, taken as a whole, or (iv) the obligation to pay any royalties, fees or other payments to any Person, with respect to Intellectual Property, in excess of those obligations by such party prior to the Closing and which would be material to the Company and its Subsidiaries, taken as a whole.

(b)    There are no Claims pending or threatened in writing, alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Third Party by the Company or any of its Subsidiaries, or alleging that any Company Registered IP is invalid or unenforceable, or challenging the Company’s ownership of any Company Registered IP, that would reasonably be expected to have a Material Adverse Effect.

(c)    None of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person and there are no legal disputes or claims pending or threatened alleging the foregoing, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)    None of the Company Owned IP has been infringed, misappropriated or otherwise violated by any Third Party, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)    Section 4.15(e) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all material Company Registered IP. Except as would not reasonably be expected to have a Material Adverse Effect, (i) to the knowledge of the Company, all issued Company Registered IP is subsisting, valid and enforceable, (ii) the Company and its Subsidiaries have paid all maintenance fees and filed all statements of use reasonably necessary to maintain the Company Registered IP, and (iii) none of the issued Company Registered IP has been adjudged invalid or unenforceable in whole or in part.

(f)    The Company and its Subsidiaries have taken commercially reasonable steps to protect the trade secrets in the Company Owned IP and to protect any confidential information or trade secrets provided to them by any other Person under obligation of confidentiality and no such confidential information or trade secrets have been used, disclosed to or otherwise discovered by any Person except pursuant to a valid and enforceable non-disclosure agreement that has not been breached by such Person, except, in each case, where failures to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)    The Company and its Subsidiaries have obtained from all parties (including Company Employees and current or former employees, consultants and subcontractors) who contributed to or were involved in the development discovery, conception or reduction to practice of any, or otherwise who would have any rights in or to, any material Intellectual Property, software or other technology of the Company or its Subsidiaries, written assignments thereof or equivalent assignment of rights under the law. To the Company’s knowledge, no such Person retains or purports to retain any right, title or interest in or to any such Intellectual Property.

(h)    Neither the Company nor its Subsidiaries has delivered, licensed or made available, nor is under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any proprietary software, which is material to the Company and its Subsidiaries, taken as a whole, to any escrow agent or other Person who is not an employee or consultant who are subject to valid and binding confidentiality obligations and acting on behalf of the Company or its Subsidiaries.

(i)    Neither the Company nor its Subsidiaries has distributed, made available for remote interaction, or incorporated or linked any open source software in conjunction with or into any proprietary software, which is material to the Company and its Subsidiaries, taken as a whole, in a manner that requires the Company or its Subsidiaries to (i) disclose or distribute to any Person or the public any portion of the source code for such proprietary software, (ii) impose any restriction on the consideration to be charged for the distribution of such proprietary software, or (iii) grant, or purport to grant, to any third party, any rights or immunities under any Company Owned IP. The Company and each of its Subsidiaries are in material compliance with the terms and conditions of all relevant licenses for open source software used by the Company and its Subsidiaries, including notice and attribution obligations.

Section 4.16.    Taxes.

(a)    All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by the Company or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all Applicable Law, and all such material Tax Returns were, at the time of filing, true and complete in all material respects.

(b)    The Company and each of its Subsidiaries has paid or has withheld and remitted in full to the appropriate Taxing Authority all material Taxes due and payable, other than such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries, and the financial statements of the Company and its Subsidiaries reflect adequate reserves in accordance with GAAP for Taxes of the Company and its Subsidiaries as of the date thereof.

(c)    Neither the Company nor any of its Subsidiaries has been granted any extension or waiver of the statute of limitations period applicable to any income or franchise or other material Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(d)    There is no material claim, audit, action, suit, investigation or other proceeding now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset, and no material deficiency for Taxes has been assessed by any Governmental Authority against the Company or any of its Subsidiaries with respect to any completed and settled examination or concluded litigation that has not been fully satisfied by payment.

(e)    The Company and its Subsidiaries (i) have timely deducted, withheld and collected all Taxes that are required to be deducted, withheld or collected with respect to amounts paid to its employees, agents, shareholders, contractors and other third parties and remitted such amounts to the proper authorities and (ii) have otherwise complied in all material respects with all Applicable Law relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(f)    There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(g)    During the last three (3) years, neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(h)    None of the Company or any of its Subsidiaries (i) has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than an affiliated group of which the Company was the common parent corporation); (ii) has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law); or (iii) has ever been a party to or bound by any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial, joint venture or acquisition agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and its Subsidiaries).

(i)    Within the last three (3) years, no Claim has been made in writing by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns of a particular type that the Company or any of its Subsidiaries is or may be subject to material Tax of such type by, or required to file Tax Returns with respect to material Taxes of such type in, such jurisdiction. Neither the Company nor any Company Subsidiary is or has been subject to Tax in any jurisdiction other than its jurisdiction of incorporation by virtue of having a permanent establishment or taxable presence in that jurisdiction.

(j)    Section 4.16(j) of the Company Disclosure Letter sets forth any material effective Tax exemptions, Tax holidays or Tax incentive arrangements to which the Company or any of its Subsidiaries is a party. The Company and its Subsidiaries are in compliance, in all material respects, with the requirements of any such Tax exemptions, Tax holidays, or Tax incentive arrangements.

(k)    Neither the Company nor any of its Subsidiaries is bound by, or party to, with respect to the current or any future taxable period, any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax authority, in each case, with respect to material Taxes.

(l)    Neither the Company nor any of its Subsidiaries has any material liability to make installment payments under Section 965(h)(1) of the Code or payments of deferred Tax obligations pursuant to the Coronavirus Aid, Relief, and Economic Security Act (CARES) or similar statutory relief.

(m)     Neither the Company nor any of its Subsidiaries has engaged in any transaction that is a “reportable transaction” under Section 1.6011-4(b) of the Treasury Regulations.

Section 4.17.    Employee Benefit Plans.

(a)    Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each material Employee Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other employment, severance or similar Contract, plan, practice, program, arrangement, agreement, understanding or policy providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights, retention, termination, change in control or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) and any other remuneration or benefits which is maintained, administered or contributed to (or is required to be maintained, administered or contributed to) by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (other than any plan, policy, program, arrangement or understanding maintained by a Governmental Authority, or, in the case of an Employee Plan that is maintained outside the United States primarily for the benefit of Persons who are nonresident aliens, to which the Company or any of its Subsidiaries contributes pursuant to Applicable Law).

(b)    The Company has delivered correct and complete copies of the following documents to Parent with respect to each material Employee Plan, to the extent applicable: (i) the documents embodying such Employee Plan (and, if applicable, all related trust or funding agreements or insurance policies), including all amendments thereto, (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iii) the most recent Internal Revenue Service (“IRS”) or Department of Labor determination, opinion, notification and advisory letters, (iv) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), (v) all discrimination tests for the most recent plan year, and (vi) all material non-routine correspondence with any Governmental Authority in the past three (3) years.

(c)    Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code. No liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates that has not been satisfied in full.

(d)    Neither the Company nor any of its ERISA Affiliates contributes to, or has in the past six (6) years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate nor any predecessor thereof has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.

(e)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the IRS, or, in the case of a preapproved plan, the underlying preapproved plan has received a favorable advisory or opinion letter from the IRS, and, to the knowledge of the Company, no revocation of such Employee Plan’s tax-qualified status has been threatened by any Governmental Authority. To the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan or the related trust. No trust funding any Employee Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(f)    Each Employee Plan has been established, operated, maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Applicable Laws, including ERISA and the Code.

(g)    None of the Company or any of its Subsidiaries nor any of their ERISA Affiliates, nor any other person, including any fiduciary with respect to the Employee Plan in question, has engaged in or been a party to any “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA that would reasonably be expected to result in material liability to the Company or its Subsidiaries.

(h)    All material contributions, reserves or premium payments required to have been made or accrued, or that are due, as of the date hereof to or with respect to the Employee Plans have been timely made or accrued in accordance with GAAP.

(i)    The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, to the extent such other event standing alone would not by itself trigger such benefit) (i) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to any payment, forgiveness of indebtedness, vesting or distribution, (ii) accelerate the time of payment or vesting or trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Employee Plan or otherwise, (iii) increase the amount or value payable or trigger any other material obligation pursuant to, any Employee Plan or otherwise, or (iv) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has provided Parent with preliminary calculations reflecting a good faith estimate of the consequences of Sections 280G and 4999 on any “disqualified individuals” within the meaning of Section 280G of the Code in connection with the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event).

(j)    No Employee Plan provides for the gross-up or reimbursement of Taxes under Sections 4999 or 409A of the Code, or otherwise.

(k)    Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical, life insurance or other welfare benefits for retired, former or current employees of the Company or its Subsidiaries except for coverage or benefits as required under Section 4980B of the Code or any other Applicable Law.

(l)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no action, suit, investigation, arbitration, audit or proceeding pending against or, to the knowledge of the Company, threatened against, any Employee Plan before any Governmental Authority, other than routine claims for benefits.

(m)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Employee Plan that is maintained outside the United States primarily for the benefit of Persons who are nonresident aliens: (i) has been maintained in accordance with all applicable requirements and if required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (ii) if intended to receive favorable Tax treatment under applicable Tax laws has been qualified or similarly determined to satisfy the requirements of such Tax laws; (iii) is not a defined benefit plan (as defined in

Section 3(35) of ERISA, whether or not subject to ERISA); and (iv) to the extent required to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

Section 4.18.    Labor and Employment Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor union, works council or similar labor organization. There is no, and has not been since December 31, 2020, any (i) material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) to the Company’s knowledge, material activity or proceeding by a labor union or other group or Representative thereof seeking to organize or represent any employees of the Company or any of its Subsidiaries, or (iii) material lockouts, strikes, slowdowns, work stoppages, threats or other material labor disputes by or with respect to such employees, and during the last three (3) years there has not been any such action.

(b)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since December 31, 2020 have been, in compliance with all Applicable Laws respecting employment and employment practices, including discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and the Worker Adjustment and Retraining Notification Act of 1988, family and medical leave, sexual harassment, workers’ compensation and immigration.

(c)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no claims, disputes, grievances, controversies, agency charges, administrative proceedings, formal discrimination complaints or, to the knowledge of the Company, investigations pending or, to the Company’s knowledge, threatened involving any employee or group of employees in their capacity as an employee of the Company or any of its Subsidiaries.

(d)    To the Company’s knowledge, no allegations of sexual harassment or sexual misconduct have been made against any member of the Company Board or any employee of the Company or any of its Subsidiaries with the title of Vice President or above. Neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by or against any member of the Company Board or any employee of the Company or any of its Subsidiaries with the title of Vice President or above. There are no proceedings currently pending or, to the Company’s knowledge, threatened related to any allegations of sexual harassment or sexual misconduct by or against any member of the Company Board or any employee of the Company or any of its Subsidiaries with the title of Vice President or above.

Section 4.19.    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and as are customary in all material respects for companies of a similar size in the same or similar lines of business, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy or has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute a breach or default of any such insurance policy, (d) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would permit termination of any such insurance policy, and (e) no claim for coverage pending under any such policies has been denied by an insurer.

Section 4.20.    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance, and have complied, with all federal, state or local laws, regulations, Orders, decrees, Permits, authorizations, common law and agency requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, Claims or actions, or to the knowledge of the Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against the Company, which liability or obligation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, there is no reasonable basis for any such proceeding, Claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.21.    Material Contracts.

(a)    Except for (i) this Agreement and (ii) any Employee Plans, Section 4.21 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.21 under which the Company or any of its Subsidiaries is a party or bound by, in each case as of the date of this Agreement (together with all exhibits and schedules thereto each, a “Material Contract”):

(i)    the Bank Alliance Agreements;

(ii)    any Contract that (A) contains a covenant or other provision that materially limits, curtails or restricts, the ability of the Company or any of its Subsidiaries to compete or conduct activities in any geographic area, or offer or sell any products, assets or services, or line of business with or to any Person, or (B) includes any “most favored nation”, exclusive marketing, right of first refusal, first offer or first negotiation or other material exclusive rights, covenants or similar provisions of any type or scope, in each case, that is granted by or binding on the Company or any Subsidiary to a Third Party;

(iii)    any acquisition, divestiture or disposition Contract providing for the acquisition, divestiture or disposition of a business or material assets or exclusive licensing agreement that involves consideration in excess of $20,000,000 and contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) or that would reasonably be expected to result in the Company’s or any of its Subsidiaries’ receipt or making of future payments in excess of $2,000,000;

(iv)    any Contract (excluding licenses for off-the-shelf computer software or software-as-a-service that are generally available to the Company or its Subsidiaries on commercial terms) under which (A) the Company or any of its Subsidiaries is granted any license, option or other right (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a Third Party that is material to the Company and its Subsidiaries, (B) any Third Party is granted any license, option or other right (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of the Company or any of its Subsidiaries other than immaterial licenses granted in the ordinary course of business or (C) there is a covenant or other provision materially limiting the right of the Company or any of its Subsidiaries to design, develop, deliver, use, market, distribute, license out or otherwise exploit any Company Owned IP;

(v)    any Contract requiring contributions of capital, capital expenditures or the acquisition or construction of fixed assets or in excess of $5,000,000 in the next twelve (12) months (excluding contributions made to the Company by its Subsidiaries);

(vi)    any Government Contract that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(vii)    any Contract entered into in connection with the settlement or other resolution of any Claims (A) under which the Company or any of its Subsidiaries have any continuing requirements, obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or (B) that involved or would reasonably be expected to involve payment by the Company or any of its Subsidiaries of more than $1,000,000 on or after December 31, 2021;

(viii)    any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made, or committed to make, any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business;

(ix)    any Contract not otherwise described in any other subsection of this Section 4.21(a) pursuant to which the Company or any of its Subsidiaries is obligated to pay, or entitled to receive, payments in excess of $2,500,000 in the twelve (12) month period following the date of this Agreement;

(x)    any material joint venture, joint development, or legal partnership, or any strategic alliance, joint development or partnership agreement;

(xi)    any collective bargaining agreement or similar agreement or Contract with a labor union, works council or similar labor organization;

(xii)    any Contract relating to (x) outstanding indebtedness of the Company or the Subsidiaries of the Company, including any indenture, loan or credit agreement, or indebtedness in connection with any settlement facilities or lines of credit or (y) financial guaranty or credit support (including any Liens or security agreements), indemnification, assumption or endorsement thereof (in each case whether incurred, assumed, guaranteed or secured by any asset), in each case, in the principal amount of $2,000,000 or more, other than (A) Contracts solely among the Company, OpCo LLC and any wholly owned Subsidiary of the Company entered into in the ordinary course of business and (B) accounts receivables and payables incurred by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, including under any settlement facility agreements;

(xiii)    any Contract relating to any interest rate, foreign exchange, derivatives or hedging transaction with a notional amount equal to or greater than $2,000,000;

(xiv)    any Related Party Contract;

(xv)    any Contract that prohibits in any material respect the payment of dividends or distributions in respect of the capital stock or voting or equity securities of the Company or any of its Subsidiaries, or prohibits the pledging of the capital stock or voting or equity securities of the Company or any of its Subsidiaries; and

(xvi)    any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K).

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Material Contract and, to the knowledge of the Company, no event or condition or circumstance has occurred that, with or without notice or lapse of time or both, would constitute any event of default thereunder. Neither the Company nor any of its Subsidiaries has received a written notice or, to the knowledge of the Company, an oral notice, that it has breached, violated or defaulted under any Material Contract.

(c)    True, correct and complete copies of each Material Contract have been made available by the Company to Parent.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor its Subsidiaries have, in the past five (5) years: (i) breached or violated any Applicable Law pertaining to or material provision included in any Government Contract; (ii) been suspended or debarred from bidding on Government Contracts by a Governmental Authority; (iii) been audited or investigated by any Governmental Authority with respect to any Government Contract; (iv) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (v) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; or (vi) had any Government Contract terminated by any Governmental Authority or any other Person for material default or failure to perform. To the knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Company’s or its Subsidiaries’ Government Contracts.

Section 4.22.    Data Protection.

(a)    Except as would not reasonably be expected to result in liability that is material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all of its and their privacy policies, all applicable Data Protection Laws and all Contracts to the extent such Contracts relate to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personal Data (collectively, “Data Protection Requirements”). The Company and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, designed to ensure the confidentiality, privacy and security of Personal Data.

(b)    Since January 1, 2019, to the knowledge of the Company, no third party has gained unauthorized access to or misused any Personal Data or any computers, software servers, networks or other information technology assets (“IT Assets”) used in the operation of the business of the Company or any of its Subsidiaries, in each case in a manner that has resulted or is reasonably likely to result in either (i) liability, cost or disruption to the business of the Company and its Subsidiaries that would be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (ii) a duty to notify any person except as would not reasonably be expected, individually or in the aggregate, to result in liability that is material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with accepted industry practices and Data Protection Requirements, designed to protect their products, services and IT Assets from unauthorized access and free from any disabling codes or instructions, spyware, trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of software, data or other materials (“Malicious Code”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the IT Assets used by the Company or any of its Subsidiaries are (A) free from Malicious Code, (B) have not, since January 1, 2019, experienced any material failure or malfunction, (C) operate and perform in all material respects in accordance with their documentation and functional specifications and (D) are sufficient for the current and currently anticipated needs of the business of the Company and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company complies with, and is not in breach or default of, its obligations and use restrictions with respect to third-party software.

Section 4.23.    Finders’ Fee. Except for Citigroup Global Markets Inc. as set forth in Section 4.23 of the Company Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 4.24.    Opinion of Financial Advisor. The Company has received the opinion of Citigroup Global Markets Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of shares of Company Stock in the Merger is fair, from a financial point of view, to such holders (other than Parent and its Affiliates). A signed copy of such opinion will be made available to Parent for information purposes only promptly following the date of this Agreement.

Section 4.25.    Antitakeover Provisions. Assuming the accuracy of the representation in the last sentence of Section 5.09, the restrictions on business combinations set forth in Section 203 of Delaware Law and the Company Charter, the Company Bylaws, the OpCo LLC Agreement and any other organizational documents of OpCo LLC, if any, are not applicable to this Agreement, the Merger and the transactions contemplated hereby. Assuming the accuracy of the representation in the last sentence of Section 5.09, no other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 4.26.    Trade Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is, and at all times since December 31, 2020 has been, in compliance with all applicable Trade Laws, and there are no material pending or, to the knowledge of the Company, threatened unresolved Claims concerning any liability of the Company with respect to any false statement or omission made by the Company in violation of any applicable Trade Laws or any applicable export licenses.

Section 4.27.    Related Party Transactions. As of the date of this Agreement, there are no Contracts, transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and (a) any current or former director or “executive officer” (as defined in Rule 3b-7 under the 1934 Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the 1934 Act) five percent (5%) or more of the outstanding Company Common Stock or Common Units (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of the Company), (b) Blueapple or any of its Affiliates or (c) the MDP Entities or any of their Affiliates, on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the 1934 Act (collectively, “Related Party Contracts”).

ARTICLE 5

Representations and Warranties of Parent and Merger Subsidiary

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

Section 5.01.    Corporate Existence and Power.

(a)    Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b)    Each of Parent and Merger Subsidiary has all corporate powers and all Permits required to carry on its business as currently conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

Section 5.02.    Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action (in each case, other than the approval of Parent, as the sole stockholder of Merger Subsidiary). Other than the approval of Parent, as the sole stockholder of Merger Subsidiary, no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03.    Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no Permit or other action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and other applicable Regulatory Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (d) compliance with any applicable rules of the New York Stock Exchange, (e) the applications, filings, consents and notices, as applicable, set forth on Section 4.03 of the Company Disclosure Letter and (f) any Permit or other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.    Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, as applicable, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, including the Merger, do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificates of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any Permits, consent or other action by any Person under, or constitute a default, or an event that, with or without notice or lapse of time, or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Permit, Contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization by which any asset of Parent or any of its Subsidiaries is bound, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.    Disclosure Documents. The information supplied by Parent or Merger Subsidiary for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is filed or first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives for use or incorporation by reference therein.

Section 5.06.    Financing. The obligations of Parent and Merger Subsidiary under this Agreement are not subject to any conditions regarding Parent’s, Merger Subsidiary’s or any other Person’s ability to obtain financing for the transactions contemplated herein. Parent and Merger Subsidiary have as of the date hereof and will have as of the Closing, sufficient cash or undrawn financing commitments to pay any and all amounts required to be paid by Parent and Merger Subsidiary as of the Closing in connection with the Merger and the transactions contemplated by this Agreement, including payment of (a) the aggregate Merger Consideration pursuant to Section 2.02(a)(i), (b) all amounts payable pursuant to the Blueapple Sale Agreement and the TRA Amendment, (c) the payments contemplated by Section 2.05, (d) the Payoff Amount, and (e) Parent’s and Merger Subsidiary’s costs and expenses, in each case on the terms and conditions contained in this Agreement.

Section 5.07.    Certain Arrangements. As of the date of this Agreement, except for the Voting and Support Agreements and the other Transaction Documents, there are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, (b) pursuant to which any stockholder of the Company would be entitled to receive consideration for such holder’s shares of Company Stock of a different amount or nature than the Merger Consideration, (c) pursuant to which any unitholder of OpCo LLC would be entitled to receive consideration for its units or (d) pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal.

Section 5.08.    Litigation. There are no Claims pending or, to the knowledge of Parent and Merger Subsidiary, threatened against Parent or Merger Subsidiary or any of their respective Affiliates, other than any such action that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Subsidiary is subject to any Order that is in effect and would have a Parent Material Adverse Effect.

Section 5.09.    Ownership of Company Securities. To the knowledge of Parent, Parent and its Subsidiaries do not “beneficially own” (within the meaning of Regulation 13D promulgated under the 1934 Act) any shares of Company Stock, Company Securities or other securities of the Company or any options, warrants or other rights to acquire Company Stock, Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. Neither Parent nor Merger Subsidiary is, or during the last three (3) years has been, an “interested stockholder” of the Company (as such term is defined in Section 203 of Delaware Law and as such term is defined in the Company Charter).

Section 5.10.    No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

Section 5.11.    Operations of Merger Subsidiary. Merger Subsidiary has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, Merger Subsidiary will not have engaged in any other business activities and will not have incurred any liabilities or obligations other than as contemplated by this Agreement and those incident to Merger Subsidiary’s formation. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Subsidiary free and clear of all liens, except for transfer restrictions of general applicability as may be provided under or applicable securities laws.

Section 5.12.    Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Subsidiary or any of their respective Subsidiaries who is entitled to any fee or commission for which the Company would be responsible in connection with the transactions contemplated by this Agreement.

ARTICLE 6

Covenants of the Company

Section 6.01.    Conduct of the Company. Except for matters set forth in Section 6.01 of the Company Disclosure Letter, for any COVID-19 Response (the “COVID-19 Company Exception”), as expressly contemplated by this Agreement (including pursuant to the TRA Amendment, the Blueapple Sale Agreement, or any Voting and Support Agreement), as required by Applicable Law (including any COVID-19 Measures) or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement and prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to (a) preserve intact its present business organization in all material respects, (b) keep available the services of its directors, officers and key service providers (including employees and contractors), and (c) maintain satisfactory relationships with its customers, lenders, suppliers, bank sponsors, Card Schemes, Governmental Authorities and others having material business relationships with it; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically permitted by the following subsections of Section 6.01 shall be deemed to be a breach of this sentence of Section 6.01 unless such action would constitute a breach of such subsections. Without limiting the generality of the foregoing, except for matters set forth in Section 6.01 of the Company Disclosure Letter, as expressly contemplated by this Agreement (including pursuant to the TRA Amendment, the Blueapple Sale Agreement, or any Voting and Support Agreement), as required by Applicable Law (including COVID-19 Measures) or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), between the date of this Agreement and the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)    (i) amend or modify the Company Charter or Company Bylaws, (ii) amend or modify the OpCo LLC Agreement or any other organizational documents of OpCo LLC, or (iii) materially amend or modify the comparable organizational documents of any other Subsidiary of the Company;

(b)    (i) split, combine, adjust, subdivide, or reclassify any shares of its capital stock or other equity or voting securities, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock or other equity or voting securities of the Company or any of its Subsidiaries, other than (A) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or the Company or the payment of cash in lieu of issuing fractions of a share of Class A Common Stock upon the conversion of the Series A Convertible Preferred Stock, or (B) tax distributions in the ordinary course of business as required pursuant to Section 4.01(b) of the OpCo LLC Agreement, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (x) the withholding of shares of Company Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans in each case, in accordance with their terms as in effect on the date of this Agreement or (y) as required pursuant to the terms of the Exchange Agreement or the OpCo LLC Agreement;

(c)    (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Stock upon the exercise or settlement of any Company Equity Awards in accordance with their terms as in effect on the date of this Agreement, (B) any shares of Company Stock issuable as required pursuant to the terms of the Exchange Agreement or the OpCo LLC Agreement or upon conversion of the Series A Convertible Preferred Stock in accordance with its terms, and (C) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company, or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d)    incur any capital expenditures or any obligations or liabilities in respect thereof, except as set forth in Section 6.01(d) of the Company Disclosure Letter;

(e)    adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(f)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any Person or any equity interest in such Person, if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries would exceed $2,500,000 individually or $5,000,000 in the aggregate, other than the acquisition of any Common Units pursuant to the terms of the Exchange Agreement or the OpCo LLC Agreement;

(g)    sell, lease, transfer, license, assign, abandon or otherwise dispose of or create a Lien (other than Permitted Liens) on any asset having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than (i) transactions among the Company or OpCo LLC and their wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries or (ii) nonexclusive licenses with respect to trademarks and software in the ordinary course of business consistent with past practice;

(h)    (x) create, incur, assume, guarantee, endorse, secure, suffer to exist or otherwise become liable or responsible for any indebtedness for borrowed money or issue any debt securities or guarantees of the same for any other indebtedness, except for (i) borrowings in the ordinary course of business consistent with past practice under the Credit Agreement not in excess of $50,000,000, (ii) guarantees or credit support provided by the Company, OpCo LLC or any of its or their wholly owned Subsidiaries of the obligations of the Company, OpCo LLC or any of its or their wholly owned Subsidiaries in the ordinary course of business consistent with past practice to the extent such indebtedness is in existence on the date of this Agreement or incurred in compliance with clause (i) of this Section 6.01(h)(x), (iii) any indebtedness solely among the Company or OpCo LLC and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (iv) borrowings under settlement facilities existing on the date of this Agreement up to the amount committed thereunder on the date hereof and related obligations and guarantees (or any amendment or replacement thereof, in each case, so long as the amount of borrowings under such amended or replaced facility or program is not greater than the committed amount of such facility or program on the date of this Agreement), or (v) swap, forward rate, foreign exchange, hedge, interest rate option or similar transactions (A) entered into in the ordinary course of business and in compliance with its risk management and hedging policies or practices in effect on the date of this Agreement and (B) not entered into for speculative purposes, or (y) amend, supplement or otherwise modify the Credit Agreement or any settlement facilities in any manner that would increase the cost to Parent (except as expressly contemplated by clause (iv) of this Section 6.01(h)), or otherwise impede the ability of Parent, to effectuate the Payoff and Release;

(i)    (i) enter into any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract, (ii) materially modify, materially amend or terminate any Material Contract, or (iii) waive, release, terminate, amend, renew or assign any material rights or claims of the Company or any of its Subsidiaries under any Material Contract, other than renewals of expiring Contracts in the ordinary course of business on substantially similar terms;

(j)    except as required under the terms of any collective bargaining agreement or agreement with a works council or any Employee Plan as in effect on the date hereof, (i) increase or agree or commit to increase the compensation or employee benefits payable or to become payable to any current or former employee, director or individual independent contractor of the Company or any of its Subsidiaries, (ii) pay, grant, award, accelerate, modify the period of exercisability or vesting of or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of (or commit to pay, grant, award, accelerate or modify the period of exercisability or vesting of or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of), any Company Equity Awards or other equity compensation awards, bonuses or incentive awards, (iii) establish, adopt, enter into or amend any collective bargaining agreement, or any other contract or work rule or practice with any labor union, labor organization or works council, or recognize any union, works council or other labor organization as a representative of any employee of the Company or its Subsidiaries, (iv) hire, appoint, engage, promote or terminate (other than for cause) any employee or individual independent contractor whose annualized base compensation is or would be greater than $250,000, (v) establish, adopt, enter into, amend or terminate any Employee Plan or any plan, contract, policy or program that would be an Employee Plan if in effect as of the date hereof, (vi) grant any severance or termination pay to, or enter into any severance agreement with, any of the Company’s or any of its Subsidiaries’ directors, officers, employees or individual independent contractors, (vii) fund any rabbi trust or similar arrangement, (viii) loan or advance any money or other property to any current or former employee or other service provider of the Company or its Subsidiaries (except advancement of expenses required by the Company Charter, Company Bylaws, organizational documents of any Subsidiary of the Company or any indemnification agreement between an Indemnified Person and the Company or any of its Subsidiaries to the extent set forth on Section 7.02(a) of the Company Disclosure Letter, and except under any tax-qualified retirement plan of the Company that permits employee account balance loans, in each case, in the ordinary course of business consistent with past practice), or (ix) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(k)    settle any Claim, except involving solely monetary remedies in an amount and for consideration paid by the Company or any of its Subsidiaries, in respect of any Claim or series of related Claims, not in excess of $1,000,000 individually or $2,500,000 in the aggregate and that would not impose any material restriction on or create any adverse precedent that would be material to the business of Parent or any of its Subsidiaries (including the Surviving Corporation) after the Closing or otherwise involve any admission of wrongdoing by the Company or its Subsidiaries;

(l)    make any material change in any financial accounting principles, methods or practices (including any Tax accounting policies or procedures) or any of its methods of reporting income, deductions or other material items for financial or Tax accounting purposes, in each case, except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

(m)    voluntarily terminate, cancel, amend or modify any material insurance coverage policy maintained by the Company or any of its Subsidiaries that is not concurrently replaced by a comparable amount of insurance coverage, other than renewals in the ordinary course of business consistent with past practice;

(n)     make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of material Tax accounting, amend or refile any material Tax Return, enter into any closing agreement, settle or compromise any Tax Claim or assessment, surrender any right to claim a material refund of Taxes, request any material ruling from any Governmental Authority with respect to Taxes or, other than in the ordinary course of business, consent to any extension or waiver of the statutory period of limitations applicable to any Claim or assessment in respect of Taxes;

(o)    implement or announce any permanent plant closings or permanent facility shut down that would implicate the WARN Act;

(p)    amend, modify, terminate or make any agreement pursuant to the Tax Receivable Agreement (other than as contemplated by the TRA Amendment), the OpCo LLC Agreement, the Exchange Agreement or the Blueapple Sale Agreement;

(q)    enter into any material new line of business unrelated to the payment processing industry or discontinue any existing line of business; or

(r)    agree, authorize or commit to do any of the foregoing.

If the Company or any of its Subsidiaries intends to rely upon the COVID-19 Company Exception, the Company shall use its reasonable best efforts to provide advance notice to, and consult in good faith with, Parent with respect to such proposed COVID-19 Response in advance of taking such COVID-19 Response; provided, that, if advance notice is not possible the Company shall notify Parent of such COVID-19 Response as promptly as practicable and consider the reasonable requests of Parent with respect to such COVID-19 Response.

Section 6.02.    Company Stockholder Meeting.

(a)    The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called, noticed, convened and held as soon as reasonably practicable following clearance of the Proxy Statement by the SEC for the purpose of voting on the adoption of this Agreement. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Stockholder Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement (which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Law) is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) as otherwise required by Applicable Law, or (iii) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Company Stock represented (in person or by proxy) to obtain Company Stockholder Approval (and in the circumstances described in this clause (iii) the Company shall adjourn or postpone the Company Stockholder Meeting if requested by Parent); provided, that the Company Stockholder Meeting shall not be adjourned or postponed (x) more than twice by the Company pursuant to the foregoing, (y) to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was previously scheduled or rescheduled or (z) to a date on or after three (3) Business Days prior to the End Date. At the Company Stockholder Meeting, the Company shall submit a proposal to obtain the Company Stockholder Approval to the Company’s stockholders and shall not submit any other proposals to its stockholders (other than an advisory vote regarding merger-related compensation and a customary proposal regarding adjournment or postponement in accordance with the immediately preceding sentence).

(b)    Unless there has been an Adverse Recommendation Change in accordance with Section 6.03, the Company Board shall (i) recommend adoption of this Agreement by the Company’s stockholders and (ii) use its reasonable best efforts to obtain the Company Stockholder Approval. The Company shall comply with Applicable Law with respect to such meeting. The Company shall keep Parent informed with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding any Adverse Recommendation Change, unless this Agreement has been terminated pursuant to Section 10.01, the Company shall duly call, give notice of, convene and hold the Company Stockholder Meeting, mail the Proxy Statement (in accordance with Section 8.02), and submit this Agreement to the Company’s stockholders to obtain the Company Stockholder Approval at the Company Stockholder Meeting and shall not submit any Acquisition Proposal for approval by the Company’s stockholders.

Section 6.03.    No Solicitation.

(a)    From the date of this Agreement until the earlier of the Effective Time and termination of this Agreement, except as otherwise set forth in this Section 6.03, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ directors, officers, and employees not to, and shall direct and use reasonable best efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, propose or take any action to knowingly assist, knowingly facilitate or knowingly encourage any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (an “Inquiry”) or the submission of any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or Inquiry, furnish or provide access to any nonpublic information relating to the Company or any of its Subsidiaries or the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly assist, knowingly facilitate or knowingly encourage any effort by, any Third Party in connection with or that the Company knows, or would reasonably be expected to know, is seeking to make, or has made, an Inquiry or Acquisition Proposal, (iii) (A) (1) fail to make, (2) withdraw or withhold or (3) qualify, amend or modify in any manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) recommend, endorse, adopt or approve or otherwise declare advisable or publicly propose to recommend, endorse, adopt or approve or otherwise declare advisable any Acquisition Proposal, (D) if an Acquisition Proposal has been publicly disclosed, fail to publicly and without qualification recommend against any such Acquisition Proposal within ten (10) Business Days (or such fewer number of days as remains prior to the Company Stockholder Meeting as of the public disclosure of such Acquisition Proposal) after the public disclosure of such Acquisition Proposal (or subsequently withdraw, withhold, amend, modify or qualify, in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, if earlier, by the second (2nd) Business Day prior to the then-scheduled Company Stockholder Meeting), (E) fail to publicly and without qualification reaffirm the Company Board Recommendation within ten (10) Business Days after any request by Parent to do so (or, if earlier, by the second (2nd) Business Day prior to the then-scheduled Company Stockholder Meeting) (provided, that Parent may make such request only twice with respect to any given Acquisition Proposal unless such Acquisition Proposal is subsequently amended, modified or adjusted in any material respect, in which case Parent may make such request once each time such amendment, modification or adjustment is made), or (F) publicly propose to do, or resolve or agree to do, any of the foregoing, (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) take any action to make any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations under Delaware Law or the Company Charter, inapplicable to any Third Party (other than Parent or Merger Subsidiary) or any Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, option agreement, expense reimbursement agreement, joint venture agreement or other similar agreement), legally binding commitment or agreement in principle with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.03(b), a “Company Acquisition Agreement”), or (vi) authorize, commit, agree or publicly propose to do any of the foregoing. The Company shall enforce, and not waive, terminate or modify any confidentiality, standstill or similar provision in any Contract; provided, that, if the Company Board determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision in response to a request from a Person party to such standstill would be inconsistent with the directors’ fiduciary duties under Applicable Law, the Company may, with prior written notice to Parent, waive such standstill solely to the extent necessary to permit the applicable Person (provided the Company has complied with this Section 6.03) to make, on a confidential basis to the Company Board, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.03.

(b)    Notwithstanding Section 6.03(a) to the contrary, if at any time prior to obtaining the Company Stockholder Approval, the Company Board receives an unsolicited bona fide written Acquisition Proposal made after the date of this Agreement which has not resulted from a material breach of this Section 6.03, the Company Board may, prior to obtaining the Company Stockholder Approval and, subject to compliance with this Section 6.03(b), Section 6.03(c) and Section 6.03(e), (i) engage in negotiations or discussions with any Third Party and its Representatives that has made such Acquisition Proposal if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such Third Party and its Representatives and financing sources nonpublic information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement (provided that a copy of each such Acceptable Confidentiality Agreement shall be provided to Parent within twenty-four (24) hours of execution of such Acceptable Confidentiality Agreement), and (iii) subject to Section 6.03(e), (A) make an Adverse Recommendation Change in response to a Superior Proposal, and/or (B) terminate this Agreement in accordance with Section 10.01(d)(i) in order to cause the Company or its Subsidiaries to enter into a definitive merger or purchase agreement with respect to a Superior Proposal, but in each case referred to in the foregoing clauses

(i) through (iii) only if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law.

(c)    In addition to the requirements set forth in Section 6.03(b), the Company Board shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.03(b), other than interacting with the Person who made such Acquisition Proposal and its Representatives solely to clarify the terms and conditions thereof and notify such Person that the provisions of this Section 6.03 prohibit discussions or negotiations, unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after receipt by the Company (or any of its Representatives) of (i) any Inquiry or Acquisition Proposal made after the date of this Agreement or (ii) any written request made after the date of this Agreement for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party in connection with or that, to the knowledge of the Company or any member of the Company Board, is considering making, or is reasonably likely to make after the date hereof, an Acquisition Proposal. Such notice shall be provided in writing and shall identify the relevant Third Party and, shall provide to the extent known or available, a summary of the material terms and conditions of, any such Acquisition Proposal or Inquiry (including any material changes or proposed changes thereto), any written requests made (or, if oral, the nature of the information requested) pursuant to such Acquisition Proposal or Inquiry, and unredacted copies of all proposals or offers, including proposed agreements received by the Company relating to such Acquisition Proposal or Inquiry; provided, that with respect to any debt commitment letter delivered in connection herewith, applicable fee letters may be provided in the same redacted form if such letters are received by the Company in such redacted form. The Company shall keep Parent reasonably informed, on a reasonably prompt and timely basis, of the status and details of any such Acquisition Proposal or Inquiry (including any material changes or proposed changes thereto). Without limiting the foregoing, the Company and its Subsidiaries shall provide Parent any nonpublic information or data that is furnished or provided to any Person or its Representatives that was not previously made available to Parent or Merger Subsidiary prior to or promptly (and in any event within twenty-four (24) hours) following the time it is provided to such Person or its Representatives.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to an Intervening Event, make an Adverse Recommendation Change (only of the type contemplated by clauses (A), (B) and (E) of Section 6.03(a)(iii)), if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel that the failure of the Company Board to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law; provided, however, that the Company Board shall not be entitled to effect such an Adverse Recommendation Change until (i) the Company shall have given Parent four (4) Business Days’ prior written notice of its intention to effect such an Adverse Recommendation Change and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event (it being understood that this notice itself shall not constitute an Adverse Recommendation Change for purposes of this Agreement unless an Adverse Recommendation Change has otherwise occurred), (ii) during the four (4) Business Day period following the date on which such notice is sent, the Company shall and shall cause its Representatives to, if requested by Parent, negotiate in good faith with Parent regarding any proposal by Parent to amend, modify or make adjustments to the terms and conditions of this Agreement and (iii) following the end of such four (4) Business Day period, the Company Board, after consultation with the Company’s outside legal counsel and financial advisors and taking into account any amendments, modifications or adjustments to the terms and conditions of this Agreement proposed in a written offer by Parent, determines in good faith that the failure of the Company Board to make such an Adverse Recommendation Change still would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law, it being understood that any material change to the facts and circumstances giving rise to an Intervening Event shall require a new notice to Parent as provided above, but the notice and negotiation period shall be two (2) Business Days (as opposed to four (4) Business Days). After delivery of any written notice pursuant to this Section 6.03(d) and until the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event within twenty-four (24) hours of any material development) keep Parent informed of all material developments affecting any such Intervening Event or Adverse Recommendation Change. Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 10.01(d)(i).

(e)    Notwithstanding anything to the contrary set forth in this Agreement, the Company Board shall not make an Adverse Recommendation Change and/or effect a termination of this Agreement involving or relating to a Superior Proposal unless the Company has complied with this Section 6.03 and receives an unsolicited bona fide written Acquisition Proposal made after the date of this Agreement which has not resulted from a material breach of this Section 6.03, and the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a Superior Proposal and that the failure of the Company Board to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law, and: (i) the Company promptly notifies Parent, in writing four (4) Business Days before making an Adverse Recommendation Change and/or effecting a termination of this Agreement to enter into a definitive merger or purchase agreement with respect to such Superior Proposal (it being understood that this notice in and of itself shall not constitute an Adverse Recommendation Change for purposes of this Agreement unless an Adverse Recommendation Change has otherwise occurred), that the Company intends to take such action, which notice attaches an unredacted copy of the most current version of any proposed Company Acquisition Agreement and other relevant agreements (provided, that with respect to any debt commitment letter delivered in connection herewith, applicable fee letters may be provided in the same redacted form if such letters are received by the Company in such redacted form) and a reasonably detailed summary of all material terms of such Superior Proposal and the identity of the Third Party making such Superior Proposal, (ii) if requested by Parent, during such four (4) Business Day period, the Company and its Representatives have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend, modify or make adjustments to the terms of this Agreement in a written offer by Parent in response to such Superior Proposal and (iii) after such four (4) Business Day period, the Company Board, after discussions with the Company’s outside legal counsel and financial advisors and taking into account any amendments, modifications or adjustments to the terms and conditions of this Agreement proposed in a written offer by Parent, determines in good faith that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure of the Company Board to make an Adverse Recommendation Change and/or effect a termination of this Agreement to enter into a definitive merger or purchase agreement with respect to such Superior Proposal still would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law; provided, however, that any material revision to any Acquisition Proposal shall require a new written notice to be provided in accordance with clause (i) and the Company shall be required to comply again with the requirements of this Section 6.03(e); provided, further, that the notice and negotiation period set forth in clause (i) shall be two (2) Business Days (as opposed to four (4) Business Days). After delivery of any written notice pursuant to this Section 6.03(e) and until the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event within twenty-four (24) hours of any material development) keep Parent informed of all material developments affecting the terms of any such Superior Proposal.

(f)    The Company and its Subsidiaries shall, and shall cause its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, solicitations, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal or Inquiry. The Company also agrees that it will promptly request each Third Party that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information furnished to such Third Party prior to the date hereof by or on behalf of it or any of its Subsidiaries.

(g)    Nothing contained in this Section 6.03 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or

Rule 14d-9 promulgated under the 1934 Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the 1934 Act or other similar communication to stockholders of the Company in response to an Acquisition Proposal that is not a tender offer, so long as any such disclosure (y) includes an express reaffirmation of the Company Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (z) does not include any statement that constitutes, and does not otherwise constitute, an Adverse Recommendation Change; provided, however, that this Section 6.03(g) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change other than in accordance with Section 6.03(d) and Section 6.03(e).

Section 6.04.    Access to Information.

(a)    From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, and subject to Applicable Law and the Confidentiality Agreement, the Company shall, and shall cause each of its Subsidiaries to, for the purposes of furthering or preparing for the Merger and the other transactions contemplated hereby or integration planning relating thereto, (i) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the employees, offices (subject to any COVID-19 Measures), properties, books and records of the Company and its Subsidiaries, (ii) furnish reasonably promptly to Parent, its counsel, financial advisors, auditors and other authorized Representatives all information (financial or otherwise) as such Persons may reasonably request concerning the Company’s and its Subsidiaries’ business, properties, Contracts and personnel, and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in connection with the foregoing. Investigational activities pursuant to this Section 6.04 shall be conducted in such manner as not to unreasonably interfere with the conduct of the business of the Company or its Subsidiaries, and shall not include the collection or analysis of any environmental samples. No information or knowledge obtained in any review or investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.

(b)    Notwithstanding the foregoing in this Section 6.04, the Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided under this Section 6.04 as “Outside Counsel Only Material.” Outside Counsel Only Material and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors, or other Representatives of the recipient unless express permission is obtained in advance from the Company or its legal counsel. Notwithstanding anything to the contrary contained in this Section 6.04, materials provided pursuant to this Section 6.04 may be redacted (i) as necessary to comply with terms of any applicable confidentiality arrangements to which the Company or any of its Subsidiaries is a party as of the date hereof (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure that does not result in a violation), and (ii) as necessary to address reasonable legal privilege concerns (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in such loss of any such attorney-client, attorney work product or other legal privilege).

(c)    Nothing in this Section 6.04 shall require the Company to permit any inspection of, or to disclose any information (i) concerning Acquisition Proposals, which shall be governed by Section 6.03, (ii) regarding the deliberations of the Company Board or any committee thereof with respect to the transactions contemplated by this Agreement or any similar transaction or transactions with any other Person, the entry into the Agreement, or any materials provided to the Company Board or any committee thereof in connection therewith or (iii) the disclosure of which would result in a violation of any Applicable Law, including federal or state securities, antitrust or privacy laws (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure that does not result in a violation of this clause (iii)).

(d)    Parent will hold, and will cause its Representatives and Affiliates to hold any information exchanged pursuant to this Section 6.04 and Section 8.01 in confidence to the extent required by, and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

Section 6.05.    Section 16 Matters. Prior to the Effective Time, the Company shall take all steps necessary to cause any dispositions of Company Stock (including Company Equity Awards or derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 6.06.    Certain Pre-Closing Transactions. Prior to the Effective Time, the Company shall effect the transactions described in Section 6.06 of the Company Disclosure Letter.

ARTICLE 7

Covenants of Parent and Merger Subsidiary

Parent and Merger Subsidiary jointly and severally agree that:

Section 7.01.    Obligations of Merger Subsidiary; Consent of Sole Stockholder of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Promptly following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Subsidiary, will deliver an action by written consent in accordance with Section 228(c) of Delaware Law adopting and approving this Agreement.

Section 7.02.    Indemnification and Insurance. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)    During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent will cause the Surviving Corporation and each of its Subsidiaries to, honor and fulfill all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director or officer (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Person”) as provided in the Company Charter and Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Person and the Company or any of its Subsidiaries in effect as of the Effective Time and to the extent set forth on Section 7.02(a) of the Company Disclosure Letter. For six (6) years after the Effective Time, the Surviving Corporation shall, and Parent will cause the Surviving Corporation to, cause to be maintained in effect provisions in the certificate of incorporation and bylaws of the Surviving Corporation (or in such documents of any successor to the business of the Surviving Corporation) regarding indemnification and exculpation from liability of, and advancement of expenses to, all Indemnified Persons that are no less advantageous to the Indemnified Persons than the corresponding provisions in the Company Charter and Company Bylaws in existence on the date of this Agreement.

(b)    For six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by Delaware Law and any other Applicable Law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby), to the extent based on, or arising out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee) or officer of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Claim to each Indemnified Person to the fullest extent permitted by Applicable Law, subject to Section 7.02(f)), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim.

(c)    Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation to purchase a six (6)-year prepaid “tail” policy with respect to the D&O Insurance (the “Tail Policy”) or maintain in effect the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that the aggregate premiums for the Tail Policy and six (6)-year period of D&O Insurance shall not exceed 300% of the amount per annum the Company paid in its last full fiscal year of coverage (which amount is set forth in Section 7.02(c) of the Company Disclosure Letter) (such maximum amount, the “Maximum Tail Premium”) and if the cost for such D&O Insurance policy exceeds the Maximum Tail Premium, then the Company (or the Surviving Corporation, as the case may be) shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium.

(d)    If the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys substantially all of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.02 (including this Section 7.02(d)).

(e)    The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the Company Charter and Company Bylaws or the governing documents of any of the Company’s Subsidiaries, under Delaware Law or any other Applicable Law, under any contract or agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive the consummation of the Merger and from and after the Effective Time are intended to benefit and shall be enforceable by, each Indemnified Person. From and after the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 7.02 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f)    The Surviving Corporation shall pay, and Parent shall cause the Surviving Corporation to pay, on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification; provided that such Person shall, prior to the receipt of any such advancements, undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order or judgment, that such Person is not entitled to indemnification.

Section 7.03.    Employee Matters.

(a)    With respect to employees of the Company or its Subsidiaries immediately before the Effective Time (each, a “Company Employee”), for a period of twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their Affiliates) (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation to, provide (i) a total target annual compensation opportunity (consisting of annual base salary, target annual cash incentive opportunity (including with respect to the fiscal year that includes the Effective Time) and target long-term incentive opportunity, as applicable), that is no less favorable in the aggregate than that provided to such

Company Employee immediately prior to the Effective Time, provided that during the Continuation Period, such Company Employee’s annual base salary or base wage rate, as applicable, shall be no less favorable than that provided to such Company Employee immediately prior to the Effective Time; and (ii) employee benefits (excluding equity-based compensation, retiree health and welfare benefits, retention benefits and severance benefits) that are no less favorable in the aggregate than those provided to the Company Employee immediately prior to the Effective Time.

(b)    Without limiting the generality of Section 7.03(a), during the Continuation Period, if the employment of any Company Employee is terminated other than for “cause,” Parent shall, or shall cause the Surviving Corporation or any of its Affiliates to, provide cash severance benefits to any such terminated Company Employee (who is not party to an individual agreement providing for severance benefits) that are no less favorable than (i) for any Company Employee employed in the United States, the greater of (w) the cash severance benefits described in Section 7.03(b) of the Company Disclosure Letter, and (x) the cash severance benefits to which similarly situated employees of Parent or its Affiliates would be eligible to receive under Parent’s or its Affiliates’ severance policies, plans or arrangements; and (ii) for any Company Employee employed outside the United States, the greater of (y) the cash severance benefits required under Applicable Law, and (z) the cash severance benefits provided under any Employee Plan under which the Company Employee was covered immediately prior to the Effective Time, in each case subject to such Company Employee’s execution and non-revocation of a release of claims in a form reasonably acceptable to Parent.

(c)    With respect to any employee benefit plan, including any funded or unfunded and qualified or nonqualified employee benefit plan or program, maintained by Parent, the Surviving Corporation or any of their Affiliates, for purposes of determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Employee Plans) shall be treated as service with Parent, the Surviving Corporation or their Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or coverage for the same period of services, for purposes of benefit accrual under any defined benefit pension plan, for purposes of any benefit plan that provides retiree welfare benefits, or to any benefit plan that is a frozen plan or provides grandfathered benefits.

(d)    Parent shall waive, or shall cause the Surviving Corporation or any of its Affiliates to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates in which any Company Employee (or the dependents of any eligible employee) will be eligible to participate from and after the Effective Time, except to the extent such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would apply and have not been satisfied by such Company Employee or his or her dependents under the analogous Employee Plan. Parent shall use commercially reasonable efforts to recognize, or shall cause the Surviving Corporation or any of its Affiliates to recognize, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) under the applicable Employee Plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible, co-payment and out-of-pocket limitations under the relevant welfare benefit plans in which such Company Employee will be eligible to participate from and after the Effective Time.

(e)    If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate any 401(k) plan sponsored or maintained by the Company (the “Company 401(k) Plan”), effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Effective Time. If Parent requests that the Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated, contingent upon the occurrence of the Effective Time (the form and substance of which shall be subject to reasonable review and comment by Parent), not later than two (2) days immediately preceding the Closing Date and (ii) the Company Employees shall be eligible to participate, effective as of the Effective Time (or as soon as reasonably administratively practicable thereafter), in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). The Company and Parent shall use reasonable best efforts to take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or the Parent 401(k) Plan, to permit the continuing employees of Company and its Subsidiaries who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash or notes (in the case of loans) in an amount equal to the full account balance distributed to such employee from the Company 401(k) Plan.

(f)    Nothing in this Agreement, including this Section 7.03, shall create in any employees, former employees, any participant in any Employee Plan or any dependent or beneficiary thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (without limiting Section 7.02 and Section 11.06). Nothing in this Agreement shall be deemed, interpreted or construed in any way to (i) create any right to continued employment or service with Parent, Company, the Surviving Corporation or any of their Affiliates, or to interfere with or restrict in any way the rights of Parent, Company, the Surviving Corporation or any of their Affiliates to discharge or terminate the services of any of their respective employees, officers, directors or consultants at any time for any reason whatsoever, with or without cause, (ii) establish, modify or amend the provisions of an Employee Plan or other benefit or employment plan, program, agreement or arrangement of Parent, Company, the Surviving Corporation or any of their Affiliates, or (iii) alter or limit the ability of Parent, Company, the Surviving Corporation or any of their Affiliates to amend, modify or terminate any Employee Plan or other benefit or employment plan, program, agreement or arrangement of Parent, Company, the Surviving Corporation or any of their Affiliates.

ARTICLE 8

Covenants of Parent, Merger Subsidiary and the Company

Section 8.01.    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, the Company and Parent shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing with any Governmental Authority as promptly as practicable after the date of this Agreement all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) using reasonable best efforts to obtain and maintain all Permits, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement, (iii) using reasonable best efforts to defend or contest any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby, and (iv) using reasonable best efforts to execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby; provided that in no event shall the parties be required to waive any right or condition set forth in this Agreement or any Transaction Document.

(b)    Each of Parent and the Company shall (i) make with respect to the transactions contemplated hereby (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within ten (10) Business Days after the date of this Agreement), (B) each other appropriate filing required pursuant to any Regulatory Law (the “Foreign Antitrust Approvals”) as promptly as practicable after the date of this Agreement, and (C) each other appropriate filing relating to the transactions contemplated by this Agreement required pursuant to any other Applicable Law (the “Foreign Licensing Approvals” and together with the HSR Act clearance and the Foreign Antitrust Approvals, the “Regulatory Approvals”), as

promptly as practicable; provided, that each party shall in good faith consult with the other parties prior to making any filings other than filing of a Notification and Report Form pursuant to the HSR Act and filings set forth on Section 9.01(c) of the Company Disclosure Letter, and (ii) respond to, as promptly as practicable, any request for additional information, documents, or other materials received by either of them or any of their respective Subsidiaries or Affiliates from any Governmental Authority in respect of such filings.

(c)    In furtherance of the foregoing, each party shall use its reasonable best efforts to (i) consult and cooperate with each other in connection with any such filings and other submissions to a Governmental Authority with respect to the Regulatory Approvals, (ii) furnish to each other all information required or advisable for any filing or submission to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement with respect to the Regulatory Approvals, (iii) to the extent permitted by Applicable Law, provide copies of all documents and other materials to the other party prior to submission and consider in good faith all reasonable additions, deletions or changes suggested in connection therewith and in connection with the Regulatory Approvals, (iv) keep the other party promptly informed of any communication with (and provide copies of written communications with) any Governmental Authority regarding the Regulatory Approvals, and (v) to the extent not prohibited by the applicable Governmental Authority, not independently participate in any meeting (whether in person, by telephone, by video conference or otherwise) with any Governmental Authority in respect of the Regulatory Approvals without giving the other parties hereto reasonable prior notice of the meeting and the opportunity to attend and participate thereat; provided, that nothing herein shall limit the ability of the Parent, the Company or any of their respective Subsidiaries to independently participate in any meeting with any Governmental Authority in connection with (x) any meeting that relates to the operation of their respective business in the ordinary course of business and does not relate to the Merger or the other transactions contemplated by this Agreement or (y) any pending Permits filed on or prior to the date hereof. Notwithstanding the foregoing, each party may, as it deems advisable and necessary, reasonably redact materials to protect competitively sensitive information or information concerning valuation, or as necessary to address reasonable attorney-client, attorney work product or other privilege concerns and reasonably designate any competitively sensitive material provided to the other parties under this Section 8.01(c) as “Outside Counsel Only” (such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the party providing the materials). Notwithstanding the foregoing or any other provision in this Agreement, Parent shall control the strategy for securing all Regulatory Approvals; provided, however, that Parent shall consult with and consider in good faith the views of the Company and its counsel in connection therewith. Parent shall pay all filing fees associated with all filings, forms, notices, registrations and notifications relating to the Regulatory Approvals.

(d)    Without limiting the generality of the foregoing, in connection with the efforts referenced in Section 8.01(a) and Section 8.01(c), each party shall, and shall cause its Subsidiaries and Affiliates to, use its reasonable best efforts to promptly take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers that may be necessary or required to secure any Regulatory Approval, so as to enable the consummation of the transactions contemplated by this Agreement by the End Date, including: (i) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting), by order, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of the assets or businesses of the Company or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of the Company, and if the offer is accepted, taking or committing to take such action) (collectively, a “Divestiture”); and (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Company (collectively, a “Remedy”); provided, that (A) no such Divestiture or Remedy shall be required if such Divestiture or Remedy, individually or in the aggregate with any other Divestiture or Remedy, would reasonably be expected to materially impair the benefits that Parent expects to achieve from the Merger and the transactions contemplated by this Agreement, (B) neither party nor its Subsidiaries shall be required to take any of the actions referred to above with respect to a Divestiture or Remedy unless the effectiveness thereof is conditioned on the occurrence of the Effective Time, and (C) Parent and its Subsidiaries shall not be required to agree to any Divestiture or Remedy that relates to any material assets, businesses, product lines, properties, services, or rights of Parent or its Subsidiaries. If any objections are asserted with respect to the consummation of the transactions contemplated by this Agreement by any Governmental Authority or any private party challenging the consummation of the transactions contemplated by this Agreement as violative of the HSR Act or otherwise relating to the receipt of the Regulatory Approvals, Parent and the Company shall cooperate with one another and each party shall use their respective reasonable best efforts to: (1) oppose or defend against any action to prevent or enjoin the consummation of the transactions contemplated by this Agreement; and/or (2) take such action as necessary to overturn any action by any Governmental Authority or private party to block the consummation of the transactions contemplated by this Agreement, including by defending any action brought by any Governmental Authority or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Applicable Law, Order or injunction (preliminary or permanent) that would restrain, prevent or delay the consummation of the transactions contemplated by this Agreement, or in order to resolve any such objections or challenge as such Governmental Authority or private party may have under such Applicable Law, Order, or injunction so as to permit the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement and except as otherwise expressly provided herein, neither Parent nor the Company shall take or permit any of its Affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the receipt of the Regulatory Approvals. Parent shall not extend any waiting period or other applicable time period under the HSR Act or any applicable Antitrust Law or enter into any agreement with any Governmental Authority to delay, or otherwise not to consummate as soon as practicable, the transactions contemplated by this Agreement, except with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned, or delayed).

Section 8.02.    Proxy Statement. As promptly as reasonably practicable following the date of this Agreement (and in any event within twenty five (25) Business Days after the date hereof), the Company shall prepare and file the Proxy Statement in preliminary form with the SEC; provided that the Company shall provide Parent and its counsel a reasonable opportunity to review the Company’s proposed preliminary Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Parent and its counsel. Unless the Company Board has made an Adverse Recommendation Change in compliance with Section 6.03, the Proxy Statement shall include the Company Board Recommendation. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable following clearance of the Proxy Statement by the SEC. Parent and Merger Subsidiary shall furnish to the Company all information concerning Parent and Merger Subsidiary as may be reasonably requested by the Company in connection with the Proxy Statement. Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information is or shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and mailed to its stockholders, in each case as and to the extent required by Applicable Law. The Company shall (a) as promptly as reasonably practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (b) prior to filing or mailing any required filings (or, in each case, any amendment thereof or supplement thereto) or responding to any comments of the SEC with respect thereto, provide Parent and its counsel a reasonable opportunity to review and comment on such document or response, and (c) consider in good faith any comments reasonably proposed by Parent and its counsel.

Section 8.03.    Public Announcements. Unless this Agreement has been validly terminated, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Law, Nasdaq, the New York Stock Exchange or other exchange or association rules, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call without the prior consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, (a) no such consultation or consent shall be necessary with respect to any public statement in response to questions from the press, analysts, investors or those attending industry conferences, internal announcements to employees and any other disclosures, so long as such statements, announcements or disclosures are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other parties) and (b) Parent’s consent shall not be required in connection with any press release, public statement or filing to effect an Adverse Recommendation Change in accordance with Section 6.03.

Section 8.04.    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.    Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)    any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)    subject to Section 8.01, any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)    any actions, suits, Claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; and

(d)    any representation or warranty made in this Agreement becoming untrue or inaccurate such that the conditions set forth in Article 9 would not be satisfied or of any failure to comply with any covenant to be complied with under this Agreement such that the conditions in Article 9 would not be satisfied.

The delivery of any notice pursuant to this Section 8.05 shall not limit the remedies available hereunder and any failure to deliver any such notice shall not affect any of the conditions set forth in Article 9 or any right to terminate under Article 9.

Section 8.06.    Transaction Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company (a) shall, subject to the terms of this Section 8.06, control the defense of any litigation brought by stockholders of the Company against the Company and/or its officers and/or directors relating to the transactions contemplated by this Agreement, including the Merger, (b) shall promptly provide Parent with copies of all proceedings and correspondence relating thereto and keep Parent reasonably informed with respect to the status thereof, and (c) shall give Parent the opportunity, at Parent’s sole cost and expense, to consult and participate with the Company regarding the defense, settlement or prosecution of any such litigation and shall consider in good faith any of Parent’s comments in conducting the defense, settlement or prosecution of such litigation. Prior to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company nor Parent shall settle or offer to settle any such litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Each of the

Company and Parent shall, and shall cause their respective Subsidiaries and their and their respective Subsidiaries’ Representatives to, cooperate in the defense or settlement of any litigation contemplated by this Section 8.06.

Section 8.07.    Financing Cooperation.

(a)    Prior to the Effective Time, the Company agrees to provide all reasonable cooperation in connection with the arrangement of any debt or equity financing to be obtained by Parent, Merger Subsidiary or their respective Affiliates in connection with the Merger (“Financing”); provided that the Company and its Subsidiaries shall not be required to: (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses for which it has not received prior reimbursement; (ii) enter into any definitive agreement to be effective prior to the Closing; (iii) give any indemnities; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, be unduly burdensome or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (v) take any action that could reasonably be expected to result in a contravention of, violation or breach of, or default under, this Agreement, the Company Charter, the Company Bylaws, any organizational document of the Company’s Subsidiaries, any Material Contract (including confidentiality provisions therein) or any Applicable Law; (vi) provide access to or disclose information which would result in waiving any attorney-client privilege or work-product privilege; (vii) take any action which would contravene any position taken in any tax return or financial statements; or (viii) pay any commitment or other similar fee or incur any other cost or liability in connection with the Financing prior to the Closing, except for any liabilities that are conditioned on the Closing having occurred. Nothing in this Section 8.07 will require the Company Board to adopt resolutions approving the agreements, documents or instruments pursuant to which any Financing is obtained or pledge any collateral with respect to any Financing prior to Closing.

(b)    Parent shall promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses incurred by the Company or its Subsidiaries, in connection with such cooperation. The Company and its counsel shall be given a reasonable opportunity to review and comment on any materials that are to be presented during any road shows or bank presentations conducted in connection with the Financing that contain confidential information about the Company or any of its Subsidiaries, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent shall defend, indemnify and hold harmless the Company, its Subsidiaries, and their Affiliates, for and against any and all losses suffered or incurred by them in connection with the arrangement of Financing or any alternative financing and any information utilized in connection therewith (other than information provided by the Company expressly for use in connection therewith).

(c)    All nonpublic or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Subsidiary will be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors), so long as such Persons agree to be bound by the Confidentiality Agreement as if parties thereto.

(d)    The parties hereto acknowledge and agree that the provisions contained in Section 8.07(a), represent the sole obligation of the Company, its Subsidiaries and its and their respective Representatives with respect to cooperation in connection with the arrangement of any financing to be obtained by Parent or Merger Subsidiary with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. Parent and Merger Subsidiary each acknowledge and agree that obtaining any financing is not a condition to the Closing.

(e)    The Company and its Subsidiaries will be deemed to be in compliance with Section 8.07(a) (including for purposes of determining the satisfaction of the condition set forth in Section 9.02(a)(i)) unless and until

(i) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of Section 8.07(a), (ii) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which shall not require the Company, its Subsidiaries or its or their respective Representatives to provide any cooperation that it would not otherwise be required to provide under Section 8.07(a)), and (iii) the Company and its Subsidiaries fail to take the actions specified on such Non-Cooperation Notice within five (5) Business Days from receipt of such Non-Cooperation Notice. Notwithstanding anything to the contrary in this Agreement, the Company’s or any of its Subsidiaries’ breach of any of the covenants required to be performed by it under this Section 8.07 shall not be considered in determining the satisfaction of the condition set forth in Section 9.02(a)(i), unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Financing at Closing.

Section 8.08.    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the other party’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Subsidiary and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 8.09.    Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to Applicable Law and the rules and regulations of the Nasdaq to cause (a) the delisting of the Company Common Stock from the Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the 1934 Act as promptly as practicable after such delisting.

Section 8.10.    Anti-Takeover Laws. Assuming the accuracy of the representation in the last sentence of Section 5.09, the Company and the Company Board shall (a) take all actions within their power to ensure that no “anti-takeover” statute (including Section 203 of the Delaware Law) or similar statute or regulation (or provision of the Company Charter or Company Bylaws or organizational documents of its Subsidiaries) is or becomes applicable to this Agreement or the transactions contemplated hereby; (b) not take any action that would cause any such “anti-takeover” statute or similar statute or regulation (or provision of the Company Charter or Company Bylaws or organizational documents of its Subsidiaries) to become applicable to this Agreement or the transactions contemplated hereby; and (c) if any such “anti-takeover” statute or similar statute or regulation (or provision of the Company Charter or Company Bylaws or organizational documents of its Subsidiaries) becomes applicable to the transactions contemplated hereby, take all actions within their power to ensure that the transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation (or provision of the Company Charter or Company Bylaws or organizational documents of its Subsidiaries) on the transactions contemplated hereby.

Section 8.11.    Actions with Respect to Units and Stock. The Company shall, and shall cause its Subsidiaries to, take all actions necessary or reasonably requested by Parent to effect the transactions contemplated by this Agreement and the other Transaction Documents with respect to the Company Stock, Common Units, Series A Convertible Preferred Units and Series A Convertible Preferred Stock (including Section 2.02 and Section 9.01(d)), including: (i) causing all Paired Interests to be exchanged for Class A Common Stock which will be converted into the right to receive the Merger Consideration pursuant to the Exchange Agreement or the Voting and Support Agreements, (ii) effecting the conversion of all shares of Series A Convertible Preferred Stock into Class A Common Stock in accordance with the Voting and Support Agreements, (iii) if requested by Parent in its sole discretion, causing all Series A Convertible Preferred Units to be converted, surrendered or canceled in connection with the Closing in accordance with the OpCo LLC Agreement and (iv) effecting the transfer of all Common Units beneficially owned by Blueapple to the Company.

Section 8.12.    Payoff Letters.

(a)    The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions necessary, appropriate or reasonably requested by Parent to facilitate the termination at or following the Effective Time of all commitments in respect of the Credit Agreement, the repayment in full on the Closing Date of all obligations thereunder, and the release on the Closing Date of any Liens securing the obligations thereunder and guarantees in connection therewith (collectively, the “Payoff and Release”). In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall, (i) at least three (3) Business Days prior to the Closing Date, deliver, or cause to be delivered, to Parent drafts of the Payoff Documents (as defined below), (ii) timely deliver all notices required under the Credit Agreement to effectuate the Payoff and Release and (iii) at least two (2) Business Days prior to the Closing Date, deliver, or cause to be delivered, to Parent (x) evidence reasonably satisfactory to Parent that the Company has timely delivered such notices and (y) an executed payoff letter with respect to the Credit Agreement (the “Payoff Letter”) in form and substance reasonably acceptable to Parent from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter shall, among other things, set forth the amount required to effectuate the Payoff and Release (the “Payoff Amount”) and provide that all obligations outstanding under, and all Liens and guarantees granted in connection with, the Credit Agreement shall, upon the payment of Payoff Amount, be released and terminated and (z) customary release documentation in form and substance reasonably acceptable to Parent evidencing the release of each Lien and guarantee granted in connection with the Credit Agreement (the Payoff Letter and other documents contemplated in clauses (x), (y) and (z) collectively, the “Payoff Documents”).

(b)    At or prior to the Effective Time and subject to the satisfaction of the Company’s obligations set forth in Section 8.12(a), Parent will repay (or cause to be repaid) on behalf of the Company and its Subsidiaries the Payoff Amount in the manner set forth in the Payoff Letter.

ARTICLE 9

Conditions to the Merger

Section 9.01.    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by the Company and Parent, if permissible under Applicable Law) of the following conditions:

(a)    the Company Stockholder Approval shall have been obtained;

(b)    no temporary restraining or other Order, or preliminary or permanent injunction issued by any court of competent jurisdiction (collectively, “Restraints”) or Applicable Law shall be in effect enjoining or otherwise prohibiting the consummation of the Merger;

(c)    (i) the applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated and (ii) the Regulatory Approvals set forth on Section 9.01(c) of the Company Disclosure Letter shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated;

(d)    (i) all Paired Interests shall have been exchanged for Class A Common Stock to be converted into the right to receive the Merger Consideration pursuant to the Exchange Agreement and the Voting and Support Agreements at the Effective Time, (ii) all shares of Series A Convertible Preferred Stock shall have been converted into Class A Common Stock pursuant to the Voting and Support Agreement with the MDP Entities and (iii) all Common Units beneficially owned by Blueapple shall have been concurrently with the Closing transferred to the Company pursuant to the Blueapple Sale Agreement, which shall remain in full force and effect; and

(e)    the TRA Amendment shall be in full force and effect.

Section 9.02.    Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by Parent, if permissible under Applicable Law) of the following further conditions:

(a)    (i) the Company shall have performed and complied with, in all material respects, all of its covenants, obligations, and agreements hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Section 4.10(a) shall be true in all respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, (B) the representations and warranties of the Company contained in Section 4.01(a), Section 4.02, Section 4.05(f), Section 4.06(c), Section 4.23 and Section 4.25 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true in all material respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (C) the representations and warranties of the Company set forth in Section 4.05(a) and Section 4.05(b) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), and (D) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (D) only, only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect; and

(b)    since the date of this Agreement there shall not have occurred a Material Adverse Effect.

Section 9.03.    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, if permissible under Applicable Law) of the following further conditions:

(a)    (i) each of Parent and Merger Subsidiary shall have performed, in all material respects, all of its covenants, obligations and agreements hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent and Merger Subsidiary contained in Section 5.01(a) and Section 5.02, shall be true in all material respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (B) the other representations and warranties of Parent and Merger Subsidiary contained in Article 5 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as would not have, individually or in the aggregate, a Parent Material Adverse Effect, and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

Section 9.04.    Frustration of Closing Conditions. Neither Parent nor Merger Subsidiary, on the one hand, nor the Company, on the other hand, may rely as a basis for terminating this Agreement on the failure of any condition set forth in Article 9 to be satisfied if such failure was caused by the material failure of Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, to perform any of its obligations under this Agreement.

ARTICLE 10

Termination

Section 10.01.    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any adoption and approval of this Agreement by Parent as sole stockholder of Merger Subsidiary or, other than with respect to Section 10.01(c)(i) or Section 10.01(d)(i), the stockholders of the Company):

(a)    by mutual written agreement of the Company and Parent; or

(b)    by either the Company or Parent, if:

(i)    the Merger has not been consummated on or before May 1, 2023 or such later date as may be mutually agreed in writing by Parent and the Company (the “End Date”); provided, that if, on such date, any of the conditions to the Closing set forth in (A) Section 9.01(c) or (B) Section 9.01(b) (if, in the case of clause (B), the Restraint relates to the matters set forth in Section 9.01(c)) shall not have been satisfied, but all other conditions set forth in Article 9 shall have been satisfied (or in the case of conditions that by their nature are to be satisfied at or immediately prior to the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) or waived, then the End Date shall be automatically extended to August 1, 2023, and such date shall become the End Date for purposes of this Agreement; provided, further, that if, on such extended End Date, any of the conditions to the Closing set forth in (A) Section 9.01(c) or (B) Section 9.01(b) (if, in the case of clause (B), the Restraint relates to the matters set forth in Section 9.01(c)) shall not have been satisfied, but all other conditions set forth in Article 9 shall have been satisfied (or in the case of conditions that by their nature are to be satisfied at or immediately prior to the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) or waived, then the End Date shall be automatically extended to November 1, 2023, and such date shall become the End Date for purposes of this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement was the primary cause of the failure of the Merger to be consummated by the End Date (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso);

(ii)    any Restraint or Applicable Law shall be in effect permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and if a Restraint, such Restraint shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement was the primary cause of such Restraint; or

(iii)    at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained upon a vote taken thereon; or

(c)    by Parent:

(i)    prior to obtaining the Company Stockholder Approval, if an Adverse Recommendation Change shall have occurred;

(ii)    prior to obtaining the Company Stockholder Approval, if the Company has breached its obligations under Section 6.03 in any material respect; or

(iii)    if a breach of any representation or warranty (or any such representation or warranty has ceased to be true) or breach or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that, if continuing at the Effective Time, would cause the condition set forth in Section 9.02(a) not to be satisfied; provided, that Parent will not be entitled to terminate this Agreement pursuant to this Section 10.01(c)(iii) prior to the earlier of (A) thirty (30) days following the

Company’s receipt of written notice from Parent and of Parent’s intention to terminate this Agreement pursuant to this Section 10.01(c)(iii) and the basis for such termination, and (B) the End Date, it being understood that Parent will not be entitled to terminate this Agreement pursuant to this Section 10.01(c)(iii) with respect to such breach, failure to be true or failure to perform if such breach, failure to be true or failure to perform is cured prior to the end of such period, unless such breach, failure to be true or failure to perform by its nature or timing is incapable of being cured during such period; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c)(iii) shall not be available to Parent if Parent’s breach of any provision of this Agreement would cause the conditions set forth in Section 9.03(a) not to be satisfied if the Effective Time were on the date of such termination; or

(d)    by the Company:

(i)    prior to obtaining the Company Stockholder Approval, in accordance with, and subject to compliance with the terms and conditions of, Section 6.03 in order to enter into a definitive merger or purchase agreement to effect the transaction contemplated by a Superior Proposal (with such definitive merger or purchase agreement being entered into substantially concurrently with the termination of this Agreement (but in no case prior to the termination of this Agreement)); provided that the Company pays the Company Termination Fee pursuant to Section 11.04(b); or

(ii)    if a breach of any representation or warranty (or any such representation or warranty has ceased to be true) or breach or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that, if continuing at the Effective Time, would cause the conditions set forth in Section 9.03(a) not to be satisfied; provided, that the Company will not be entitled to terminate this Agreement pursuant to this Section 10.01(d)(ii) prior to the earlier of (A) thirty (30) days following Parent’s receipt of written notice from the Company and of the Company’s intention to terminate this Agreement pursuant to this Section 10.01(d)(ii) and the basis for such termination, and (B) the End Date, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 10.01(d)(ii) with respect to such breach, failure to be true or failure to perform if such breach, failure to be true or failure to perform is cured prior to the end of such period, unless such breach, failure to be true or failure to perform by its nature or timing is incapable of being cured during such period; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company’s breach of any provision of this Agreement would cause the condition set forth in Section 9.02(a) not to be satisfied if the Effective Time were on the date of such termination.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party specifying the provision of Section 10.01 pursuant to which this Agreement is being terminated.

Section 10.02.    Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other parties hereto; provided that (a) the provisions of this Section 10.02 and Section 8.07(b), Section 11.01, Section 11.04, Section 11.07, Section 11.08, Section 11.09, Section 11.11 and Section 11.13, and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01 in accordance with their terms and (b) subject to Section 11.04(b)(iii), neither the Company nor Parent shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) arising out of its Fraud or Willful and Material Breach of any provision of this Agreement.

ARTICLE 11

Miscellaneous

Section 11.01.    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email (provided, that such email states that it is a notice delivered pursuant to this Section 11.01)) and shall be given, if to Parent or Merger Subsidiary, to:

Global Payments Inc. 3550 Lenox Road Atlanta, Georgia 30326
Attention:	David Green
Email:	[*****]

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: Jacob A. Kling Email: JAKling@wlrk.com if to the Company, to:

EVO Payments, Inc. Ten Glenlake Parkway South Tower, Suite 950 Atlanta, Georgia 30328
Attention:	Kelli E. Sterrett
Email:	[*****]

with a copy to (which shall not constitute notice):

King & Spalding LLP 1180 Peachtree Street NE Atlanta, Georgia 30309
Attention:	Keith Townsend
Zach Cochran
Robert Leclerc
Email:	KTownsend@KSLAW.com
ZCochran@KSLAW.com
RLeclerc@KSLAW.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.    Non-Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

Section 11.03.    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived at any time prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that by Applicable Law or a stock exchange requires further approval by the stockholders of the Company without such approval having been obtained.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.    Expenses.

(a)    General. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)    Termination Fees.

(i)    If this Agreement is terminated (x) by the Company pursuant to Section 10.01(d)(i), or (y) by Parent pursuant to Section 10.01(c)(i), then the Company shall pay the Company Termination Fee to Parent (or its designee), substantially concurrently with the termination in the case of a termination by the Company, or as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination by Parent, in each case, payable by wire transfer of immediately available funds.

(ii)    If (A) after the date of this Agreement and prior to the receipt of the Company Stockholder Approval, a bona fide Acquisition Proposal shall have been made to the Company Board or is publicly announced (either by the Company, the Person making such Acquisition Proposal, their respective Representatives, or otherwise publicly announced and confirmed by the Company, the Person making such Acquisition Proposal, or their respective Representatives) (and in, any such case, such Acquisition Proposal is not withdrawn at least three (3) Business Days prior to the earlier of the Company Stockholder Meeting, the End Date or the date of such termination), (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) (at a time when Parent could have terminated this Agreement pursuant to such provision), Section 10.01(b)(iii), or Section 10.01(c)(iii), and (C) within twelve (12) months after such termination, the Company consummates such Acquisition Proposal or enters into a definitive merger or purchase agreement to effect the transaction contemplated by an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall pay to Parent the Company Termination Fee by wire transfer of same-day funds on the earlier of the date of consummation of such Acquisition Proposal or the entry into such definitive merger or purchase agreement. For purposes of this Section 11.04(b)(ii), all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(iii)    In no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion. Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee (and any amounts owed pursuant to Section 11.04(b)(iv)) is payable by the Company pursuant to Section 11.04(b)(i) or Section 11.04(b)(ii) and such Company Termination Fee (and any amounts owed pursuant to Section 11.04(b)(iv)) is paid in full in accordance with this Agreement (and without limiting Section 11.13 prior to such termination), Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, any of the Company’s Subsidiaries, and any of their respective directors, officers, employees, partners, managers, members, stockholders and Affiliates and their respective Representatives, at law or in equity or otherwise, and neither

Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives, in each case in connection with this Agreement or the transactions contemplated hereby, except in the event of Fraud or a Willful and Material Breach of this Agreement or any other Transaction Document as between the parties thereto.

(iv)    The parties hereto acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 11.04(b)(i) or Section 11.04(b)(ii) and, in order to obtain such payment, Parent commences a Claim that results in a judgment against the Company for the Company Termination Fee or any portion thereof, the Company will pay to Parent its out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such Claim, together with interest on the amount due at the annual rate of 5% plus the prime rate as published in the Wall Street Journal in effect on the date that such payment was required to be made through the date that such payment was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

Section 11.05.    Disclosure Letter References. Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to qualify (or, as applicable, a disclosure for purposes of) the representations and warranties hereof of the Company that are contained in the corresponding Section of this Agreement, as well as any other representations or warranties of the Company contained in this Agreement, but only if the relevance of that reference as an qualification to (or a disclosure for purposes of) such representations or warranties would be reasonably apparent on the face of the reference. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

Section 11.06.    Binding Effect; Benefit; Assignment.

(a)    The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns; provided, that (i) from and after the Effective Time, the Indemnified Persons shall be third party beneficiaries of, and entitled to enforce, Section 7.02, and (ii) from and after the Effective Time, the provisions of Article 2 relating to the payment of the Merger Consideration and any amounts contemplated to be paid pursuant to Section 2.05 shall be enforceable by the holders of Company Stock immediately prior to the Effective Time and by Persons entitled to receive such other consideration.

(b)    No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign all (but not less than all) of its rights and obligations under this Agreement to one of its wholly owned Subsidiaries at any time; provided that such transfer or assignment shall not (i) relieve Parent or Merger Subsidiary of its obligations hereunder, or (ii) enlarge, alter, limit or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

Section 11.07.    Governing Law. This Agreement and all Claims and causes of action hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 11.08.    Consent to Jurisdiction. Each of Parent, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, for the purposes of any suit, action or other proceeding, arising out of or related to this Agreement, the other agreements contemplated hereby or any transaction contemplated hereby (or, solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any such suit, action or other proceeding, any state or federal court within the State of Delaware) (the “Chosen Court”). Each of Parent, Merger Subsidiary and the Company agrees to commence any action, suit or proceeding relating hereto in the applicable Chosen Court pursuant to the immediately preceding sentence. Each of Parent, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or related of this Agreement or the transactions contemplated hereby in the applicable Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. Notwithstanding the foregoing, the parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 11.01 shall be effective service of process for any suit, action or proceeding brought in any such court.

Section 11.09.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE MERGER, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by “.pdf” format, scanned pages or electronic signature such as DocuSign shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11.    Entire Agreement; No Other Representations and Warranties.

(a)    This Agreement, including the Company Disclosure Letter, together with the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

(b)    Each of Parent and Merger Subsidiary acknowledges, agrees and represents that, except for the representations and warranties made by the Company in Article 4, and in any other Transaction Documents, neither the Company nor any other Person makes, and neither Parent nor Merger Subsidiary is relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, including their respective businesses, financial condition or prospects or with respect to any other information made available to Parent or Merger Subsidiary in connection with the transactions contemplated by this

Agreement (including the accuracy or completeness thereof). Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Subsidiary or any other Person resulting from the distribution to Parent or Merger Subsidiary, or Parent’s or Merger Subsidiary’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Subsidiary in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in Article 4 or in any certificate delivered hereunder with respect thereto (but without limiting any representations and warranties in any other Transaction Documents).

(c)    The Company acknowledges, agrees and represents that, except for the representations and warranties contained in Article 5, and in any other Transaction Documents, none of Parent, Merger Subsidiary or any other Person on behalf of Parent or Merger Subsidiary makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement (including the accuracy or completeness thereof). None of Parent, Merger Subsidiary or any other Person will have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any information, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in Article 5 or in any certificate delivered hereunder with respect thereto (but without limiting any representations and warranties in any other Transaction Documents).

Section 11.12.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.    Specific Performance.

(a)    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.08 without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement and any other agreement executed in connection herewith, at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. The parties hereby further acknowledge and agree that such relief shall include the right of the Company to cause Parent and Merger Subsidiary, and of Parent and Merger Subsidiary to cause the Company, to consummate the Merger and perform their other obligations under Article 2 of this Agreement, in each case, if each of the conditions set forth in Section 9.01 and Section 9.02 (in the case of Parent and Merger Subsidiary’s obligations) or Section 9.01 and Section 9.03 (in the case of the Company’s obligations) have been satisfied or waived (other than conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions at Closing). Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

(b)    The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.14.    Financing Matters. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (a) agrees that any claim, audit, action, suit, investigation or other proceeding (a “Proceeding”), whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any definitive document or agreement relating to the Financing, (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, its Subsidiaries or its controlled Affiliates in any such Proceeding or proceeding shall be effective if notice is given in accordance with Section 11.01, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Parties will have any liability to the Company or any of its Subsidiaries or any of their respective controlled Affiliates or Representatives (in each case, other than Parent, Merger Subsidiary or their respective Subsidiaries) relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and waives any and all claims and causes of action against the Financing Parties in any way relating to or arising out of the foregoing, and (h) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.14, and that such provisions and the definitions of “Financing Entities” and “Financing Parties” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any way adverse to any Financing Party without the prior written consent of each related Financing Entity.

(The remainder of this page has been intentionally left blank; signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

EVO PAYMENTS, INC.

By:	/s/ James G. Kelly
Name: James G. Kelly
Title: Chief Executive Officer

GLOBAL PAYMENTS INC.

By:	/s/ David L. Green
Name: David L. Green
Title: Senior Executive Vice President, General Counsel and Corporate Secretary

FALCON MERGER SUB INC.

By:	/s/ David L. Green
Name: David L. Green
Title: President, Treasurer and Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Amended and Restated Certificate of Incorporation of Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EVO PAYMENTS, INC.

ARTICLE I

The name of the corporation is EVO Payments, Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Section 1.    The Corporation shall be authorized to issue 100,000 shares of capital stock, all of which 100,000 shares shall be shares of common stock, par value $0.0001 per share (the “Common Stock”). The Corporation may, but shall not be required to, issue fractions of a share.

Section 2.    Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

No director shall have any personal liability to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director by reason of any act or omission occurring subsequent to the date when this provision becomes effective, except that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for liabilities of a director imposed by Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”) or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to the repeal or modification of this provision.

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification and advancement of expenses) through provisions of the By-Laws, agreements with such persons, vote of stockholders or disinterested directors, or otherwise. Any repeal or modification of this provision shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Exhibit B

Amended and Restated Bylaws of Surviving Corporation

AMENDED AND RESTATED

BY-LAWS

of

EVO PAYMENTS, INC.

dated as of [●]

SECTION 2.	ADVANCEMENT OF EXPENSES	A-79
SECTION 3.	CLAIMS	A-79
SECTION 4.	INSURANCE	A-79
SECTION 5.	SURVIVAL; NON-EXCLUSIVITY OF RIGHTS	A-80
SECTION 6.	OTHER SOURCES; AMOUNTS RECEIVED FROM AN OTHER ENTITY	A-80
SECTION 7.	AMENDMENT OR REPEAL	A-80
SECTION 8.	OTHER INDEMNIFICATION AND ADVANCEMENT OF EXPENSES	A-80
SECTION 9.	RELIANCE	A-80
SECTION 10.	SUCCESSFUL DEFENSE	A-80

ARTICLE VII
AMENDMENTS

ARTICLE I

OFFICES

SECTION 1.    REGISTERED OFFICE – The address, including street, number, city, and county, of the registered office of EVO Payments, Inc. (the “Corporation”) in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

SECTION 2.    OTHER OFFICES – The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time select or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 1.    ANNUAL MEETINGS – Annual meetings of stockholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

SECTION 2.    SPECIAL MEETINGS – Special meetings of the stockholders for any purpose or purposes may be called by the Chairman, the President or the Secretary, or by resolution of a majority of the Board of Directors.

SECTION 3.    VOTING – Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation of the Corporation and these By-Laws may vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is entitled to be present.

SECTION 4.    QUORUM – Except as otherwise required by law, by the Certificate of Incorporation of the Corporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding shares constituting a majority of the voting power of the Corporation shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

SECTION 5.    NOTICE OF MEETINGS – Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.

SECTION 6.    ACTION WITHOUT MEETING – Unless otherwise provided by the Certificate of Incorporation of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

SECTION 1.    NUMBER AND TERM – The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than one person and up to five persons. The exact number of directors shall initially be one and may thereafter be fixed from time to time by the Board of Directors. Directors shall be elected at the annual meeting of stockholders and each director shall be elected to serve until his or her successor shall be elected and shall qualify. A director need not be a stockholder.

SECTION 2.    RESIGNATIONS – Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.

SECTION 3.    VACANCIES – If the office of any director becomes vacant, the remaining directors in the office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen. If the office of any director becomes vacant and there are no remaining directors, the stockholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.

SECTION 4.    REMOVAL – Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors, at an annual meeting or a special meeting called for such purpose, and the vacancy thus created may be filled, at such meeting, by the affirmative vote of holders of shares constituting a majority of the voting power of the Corporation.

SECTION 5.    COMMITTEES – The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation.

Any such committee, to the extent provided in the resolution of the Board of Directors, or in these By-Laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation.

SECTION 6.    MEETINGS – The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent of all the Directors.

Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.

Special meetings of the Board of Directors may be called by the Chairman or the President, or by the Secretary on the written request of any director, on at least one day’s notice to each director (except that notice to any director may be waived in writing by such director) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the notice of the meeting.

Unless otherwise restricted by the Certificate of Incorporation of the Corporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 7.    QUORUM – A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation of the Corporation or these By-Laws shall require the vote of a greater number.

SECTION 8.    COMPENSATION – Directors shall not receive any stated salary for their services as directors or as members of committees, but, by resolution of the Board of Directors, a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

SECTION 9.    ACTION WITHOUT MEETING – Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE IV

OFFICERS

SECTION 1.    OFFICERS – The officers of the Corporation shall be a President, a Treasurer and a Secretary, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified. In addition, the Board of Directors may elect such Vice Presidents, Assistant Secretaries and Assistant Treasurers as it may deem proper. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

SECTION 2.    PRESIDENT – The President shall be the Chief Operating Officer of the Corporation. He or she shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. The President shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation.

SECTION 3.    VICE PRESIDENTS – Each Vice President shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors.

SECTION 4.    TREASURER – The Treasurer shall be the Chief Financial Officer of the Corporation. He or she shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman, or the President, taking proper vouchers for such disbursements. He or she shall render to the Chairman, the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he or she shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

SECTION 5.    SECRETARY – The Secretary shall give, or cause to be given, notice of all meetings of stockholders and of the Board of Directors and all other notices required by law or by these By-Laws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman or the President, or by the Board of Directors, upon whose request the meeting is called as provided in these By-Laws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Directors, the Chairman or the President.

SECTION 6.    ASSISTANT TREASURERS AND ASSISTANT SECRETARIES – Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.

ARTICLE V

MISCELLANEOUS

SECTION 1.    CERTIFICATES OF STOCK – Shares of the Corporation’s stock may be certificated or uncertificated. Any or all of the signatures on any certificated shares may be by facsimile. In case any officer, transfer agent or registrar who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be an officer, transfer agent or registrar of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature shall have been used thereon had not ceased to be an officer, transfer agent or registrar of the Corporation. Certificates of stock of the Corporation shall be of such form and device as the Board of Directors may from time to time determine.

SECTION 2.    LOST CERTIFICATES – A new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner’s legal representatives, to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.

SECTION 3.    TRANSFER OF SHARES – The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and, upon such transfer, the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

SECTION 4.    STOCKHOLDERS RECORD DATE – In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 5.    DIVIDENDS – Subject to the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon stock of the Corporation as and when they deem appropriate. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

SECTION 6.    FISCAL YEAR – The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

SECTION 7.    CHECKS – All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

SECTION 8.    NOTICE AND WAIVER OF NOTICE – Whenever any notice is required to be given under these By-Laws, personal notice is not required unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the Corporation or of these By-Laws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice.

ARTICLE VI

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

SECTION 1.    INDEMNIFICATION – The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or is otherwise involved (including, without limitation, involvement as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans) (any such entity, an “Other Entity”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, against all liability and loss suffered (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, excise taxes, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such Proceeding). Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors or the Proceeding (or part thereof) relates to the enforcement of the Corporation’s obligations under this Article VI, Section 1. Any person serving as a director, officer, employee, member, trustee, administrator, employee or agent of an Other Entity whose equity or other interests are owned by the Corporation shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

SECTION 2.    ADVANCEMENT OF EXPENSES – The Corporation shall to the fullest extent not prohibited by applicable law pay, on an as-incurred basis, all expenses (including, but not limited to attorneys’ fees and expenses) incurred by an Indemnitee in investigating, responding to, defending or testifying in any Proceeding in advance of its final disposition (as defined below). Such advancement shall be unconditional, unsecured and interest free and shall be made without regard to Indemnitee’s ability to repay any expenses advanced; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final judicial decision of the Proceeding from which there is no right to appeal (“final disposition”) shall be made only upon receipt of an unsecured undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined by final disposition that the Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

SECTION 3.    CLAIMS – If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VI is not paid in full within thirty days, or, in the case of advancement of expenses, fifteen days, provided that Indemnitee has delivered the undertaking contemplated by Article VI, Section 2, if required, after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

SECTION 4.    INSURANCE – The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, member, trustee or agent of an Other Entity, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VI or the Delaware General Corporation Law (the “DGCL”).

SECTION 5.    SURVIVAL; NON-EXCLUSIVITY OF RIGHTS – The rights conferred on any Indemnitee by this Article VI shall continue as to a person who has ceased to be a director or officer of the Corporation and are not exclusive of other rights arising under the Certificate of Incorporation, any bylaw, agreement, vote of directors or stockholders or otherwise. Any such rights shall inure to the benefit of the heirs and legal representatives of such Indemnitee. The Corporation may enter into agreements with any Indemnitee for the purpose of providing for indemnification or advancement of expenses.

SECTION 6.    OTHER SOURCES; AMOUNTS RECEIVED FROM AN OTHER ENTITY – The Corporation shall (i) be the indemnitor of first resort (i.e., its obligations to an Indemnitee shall be primary and any obligation of other entities or persons with respect to which an Indemnitee may have rights to indemnification, advancement of expenses and/or insurance for the same liability, loss or expenses incurred by such Indemnitee (the “Secondary Indemnitors”), is secondary), and (ii) subject to the delivery of the undertaking contemplated by Article VI, Section 2, if required, be required to advance the full amount of expenses incurred by a Indemnitee and shall be liable for the full amount of all liabilities, losses and expenses as required by the terms of this Article VI, without regard to any rights an Indemnitee may have against any Secondary Indemnitor. Notwithstanding the foregoing, the Corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at the Corporation’s request as a director, officer, employee, member, trustee or agent of an Other Entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such Other Entity.

SECTION 7.    AMENDMENT OR REPEAL – All rights to indemnification under this Article VI shall be deemed to be a contract between the Corporation and each director or officer of the Corporation or legal representative thereof who serves or served in such capacity at any time while this Article VI is in effect. Any right to indemnification or to advancement of expenses of any Indemnitee arising hereunder shall not be diminished, eliminated or impaired by an amendment to or repeal of this Article VI or an amendment to or repeal of relevant provisions of the DGCL or any other applicable laws after the occurrence of the act or omission that is the subject of the Proceeding or other matter for which indemnification or advancement of expenses is sought.

SECTION 8.    OTHER INDEMNIFICATION AND ADVANCEMENT OF EXPENSES – This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

SECTION 9.    RELIANCE – Indemnitees who after the date of the adoption of this Article VI become or remain an Indemnitee described in Article VI, Section 1 will be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Article VI in entering into or continuing the service. The rights to indemnification and to the advancement of expenses conferred in this Article VI will apply to claims made against any Indemnitee described in Article VI, Section 1 arising out of acts or omissions that occurred or occur either before or after the adoption of this Article VI in respect of service as a director or officer of the corporation or other service described in Article VI, Section 1.

SECTION 10.    SUCCESSFUL DEFENSE – In the event that any proceeding to which an Indemnitee is a party is resolved in any manner other than by adverse judgment against the Indemnitee (including, without limitation, settlement of such proceeding with or without payment of money or other consideration) it shall be presumed that the Indemnitee has been successful on the merits or otherwise in such proceeding for purposes of Section 145(c) of the DGCL. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

ARTICLE VII

AMENDMENTS

These By-Laws may be altered, amended or repealed at any annual meeting of the stockholders (or at any special meeting thereof if notice of such proposed alteration, amendment or repeal to be considered is contained in the notice of such special meeting) by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation. Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present, or by unanimous written consent in accordance with the DGCL, alter, amend or repeal these By-Laws, or enact such other By-Laws as in their judgment may be advisable for the regulation and conduct of the affairs of the Corporation.

ANNEX B: OPINION OF EVO’S FINANCIAL ADVISOR

388 Greenwich Street

New York, NY 10013

Banking, Capital Markets and Advisory

July 31, 2022

The Board of Directors

EVO Payments, Inc.

Ten Glenlake Parkway

South Tower, Suite 950

Atlanta, GA 30328

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Class A common stock, par value $0.0001 per share (the “EVO Payments Common Stock”), of EVO Payments, Inc. (“EVO Payments”), solely in their capacity as such and not in their capacity as the TRA Parties (as defined below), of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among EVO Payments, Global Payments Inc. (“Global Payments”), and Falcon Merger Sub, Inc., a wholly owned subsidiary of Global Payments (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into EVO Payments (the “Merger”) and (ii) each outstanding share of the EVO Payments Common Stock, other than shares of EVO Payments Common Stock (a) owned by EVO Payments or any subsidiary of EVO Payments as treasury stock, (b) owned by Global Payments, Merger Sub, or by any other subsidiary of Global Payments, and (c) Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $34.00 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed a draft, dated July 30, 2022, of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of EVO Payments concerning the business, operations and prospects of EVO Payments. We examined certain publicly available business and financial information relating to EVO Payments as well as certain financial forecasts and other information and data relating to EVO Payments which were provided to or discussed with us by the management of EVO Payments. We also reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of EVO Payments Common Stock; the historical and projected earnings and other operating data of EVO Payments; and the capitalization and financial condition of EVO Payments. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations we considered relevant in evaluating those of EVO Payments. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of EVO Payments that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to

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financial forecasts and other information and data relating to EVO Payments provided to or otherwise reviewed by or discussed with us, we have been advised by the management of EVO Payments, and we have assumed, with your consent, that such financial forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of EVO Payments as to, and are a reasonable basis upon which to evaluate, the future financial performance of EVO Payments. We express no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us.

We have assumed, with your consent, that the Merger will be consummated in accordance with the terms, conditions and agreements set forth in the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on EVO Payments or the Merger or that otherwise would be meaningful to our opinion or analysis. Representatives of EVO Payments have advised us, and we further have assumed, with your consent, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of EVO Payments nor have we made any physical inspection of the properties or assets of EVO Payments. We were not requested to, and we did not, solicit third-party indications of interest in the acquisition of all or a part of EVO Payments. We also are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting EVO Payments or the Merger (including the contemplated benefits thereof), and we have relied, with your consent, upon the assessments of representatives of EVO Payments as to such matters.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to be received by the holders of EVO Payments Common Stock (solely in their capacity as such and not in their capacity as the TRA Parties) in the Merger, and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, or any terms, aspects or implications of any agreement, arrangement or understanding to be entered into or amended or modified in connection with or contemplated by the Merger or otherwise, including, among other things, the Tax Receivable Agreement, as amended by the TRA Amendment (both, as defined in the Agreement), the termination payments contemplated to be made to the recipients thereof (the “TRA Parties”) under the Tax Receivable Agreement, as amended by the TRA Amendment, or the amount thereof relative to the Merger Consideration or otherwise. Our opinion does not address the underlying business decision of EVO Payments to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for EVO Payments or the effect of any other transaction in which EVO Payments might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, the industries in which EVO Payments operates, and the securities of EVO Payments have experienced and may continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on EVO Payments or the Merger (including the contemplated benefits thereof).

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The Board of Directors

EVO Payments, Inc.

July 31, 2022

Citigroup Global Markets Inc. has acted as financial advisor to EVO Payments in connection with the proposed Merger and will receive a fee for such services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon the consummation of the Merger. In addition, EVO Payments has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide, investment banking, commercial banking and other similar financial services to EVO Payments unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, having acted as co-documentation agent and/or administrative agent and/or joint arranger and/or lender in connection with certain bond issuances, loan and credit facility underwritings for EVO Payments. As you also are aware, although we and our affiliates have not provided investment banking, commercial banking or other similar financial services to Global Payments during the past two years for which we and our affiliates received compensation, we and our affiliates in the future may provide such services to Global Payments and/or its affiliates, for which services we and our affiliates would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of EVO Payments and Global Payments for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with EVO Payments, Global Payments and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of EVO Payments in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of EVO Payments Common Stock (solely in their capacity as such and not in their capacity as the TRA Parties) is fair, from a financial point of view, to such holders.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

B-3

The Board of Directors

EVO Payments, Inc.

July 31, 2022

ANNEX C: SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity, and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

ANNEX D: VOTING AGREEMENT OF THE MDP ENTITIES

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2022 by and among Global Payments Inc., a Georgia corporation (“Parent”), Falcon Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), EVO Payments, Inc., a Delaware corporation (the “Company”) and each of the undersigned stockholders of the Company (the “Stockholders” and together with Parent, Merger Sub, and the Company, each a “Party” and, together, the “Parties”). Capitalized terms used but not defined herein have the meanings ascribed to such terms as set forth in the Merger Agreement (defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the acquisition of the Company by Parent, by means of a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, each Stockholder is, as of the date hereof, the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement; provided, that all options, warrants, restricted stock units and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of the number of shares of Company Stock and the number of Common Units, in each case, as set forth opposite the name of such Stockholder on Schedule A hereto; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required the Stockholders, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Stockholder (solely in the Stockholder’s capacity as the beneficial owner of the Subject Securities) has agreed to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the Subject Securities.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.    Certain Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a)    “Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

(b)    “Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

(c)    “Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of the Company.

(d)    “Class D Common Stock” means the Class D common stock, par value $0.0001 per share, of the Company.

(e)    “Common Unit” has the meaning ascribed to such term in the OpCo LLC Agreement.

(f)    “Company Common Stock” means the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock.

(g)    “Company Stock” means the Preferred Stock and Company Common Stock.

(h)    “Exchange Agreement” means that certain Exchange Agreement, dated as of May 22, 2018 by and among the Company, EVO Investco, LLC and the holders of Company Common Stock and other Persons party thereto, as amended on November 5, 2018 and as it may be further amended, supplemented or otherwise modified as of the date hereof.

(i)    “Lien” means any lien, encumbrance, hypothecation, adverse claim, charge, mortgage, security interest, pledge or option, proxy, right of first refusal or first offer, preemptive right, deed of trust, servitude, voting trust, transfer restriction or any other similar restriction.

(j)    “OpCo LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of EVO Investco, LLC, dated as of May 22, 2018 as amended on April 21, 2020 and as further amended, supplemented or otherwise modified as of the date hereof.

(k)    “Paired Interests” has the meaning ascribed to such term in the Exchange Agreement.

(l)    “Permitted Lien” means any (i) Lien arising under this Agreement and (ii) any applicable restrictions on transfer under the Securities Act of 1933.

(m)    “Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Company, including the Series A Convertible Preferred Stock.

(n)    “Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company.

(o)    “Subject Securities” means with respect to each Stockholder, (i) all Company Stock and Common Units set forth opposite such Stockholder’s name on Schedule A to this Agreement, and (ii) all additional Company Stock, Common Units or other capital stock or voting or equity securities of the Company or OpCo LLC of which such Stockholder or its Affiliates acquires record or beneficial ownership during the period from the date of this Agreement through and including the Support Termination Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, vesting of, settlement or exercise of or exchange of Company Stock, Paired Interests, Company Equity Awards or other conversion or exercise of any convertible or derivative securities).

(p)    “Support Termination Date” means the earliest to occur of (i) the Effective Time of the Merger; (ii) the date on which the Merger Agreement is validly terminated pursuant to Article 10 in accordance with its terms; (iii) the termination of this Agreement by mutual written consent of the Parties, or (iv) the date of any modification, waiver or amendment to any provision of the Merger Agreement effected without each Stockholder’s consent that (x) decreases the amount or changes the form, of Merger Consideration or (y) extends the End Date (other than in accordance with Section 10.01(b)(i) of the Merger Agreement).

(q)    “Transfer” A Person shall be deemed to have effected a “Transfer” of a Subject Security if such Person, directly or indirectly, in whole or in part, whether or not for value and whether voluntary or involuntary,

(i) sells, pledges, creates a Lien with respect to (other than those (i) created by this Agreement or (ii) arising under applicable securities laws), assigns, exchanges, grants an option with respect to, transfers, gifts, distributes, dividends, disposes of (by merger, by testamentary disposition, by operation of law or otherwise) or enters into any derivative or hedging arrangement with respect to such Subject Security or any interest therein, whether or not for value, (ii) enters into an agreement, swap, arrangement, understanding or commitment providing for the sale, pledge, creation of a Lien (other than those (i) created by this Agreement or (ii) arising under applicable securities laws), assignment, exchange, transfer, gift, disposition of or any derivative or hedging arrangement with respect to, or grant of an option with respect to, such Subject Security or any interest therein, (iii) deposits (or permits the deposit of) a Subject Security in a voting trust, or grants any proxy or power of attorney or enters into any voting agreement, arrangement, understanding or commitment with respect to any Subject Security (other than this Agreement) or (iv) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii).

(r)    “Willful and Material Breach” means a material breach of, or a material failure to perform, any covenant, representation, warranty or agreement set forth in this Agreement, in each case that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with the actual knowledge that the taking of or failure to take such act would, or would be reasonably expected to, result in, constitute or cause a breach of this Agreement.

2.    Transfer of Subject Securities.

(a)    Transfer Restrictions and Transfer of Voting Rights. Except as expressly contemplated by this Agreement or the Merger Agreement, prior to the Support Termination Date, each Stockholder shall not, and shall cause each of its controlled Affiliates not to, (i) Transfer (or permit or cause the Transfer of) any of such Stockholder’s Subject Securities or (ii) deposit (or permit the deposit of) any of such Stockholder’s Subject Securities in a voting trust, or grant any proxy or power of attorney or enter into any voting agreement with respect to any of such Stockholder’s Subject Securities. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any Subject Securities shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees from the Stockholder (“Direct Transferees”) and any and all transferees (“Indirect Transferees”) of any Direct Transferee or any other Indirect Transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until terminated in accordance with the terms hereof, and, as used herein (other than in Section 9 or where the context suggests otherwise), the term “Stockholder” shall include such Direct Transferees and Indirect Transferees. At all times commencing with the execution and delivery of this Agreement and continuing until the Support Termination Date, in furtherance of this Agreement, each Stockholder hereby authorizes the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting and transfer of such Subject Securities).

(b)    Exceptions. Notwithstanding the foregoing, each Stockholder may make (i) Transfers of Subject Securities by will or for bona fide estate planning purposes so long as such Stockholder \or the trustee of any trust established by such Stockholder maintains full voting power with respect to any transferred Subject Securities, (ii) with respect to such Stockholder’s Company Option Awards which expire (x) on or prior to the termination of the Merger Agreement or (y) prior to the Effective Time, Transfers to the Company or cancellations, of the underlying shares of Company Common Stock (A) in payment of the exercise price of such Stockholder’s Company Options Awards and (B) in order to satisfy taxes applicable to the exercise of such Stockholder’s Company Option Awards, (iii) with respect to such Stockholder’s Company RSU Awards or Company PSU Awards, as applicable, Transfers to the Company or cancellations, of the underlying shares of Company Common Stock for the net settlement of such Company RSU Awards or Company PSU Awards in order to satisfy any tax withholding obligation, (iv) Transfers of Subject Securities to (x) any controlled Affiliate of such Stockholder, so long as such Stockholder or the trustee of any trust established by such Stockholder maintains full voting power with respect to any transferred Subject Securities or (y) any private equity fund advised by Madison Dearborn Partners, LLC that owns equity interests in such Stockholder, and (v) pledges of Subject Securities as security pursuant to a margin loan or swap/hedge in the ordinary course of business solely if the Stockholders retain their right to vote all of the Subject Securities subject to those arrangements in accordance with the provisions of this Agreement, and in each case of the foregoing clauses (i) through (v), so long as (I) any such transferee or pledgee shall agree and deliver to Parent and Merger Sub in writing a joinder in form and substance reasonably satisfactory to Parent and Merger Sub pursuant to which such transferee agrees to be bound by and comply with this Agreement at least two (2) Business Days prior to the consummation of any such transfer; and (II) such Transfer is otherwise permitted pursuant to the Company Charter, Company Bylaws, OpCo LLC Agreement and Applicable Law. Notwithstanding any provision of this Agreement to the contrary, (i) each Stockholder shall remain responsible for any breach of this Agreement by any permitted transferee and (ii) Transfers of the equity of the Stockholder or the equity of any of its direct or indirect equityholders (including purchases or acquisitions by the Stockholder of its own equity from current or former officers, directors, managers or employees of the Stockholder or its Affiliates or the Company or its Subsidiaries) shall not be considered a Transfer of Shares that is prohibited hereunder. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Subject Securities or any certificate or uncertificated interest representing any of such Stockholder’s Subject Securities, except as permitted by, and in accordance with, this Section 2.

3.    Agreement to Vote Securities, Exchange of Paired Interests and Conversion of Series A Convertible Preferred Stock; Proxy.

(a)    Agreement to Vote and Approve. Each Stockholder irrevocably and unconditionally agrees until the Support Termination Date, at any annual and/or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof, and on every action or approval of the Company stockholders with respect to any of the following matters, to appear or cause the holder of record to appear at the meeting or otherwise cause the Subject Securities to be present thereat for purposes of establishing a quorum and vote or cause the holder of record to vote the Subject Securities (in each case including via proxy or written consent): (i) in favor of (A) the approval and adoption of the Merger Agreement and any transactions contemplated by the Merger Agreement, and (B) any proposal effected pursuant to the Merger Agreement to adjourn or postpone such meeting of stockholders of the Company to a later date; and (ii) against (A) any action, proposal, transaction, or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the adoption of the Merger Agreement or the timely consummation of the Merger or the fulfillment of the Company’s, Parent’s or Merger Sub’s conditions to Closing under the Merger Agreement or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of a Stockholder contained in this Agreement, (B) any Acquisition Proposal or any action with the intention to further any Acquisition Proposal, and (C) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company or OpCo LLC (except as contemplated by the Merger Agreement). Any written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent.

(b)    Proxy Voting. Prior to the Support Termination Date, each Stockholder shall execute and deliver (or cause the holders of record of the Subject Securities to execute and deliver), within eight (8) Business Days of receipt, any proxy card or voting instructions it receives that is sent by the Company to its stockholders soliciting proxies with respect to any matter described in Section 3(a) which shall be voted in the manner described in Section 3(a).

(c)    Exchange of Paired Interests. Each Stockholder irrevocably and unconditionally agrees: (i) that the Merger is a Disposition Event (as defined in the Exchange Agreement) that has been approved by the Company Board; (ii) that such Stockholder’s execution of this Agreement constitutes such Stockholder’s delivery of a Paired Interest Exchange Notice (as defined in the Exchange Agreement), effecting, automatically and without further action on the part of any Party, an exchange of all of the Stockholder’s Paired Interests in accordance with the terms of Section 2.04(a) and Section 2.01(f)(i) of the Exchange Agreement, and that such exchange shall be effective immediately prior to and conditioned upon the Closing (and prior to the Support Termination Date, such Stockholder shall not, and hereby waives any right to, withdraw such Paired Interest Exchange Notice pursuant to Section 2.01(f)(i)), following which the shares of Class A Common Stock issued upon such exchange will be converted into the right to receive the Merger Consideration pursuant to, and in accordance with the terms of, the Merger Agreement; (iii) during the term of this Agreement until the Support Termination Date, not to knowingly take any action that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the exchange of the Paired Interests in accordance with the terms of Section 2.04(a) of the Exchange Agreement as contemplated by this Agreement or deliver any Paired Interest Exchange Notice (as defined in the Exchange Agreement), except as contemplated by the foregoing clause (ii); and (iv) not to request, and hereby irrevocably and unconditionally waives, any rights to have any Company Stock delivered pursuant to an effective registration statement under the Securities Act.

(d)    Conversion of Series A Convertible Preferred Stock. Each Stockholder irrevocably and unconditionally agrees: (i) to immediately prior to and contingent and conditioned upon the Closing (notwithstanding anything in the Certificate of Designations to the contrary), convert all shares of Series A Convertible Preferred Stock held by such Stockholder into Class A Common Stock (which such conversion will be deemed to be an Optional Conversion (as defined in the Certificate of Designations) effected pursuant to Section 10(b) of the Certificate of Designations at the Conversion Rate (as defined in the Certificate of Designations) in effect immediately prior to the Closing), and as a result of which Optional Conversion the shares of Series A Convertible Preferred Stock so converted will be entitled to receive the Merger Consideration payable in respect of shares of Class A Common Stock pursuant to the Merger Agreement); (ii) during the term of this Agreement until the Support Termination Date, not to take any action (including the delivery of a “Change of Control Repurchase Notice” (as defined in the Certificate of Designations) or deliver any Conversion Notice (as defined in the Certificate of Designations) except as contemplated by the foregoing clause (i)) that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the conversion of the Series A Convertible Preferred Stock for Class A Common Stock as contemplated by this Agreement; and (iii) not to request, and hereby irrevocably and unconditionally waives, any rights to have any Company Stock delivered pursuant to an effective registration statement under the Securities Act.

4.    Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as a holder of the Subject Securities and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries. For the avoidance of doubt, notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require any Stockholder or any partner, officer, employee or Affiliate of Stockholder to attempt to) limit or restrict any actions or omissions of a director, officer or employee of the Company or any of its Subsidiaries (solely taken in his or her capacity as such), including, without limitation, in the exercise of his or her fiduciary duties as a director, officer or employee of the Company or any of its Subsidiaries or prevent or be construed to create any obligation on the part of any director, officer or employee of the Company or any of its Subsidiaries from taking any action solely in his or her capacity as such director, officer or employee and no action taken solely in his or her capacity as such director, officer or employee shall be deemed to constitute a breach of this Agreement.

5.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent, Merger Sub or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities or to create or form a “group” for purposes of the Exchange Act. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the Stockholders, and neither Parent nor Merger Sub shall have the authority by virtue of this Agreement or the transactions to be consummated pursuant hereto to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Securities to the extent such Subject Securities are entitled to be voted, except as otherwise expressly provided herein.

6.    No Exercise of Appraisal Rights; Waiver of Certain Actions. Such Stockholder irrevocably waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the Delaware Law or otherwise in respect of such Stockholder’s Subject Securities that may arise in connection with the Merger.

7.    Documentation and Information. Such Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent and the Company (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law. In the event such Stockholder amends their Schedule 13D or Schedule 13G filed with the SEC to disclose this Agreement, such Stockholder shall provide a draft of such amendment to Parent and Merger Sub and consider any reasonable comments in good faith prior to such filing. Such Stockholder consents to and hereby authorizes the Company, Parent and Merger Sub or their respective Affiliates to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company, Parent or Merger Sub or their Affiliates reasonably determines to be necessary in connection with the Merger Agreement, the Merger and any of the other transactions contemplated by this Agreement or the Merger Agreement, in each case regarding such Stockholder’s identity and ownership of the Subject Securities, the existence of this Agreement, the nature of such Stockholder’s commitments and obligations under this Agreement and the Merger Agreement and any other information that Parent or the Company reasonably determines is required to be disclosed by Applicable Law, and such Stockholder acknowledges that Parent, Merger Sub and the Company, in Parent’s or the Company’s sole discretion, as applicable, may file this Agreement or a form hereof with the SEC or any other Governmental Authority. Such Stockholder agrees to promptly give Parent and the Company any information they may reasonably request for the preparation of any such disclosure documents. Nothing set forth herein shall limit any disclosure by any Stockholder to its or its Affiliates’ general or limited partners or its, its Affiliates’ or their respective general or limited partners’ partners, officers, directors, employees, Affiliates, investment bankers, attorneys, accountants or other advisors or representatives, in each case, on a confidential basis.

8.    Acquisition Proposals. Each Stockholder agrees that it will not (and will cause its controlled Affiliates not to), directly or indirectly, and will not (and to cause its controlled Affiliates not to) authorize, instruct or knowingly permit any investment banker, attorney or other advisor or other Representative to act on such Stockholder’s behalf to take any action that the Company or its Representatives are prohibited from taking pursuant to Section 6.03 of the Merger Agreement; provided, that to the extent that the Company is expressly permitted to take any action or not prohibited from taking any action pursuant to Section 6.03 of the Merger Agreement, each Stockholder and its investment bankers, attorneys and other advisors and other Representatives also shall be so permitted or not prohibited.

9.    Representations and Warranties of the Stockholders. Each Stockholder hereby severally and not jointly represents and warrants to Parent, Merger Sub and the Company as follows:

(a)    Power; Binding Agreement. Such Stockholder has full power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). The execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of his, her or its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, Merger Sub and the Company, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance and other equitable remedies.

(b)    No Conflicts. Except for filings under the Exchange Act, no filing with, and no Permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby. None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) violate, contravene, conflict with or result in any breach of any organizational documents applicable to such Stockholder; (ii) result in (with or without notice or lapse of time or both) a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets may be bound; (iii) result (with or without notice or lapse of time or both) in the creation or imposition of any Lien of any kind on the Subject Securities or any asset of such Stockholder (other than a Permitted Lien); or (iv) violate any Order, writ, injunction, decree, judgment, order, statute, rule, or regulation or laws applicable to such Stockholder or any of such Stockholder’s properties or assets, except, in the case of clauses (ii), (iii) and (iv), for such occurrences which would not, individually or in the aggregate, adversely affect or prevent or materially delay or materially impair in any material respect the ability of such Stockholder to perform its obligations hereunder.

(c)    Ownership of Company Stock and Paired Interests. Except as disclosed on Schedule 13G/A jointly filed by Madison Dearborn Partners, LLC, Madison Dearborn Partners VI-A&C, L.P., Madison Dearborn Capital Partners VI-C, L.P., Madison Dearborn Partners VI-B, L.P., Madison Dearborn Capital Partners VI-B, L.P., Madison Dearborn Capital Partners VI Executive-B, L.P., MDCP Cardservices, LLC, MDCP VI-C Cardservices Blocker Corp., MDCP VI-C Cardservices Splitter, L.P., Messrs. Paul J. Finnegan, Samuel M. Mencoff and Vahe A. Dombalagian with the SEC on February 16, 2021, such Stockholder is the sole beneficial owner of the number of shares of each class and series of Company Stock, Common Units, Company Equity Awards and other capital stock or voting or equity securities of the Company or OpCo LLC set forth opposite such Stockholder’s name on Schedule A, all of which are free and clear of any Liens (other than those (i) created by this Agreement or (ii) arising under applicable securities laws); and (ii) does not own, beneficially or otherwise, any Company Securities or Subsidiary Securities (including any Company Equity Awards) other than those described in the preceding clause (i). As of the date hereof, such Stockholder has not entered into any agreement to Transfer such Subject Securities. Such Stockholder is as of the date of this Agreement and, with respect to any Subject Securities acquired after the date of this Agreement, will be as of the date of such acquisition, the beneficial owner of such Subject Securities, and has (or will have) good and marketable title free and clear of any and all Liens (other than those (i) created by this Agreement or (ii) arising under applicable securities laws).

(d)    Voting and Disposition Power. Except as disclosed on a Schedule 13G/A jointly filed by Madison Dearborn Partners, LLC, Madison Dearborn Partners VI-A&C, L.P., Madison Dearborn Capital Partners VI-C, L.P., Madison Dearborn Partners VI-B, L.P., Madison Dearborn Capital Partners VI-B, L.P., Madison Dearborn Capital Partners VI Executive-B, L.P., MDCP Cardservices, LLC, MDCP VI-C Cardservices Blocker Corp., MDCP VI-C Cardservices Splitter, L.P., Messrs. Paul J. Finnegan, Samuel M. Mencoff and Vahe A. Dombalagian with the SEC on February 16, 2021, such Stockholder has full and sole voting power with respect to the Subject Securities and full and sole power of disposition, full and sole power to issue instructions with respect to the matters set forth herein and full and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Securities. None of the Subject Securities are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities.

(e)    Reliance. Such Stockholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that such Stockholder desired, such Stockholder availed itself of such right and opportunity and such Stockholder is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. Such Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement and the representations and warranties of such Stockholder contained herein.

(f)    Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no action, suit, Claim, proceeding, charge, arbitration or investigation pending against, or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including the Subject Securities) that would reasonably be expected to prevent or materially delay or materially impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

(g)    Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission to be paid by the Company or its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

10.    Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Stockholders as follows:

(a)    Power; Binding Agreement. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). The execution and delivery by Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Merger Sub and no other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent or Merger Sub of this Agreement, the performance by either Parent or Merger Sub of its respective obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders and the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance and other equitable remedies.

(b)    No Conflicts. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by Parent or Merger Sub of this Agreement, the performance by each of Parent or Merger Sub of its respective obligations hereunder and the consummation by Parent or Merger Sub of the transactions contemplated hereby. None of the execution and delivery by Parent or Merger Sub of this Agreement, the performance by each of Parent or Merger Sub of its respective obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) violate, contravene, conflict with or result in any breach of any organizational documents applicable to Parent or Merger Sub; (ii) result in (with or without notice or lapse of time or both) a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets may be bound; or (iii) violate any Order, writ, injunction, decree, judgment, order, statute, rule, or regulation or laws applicable to Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets, except, in the case of clauses (ii) and (iii), for such occurrences which would not, individually or in the aggregate, adversely affect or prevent or materially delay or materially impair in any material respect the ability of each of Parent or Merger Sub to perform its respective obligations hereunder.

11.    Representations and Warranties of the Company. The Company represents and warrants to the Stockholders as follows:

(a)    Power; Binding Agreement. The Company has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in such jurisdiction). The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company and no other actions or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders and Parent, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance and other equitable remedies.

(b)    No Conflicts. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. None of the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby will (i) violate, contravene, conflict with or result in any breach of any organizational documents applicable to the Company; (ii) result (with or without notice or lapse of time or both) in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which the Company is a party or by which the Company or any of the Company’s properties or assets may be bound; or (iii) violate any Order, writ, injunction, decree, judgment, order, statute, rule, or regulation or law applicable to the Company or any of the Company’s properties or assets, except, in the case of clauses (ii) and (iii), for such occurrences which would not, individually or in the aggregate, adversely affect or prevent or materially delay or materially impair in any material respect the ability of the Company to perform its obligations hereunder.

12.    Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Party’s obligations under this Agreement.

13.    Termination.

(a)    Subject to Section 13(c), this Agreement shall automatically and immediately terminate as of the Support Termination Date, without the need for any further action on the part of (or notice to) any Party or other Person.

(b)    Subject to Section 13(c), following the termination of this Agreement, all obligations of each of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party to any Person in respect of this Agreement or the obligations hereunder, and no Party shall have any Claim against another Party (and no Person shall have any rights against another Party hereto), whether under contract, tort or otherwise, with respect to this Agreement or the obligations under this Agreement. Notwithstanding the foregoing, nothing in this Agreement or any termination of this Agreement shall relieve any Party from liability from any Willful and Material Breach of this Agreement prior to such termination; provided, that in the event the Effective Time shall have occurred, no Stockholder shall have any liability or other obligation hereunder whatsoever, including with respect to any Willful and Material Breach occurring prior thereto (other than any breach of Stockholder’s covenant in Section 3(d), Section 6 and Section 14).

(c)    Section 6, Section 13(b), Section 14, Section 15, and Section 16 shall survive the termination of this Agreement, and shall continue to apply to and bind each Party hereto in accordance with their terms upon and following termination of the rights and obligations of a party to this Agreement.

14.    Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger or the transactions contemplated by this Agreement are consummated.

15.    Related Party Agreements. Each Stockholder acknowledges and agrees that the Contracts set forth on Schedule B hereto will be terminated, without any further rights, privileges, liabilities or obligations of any kind or nature whatsoever applicable to any of the parties thereto (or, for those Contracts that cannot be terminated, acknowledges and agrees to waive all rights, privileges, liabilities or obligations of any kind or nature whatsoever applicable to any of the parties thereto that are a Party to this Agreement), effective and conditioned upon the occurrence of the Effective Time (excluding, for the avoidance of doubt, (i) any confidentiality or similar obligations applicable to such Stockholder or its Affiliates thereunder and (ii) any indemnification or contribution obligations in favor of such Stockholder or its Affiliates or any of their respective officers, directors or employees thereunder that survives any such termination in accordance with its terms, in each case of clauses (i) and (ii), which shall survive such termination in accordance with its terms).

16.    Miscellaneous Provisions.

(a)    Amendment and Waivers. Any provision of this Agreement may be amended or waived at any time prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(b)    Entire Agreement. This Agreement, the Merger Agreement (including any exhibits hereto), the Exchange Agreement and other agreements among the Parties as contemplated by or referred to herein and therein constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof.

(c)    Governing Law. This Agreement and all Claims and causes of action hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

(d)    Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the purposes of any suit, action or other proceeding arising out of or related to this Agreement, the other agreements contemplated hereby or any transaction contemplated hereby (or, solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any such suit, action or other proceeding, any state or federal court within the State of Delaware) (the “Chosen Court”). Each of the Parties agrees to commence any action, suit or proceeding relating hereto in the applicable Chosen Court pursuant to the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the applicable Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. Notwithstanding the foregoing, the Parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 16(g) shall be effective service of process for any suit, action or proceeding brought in any such court.

(E)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE MERGER, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f)    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 16(d) without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement and any other agreement executed in connection herewith, at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the Parties would not have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 16(f) shall not be required to provide any bond or other security in connection with any such order or injunction.

(g)    Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including email (provided, that such email states that it is a notice delivered pursuant to this Section 16(g))) and shall be given, if to Parent or Merger Sub, to:

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

Attention:	David Green
Email:	[*****]

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Jacob A. Kling
Email:	JAKling@wlrk.com

if to the Company, to:

EVO Payments, Inc.

Ten Glenlake Parkway

South Tower, Suite 950

Atlanta, Georgia 30328

Attention:	Kelli E. Sterrett
Email:	[*****]

with a copy to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street NE

Atlanta, Georgia 30309

Attention:	Keith Townsend
Zach Cochran
Robert Leclerc
Email:	KTownsend@KSLAW.com
ZCochran@KSLAW.com
RLeclerc@KSLAW.com

if to Stockholder, to:

c/o Madison Dearborn Partners, LLC

70 West Madison Street, Suite 4600

Chicago, Illinois 60602

Attention:	Annie Terry
Email:	[*****]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Ave.

New York City, New York 10022

Attention:	Rachael G. Coffey, P.C.
Email:	rachael.coffey@kirkland.com

And

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention:	Richard J. Campbell, P.C.
Rachel Cantor
Christine Lehman
Email:	rcampbell@kirkland.com
rachel.cantor@kirkland.com
christine.lehman@kirkland.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

(h)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i)    Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “shall” shall be construed to have the same meaning as the word “will”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute or law or any provision thereof shall be deemed to refer to such same as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1). References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars. The terms “beneficially own,” “beneficially owned” and “beneficial owner” shall each have a correlative meaning.

(j)    Assignment. No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, that Parent or Merger Sub may assign this Agreement to any of its Affiliates in connection with the consummation of the Transactions (provided such assignment is in connection with an assignment of the Merger Agreement to the same Affiliate). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 16(j) is null and void.

(k)    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by “.pdf” format, scanned pages or electronic signature such as DocuSign shall be effective as delivery of a manually executed counterpart to this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

PARENT:

GLOBAL PAYMENTS INC.

By:	/s/ David L. Green
Name:	David L. Green
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

MERGER SUB:

FALCON MERGER SUB INC.

By:	/s/ David L. Green
Name:	David L. Green
Title:	President, Treasurer and Secretary

COMPANY:

EVO PAYMENTS, INC.

By:	/s/ James G. Kelly
Name:	James G. Kelly
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

MDCP CARDSERVICES II LLC

By:	Madison Dearborn Capital Partners VI-A, L.P.
Its:	Managing Member

By:	Madison Dearborn Partners VI-A&C, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Vahe Dombalagian
Name:	Vahe Dombalagian
Title:	Managing Director

MADISON DEARBORN CAPITAL PARTNERS VI-C, L.P.

By:	Madison Dearborn Partners VI-A&C, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Vahe Dombalagian
Name:	Vahe Dombalagian
Title:	Managing Director

MDCP CARDSERVICES LLC

By:	Madison Dearborn Capital Partners VI-B, L.P.
Its:	Controlling Member

By:	Madison Dearborn Partners VI-B, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Vahe Dombalagian
Name:	Vahe Dombalagian
Title:	Managing Director

[Signature Page to Voting and Support Agreement]

Schedule A

[*****]

Schedule B

[*****]

ANNEX E: VOTING AGREEMENT OF JAMES G. KELLY

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2022 by and among Global Payments Inc., a Georgia corporation (“Parent”), Falcon Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), EVO Payments, Inc., a Delaware corporation (the “Company”) and each of the undersigned stockholders of the Company (the “Stockholders” and together with Parent, Merger Sub, and the Company, each a “Party” and, together, the “Parties”). Capitalized terms used but not defined herein have the meanings ascribed to such terms as set forth in the Merger Agreement (defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the acquisition of the Company by Parent, by means of a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, each Stockholder is, as of the date hereof, the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement; provided, that all options, warrants, restricted stock units and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of the number of shares of Company Stock and the number of Common Units, in each case, as set forth opposite the name of such Stockholder on Schedule A hereto; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required the Stockholders, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Stockholder (solely in the Stockholder’s capacity as the beneficial owner of the Subject Securities) has agreed to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the Subject Securities.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a) “Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

(b) “Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

(c) “Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of the Company.

(d) “Class D Common Stock” means the Class D common stock, par value $0.0001 per share, of the Company.

(e) “Common Unit” has the meaning ascribed to such term in the OpCo LLC Agreement.

(f) “Company Common Stock” means the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock.

(g) “Company Stock” means the Preferred Stock and Company Common Stock.

(h) “Exchange Agreement” means that certain Exchange Agreement, dated as of May 22, 2018 by and among the Company, EVO Investco, LLC and the holders of Company Common Stock and other Persons party thereto, as amended on November 5, 2018 and as it may be further amended, supplemented or otherwise modified as of the date hereof.

(i) “Lien” means any lien, encumbrance, hypothecation, adverse claim, charge, mortgage, security interest, pledge or option, proxy, right of first refusal or first offer, preemptive right, deed of trust, servitude, voting trust, transfer restriction or any other similar restriction.

(j) “OpCo LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of EVO Investco, LLC, dated as of May 22, 2018 as amended on April 21, 2020 and as further amended, supplemented or otherwise modified as of the date hereof.

(k) “Paired Interests” has the meaning ascribed to such term in the Exchange Agreement.

(l) “Permitted Lien” means any (i) Lien arising under this Agreement and (ii) any applicable restrictions on transfer under the Securities Act of 1933.

(m) “Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Company, including the Series A Convertible Preferred Stock.

(n) “Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company.

(o) “Subject Securities” means with respect to each Stockholder, (i) all Company Stock and Common Units set forth opposite such Stockholder’s name on Schedule A to this Agreement, and (ii) all additional Company Stock, Common Units or other capital stock or voting or equity securities of the Company or OpCo LLC of which such Stockholder or its Affiliates acquires record or beneficial ownership during the period from the date of this Agreement through and including the Support Termination Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, vesting of, settlement or exercise of or exchange of Company Stock, Paired Interests, Company Equity Awards or other conversion or exercise of any convertible or derivative securities).

(p) “Support Termination Date” means the earliest to occur of (i) the Effective Time of the Merger; (ii) the date on which the Merger Agreement is validly terminated pursuant to Article 10 in accordance with its terms; (iii) the termination of this Agreement by mutual written consent of the Parties, or (iv) the date of any modification, waiver or amendment to any provision of the Merger Agreement effected without each Stockholder’s consent that (x) decreases the amount or changes the form, of Merger Consideration or (y) extends the End Date (other than in accordance with Section 10.01(b)(i) of the Merger Agreement).

(q) “Transfer” A Person shall be deemed to have effected a “Transfer” of a Subject Security if such Person, directly or indirectly, in whole or in part, whether or not for value and whether voluntary or involuntary,

(i) sells, pledges, creates a Lien with respect to (other than those (i) created by this Agreement or (ii) arising under applicable securities laws), assigns, exchanges, grants an option with respect to, transfers, gifts, distributes, dividends, disposes of (by merger, by testamentary disposition, by operation of law or otherwise) or enters into any derivative or hedging arrangement with respect to such Subject Security or any interest therein, whether or not for value, (ii) enters into an agreement, swap, arrangement, understanding or commitment providing for the sale, pledge, creation of a Lien (other than those (i) created by this Agreement or (ii) arising under applicable securities laws), assignment, exchange, transfer, gift, disposition of or any derivative or hedging arrangement with respect to, or grant of an option with respect to, such Subject Security or any interest therein, (iii) deposits (or permits the deposit of) a Subject Security in a voting trust, or grants any proxy or power of attorney or enters into any voting agreement, arrangement, understanding or commitment with respect to any Subject Security (other than this Agreement) or (iv) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii).

(r) “Willful and Material Breach” means a material breach of, or a material failure to perform, any covenant, representation, warranty or agreement set forth in this Agreement, in each case that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with the actual knowledge that the taking of or failure to take such act would, or would be reasonably expected to, result in, constitute or cause a breach of this Agreement.

2. Transfer of Subject Securities.

(a) Transfer Restrictions and Transfer of Voting Rights. Except as expressly contemplated by this Agreement or the Merger Agreement, prior to the Support Termination Date, each Stockholder shall not, and shall cause each of its controlled Affiliates not to, (i) Transfer (or permit or cause the Transfer of) any of such Stockholder’s Subject Securities or (ii) deposit (or permit the deposit of) any of such Stockholder’s Subject Securities in a voting trust, or grant any proxy or power of attorney or enter into any voting agreement with respect to any of such Stockholder’s Subject Securities. Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any Subject Securities shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees from the Stockholder (“Direct Transferees”) and any and all transferees (“Indirect Transferees”) of any Direct Transferee or any other Indirect Transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until terminated in accordance with the terms hereof, and, as used herein (other than in Section 9 or where the context suggests otherwise), the term “Stockholder” shall include such Direct Transferees and Indirect Transferees. At all times commencing with the execution and delivery of this Agreement and continuing until the Support Termination Date, in furtherance of this Agreement, each Stockholder hereby authorizes the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting and transfer of such Subject Securities).

(b) Exceptions. Notwithstanding the foregoing, each Stockholder may make (i) Transfers of Subject Securities by will or for bona fide estate planning purposes so long as such Stockholder or the trustee of any trust established by such Stockholder maintains full voting power with respect to any transferred Subject Securities, (ii) with respect to such Stockholder’s Company Option Awards which expire (x) on or prior to the termination of the Merger Agreement or (y) prior to the Effective Time, Transfers to the Company or cancellations, of the underlying shares of Company Common Stock (A) in payment of the exercise price of such Stockholder’s Company Options Awards and (B) in order to satisfy taxes applicable to the exercise of such Stockholder’s Company Option Awards, (iii) with respect to such Stockholder’s Company RSU Awards or Company PSU Awards, as applicable, Transfers to the Company or cancellations, of the underlying shares of Company Common Stock for the net settlement of such Company RSU Awards or Company PSU Awards in order to satisfy any tax withholding obligation, (iv) Transfers of Subject Securities to (x) any controlled Affiliate of such

Stockholder, so long as such Stockholder or the trustee of any trust established by such Stockholder maintains full voting power with respect to any transferred Subject Securities or (y) any private equity fund advised by Madison Dearborn Partners, LLC that owns equity interests in such Stockholder, and (v) pledges of Subject Securities as security pursuant to a margin loan or swap/hedge in the ordinary course of business solely if the Stockholders retain their right to vote all of the Subject Securities subject to those arrangements in accordance with the provisions of this Agreement, and in each case of the foregoing clauses (i) through (v), so long as (I) any such transferee or pledgee shall agree and deliver to Parent and Merger Sub in writing a joinder in form and substance reasonably satisfactory to Parent and Merger Sub pursuant to which such transferee agrees to be bound by and comply with this Agreement at least two (2) Business Days prior to the consummation of any such transfer; and (II) such Transfer is otherwise permitted pursuant to the Company Charter, Company Bylaws, OpCo LLC Agreement and Applicable Law. Notwithstanding any provision of this Agreement to the contrary, (i) each Stockholder shall remain responsible for any breach of this Agreement by any permitted transferee and (ii) Transfers of the equity of the Stockholder or the equity of any of its direct or indirect equityholders (including purchases or acquisitions by the Stockholder of its own equity from current or former officers, directors, managers or employees of the Stockholder or its Affiliates or the Company or its Subsidiaries) shall not be considered a Transfer of Shares that is prohibited hereunder. During the term of this Agreement, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any Subject Securities or any certificate or uncertificated interest representing any of such Stockholder’s Subject Securities, except as permitted by, and in accordance with, this Section 2.

3. Agreement to Vote Securities, Exchange of Paired Interests; Proxy.

(a) Agreement to Vote and Approve. Each Stockholder irrevocably and unconditionally agrees until the Support Termination Date, at any annual and/or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof, and on every action or approval of the Company stockholders with respect to any of the following matters, to appear or cause the holder of record to appear at the meeting or otherwise cause the Subject Securities to be present thereat for purposes of establishing a quorum and vote or cause the holder of record to vote the Subject Securities (in each case including via proxy or written consent): (i) in favor of (A) the approval and adoption of the Merger Agreement and any transactions contemplated by the Merger Agreement, and (B) any proposal effected pursuant to the Merger Agreement to adjourn or postpone such meeting of stockholders of the Company to a later date; and (ii) against (A) any action, proposal, transaction, or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the adoption of the Merger Agreement or the timely consummation of the Merger or the fulfillment of the Company’s, Parent’s or Merger Sub’s conditions to Closing under the Merger Agreement or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of a Stockholder contained in this Agreement, (B) any Acquisition Proposal or any action with the intention to further any Acquisition Proposal, and (C) any reorganization, dissolution, liquidation, winding up or similar extraordinary transaction involving the Company or OpCo LLC (except as contemplated by the Merger Agreement). Any written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent.

(b) Proxy Voting. Prior to the Support Termination Date, each Stockholder shall execute and deliver (or cause the holders of record of the Subject Securities to execute and deliver), within eight (8) Business Days of receipt, any proxy card or voting instructions it receives that is sent by the Company to its stockholders soliciting proxies with respect to any matter described in Section 3(a) which shall be voted in the manner described in Section 3(a).

(c) Exchange of Paired Interests. Each Stockholder irrevocably and unconditionally agrees: (i) that the Merger is a Disposition Event (as defined in the Exchange Agreement) that has been approved by the Company Board; (ii) that such Stockholder’s execution of this Agreement constitutes such Stockholder’s delivery of a Paired Interest Exchange Notice (as defined in the Exchange Agreement), effecting, automatically and without further action on the part of any Party, an exchange of all of the Stockholder’s Paired Interests in accordance with the terms of Section 2.04(a) and Section 2.01(f)(i) of the Exchange Agreement, and that such exchange shall be effective immediately prior to and conditioned upon the Closing (and prior to the Support Termination Date, such Stockholder shall not, and hereby waives any right to, withdraw such Paired Interest Exchange Notice pursuant to Section 2.01(f)(i)), following which the shares of Class A Common Stock issued upon such exchange will be converted into the right to receive the Merger Consideration pursuant to, and in accordance with the terms of, the Merger Agreement; (iii) during the term of this Agreement until the Support Termination Date, not to knowingly take any action that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the exchange of the Paired Interests in accordance with the terms of Section 2.04(a) of the Exchange Agreement as contemplated by this Agreement or deliver any Paired Interest Exchange Notice (as defined in the Exchange Agreement), except as contemplated by the foregoing clause (ii); and (iv) not to request, and hereby irrevocably and unconditionally waives, any rights to have any Company Stock delivered pursuant to an effective registration statement under the Securities Act.

4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as a holder of the Subject Securities and not in such Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries. For the avoidance of doubt, notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require any Stockholder or any partner, officer, employee or Affiliate of Stockholder to attempt to) limit or restrict any actions or omissions of a director, officer or employee of the Company or any of its Subsidiaries (solely taken in his or her capacity as such), including, without limitation, in the exercise of his or her fiduciary duties as a director, officer or employee of the Company or any of its Subsidiaries or prevent or be construed to create any obligation on the part of any director, officer or employee of the Company or any of its Subsidiaries from taking any action solely in his or her capacity as such director, officer or employee and no action taken solely in his or her capacity as such director, officer or employee shall be deemed to constitute a breach of this Agreement.

5. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent, Merger Sub or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Securities or to create or form a “group” for purposes of the Exchange Act. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the Stockholders, and neither Parent nor Merger Sub shall have the authority by virtue of this Agreement or the transactions to be consummated pursuant hereto to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Securities to the extent such Subject Securities are entitled to be voted, except as otherwise expressly provided herein.

6. No Exercise of Appraisal Rights; Waiver of Certain Actions. Such Stockholder irrevocably waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the Delaware Law or otherwise in respect of such Stockholder’s Subject Securities that may arise in connection with the Merger.

7. Documentation and Information. Such Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent and the Company (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law. In the event such Stockholder amends their Schedule 13D or Schedule 13G filed with the SEC to disclose this Agreement, such Stockholder shall provide a draft of such amendment to Parent and Merger Sub and consider any reasonable comments in good faith prior to such filing. Such Stockholder consents to and hereby authorizes the Company, Parent and Merger Sub or their respective Affiliates to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Company, Parent or Merger Sub or their Affiliates reasonably determines to be necessary in connection with the Merger Agreement, the Merger and any of the other transactions contemplated by this Agreement or the Merger Agreement, in each case regarding such Stockholder’s identity and ownership of the Subject Securities, the existence of this Agreement, the nature of such Stockholder’s commitments and obligations under this Agreement and the Merger Agreement and any other information that Parent or the Company reasonably determines is required to be disclosed by Applicable Law, and such Stockholder acknowledges that Parent, Merger Sub and the Company, in Parent’s or the Company’s sole discretion, as applicable, may file this Agreement or a form hereof with the SEC or any other Governmental Authority. Such Stockholder agrees to promptly give Parent and the Company any information they may reasonably request for the preparation of any such disclosure documents. Nothing set forth herein shall limit any disclosure by any Stockholder to its or its Affiliates’ general or limited partners or its, its Affiliates’ or their respective general or limited partners’ partners, officers, directors, employees, Affiliates, investment bankers, attorneys, accountants or other advisors or representatives, in each case, on a confidential basis.

8. Acquisition Proposals. Each Stockholder agrees that it will not (and will cause its controlled Affiliates not to), directly or indirectly, and will not (and to cause its controlled Affiliates not to) authorize, instruct or knowingly permit any investment banker, attorney or other advisor or other Representative to act on such Stockholder’s behalf to take any action that the Company or its Representatives are prohibited from taking pursuant to Section 6.03 of the Merger Agreement; provided, that to the extent that the Company is expressly permitted to take any action or not prohibited from taking any action pursuant to Section 6.03 of the Merger Agreement, each Stockholder and its investment bankers, attorneys and other advisors and other Representatives also shall be so permitted or not prohibited.

9. Representations and Warranties of the Stockholders. Each Stockholder hereby severally and not jointly represents and warrants to Parent, Merger Sub and the Company as follows:

(a) Power; Binding Agreement. Such Stockholder has full power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). The execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of his, her or its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, Merger Sub and the Company, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance and other equitable remedies.

(b) No Conflicts. Except for filings under the Exchange Act, no filing with, and no Permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby. None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) violate, contravene, conflict with or result in any breach of any organizational documents applicable to such Stockholder; (ii) result in (with or without notice or lapse of time or both) a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets may be bound; (iii) result (with or without notice or lapse of time or both) in the creation or imposition of any Lien of any kind on the Subject

Securities or any asset of such Stockholder (other than a Permitted Lien); or (iv) violate any Order, writ, injunction, decree, judgment, order, statute, rule, or regulation or laws applicable to such Stockholder or any of such Stockholder’s properties or assets, except, in the case of clauses (ii), (iii) and (iv), for such occurrences which would not, individually or in the aggregate, adversely affect or prevent or materially delay or materially impair in any material respect the ability of such Stockholder to perform its obligations hereunder.

(c) Ownership of Company Stock and Paired Interests. Such Stockholder is the sole beneficial owner of the number of shares of each class and series of Company Stock, Common Units, Company Equity Awards and other capital stock or voting or equity securities of the Company or OpCo LLC set forth opposite such Stockholder’s name on Schedule A, all of which are free and clear of any Liens (other than those (i) created by this Agreement or (ii) arising under applicable securities laws); and (ii) does not own, beneficially or otherwise, any Company Securities or Subsidiary Securities (including any Company Equity Awards) other than those described in the preceding clause (i). As of the date hereof, such Stockholder has not entered into any agreement to Transfer such Subject Securities. Such Stockholder is as of the date of this Agreement and, with respect to any Subject Securities acquired after the date of this Agreement, will be as of the date of such acquisition, the beneficial owner of such Subject Securities, and has (or will have) good and marketable title free and clear of any and all Liens (other than those (i) created by this Agreement or (ii) arising under applicable securities laws).

(d) Voting and Disposition Power. Such Stockholder has full and sole voting power with respect to the Subject Securities and full and sole power of disposition, full and sole power to issue instructions with respect to the matters set forth herein and full and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Securities. None of the Subject Securities are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities.

(e) Reliance. Such Stockholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that such Stockholder desired, such Stockholder availed itself of such right and opportunity and such Stockholder is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. Such Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement and the representations and warranties of such Stockholder contained herein.

(f) Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no action, suit, Claim, proceeding, charge, arbitration or investigation pending against, or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including the Subject Securities) that would reasonably be expected to prevent or materially delay or materially impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

(g) Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission to be paid by the Company or its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

10. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Stockholders as follows:

(a) Power; Binding Agreement. Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). The execution and delivery by Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Merger Sub and no other actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent or Merger Sub of this Agreement, the performance by either Parent or Merger Sub of its respective obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders and the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance and other equitable remedies.

(b) No Conflicts. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by Parent or Merger Sub of this Agreement, the performance by each of Parent or Merger Sub of its respective obligations hereunder and the consummation by Parent or Merger Sub of the transactions contemplated hereby. None of the execution and delivery by Parent or Merger Sub of this Agreement, the performance by each of Parent or Merger Sub of its respective obligations hereunder or the consummation by Parent or Merger Sub of the transactions contemplated hereby will (i) violate, contravene, conflict with or result in any breach of any organizational documents applicable to Parent or Merger Sub; (ii) result in (with or without notice or lapse of time or both) a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets may be bound; or (iii) violate any Order, writ, injunction, decree, judgment, order, statute, rule, or regulation or laws applicable to Parent or Merger Sub or any of Parent’s or Merger Sub’s properties or assets, except, in the case of clauses (ii) and (iii), for such occurrences which would not, individually or in the aggregate, adversely affect or prevent or materially delay or materially impair in any material respect the ability of each of Parent or Merger Sub to perform its respective obligations hereunder.

11. Representations and Warranties of the Company. The Company represents and warrants to the Stockholders as follows:

(a) Power; Binding Agreement. The Company has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in such jurisdiction). The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company and no other actions or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders and Parent, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance and other equitable remedies.

(b) No Conflicts. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. None of the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby will (i) violate, contravene, conflict with or result in any breach of any organizational documents applicable to the Company; (ii) result (with or without notice or lapse of time or both) in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which the Company is a party or by which the Company or any of the Company’s properties or assets may be bound; or (iii) violate any Order, writ, injunction, decree, judgment, order, statute, rule, or regulation or law applicable to the Company or any of the Company’s properties or assets, except, in the case of clauses (ii) and (iii), for such occurrences which would not, individually or in the aggregate, adversely affect or prevent or materially delay or materially impair in any material respect the ability of the Company to perform its obligations hereunder.

12. Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Party’s obligations under this Agreement.

13. Termination.

(a) Subject to Section 13(c), this Agreement shall automatically and immediately terminate as of the Support Termination Date, without the need for any further action on the part of (or notice to) any Party or other Person.

(b) Subject to Section 13(c), following the termination of this Agreement, all obligations of each of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party to any Person in respect of this Agreement or the obligations hereunder, and no Party shall have any Claim against another Party (and no Person shall have any rights against another Party hereto), whether under contract, tort or otherwise, with respect to this Agreement or the obligations under this Agreement. Notwithstanding the foregoing, nothing in this Agreement or any termination of this Agreement shall relieve any Party from liability from any Willful and Material Breach of this Agreement prior to such termination; provided, that in the event the Effective Time shall have occurred, no Stockholder shall have any liability or other obligation hereunder whatsoever, including with respect to any Willful and Material Breach occurring prior thereto (other than any breach of Stockholder’s covenant in Section 6 and Section 14).

(c) Section 6, Section 13(b), Section 14, Section 15, and Section 16 shall survive the termination of this Agreement, and shall continue to apply to and bind each Party hereto in accordance with their terms upon and following termination of the rights and obligations of a party to this Agreement.

14. Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger or the transactions contemplated by this Agreement are consummated.

15. Related Party Agreements. Each Stockholder acknowledges and agrees that the Contracts set forth on Schedule B hereto will be terminated, without any further rights, privileges, liabilities or obligations of any kind or nature whatsoever applicable to any of the parties thereto (or, for those Contracts that cannot be terminated, acknowledges and agrees to waive all rights, privileges, liabilities or obligations of any kind or nature whatsoever applicable to any of the parties thereto that are a Party to this Agreement), effective and conditioned upon the occurrence of the Effective Time (excluding, for the avoidance of doubt, (i) any confidentiality or similar obligations applicable to such Stockholder or its Affiliates thereunder and (ii) any indemnification or contribution obligations in favor of such Stockholder or its Affiliates or any of their respective officers, directors or employees thereunder that survives any such termination in accordance with its terms, in each case of clauses (i) and (ii), which shall survive such termination in accordance with its terms).

16. Miscellaneous Provisions.

(a) Amendment and Waivers. Any provision of this Agreement may be amended or waived at any time prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(b) Entire Agreement. This Agreement, the Merger Agreement (including any exhibits hereto), the Exchange Agreement and other agreements among the Parties as contemplated by or referred to herein and therein constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof.

(c) Governing Law. This Agreement and all Claims and causes of action hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

(d) Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the purposes of any suit, action or other proceeding arising out of or related to this Agreement, the other agreements contemplated hereby or any transaction contemplated hereby (or, solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any such suit, action or other proceeding, any state or federal court within the State of Delaware) (the “Chosen Court”). Each of the Parties agrees to commence any action, suit or proceeding relating hereto in the applicable Chosen Court pursuant to the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the applicable Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. Notwithstanding the foregoing, the Parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 16(g) shall be effective service of process for any suit, action or proceeding brought in any such court.

(E) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE MERGER, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f) Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 16(d) without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement and any other agreement executed in connection herewith, at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the Parties would not have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 16(f) shall not be required to provide any bond or other security in connection with any such order or injunction.

(g) Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including email (provided, that such email states that it is a notice delivered pursuant to this Section 16(g))) and shall be given, if to Parent or Merger Sub, to:

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

Attention:	David Green
Email:	[*****]

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Jacob A. Kling
Email:	JAKling@wlrk.com

if to the Company, to:

EVO Payments, Inc.

Ten Glenlake Parkway

South Tower, Suite 950

Atlanta, Georgia 30328

Attention:	Kelli E. Sterrett
Email:	[*****]

with a copy to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree Street NE

Atlanta, Georgia 30309

Attention:	Keith Townsend
Zach Cochran
Robert Leclerc
Email:	KTownsend@KSLAW.com
ZCochran@KSLAW.com
RLeclerc@KSLAW.com

if to Stockholder, to:

Ten Glenlake Parkway

South Tower, Suite 950

Atlanta, Georgia 30328

Attention:	James G. Kelley
Email:	[*****]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention:	Richard J. Campbell, P.C.
Email:	rcampbell@kirkland.com

and

Kirkland & Ellis LLP

601 Lexington Ave.

New York City, New York 10022

Attention:	Rachael G. Coffey, P.C.
Email:	rachael.coffey@kirkland.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

(h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i) Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “shall” shall be construed to have the same meaning as the word “will”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute or law or any provision thereof shall be deemed to refer to such same as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1). References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars. The terms “beneficially own,” “beneficially owned” and “beneficial owner” shall each have a correlative meaning.

(j) Assignment. No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, that Parent or Merger Sub may assign this Agreement to any of its Affiliates in connection with the consummation of the Transactions (provided such assignment is in connection with an assignment of the Merger Agreement to the same Affiliate). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this Section 16(j) is null and void.

(k) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by “.pdf” format, scanned pages or electronic signature such as DocuSign shall be effective as delivery of a manually executed counterpart to this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

PARENT:

GLOBAL PAYMENTS INC.

By:	/s/ David L. Green
Name:	David L. Green
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

MERGER SUB:

FALCON MERGER SUB INC.

By:	/s/ David L. Green
Name:	David L. Green
Title:	President, Treasurer and Secretary

COMPANY:

EVO PAYMENTS, INC.

By:	/s/ James G. Kelly
Name:	James G. Kelly
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

STOCKHOLDERS:

JAMES G. KELLY GRANTOR TRUST DATED JANUARY 12, 2012

By:	/s/ John Kelly
Name:	John Kelly
Title:	Trustee

/s/ James G. Kelly
James G. Kelly

[Signature Page to Voting and Support Agreement]

Schedule A

[*****]

Schedule B

[*****]

SCAN TO view materials & vote EVO PAYMENTS, INC. TEN GLENLAKE PARKWAY SOUTH TOWER, SUITE 950 ATLANTA, GEORGIA 30328 VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on October 25, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on October 25, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D90743-S52582 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD SHOULD BE SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY EVO PAYMENTS, INC.     The Board of Directors recommends you vote FOR the following proposals:     For Against Abstain 1.    To adopt the Agreement and Plan of Merger, dated as of August 1, 2022, by and among EVO Payments, Inc., Global Payments Inc. and Falcon Merger Sub Inc., as it may be amended from time to time (the “Merger Agreement”).     2.    To approve, on a non-binding, advisory basis, certain compensation that will or may become payable to EVO Payments, Inc.’s named executive officers in connection with the Merger.     3.    To approve the adjournment of the Special Meeting (“Special Meeting”) of stockholders of EVO Payments, Inc., from time to time, if necessary or appropriate (as determined by the Board of Directors or the chairperson of the meeting), including to solicit additional proxies if there are insufficient     votes at the time of the Special Meeting to establish a quorum or adopt the Merger Agreement.     Yes No Please indicate if you plan to attend this meeting. Please sign your name(s) exactly as it appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such.     Joint owners should each sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer or person.     Signature [PLEASE SIGN WITHIN BOX]    Date Signature (Joint Owners) Date

D90744-S52582 EVO PAYMENTS, INC. Special Meeting of Stockholders October 26, 2022, at 8:00 a.m., Eastern Time This proxy is solicited by our Board of Directors of EVO Payments, Inc. The undersigned, revoking all prior proxies heretofore given by the undersigned, hereby appoints James G. Kelly and Kelli E. Sterrett, or either of them individually, as proxies and attorneys-in-fact, each with full power of substitution, and hereby authorizes them to represent and to vote as designated on the reverse side of this proxy card, all of the shares of stock of EVO Payments, Inc. that the undersigned is entitled to vote at, and to act for the undersigned at, the Special Meeting of Stockholders to be held at 8:00 a.m., Eastern Time on October 26, 2022, at the Company’s offices located at 10 Glenlake Parkway, South Tower, Suite 950, Atlanta, Georgia 30328 (or at any alternate location and/or by means of communication determined by or on behalf of the Board of Directors), and any adjournment or postponement thereof, with all powers which the undersigned would possess if present thereat. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and the accompanying Proxy Statement. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PERSONS NAMED ABOVE TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT ON ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING. THE BOARD OF DIRECTORS OF EVO PAYMENTS, INC. RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE